Exhibit (d)(3)

THIS INDENTURE, AND THE RIGHTS OF THE PARTIES HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE OMNIBUS INTERCREDITOR AGREEMENT, DATED AS OF                                     , 20  , BETWEEN THE TRUSTEE AND THE OTHER CREDITORS PARTY THERETO FROM TIME TO TIME, AND THE COMPANY AND THE GUARANTORS, AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF.

FIBERTOWER CORPORATION

9.00% MANDATORILY REDEEMABLE CONVERTIBLE SENIOR SECURED NOTES DUE 2012

INDENTURE

Dated as of                               , 2009

Well Fargo Bank, National Association,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310	(a)(1)	8.10
	(a)(2)	8.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	8.10
	(b)	8.10
	(c)	N.A.
311	(a)	8.11
	(b)	8.11
	(c)	N.A.
312	(a)	2.05
	(b)	14.03
	(c)	14.03
313	(a)	8.06
	(b)(1)	11.04
	(b)(2)	8.07;11.04
	(c)	8.06;14.02
	(d)	8.06
314	(a)	5.03;14.02
	(b)	11.02
	(c)(1)	14.04
	(c)(2)	14.04
	(c)(3)	N.A.
	(d)	11.04;11.05;11.06
	(e)	14.05
	(f)	N.A.
315	(a)	8.01
	(b)	8.05;14.02
	(c)	8.01
	(d)	8.01
	(e)	7.11
316	(a) (last sentence)	2.09
	(a)(1)(A)	7.05
	(a)(1)(B)	7.04
	(a)(2)	N.A.
	(b)	7.07
	(c)	2.12
317	(a)(1)	7.08
	(a)(2)	7.09
	(b)	2.04
318	(a)	14.01
	(b)	N.A.
	(c)	14.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF CONVERSION & RESTRICTED TRANSFER
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit G	FORM OF INTERCREDITOR AGREEMENT
Exhibit H	FORM OF INDENTURE FOR NEW NOTES
Exhibit I	FORM OF REGISTRATION RIGHTS AGREEMENT
Exhibit J	FORM OF ESCROW AGREEMENT

Exhibit K	FORM OF COLLATERAL AGREEMENT
Exhibit L	FORM OF COLLATERAL ASSIGNMENT (COPYRIGHTS)
Exhibit M	FORM OF COLLATERAL ASSIGNMENT (PATENTS)
Exhibit N	FORM OF COLLATERAL ASSIGNMENT (TRADEMARKS)

v

INDENTURE, dated as of                                         , 2009, among FiberTower Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (such notes, including the Initial Notes and any Additional Notes (each, as defined below) the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01.     Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accretion Premium” means an amount as calculated by the Company that is determined so that such Accretion Premium represents for each Holder a return of 12.00% per annum, calculated on a semi-annual basis, as if each $1,000 principal amount of the Notes were purchased at the Issue Price on the Original Issue Date.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)       Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, or Indebtedness incurred by such specified Person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or the acquisition of such assets, as the case may be; and

(2)       Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means the aggregate principal amount of Notes (other than the Initial Notes) issued under this Indenture (i) in lieu of interest payment on the Initial Notes as permitted by Section 5.09 hereof and paragraph “1. Interest” in the form of Note attached as Exhibit A hereto or (ii) subject to the satisfaction of all of the covenants in this Indenture, including, without limitation, Sections 5.09 and 5.12 of this Indenture, in each case in the form of Exhibit A hereto, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” shall mean all assets and property, including to the extent permitted by law, FCC Licenses, acquired by the Company or any Guarantor after the date of this Indenture.

“Agent” means any Registrar, Paying Agent, Conversion Agent or co-registrar.

“Aggregate Accreted Principal Amount” means an amount as calculated by the Company equal to 100% of the principal amount of the Notes redeemed or repurchased or otherwise due plus the Accretion Premium on the principal amount of such Notes.  The applicable Aggregate Accreted Principal Amount, as of any specified date (the “Specified Date”), for each $1,000 principal amount of Notes if the Specified Date is one of the following dates (each a “Semi-Annual Date”), is equal to the amount set forth opposite such date below:

Semi- Annual Date	Aggregate Accreted Principal Amount ($)
November 15, 2009	1,105.38030
May 15, 2010	1,126.70312
November 15, 2010	1,149.30531
May 15, 2011	1,173.26363
November 15, 2011	1,198.65944
May 15, 2012	1,225.57901
November 15, 2012	1,254.11375

If the Specified Date occurs between two Semi-Annual Dates, the Aggregate Accreted Principal Amount shall be the sum of (1) the Aggregate Accreted Principal Amount for the Semi-Annual Date immediately preceding the Specified Date and (2) an amount equal to the product of (A) the difference of (x) the Aggregate Accreted Principal Amount for the immediately following Semi-Annual Date and (y) the Aggregate Accreted Principal Amount for the immediately preceding Semi-Annual Date and (B) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Date to the Specified Date, calculated on a basis of a 360 day year comprised of twelve 30 day months, and the denominator of which is 180 days.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary of the Company or will be merged or consolidated with or into the Company or any of its Restricted Subsidiaries or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of the assets of such Person or any division or line of business of such Person.

“Asset Sale” means in a single transaction or a series of related transactions:

(1)       the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback transaction), other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole; and

(2)       the issuance or sale of Equity Interests of any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)       any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)       a transfer of assets between or among the Company and its wholly-owned Guarantors;

(3)       an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a wholly-owned Guarantor;

(4)       the sale or lease of products, services or accounts receivable in the ordinary course of business or equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets including, without limitation, the disposition of equipment that is worn out or obsolete; or

(5)       the sale or other disposition of cash or Cash Equivalents.

Notwithstanding anything to the contrary contained above, a Restricted Payment that does not violate the covenant described under Section 5.07 hereof or a Permitted Investment shall not constitute an Asset Sale, except for purposes of determination of the Consolidated Coverage Ratio.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)       the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)       the sum of all such payments.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time, and any successor statute, or if the context so requires, any similar federal or state law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means:

(1)       with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)       with respect to a partnership, the board of directors of the general partner of the partnership;

(3)       with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)       with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York or San Francisco, California or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)       in the case of a corporation, corporate stock;

(2)       in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)       in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4)       any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in profits, losses or distribution of assets with Capital Stock.

“Cash Equivalents” means:

(1)       U.S. dollars;

(2)       securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)       certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)       repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)       commercial paper having one of the two highest ratings obtainable from Moody’s or Standard & Poor’s and, in each case, maturing within twelve months after the date of acquisition; and

(6)       money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Clearstream” means Clearstream Banking, S.A.

“Closing Sale Price” means, with respect to the Common Stock, on any date, the last reported per share sale price (or, if no last sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock then is listed, or if the Common Stock is not listed on a U.S. national or regional exchange, as reported on the Nasdaq Global Market, or if the Common

Stock is not quoted on the Nasdaq Global Market, as reported on the principal other market on which the Common Stock is then traded.  In the absence of such quotations, the Company’s Board of Directors will make a good faith determination of the Closing Sale Price.

“Collateral” means all collateral of whatsoever nature purported to be subject to the Lien of the Collateral Agreements.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Collateral Agent under the Collateral Agreements, together with its successors in such capacity.

“Collateral Agreements” means the Intercreditor Agreement, the Security Agreement, the Collateral Assignment (Copyrights), the Collateral Assignment (Patents), the Collateral Assignment (Trademarks) and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Note Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Collateral Assignment (Copyrights)” means the collateral assignment (copyrights), substantially in the form of Exhibit L hereto, as amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of this Indenture, made and given by the assignor(s) party thereto to the Collateral Agent on the Exchange Offer Completion Date.

“Collateral Assignment (Patents)” means the collateral assignment (patents), substantially in the form of Exhibit M hereto, as amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of this Indenture, made and given by the assignor(s) party thereto to the Collateral Agent on the Exchange Offer Completion Date.

“Collateral Assignment (Trademarks)” means the collateral assignment (trademarks), substantially in the form of Exhibit N hereto, as amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of this Indenture, made and given by the assignor(s) party thereto to the Collateral Agent on the Exchange Offer Completion Date.

“Common Stock” means the common stock of the Company, par value $0.001 per share, as it exists on the date of this Indenture or any other shares of Capital Stock of the Company into which such common stock shall be reclassified or changed.

“Communications Act” means the Communications Act of 1934, as amended, the rules, regulations, orders, decisions and written polices of the FCC, and binding interpretations of U.S. federal courts of any of the foregoing.

“Consolidated Coverage Ratio” means with respect to any Person as of any date of determination, the ratio of (A) the aggregate amount of EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (B) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

(1)       if such Person or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period through the determination date that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such Person for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period, and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(2)       if since the beginning of such period any Indebtedness of such Person or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such Person for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period;

(3)       if since the beginning of such period such Person or any of its Restricted Subsidiaries shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Sale, EBITDA for such Person for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period, and Consolidated Interest Expense for such Person for such period shall be (A) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of such Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to such Person and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary of such Person is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such Person for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or other disposition) and (B) increased by interest income attributable to the assets which are the subject of such Asset Sale for such period;

(4)       if since the beginning of such period such Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Asset Acquisition, EBITDA and Consolidated Interest Expense for such Person for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Asset Acquisition occurred on the first day of such period; and

(5)       if since the beginning of such period any Person that subsequently became a Restricted Subsidiary of such Person or was merged with or into such Person or any of its Restricted Subsidiaries since the beginning of such period shall have made any Asset Sale or Asset Acquisition that would have required an adjustment pursuant to clause (3) or (4) above if made by such Person or a Restricted Subsidiary of such Person during such period, EBITDA and Consolidated Interest Expense for such period for such Person shall be calculated after giving pro forma effect thereto as if such Asset Sale or Asset Acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP and Regulation S-X under the Securities Act, to the extent applicable, and may take into account such reasonable additional expense synergies and other adjustments determined, in each case, in good faith by a responsible financial or accounting officer of the Company to the extent permitted by GAAP and Regulation S-X. Any Person that is a Restricted Subsidiary on the determination date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period and any Person that is not a Restricted Subsidiary on the determination date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term that extends at least until the end of such period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP (including commitment fees, letter of credit fees and the interest component of Capital Lease Obligations), including the net amounts paid or received under all Interest Rate Agreements, plus, to the extent not included in such interest expense and without duplication, (1) amortization of debt discount, (2) capitalized interest, (3) non-cash interest expense, (4) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, (5) the interest portion of any deferred payment obligation, and (6) the product of (x) all cash and Disqualified Stock dividends in respect of all Disqualified Stock of such Person held by Persons other than such Person or a wholly-owned Subsidiary of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal, and less, to the extent included in such total interest expense, the amortization of capitalized debt issuance costs.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries for such period determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income (1) the net income (but not loss) of any Restricted Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary was not permitted (without giving effect to any non-permanent waiver), directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (2) any gains or losses realized upon the sale or other disposition of any assets of such Person or its consolidated Restricted Subsidiaries not sold or disposed of in the ordinary course of business (including Capital Stock or pursuant to any sale and leaseback transaction), (3) any non-recurring or extraordinary gain or loss (including expenses related to the issuance of the Notes), (4) the net income of any Person accrued prior to the date it became a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or a Restricted Subsidiary of the referent Person, (5) the cumulative effect of a change in accounting principles, (6) subject to clause (7) below, the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person, (7) the net income (or loss) of any Unrestricted Subsidiary, whether or not distributed to the specified Person or one of its Restricted Subsidiaries, (8) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Original Issue Date, and (9) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of:

(1)       the consolidated equity of the common stockholders of such Person as of such date; plus

(2)       the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any such cash received by such Person upon issuance of such preferred stock less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made 12 months after the acquisition of such business) subsequent to the date of this Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and (y) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

“Conversion Price” means the price obtained by dividing $1,000 by the then effective Conversion Rate, which shall initially be $6.22 per share, and which shall be subject to adjustment as provided in this Indenture.

“Current Market Price” means the volume weighted average of the daily Closing Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation.  For purposes of this definition, the term “ex” date, when used with respect to any distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such distribution.  The Company will make adjustments to the Current Market Price in accordance with this Indenture to account for the occurrence of certain events during the ten (10) consecutive Trading Day period.

“Custodian” means the Trustee, as custodian, with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Event” means any event that is a Fundamental Change or Termination of Trading.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under Section 5.07 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United Sates or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“DTC” means The Depository Trust Company.

“EBITDA” with respect to any Person for any period means the sum (without duplication) of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)       all income tax expense of such Person and its consolidated Restricted Subsidiaries;

(2)       Consolidated Interest Expense;

(3)       depreciation and amortization expense of such Person and its Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(4)       all other non-cash charges of such Person and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provisions for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Person in question by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means that certain exchange offer and consent solicitation by the Company to exchange any and all tendered and accepted Existing Notes for a like principal amount of Notes and to obtain the related consents to modify the indenture, intercreditor agreement and security agreements governing and relating to the Existing Notes, initiated by the Company on or about October [•], 2009, as the same may be amended or extended from time to time.

“Exchange Offer Completion Date” means the date on which the Exchange Offer is consummated and the Interim Notes are first issued.

“Excluded Assets” will include, among other things, (1) any lease, license, permit, franchise, power, authority or right if, to the extent that and for long as (A) the grant of a security interest therein validly constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, permit, franchise, power, authority or right or the termination or default under the instrument or agreement by which such lease, license, permit, franchise, power, authority or right is governed and (B) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision) of any relevant jurisdiction or other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that (x) such lease, license, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (A) and (B) of this paragraph are and remain satisfied, and to the extent such assets otherwise constitute Collateral, such assets will cease to be Excluded Assets and will become subject to the first priority security interest of the Collateral Agent for the benefit of the Holders and of the Pari Passu Collateral Agent for the benefit of the holders of any Pari Passu Obligations, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (y) the proceeds of any sale, lease or other disposition of any such lease, license, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset and shall at all times be and remain subject to the first priority security interest of the Collateral Agent for the benefit of the Holders and of the Pari Passu Collateral Agent for the benefit of the holders of any Pari Passu Obligations, (2) non-material real property, (3) leased real property, and (4) any instrument evidencing Indebtedness owed to the Company or any of the Guarantors to the extent that (A) the existence and amount of such instrument was disclosed in the Final Offering Memorandum or (B) such instrument is created following the Exchange Offer Completion Date in a transaction that complies with this Indenture. The Notes also do not have the benefit of any security interest in the assets of any Subsidiaries of the Company that are not Domestic Restricted Subsidiaries.

“Existing Collateral Agreements” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Existing Notes Collateral Agent pursuant to the Existing Notes Indenture, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries in existence on the Exchange Offer Completion Date, until such amounts are repaid.

“Existing Note Indebtedness” means: (i) the Existing Notes and the guarantees of the Existing Notes and (ii) any additional Existing Notes and guarantees issued pursuant to the Existing Notes Indenture.

“Existing Note Obligations” means Existing Note Indebtedness and all other Obligations in respect thereof.

“Existing Notes” means the Company’s 9.00% Convertible Senior Secured Notes due 2012, issued under the Existing Notes Indenture.

“Existing Notes Collateral Agent” means the Trustee, in its capacity as Collateral Agent under the Existing Collateral Agreements pursuant to the Existing Notes Indenture, together with its successors in such capacity.

“Existing Notes Documents” means the Existing Notes Indenture, the Existing Notes, the guarantees securing the Existing Notes, the Existing Notes Collateral Agreements, and any other agreements governing, securing or relating to any Existing Note Obligations, each as amended from time to time.

“Existing Notes Indenture” means the indenture among the Company, the guarantors thereunder and Wells Fargo Bank, National Association, as trustee, dated November 9, 2006, as amended from time to time.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture), evidenced by a Board Resolution delivered to the Trustee.

“FCC” means the U.S. Federal Communications Commission and any successor agency that is responsible for regulating the U.S. telecommunications industry.

“FCC License” means any authorization, license or permit issued by the FCC, together with any extensions or renewals thereof.

“Field EBITDA” means, with respect to any Person for any period, the consolidated service revenues minus the cost of service revenues (excluding depreciation and amortization) of such Person and its consolidated Restricted Subsidiaries, as contained on such Person’s consolidated income statement, minus the field personnel expense of such Person and its consolidated Restricted Subsidiaries, for such period, all as determined in accordance with GAAP, on an annualized basis, and certified to the Trustee in an Officer’s Certificate.

“Final Offering Memorandum” means the offering memorandum of the Company, dated October [•], 2009, relating to the offering of the Initial Notes, as amended prior to the Exchange Offer Completion Date.

“Fundamental Change” will be deemed to have occurred at such time as:

(1)       any “person” or “group” (as these terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or a “group” the majority of the voting power of the shares of the Company’s Capital Stock beneficially owned by which is beneficially owned by Permitted Holders, is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of the Company’s Capital Stock entitled to vote generally in the election of directors;

(2)       the following Persons cease for any reason to constitute a majority of the Company’s Board of Directors:

A.           individuals who on the Original Issue Date constituted the Company’s Board of Directors; and

B.             any new directors whose election to the Company’s Board of Directors or whose nomination for election by the Company’s stockholders was approved by at least a majority of the Company’s Board of Directors, or if applicable, a majority of the Company’s directors on the Board of Directors’ nominating committee then still in office who were either directors on the Original Issue Date or whose election or nomination for election was previously so approved;

(3)       the Company consolidates with, or merges with or into, another Person or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Persons that “beneficially owned,” directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the continuing or surviving Person’s Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the continuing or surviving Person;

(4)       the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s assets or properties to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

(5)       the Company is liquidated or dissolved or holders of the Company’s Capital Stock approve any plan or proposal for its liquidation or dissolution.

However, a Fundamental Change will not be deemed to have occurred if, in the case of a merger or consolidation, 90% or more of the total consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the merger or consolidation constituting the Fundamental Change consists of common stock and any associated rights traded on a United States national securities exchange or quoted on the Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change), and, as a result of such transaction or transactions, the Holders’ rights to convert Notes into shares of Common Stock will be changed into the right to convert Notes into the kind and amount of cash, securities or other property that the Holder would have received if the Holder had converted its Notes immediately prior to such transaction or transactions.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Domestic Restricted Subsidiary on the date of this Indenture, and each other Domestic Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, in each case, together with their respective successors and assigns, unless and until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business to protect against interest rate and foreign currency exchange rate fluctuations, under:

(1)       interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)       other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)       other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that shall be initially issued in a denomination equal to $[0], but shall thereafter be revised to represent the outstanding principal amount of the Notes transferred to Institutional Accredited Investors.

“Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)       in respect of borrowed money;

(2)       evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)       in respect of banker’s acceptances;

(4)       representing Capital Lease Obligations;

(5)       representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)       representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any preferred Equity Interests. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with its terms.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $[        ] million aggregate principal amount of Notes issued under this Indenture on the date of this Indenture.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means the omnibus intercreditor agreement, substantially in the form of Exhibit G hereto, as amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of this Indenture, entered into on the Exchange Offer Completion Date, among the Company, the Guarantors, any Working Capital Facility Collateral Agent, the Collateral Agent, on behalf of the Holders, the collateral agent with regard to the Existing Notes, and any Pari Passu Collateral Agent, on behalf of holders of Pari Passu Indebtedness (or if none, the holders of Pari Passu Indebtedness).

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to provide protection against fluctuations in interest rates as to which such Person is party or a beneficiary.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition in such Restricted Subsidiary. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person.

“Issue Price” means 100% of the principal amount of the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Services, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Working Capital Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New License Subsidiary” means a new Subsidiary formed by the Company after the consummation of the Exchange Offer, which shall be a Restricted Subsidiary hereunder, to which the Company is obligated to transfer its FCC Licenses, subject to certain conditions, as set forth in Section 5.23.

“New Notes” means the 9.0% Senior Secured Notes of the Company to be issued as part of the Mandatory Redemption Price on the Mandatory Redemption Date pursuant to the Indenture attached hereto as Exhibit H.

“Non-Recourse Indebtedness” means Indebtedness:

(1)       as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and

(2)       no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or to cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, the Note Guarantees, the Collateral Agreements, and any other agreements governing, securing or relating to any Note Obligations.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s payment obligations under this Indenture.

“Note Indebtedness” means: (1) the Initial Notes and the Note Guarantees issued on the Exchange Offer Completion Date and (2) any Additional Notes and Note Guarantees thereon issued pursuant to this Indenture.

“Note Lien” means a Lien granted by a Collateral Agreement to the Collateral Agent (or any other holder, or representative of holders, of Note Obligations), at any time, upon any assets of the Company or any Guarantor to secure Note Obligations.

“Note Obligations” means Note Indebtedness and all other Obligations in respect thereof.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.

“Obligations” means:

(1)       with respect to Note Indebtedness, any principal, premium, if any, accrued and unpaid interest, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or this Indenture;

(2)       with respect to Working Capital Facility Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn),

interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Working Capital Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable by the Company or any guarantor of the Working Capital Facility Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company, that meets the requirements of Section 14.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof.  The counsel may be internal or external counsel to the Company or counsel to the Trustee.

“Ordinary Course Affiliate Transaction” means any Affiliate Transaction entered into in the ordinary course of business that is comprised of (1) a lease or leases or other similar arrangements for the installation and existence of the Company’s or any of its Restricted Subsidiaries’ equipment on or about radio towers or other structures, (2) the acquisition or provision of communication transport services via fiber optic or other communications infrastructure, or (3) other contractual arrangements relating to (1) or (2).

“Original Issue Date” means November 9, 2006, the date of original issuance of the Existing Notes.

“Pari Passu Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the agreement governing any Pari Passu Indebtedness or any other representative then most recently designated in accordance with the applicable provisions of any such agreement, together with its successors in such capacity.

“Pari Passu Indebtedness” has the meaning ascribed to it in the Intercreditor Agreement.

“Pari Passu Obligations” means the Pari Passu Indebtedness and all other Obligations in respect of Pari Passu Indebtedness.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means the business of the Company and its Restricted Subsidiaries as described in the the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and any business or activity reasonably related or ancillary thereto.

“Permitted Holders” means Crown Castle Investment Corp., Solus Alternative Asset Management LP, BlackRock, Inc., Och-Ziff Capital Management Group LLC, Zazove Associates, LLC and their respective Affiliates.

“Permitted Investments” means:

(1)       any Investment in the Company or in a wholly-owned Restricted Subsidiary of the Company;

(2)       any investment in Cash Equivalents;

(3)       any Investment by the Company or a wholly-owned Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

A.           such Person becomes a wholly-owned Restricted Subsidiary of the Company; or

B.             such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly-owned Restricted Subsidiary of the Company;

(4)       any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10 hereof;

(5)       any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)       any Investments received in compromise or resolution of litigation, arbitration or other disputes;

(7)       Investments represented by Hedging Obligations;

(8)       loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company for bona fide business purposes in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)       the making of any other Investment not otherwise permitted under the immediately preceding clauses (1) to (8) having a Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Permitted Investments made since the date of this Indenture pursuant to this clause (9) that are at the time outstanding, in an aggregate amount not to exceed $5.0 million; and

(10)      repurchases of the Notes or the Existing Notes.

“Permitted Liens” means:

(1)       subject to the terms of the Intercreditor Agreement, Liens on assets of the Company or any of the Guarantors securing Indebtedness and other Obligations under the Working Capital Facility that was permitted by the terms of this Indenture to be incurred and/or securing Hedging Obligations related thereto;

(2)       subject to the terms of the Intercreditor Agreement, Liens to secure Indebtedness permitted by clause (2) of the second paragraph of Section 5.09 hereof;

(3)       subject to the terms of the lntercreditor Agreement, Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (10) of the second paragraph of Section 5.09 hereof covering only the assets acquired with or financed by such Indebtedness;

(4)       Liens securing Indebtedness and other Obligations represented by the Initial Notes issued on the Exchange Offer Completion Date and any Additional Notes issued as interest on the Notes, and the Note Guarantees with respect thereto;

(5)       Liens in favor of the Company or any Restricted Subsidiary of the Company;

(6)       Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)       Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)       Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9)       survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)      Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(11)         Liens on property (including Capital Stock) existing at the time of acquisition of such property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(12)         Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

A.                         the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

B.                           the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Permitted Refinancing Indebtedness;

(13)         to the extent, in each case, not otherwise resulting in an Event of Default, Liens arising by reason of a judgment, decree or court order and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(14)         Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby;

(15)         Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets; and

(16)         Liens securing the Existing Note Obligations under the Existing Notes Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)       such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has an Average Life equal to or greater than the Average Life of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)       if the indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)       such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Reinvestment Yield” means a discount rate equal to 0.50% over the yield (1) reported as of 10:00 a.m. (New York City time) on the date of conversion, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets) or, if Page PX1 (or its successor screen on Bloomberg Financial Markets) is unavailable, the

Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity closest to November 15, 2010 (in the case of Section 4.05(e) of this Indenture), or (2) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the date of the conversion, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity closest to November 15, 2010 (in the case of Section 4.05(e) of this Indenture). Such yield will be determined, if necessary, by (A) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (x) the actively traded U.S. Treasury security with the maturity closest to and later than the period from the date of such conversion to November 15, 2010 (in the case of Section 4.05(e) of this Indenture) and (y) the actively traded U.S. Treasury security with the maturity closest to and earlier than November 15, 2010 (in the case of Section 4.05(e) of this Indenture). The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable note.

“Responsible Officer”, when used with respect to the Trustee, means any vice president, assistant vice president, assistant treasurer, trust officer or any other officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means the 144A Global Note, the IAI Global Note and the Regulation S Global Note, each of which shall bear the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Restricted Definitive Note or Restricted Global Note.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 144A” means Rule 144A promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 903” means Rule 903 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 904” means Rule 904 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness Documents” means the Note Documents, the Existing Notes Documents and the Working Capital Facility Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the collateral agreement, substantially in the form of Exhibit K hereto, as amended, modified, superseded, reinstated, succeeded or replaced from time to time in accordance with its terms and the terms of this Indenture, entered into on the Exchange Offer Completion Date, among FiberTower Corporation, the subsidiaries of FiberTower Corporation from time to time party thereto, and the Collateral Agent.

“Senior Lenders” means the Persons holding Working Capital Facility Indebtedness.

“Standard & Poor’s” means Standard & Poor’s Corporation.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)       any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)       any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Termination of Trading” will be deemed to have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq Global Market for a ninety (90)-day period.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trading Day” means (i) if the Common Stock is quoted on the Nasdaq Global Market or any system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system, (ii) if the Common Stock is listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business, or (iii) if the Common Stock is not listed on a national or regional securities exchange or quoted on the Nasdaq Global Market or any system of automated dissemination of quotation of securities prices, days on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent such Subsidiary:

(1)       has no Indebtedness other than Non-Recourse Indebtedness;

(2)       except as permitted by Section 5.11 hereof, is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company or any Restricted Subsidiary of the Company;

(3)       is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)       has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 5.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a

Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (A) such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (B) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Working Capital Facility” means, one or more debt facilities, up to an aggregate principal amount of $50.0 million, with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Working Capital Facility Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the Working Capital Facility or any other representative then most recently designated in accordance with the applicable provisions of the Working Capital Facility, together with its successors in such capacity.

“Working Capital Facility Documents” means the Working Capital Facility, the Working Capital Facility Security Documents, and all agreements governing or relating to any Working Capital Facility Obligations.

“Working Capital Facility Indebtedness” means:

(1)       Indebtedness of the Company, the Guarantors and the guarantors under the Working Capital Facility that was permitted to be incurred and secured under each applicable Secured Indebtedness Document (or as to which the lenders under the Working Capital Facility obtained an Officer’s Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Indebtedness Documents); and

(2)       Hedging Obligations incurred to hedge or manage interest rate risk with respect to Working Capital Facility Indebtedness; provided, that:

A.            such Hedging Obligations are secured by a Working Capital Facility Lien on all of the assets that secure Indebtedness under the Working Capital Facility; and

B.            such Working Capital Facility Lien is senior to or on a parity with the Working Capital Facility Liens securing Indebtedness under the Working Capital Facility.

“Working Capital Facility Lien” means a Lien granted by a Working Capital Facility Security Document to the Working Capital Facility Collateral Agent (or any Senior Lender or other representative of the Senior Lenders), at any time, upon any assets of the Company, any Guarantor or any guarantor under the Working Capital Facility to secure Working Capital Facility Obligations.

“Working Capital Facility Obligations” means the Working Capital Facility Indebtedness and all other Obligations in respect of Working Capital Facility Indebtedness.

“Working Capital Facility Security Documents” means the Intercreditor Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Working Capital Facility Lien upon collateral in favor of the Working Capital Facility Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

Section 1.02.     Other Definitions.

Term	Defined in Section

“90% Tender Condition”	3.11(b)(iii)
“Affiliate Transaction”	5.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Certificate of Conversion & Restricted Transfer”	4.03(d)
“Conversion Agent”	2.03
“Conversion Date”	4.03(a)
“Conversion Notice”	4.03(a)(i)
“Conversion Rate”	4.02(a)
“Covenant Defeasance”	9.03
“Designated Event Expiration Time”	3.08(b)
“Designated Event Make-Whole Amount”	4.05(e)
“Designated Event Notice”	3.08(b)
“Designated Event Repurchase Date”	3.08(a)
“Distributed Assets”	4.05(a)(iv)
“Event of Default”	7.01
“Excess Proceeds”	5.10
“Expiration Date”	4.05(a)(vii)
“incur”	5.09
“Legal Defeasance”	9.02
“Mandatory Redemption”	3.11(a)
“Mandatory Redemption Date”	3.11(e)(i)
“Mandatory Redemption Notice”	3.11(e)
“Mandatory Redemption Price”	3.11(d)
“Offer Amount”	3.09
“Offer Period”	3.09
“Option of Holder to Elect Repurchase”	3.08(c)(i)
“Paying Agent”	2.03
“Payment Default”	7.01
“Premises”	5.21
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	5.07
“Settlement”	4.03(b)
“Subsidiary Interests”	4.05(a)(v)
“Trigger Event”	4.12

Section 1.03.     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Note Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04.     Rules of Construction.

Unless the context otherwise requires:

(a)       a term has the meaning assigned to it;

(b)       an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)       “or” is not exclusive;

(d)       words in the singular include the plural, and in the plural include the singular;

(e)       provisions apply to successive events and transactions; and

(f)       references to sections of or rules under the TIA, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01.        Form and Dating.

(a)           General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)       Global Notes.  Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)       Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear and Clearstream.

Section 2.02.     Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.  The Company’s seal may be reproduced on the Notes and may be in facsimile form.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by an Officer (an “Authentication Order”) accompanied by an Officer’s Certificate, authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes issued in lieu of interest payment on the Initial Notes as permitted by Section 5.09 hereof and paragraph “1. Interest” in the form of Note attached as Exhibit A hereto or, subject to the satisfaction of all of the covenants in this Indenture, including, without limitation, Sections 5.09 and 5.12 of this Indenture, in each case in the form of Exhibit A hereto, as part of the same series as the Initial Notes.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes permitted to be incurred under this Indenture and authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03.                         Registrar, Paying Agent, Conversion Agent and Depositary.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”), and an office or agency where the Notes may be presented for conversion (“Conversion Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents and conversion agents.  The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent, and the term “Conversion Agent” includes any additional conversion agent.  The Company may change any Paying Agent, Conversion Agent or Registrar without notice to the Holders.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent and to act as the Custodian with respect to the Global Notes and as agent for service of notices and demands.  The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

Section 2.04.                         Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal and Aggregate Accreted Principal Amount, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.                         Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA § 312(a).

Section 2.06.                         Transfer and Exchange.

a)                                      Transfer and Exchange of Global Notes.  A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Company for Definitive Notes if:

(i)                                     the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(ii)                                  the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(iii)                               there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (d) hereof.

b)                                     Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (i) or

(ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)                                     Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)                                  All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(1)          both:

A.           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

B.             instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(2)          both:

A.           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

B.             instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (2)(A) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)                               Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(1)          if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2)          if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(3)          if the transferee shall take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof;

(iv)                              Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

A.           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certification in item (1)(a) thereof; or

B.             if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar, if applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (ii) or (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (ii) or (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

c)                                      Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)                                     Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(1)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(2)          if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(3)          if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(4)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(5)          if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (2) through (4) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(6)          if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(7)          if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this

Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)                                  Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

A.           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

B.             if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar, if applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)                               Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.  The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any

Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will not bear the Private Placement Legend.

d)                                     Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)                                     Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(1)          if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(2)          if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(3)          if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(4)          if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(5)          if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (2) through (4) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(6)          if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(7)          if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (1) above, the appropriate Restricted Global Note, in the case of clause (2) above, the 144A Global Note, in the case of clause (3) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii)                                  Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

A.           if the Holder of such Definitive Note proposes to exchange such Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

B.             if the Holder of such Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar, if applicable, to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)                               Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii) or (iii) of this subsection (d) at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

e)                                      Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this

Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)                                     Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(1)          if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2)          if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(3)          if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)                                  Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

A.           if the Holder of such Restricted Definitive Note proposes to exchange such Note for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

B.             if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)                               Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Notes.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

f)                                        Legends.  The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)                                     Private Placement Legend.

(1)          Except as permitted by subparagraph (2) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefore or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) (a) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (c) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (d) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”)) THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN

INSTITUTIONAL ACCREDITED INVESTOR FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND AN OPINION OF COUNSEL ACCEPTABLE TO FIBERTOWER CORPORATION THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (e) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER OF THE SECURITY SO REQUESTS), (2) TO THE ISSUER OF THE SECURITY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.”

(2)          Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subsections (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefore or substitution thereof) will not bear the Private Placement Legend.

(ii)                                  Global Note Legend.  Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH

NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

g)                                     Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

h)                                     General Provisions Relating to Transfers and Exchanges.

(i)                                     To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)                                  No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 3.09, 5.10 and 10.05 hereof).

(iii)                               The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)                              All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)                                 Neither the Registrar nor the Company will be required:

(1)          to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(2)          to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(3)          to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)                              Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal and Aggregate Accreted Principal Amount of and interest, premium, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)                           The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)                        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07.                         Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Trustee or the Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.                         Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, except for those canceled by it, those converted pursuant to Article 4, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount or Aggregate Accreted Principal Amount of any Note is considered paid under Section 5.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09.                         Treasury Notes.

In determining whether the Holders of the required principal amount or Aggregate Accreted Principal Amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10.                         Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11.                         Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar, Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment or conversion.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement, cancellation or conversion and shall dispose of canceled Notes (subject to the record retention requirement of the Exchange Act) according to its standard procedures.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation, or that any Holder has converted pursuant to Article 4 hereof.

Section 2.12.                         Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful and in accordance with the provisions of the Collateral Agreements, if applicable, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 5.01 hereof.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than ten (10) days prior to the related payment date for such defaulted interest.  At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13.                         CUSIP Numbers.

The Company in issuing the Notes may use one or more CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption or purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee of any change in the CUSIP numbers.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01.                         Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least forty-five (45) days but not more than sixty (60) days before a redemption date, an Officer’s Certificate setting forth:

(1)          the clause of this Indenture pursuant to which the redemption shall occur;

(2)          the redemption date;

(3)          the principal amount of Notes to be redeemed; and

(4)          the redemption price.

Section 3.02.                         Selection of Notes to Be Redeemed or Purchased.

If the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)          in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)          if the Notes are not then listed on a national securities exchange, on a pro rata basis or by such method as the Trustee may reasonably determine is fair and appropriate.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than thirty (30) nor more than sixty (60) days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in amounts of $l,000 or whole multiples of $l,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03.                         Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 9 or 13 hereof.

The notice will identify the Notes to be redeemed and will state:

(1)          the redemption date;

(2)          the redemption price;

(3)          the Conversion Price;

(4)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made);

(5)          the name and address of the Paying Agent and the Conversion Agent;

(6)          that Holders who wish to convert Notes must comply with the procedures in Article 4 of this Indenture;

(7)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(8)          that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(9)          the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(10)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least forty-five (45) days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04.                         Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05.                         Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.

Section 3.06.                         Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered (or appropriate adjustment to the amount and beneficial interest in the Global Note will be made).

Section 3.07.                         Optional Redemption.

a)                                      The Notes will not be redeemable at the Company’s option prior to November 15, 2010.

b)                                     The Company may redeem the Notes, at its option, in whole or in part at any time on or after November 15, 2010, upon not less than thirty (30) nor more than sixty (60) days’ notice, at 100% of the Aggregate Accreted Principal Amount, together with accrued and unpaid interest thereon, up to the redemption date; provided that for twenty (20) of the preceding thirty (30) consecutive Trading Days, the Common Stock has had (i) a Closing Sale Price at least equal to 1.50 times the then effective Conversion Price and (ii) a daily trading volume for each such Trading Day, when multiplied by the Closing Sale Price for such Trading Day, which equals at least $8.0 million.  For so long as at least $215.0 aggregate principal amount of the Notes remains outstanding, the Company may not redeem more than 50% of the then outstanding principal amount of Notes in any ninety (90)-day period.

c)                                      Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08.                         Repurchase at Option of Holder Upon a Designated Event.

(a)                                        If there shall occur a Designated Event at any time prior to the maturity of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, for cash on a date designated by the Company (the “Designated Event Repurchase Date”) that is not less than twenty (20) nor more than thirty (30) days after the date of the Designated Event Notice (as defined in Section 3.08(b)) for such Designated Event at a repurchase price equal to 101% of the Aggregate Accreted Principal Amount of the Notes to be repurchased, plus accrued and unpaid interest up to, but excluding, the Designated Event Repurchase Date.  Notwithstanding the foregoing, if a Designated Event Repurchase Date falls after an interest payment record date but on or prior to the corresponding interest payment date, the Company will pay the full amount of accrued and unpaid interest on such interest payment date to the Holder of record at the close of business on the corresponding record date.  Notwithstanding the foregoing, no Notes may be surrendered for repurchase pursuant to this Section 3.08 in connection with a merger, consolidation or other transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation to any other state within the United States.

(b)                                       Before the fifteenth (15th) day after the occurrence of a Designated Event, the Company, or at its written request (which must be received by the Trustee at least five (5) Business Days prior to the date the Trustee is requested to give notice as described below, unless the Trustee shall agree in writing to a shorter period), the Trustee, in the name of and at the expense of the Company, shall mail or cause to be mailed to all Holders of record on the date of the Designated Event a notice (the “Designated Event Notice”) of the occurrence of such Designated Event and of the repurchase right at the option of the Holders arising as a result thereof.  If the Company shall give such notice, the Company shall also deliver a copy of the Designated Event Notice to the Trustee at such time as it is mailed to Holders.

Each Designated Event Notice shall specify the circumstances constituting the Designated Event, the Designated Event Repurchase Date, the price at which the Company shall be obligated to repurchase Notes, that the Holder must exercise the repurchase right on or prior to the close of business on the Designated Event Repurchase Date (the “Designated Event Expiration Time”), that the Holder shall have the right to withdraw any Notes surrendered prior to the Designated Event Expiration Time, if the Notes are then convertible, that Notes as to which an Option of Holder to Elect Repurchase (as hereinafter defined) has been given may be converted only if the Option of Holder to Elect Repurchase is withdrawn in accordance with the terms of this Indenture, a description of the procedure that a Holder must follow to exercise such repurchase right and to withdraw any surrendered Notes, the place or places where the Holder is to surrender such Holder’s Notes, the amount of interest accrued and unpaid on each Note to the Designated Event Repurchase Date and the CUSIP number or numbers of the Notes (if then generally in use).

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 3.08.

(c)                                        Repurchases of Notes under this Section 3.08 shall be made, at the option of the Holder thereof, upon:

(i)                                     delivery to the Trustee at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company) by a Holder of a duly completed and executed notice (the “Option of Holder to Elect Repurchase”) in the form set forth on the reverse of the Note prior to the Designated Event Expiration Time; and

(ii)                                  book-entry transfer or delivery of the Notes, together with necessary endorsements, to the Trustee (or other Paying Agent appointed by the Company) at any time simultaneous to or after delivery of the Option of Holder to Elect Repurchase (together with all necessary endorsements) at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company) in The City of New York, Borough of Manhattan, such delivery being a condition to receipt by the Holder of the repurchase price therefore; provided that such repurchase price shall be so paid pursuant to this Section 3.08 only if the Note so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Option of Holder to Elect Repurchase.

The Company shall purchase from the Holder thereof, pursuant to this Section 3.08, a portion of a Note, if the principal amount of such portion is $1,000 or a whole multiple of $1,000.  Provisions of this Indenture that apply to the purchase of all of a Note also apply to the purchase of such portion of such Note.

Upon presentation of any Note repurchased in part only, the Company shall execute and, upon the Company’s written direction to the Trustee, the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in aggregate principal amount equal to the portion of the Notes presented that was not repurchased.

Notwithstanding anything herein to the contrary, any Holder delivering to the Trustee (or other Paying Agent appointed by the Company) the Option of Holder to Elect Repurchase contemplated by this Section 3.08 shall have the right to withdraw such Option of Holder to Elect Repurchase at any time prior to the Designated Event Expiration Time by delivery of a written notice of withdrawal to the Trustee (or other Paying Agent appointed by the Company) in accordance with Section 3.08(d) below.  Notes in respect of which an Option of Holder to Elect Repurchase has been given by the Holder thereof may not be converted pursuant to Article 4 hereof on or after the date of the delivery of such Option of Holder to Elect Repurchase unless such Option of Holder to Elect Repurchase has first been validly withdrawn.

The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Option of Holder to Elect Repurchase or written notice of withdrawal thereof.

For a Note, other than a Global Note, to be so repurchased at the option of the Holder, the Company must receive at the office or agency of the Company maintained for that purpose or, at the option of such Holder, the Corporate Trust Office in The City of New York, Borough of Manhattan, such Note with the form entitled “Option of Holder to Elect Repurchase” on the reverse thereof duly completed, together with such Notes duly endorsed for transfer, on or before the Designated Event Expiration Time.  All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

(d)                                       An Option of Holder to Elect Repurchase may be withdrawn by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company) in accordance with the Option of Holder to Elect Repurchase at any time prior to the Designated Event Expiration Time, specifying:

(i)                                     the principal amount of the Note with respect to which such notice of withdrawal is being submitted;

(ii)                                  the certificate number, if any of the Note in respect of which such notice of withdrawal is being submitted, or the appropriate Depositary information if the Note in respect of which notice of withdrawal is being submitted is represented by a Global Note; and

(iii)                               the principal amount, if any, of such Note that remains subject to the original Option of Holder to Elect Repurchase.

(e)                                        The Company shall deposit with the Trustee or with one or more Paying Agents (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 2.04 hereof) an amount of money sufficient to repurchase on the Business Day immediately preceding the Designated Event Repurchase Date all the Notes to be repurchased on such date at the appropriate repurchase price, together with accrued and unpaid interest up to, but excluding, the Designated Event Repurchase Date; provided that if such payment is made on the Designated Event Repurchase Date it must be received by the Trustee or Paying Agent, as the case may be, by 10:00 a.m. New York City time, on such date.  Payment for Notes surrendered for repurchase (and not withdrawn) prior to the Designated Event Expiration Time will be made promptly (but in no event more than five (5) Business Days) following the later of (x) the Business Day immediately following the Designated Event Repurchase Date, and (y) the time of book-entry transfer or delivery of the Note surrendered for repurchase, by (i) mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the register of Holders or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

If on the Business Day immediately following the Designated Event Repurchase Date the Trustee or other Paying Agent appointed by the Company, or the Company if the Company is acting as the Paying Agent, holds money sufficient to repurchase all of the Notes or portions thereof that are to be purchased as of the Designated Event Repurchase Date, then, on and after such date, (i) the Notes will cease to be outstanding, (ii) interest on the Notes will cease to accrue, and (iii) all other rights of the Holders of such Notes will terminate, other than the right to receive the repurchase price upon delivery of the Notes, in each instance whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent.

(f)                                          The Company will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act to the extent applicable and file a Schedule TO or any other required schedule or form under the Exchange Act to the extent then applicable in connection with the repurchase rights of the Holders in the event of a Designated Event.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture governing an offer to purchase upon a Designated Event, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Indenture by virtue of such compliance.

(g)                                       Notwithstanding this Section 3.08, no Notes may be repurchased by the Company at the option of the Holders upon a Designated Event if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Section 3.09.                         Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 5.10 hereof, the Company shall be required to commence an offer to all Holders and to all holders of other senior secured Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  As promptly as practicable and no later than three (3) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the Aggregate Accreted Principal Amount of Notes required to be purchased pursuant to Section 5.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1)          that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 5.10 hereof and the length of time the Asset Sale Offer shall remain open;

(2)          the Offer Amount, the purchase price and the Purchase Date;

(3)          that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)          that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)          that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)          that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a

Paying Agent at the address specified in the notice no later than the expiration of the Offer Period prior to the Purchase Date;

(7)          that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)          that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(9)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.  If the aggregate amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, at the expense of the Company, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale Offer provisions of this Indenture by virtue of such compliance.

Section 3.10.                         Redemption at Maturity.

Unless previously redeemed (pursuant to this Article 3) or converted (pursuant to Article 4), the Company will redeem the Notes at 125.411% of their principal amount on November 15, 2012.

Section 3.11.                         Mandatory Redemption.

(a)                                  Mandatory Redemption Obligation.  The Company shall redeem, in accordance with the terms of and procedures set forth in this Section 3.11, all of the outstanding Notes upon the satisfaction or, as set forth in this Section 3.11, the waiver by the Holders of a majority of the outstanding principal amount of the Notes, of the conditions set forth in Section 3.11(b).  Such mandatory redemption pursuant to this Section 3.11 is referred to herein as the “Mandatory Redemption.”

(b)                                 Mandatory Redemption Conditions.  The conditions that must be satisfied or waived by the Holders of a majority in principal amount of the Notes in order for the Mandatory Redemption to occur are:

(i)                                     receipt of stockholder approval in accordance with Nasdaq Stock Market requirements for the issuance of shares of Common Stock in the Mandatory Redemption;

(ii)                                  receipt of FCC approval for the change of control of the Company that will result from the issuance of shares of Common Stock as a portion of the Mandatory Redemption Price;

(iii)                               consummation of the Exchange Offer for the Existing Notes, resulting in the exchange of not less than an aggregate of $264,416,796 in principal amount of the Existing Notes (the “90% Tender Condition”);

(iv)                              no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the Mandatory Redemption; and

(v)                                 there shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in the Company’s reasonable judgment, following the receipt of advice of counsel, would make the Mandatory Redemption illegal.

The 90% Tender Condition may be waived by Holders of a majority in principal amount of the Notes.  All other conditions to the Mandatory Redemption set forth in this Section 3.11(b) must be satisfied and may not be waived by Holders of a majority in principal amount of the Notes.  If the Mandatory Redemption has not occurred before the close of business on May 1, 2010, no such Mandatory Redemption will occur.  The Company shall use its commercially reasonable efforts to cause each of the conditions to the Mandatory Redemption set forth in this Section

3.11(b) to be satisfied as soon as reasonably practicable following the Exchange Offer Completion Date.

(c)                                  Reverse Stock Split.  Prior to the Mandatory Redemption, the Company shall effect a reverse stock split, as approved by the stockholders of the Company prior to the Exchange Offer Completion Date, such that the Company shall have a sufficient number of authorized and unissued shares of Common Stock to pay the Mandatory Redemption Price.

(d)                                 Mandatory Redemption Price.  Upon the satisfaction or waiver of the conditions set forth in Section 3.11(b) and subject to the terms and conditions of this Section 3.11, the Company shall redeem the Notes at a redemption price (the “Mandatory Redemption Price”) per $1,000 principal amount of Notes equal to:

(i)                                     $47.65 in cash,

(ii)                                  1,146.16 shares of Common Stock (subject to appropriate adjustment for any stock split, reverse stock split, stock dividend or other similar event occurring after the Exchange Offer Completion Date and on or prior to the Mandatory Redemption Date), and

(iii)                               $425.46 in principal amount of New Notes.

No fractional shares of Common Stock will be issued in the Mandatory Redemption, and the number of shares issuable to a Holder shall be rounded down to the nearest whole number of shares, and no amounts will be paid to such Holder for any fractional shares of Common Stock.  Notwithstanding anything herein to the contrary, no additional amounts will be paid in the Mandatory Redemption for any premium or accrued and unpaid interest on the Notes.

(e)                                  Mandatory Redemption Notice.  The Company shall give notice of the Mandatory Redemption (the “Mandatory Redemption Notice”) not later than the second Business Day following satisfaction or waiver of the conditions to the Mandatory Redemption set forth in Section 3.11(b) to each Holder of the Notes.  The Mandatory Redemption Notice, if given in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such Mandatory Redemption Notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceedings for the redemption of any other Notes.

The Mandatory Redemption Notice shall state:

(i)                                     the date of the Mandatory Redemption (the “Mandatory Redemption Date”), which shall be not less than 5 days after the date of such notice or more than 10 days after the date of such Mandatory Redemption Notice,

(ii)                                  the Mandatory Redemption Price,

(iii)                               that on the Mandatory Redemption Date the Mandatory Redemption Price will become due and payable upon each Note, and

(iv)                              the place or places where the Notes are to be surrendered for payment of the Mandatory Redemption Price.

The Mandatory Redemption Notice shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

(f)                                    Deposit of Mandatory Redemption Price.  On or prior to 10:00 a.m. (New York City time) on the Mandatory Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04) an amount of money, shares of Common Stock and New Notes sufficient to pay the Mandatory Redemption Price of all of the outstanding Notes.

(g)                                 Grant of Registration Rights.  On the Mandatory Redemption Date, the Company shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit I with any Holder who, as a result of the receipt of shares of Common Stock as part of the Mandatory Redemption Price, determines in good faith that it is an “affiliate” of the Company as such term is defined in Rule 144 under the Securities Act.

(h)                                 Escrow of Interest Payments.  On the Mandatory Redemption Date, the Company shall and shall cause the Guarantors to enter into an Escrow Agreement in the form attached hereto as Exhibit J with Wells Fargo Bank, National Association, in its capacity as Escrow Agent, and the Trustee, and shall deposit into the escrow account under such agreement, for the benefit of the holders of the New Notes, cash in an amount that, in the good faith estimate of the Company, together with the proceeds of the investment thereof, will be sufficient to pay the cash portion of the interest on the New Notes for the first six scheduled interest payments on the New Notes.

(i)                                     Issuance of Common Stock before Mandatory Redemption.  The Company shall not issue any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock during the period from the Exchange Offer Completion Date until the earlier of (1) the Mandatory Redemption Date or (2) May 1, 2010, unless the Company makes an appropriate increase in the number of shares of Common Stock comprising the Mandatory Redemption Price such that the shares of Common Stock issuable to all Holders in the Mandatory Redemption, assuming that all Existing Notes were exchanged for Notes in the Exchange Offer, would constitute 69% of the outstanding shares of Common Stock on a fully diluted basis after the Mandatory Redemption (excluding shares of Common Stock issuable upon the exercise of stock options granted to employees, officers and directors of the Company and excluding shares of Common Stock issuable upon exercise of warrants or convertible securities outstanding as of the Exchange Offer Completion Date).  Notwithstanding the foregoing, the following shall not require any adjustment to the number of shares of Common Stock comprising the Mandatory Redemption Price: (1) the award of stock options for Common Stock and restricted Common Stock to officers, directors and employees for compensation purposes in the ordinary course of business; (2) the issuance of shares of Common Stock upon the exercise of stock options or warrants outstanding as of the Exchange Offer Completion Date or thereafter issued pursuant to the foregoing clause (1); (3) the issuance of shares of Common Stock upon the exercise of the conversion rights of the Existing Notes or the Notes; (4) the issuance of any Notes after the Exchange Offer Completion Date in exchange for Existing Notes on terms no less favorable to the Company than the terms of the Exchange Offer; and (5) the issuance of the shares of Common Stock in the Mandatory Redemption.

(j)                                     Effect of Mandatory Redemption.  The Notes shall become due and payable on the Mandatory Redemption Date at the Mandatory Redemption Price, and from and after such date (unless the Company shall default in the payment of the Mandatory Redemption Price) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Mandatory Redemption Price.

If any Note shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest, from the Mandatory Redemption Date at the rate borne by the Notes.

ARTICLE 4.
CONVERSION

Section 4.01.                         Conversion Right and Conversion Rate.

(a)                                        Subject to and upon compliance with the provisions of this Article 4, at the option of the Holder thereof, any portion of the principal amount of any Note that is an integral multiple of $1,000 may be converted into fully paid and non-assessable shares of Common Stock at the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion.  The Holders may surrender Notes for conversion at the applicable Conversion Rate at any time after the Exchange Offer Completion Date until the close of business on the Business Day immediately preceding the final maturity date of the Notes.

(b)                                       All calculations under this Article 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

Section 4.02.                         Conversion Consideration.

(a)                                        Upon surrendering any Notes for conversion, the Holder of such Notes shall receive, in respect of each $1,000 principal amount of Notes: shares of Common Stock at an initial conversion rate of 160.772 shares per $1,000 principal amount of Notes (the “Conversion Rate”), which is based upon an initial Conversion Price of approximately $6.22 per share.  The Conversion Rate (and Conversion Price) are subject to adjustment as described below.

(b)                                       If a Holder receives shares of Common Stock upon conversion of Notes, such Holder will also receive the associated rights under any stockholder rights plan that the Company may adopt, whether or not the rights have separated from the Common Stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been exchanged.

Section 4.03.                         Exercise of Conversion Right.

(a)                                        In order to exercise the conversion right:

(i)                                     the Holder of any Definitive Note to be converted must (1) complete and manually sign a notice of conversion substantially in the form set forth on the reverse of the Note (the “Conversion Notice”); (2) deliver the Conversion Notice and the Definitive Note (and the Certificate of Conversion & Restricted Transfer (defined below), if applicable) to the Conversion Agent and the Company; and (3) if required, furnish appropriate endorsements and transfer documents; or

(ii)                                  the holder of beneficial interests in any Global Note to be converted must comply with the Applicable Procedures to cause the beneficial interests in such Global Note to be delivered to the Conversion Agent, and, in either case, the Holder of a Definitive Note or holder of beneficial interests in a Global Note will, if required, pay all transfer or similar taxes and, if required pursuant to Section 4.03(b) hereof, pay funds equal to the interest payable on the next interest payment date.

The date on which a Holder of a Definitive Note or holder of a beneficial interest in a Global Note completes the requirements of this Section 4.03(a) shall be deemed to be the date of conversion (the “Conversion Date”) for purposes of this Article 4.  On and after the Conversion Date, the conversion by such Holder or holder, as set forth in the Conversion Notice, shall become irrevocable.

(b)                                       Notes shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holders of such Notes as Holders will cease, and the Person or Persons entitled to receive the shares of Common Stock payable and issuable upon conversion will be treated for all purposes as the payee or payees of such payment and the record holder or holders of such Common Stock at such time.  Following any Conversion Date, the Company shall satisfy its obligations with respect to such conversion by either:

(i)                                     delivering to the Trustee, for delivery to the Holder (or such other Person as may be named in the relevant Conversion Notice), the cash payment, together with certificates representing the number of shares of Common Stock, payable and issuable upon the conversion; or

(ii)                                  delivering to such Holder (or such other Person as may be named in the relevant Conversion Notice) the cash payment, together with such number of shares of Common Stock payable and issuable upon such conversion in accordance with the Applicable Procedures, in each case, together with payment in lieu of fractional shares, if any, as provided in Section 4.04 (such cash payment and delivery of shares, if any, the “Settlement”); provided that shares of Common Stock only will be deliverable in certificated form if (1) the Holder or holder that is exercising such conversion has specifically requested in writing that delivery be in certificates or (2) the Company determines that delivery is required in certificated shares either because (A) delivery to the Holder (or such other Person named in the relevant Conversion Notice) is not practicable in accordance with the Applicable Procedures or (B) in the opinion of legal counsel, delivery is required in certificated form in order to comply with the requirements of applicable securities laws.  Settlement shall occur promptly, and in any event within three Business Days.

(c)                                        In the case of any Note which is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new Note or Notes of authorized denominations in an aggregate principal amount equal to the unconverted portion of the principal amount of such Note.  A Note may be converted in part, but only if the principal amount of such Note to be converted is any integral multiple of U.S. $1,000 and the principal amount of such security to remain outstanding after such conversion is equal to U.S. $1,000 or any integral multiple of $1,000 in excess thereof.

(d)                                       If shares of Common Stock to be issued upon conversion of a Restricted Note, or Notes to be issued upon conversion of a Restricted Note in part only, are to be registered in a name other than that of the Beneficial Owner of such Restricted Note, then such Holder must deliver to the Conversion Agent a certificate of conversion and restricted transfer in the form of Exhibit D hereto (the “Certificate of Conversion & Restricted Transfer”), dated the date of surrender of such Restricted Note and signed by such Beneficial Owner, as to compliance with the restrictions on transfer applicable to such Restricted Note.  The Certificate of Conversion & Restricted Transfer shall be required in addition to the Conversion Notice.  None of the Trustee, any Conversion Agent, Registrar or transfer agent shall be required to register shares of Common Stock issued upon conversion or any unconverted Notes in the name of any Person other than that of the Holder or Beneficial Owner of the converted Restricted Note unless such Holder or Beneficial Owner has delivered a properly completed Certificate of Conversion & Restricted Transfer.

All shares of Common Stock delivered upon conversion of Restricted Notes shall bear restrictive legends substantially in the form of the legends required to be set forth on the Restricted Notes pursuant to Section 2.06(f) hereof and shall be subject to the restrictions on transfer provided in such legends.  Neither the Trustee nor any Conversion Agent shall have any responsibility for the inclusion or content of any such restrictive legends on such Common Stock.

Section 4.04.                         Fractions of Shares.

No fractional shares of Common Stock shall be issued upon conversion of any Note or Notes.  If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.  Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any Note or Notes (or specified portions thereof), the Company shall calculate and pay a cash adjustment for the fractional amount (calculated to the nearest 1/100th of a share) based upon the applicable Conversion Price.  The amount of the cash adjustment payable in lieu of issuing such fractional share shall be equal to such fractional share otherwise issuable multiplied by the Closing Sale Price on the applicable Trading Day.

Section 4.05.                         Adjustment of Conversion Rate.

(a)                                        Adjustment.  The Conversion Rate will be subject to adjustment, without duplication, from time to time upon the occurrence of any of the following events:

(i)                                     Stock Dividends in Common Stock.  In case the Company shall pay or make a dividend or other distribution on shares of Common Stock payable exclusively in shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.  If, after any such date fixed for determination, any dividend or distribution is not in fact paid, the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed.  For the purposes of this clause (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(ii)                                  Issuance of Rights or Warrants.  In case the Company shall issue rights, warrants or options to all or substantially all holders of Common Stock then entitled for a period expiring within forty-five (45) days from the date of issuance of the rights, warrants or options to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options (other than any rights, warrants or options that (x) by their terms will also be issued to any Holder upon conversion of a Note into shares of Common Stock without any action required by the Company or any other Person or (y) are distributed to shareholders of the Company upon a merger or consolidation in compliance with Section 4.09 hereof), then the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Conversion Rate by a fraction:

(1)          the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price; and

(2)          the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.  If, after any such date fixed for determination, any such rights, warrants or options are not in fact issued, or are not exercised prior to the expiration thereof, the Conversion Rate shall be immediately readjusted, effective as of the date such rights, warrants or options expire, or the date the Company’s Board of Directors determines not to issue such rights, warrants or options, to the Conversion Rate that would have been in effect if the unexercised rights, warrants or options had never been granted or such determination date had not been fixed, as the case may be and as a result no additional shares are delivered or issued pursuant to such rights, warrants or options. For the purposes of this clause (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Company will not issue any rights, warrants or options in respect of shares of Common Stock held in the treasury of the Company.

(iii)                               Stock Splits and Combinations.  (1) In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, then the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased; (2) in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, then the Conversion Rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced and (3) in case the Company issues any shares of its Capital Stock in a reclassification of the outstanding shares of Common Stock, then the Conversion Rate in effect at the opening of business on the day following the day upon which such reclassification becomes effective shall be proportionately applied to the new class of shares of Capital Stock of the Company into which the Common Stock was reclassified; in each case, such increase, reduction or reclassification, as the case may be, to become effective immediately after the opening of business on the Business Day following the day upon which such subdivision, combination or reclassification becomes effective.

(iv)                              Distribution of Indebtedness, Securities Or Assets.  In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of Common Stock evidences of its indebtedness, property or assets, including rights, warrants, options or other securities (provided, that if these rights are only exercisable upon the occurrence of specified triggering events, then the Conversion Rate will not be adjusted until the triggering events occur), but excluding (1) any dividends or distributions referred to in clause (i) of this Section 4.05(a), (2) any rights, warrants or options referred to in clause (ii) of this Section 4.05(a) and (3) any dividends or distributions paid exclusively in cash described in clause (vi) of this Section 4.05(a) (the “Distributed Assets”), then the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction:

(1)          the numerator of which shall be the Current Market Price per share of Common Stock; and

(2)          the denominator of which shall be the Current Market Price per share of Common Stock less the Fair Market Value, as determined by the Company’s Board of Directors, whose determination in good faith shall be conclusive and described in a Board Resolution filed with the Trustee, of the portion of those Distributed Assets applicable to one share of Common Stock, such adjustment to become effective immediately after the record date fixed for the determination of stockholders entitled to receive such distribution.

If after any such date fixed for determination, any such distribution is not in fact made, the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to make such distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed.

Notwithstanding the foregoing, in cases where (A) the Fair Market Value per share of the Distributed Assets equals or exceeds the Current Market Price of the Common Stock, or (B) the Current Market Price of the Common Stock exceeds the Fair Market Value per share of the Distributed Assets by less than $1.00, in lieu of the adjustment set forth in this Section 4.05(a)(iv), Holders will have the right to receive upon conversion, in addition to shares of Common Stock, if any, the amount and type of Distributed Assets such Holders would have received upon conversion of such Holders’ Notes if they had been converted immediately prior to the record date.

(v)                                 Distribution of Capital Stock of Subsidiaries.  In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of Common Stock the Capital Stock of, or similar Equity Interests in, a Subsidiary or other business unit of the Company, but excluding any dividends or distributions referred to in clause (iv) of this Section 4.05(a) (the “Subsidiary Interests”), then the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction:

(1)          the numerator of which shall be the Current Market Price per share of Common Stock for the ten (10) Trading Days commencing on and including the fifth (5th) Trading Day after the date on which the “ex-dividend trading” commences for such distribution; and

(2)          the denominator of which shall be the Current Market Price per share of Common Stock for the ten (10) Trading Days commencing on and including the fifth (5th) Trading Day after the date on which the “ex-dividend trading” commences for such distribution less the Current Market Price of the Subsidiary Interests distributed per share of Common Stock in such dividend or distribution for the ten (10) Trading Days commencing on and including the fifth (5th) Trading Day after the date on which the “ex-dividend trading” commences for such distribution, such adjustment to become effective immediately after the record date fixed for the determination of stockholders entitled to receive such distribution.

If after any such date fixed for determination, any such distribution is not in fact made, the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to make such distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed.

Notwithstanding the foregoing, in cases where (A) the Current Market Price applicable to the Capital Stock, or Equity Interests, of such Subsidiary distributed to each share of Common Stock in such dividend or distribution equals or exceeds the Current Market Price of the Common Stock, or (B) the Current Market Price of the Common Stock exceeds the Current Market Price applicable to the Capital Stock, or Equity Interests, of such Subsidiary distributed to each share of Common Stock in such dividend or distribution by less than $1.00, in lieu of the adjustment set forth in this Section 4.05(a)(v), Holders will have the right to receive upon conversion, in addition to shares of Common Stock, if any, the Capital Stock, or Equity Interests, of such Subsidiary distributed to each share of Common Stock in such dividend or distribution such Holders would have received upon conversion of such Holders’ Notes if they had been converted immediately prior to the record date.

(vi)                              Cash Distributions.  In case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of outstanding shares of Common Stock distributions consisting exclusively of cash (excluding any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up) then the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fix for determination of the stockholders entitled to receive such distribution by a fraction:

(1)          the numerator of which shall be equal to the Current Market Price per share of Common Stock on the date fixed for such determination; and

(2)          the denominator of which shall be equal to the Current Market Price per share of Common Stock on such date fixed for determination less the amount per share of such distribution, such adjustment to become effective immediately after the record date fixed for the determination of stockholders entitled to receive such distribution.

Notwithstanding the foregoing, in cases where (A) the per share amount of such distribution equals or exceeds the Current Market Price of the Common Stock, or (B) the Current Market Price of the Common Stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the adjustment set forth in this Section

4.05(a)(vi), Holders will have the right to receive upon conversion, in addition to shares of Common Stock, if any, such distribution such Holders would have received upon conversion of such Holders’ Notes if they had been converted immediately prior to the record date.

(vii)                           Tender or Exchange Offers.  In case the Company or any Subsidiary shall make a payment in respect of a tender offer or exchange offer for any portion of the Common Stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”), as the case may be, then the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate immediately prior to close of business on the Expiration Date by a fraction:

(1)          the numerator of which shall be equal to the sum of (A) the Fair Market Value, as determined by the Board of Directors of the Company, of the aggregate consideration payable for all shares of Common Stock purchased by the Company in the tender or exchange offer and (B) the product of (x) the number of shares of Common Stock outstanding less any such purchased shares and (y) the Closing Sale Price of the Common Stock on the Trading Day next succeeding the Expiration Date; and

(2)          the denominator of which shall be equal to the product of (A) the number of shares of Common Stock outstanding, including any such purchased shares and (B) the Closing Sale Price of the Common Stock on the Trading Day next succeeding the Expiration Date, such adjustment to become effective immediately after the opening of business on the second (2nd) Trading Day next succeeding the Expiration Date.

(b)                                       No Adjustment.  No adjustment in the Conversion Rate shall be required:

(i)                                     upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)                                  upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(iii)                               upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this Section 4.05(b) and outstanding as of the Exchange Offer Completion Date;

(iv)                              in connection with a merger, consolidation or other transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation to any other state within the United States;

(v)                                 for a change in the par value of the Common Stock; or

(vi)                              for accrued and unpaid interest, if any.

(c)                                        Increase in Conversion Rate due to Taxes.  Subject to the Nasdaq Stock Market rules, the Company may make such increases in the Conversion Rate, for the remaining term of the Notes or any shorter term, in addition to those required by clause (a) of this Section 4.05, as the Board of Directors of the Company considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.  The Company shall have the power to resolve any ambiguity or correct any error in this subsection (c) and its actions in so doing shall, absent manifest error, be final and conclusive.

(d)                                       Temporary Increase in Conversion Rate.  Subject to Nasdaq Stock Market rules, to the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days, the increase is irrevocable during such period, and the Company’s Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive.  Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall give notice of the increase to the Holders in the manner provided in Section 14.02, with a copy to the Trustee and Conversion Agent, at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(e)                                        Designated Event Make-Whole Amount.  In case of a transaction described in clause (3) of the definition of Fundamental Change, solely upon receipt by the Conversion Agent of any Holder’s Conversion Notice on or subsequent to the effective date of such Fundamental Change and prior to the forty-fifth (45th) day following such effective date (or, if earlier and to the extent applicable, the close of business on the second Business Day immediately preceding the Designated Event Repurchase Date (as specified in the Designated Event Notice)), the Company shall pay such Holder a make-whole premium within twenty (20) days after the consummation of such Designated Event.  This make-whole premium will be equal to the present value on the effective date of such Fundamental Change of all required interest payments on the Notes as if paid in cash from the effective date of such Fundamental Change through November 15, 2010 (including any accrued but unpaid interest), computed using a discount rate equal to the Reinvestment Yield (the “Designated Event Make-Whole Amount”).  Holders will only be eligible to receive the Designated Event Make-Whole Amount if the Closing Sale Price of the Common Stock immediately following the announcement of such Fundamental Change is equal to or greater than the Closing Sale Price of the Common Stock on the Original Issue Date and less than three times the Closing Sale Price of the Common Stock on the Original Issue Date.

Such payment shall be payable, at the Company’s option, in (1) cash, (2) shares of Common Stock at a 5.0% discount to the Current Market Price; provided that the issuance of shares of Common Stock in payment of this make-whole premium will be subject to the Nasdaq Stock Market rules, which may require shareholder approval in certain circumstances, (3) the consideration received triggering such Designated Event, or (4) a combination of cash, shares and such consideration.

Section 4.06.                         Notice of Adjustments of Conversion Rate.

Whenever the Conversion Rate is adjusted pursuant to Section 4.05 hereof:

(a)                                        the Company shall compute the adjusted Conversion Rate in accordance with Section 4.05 hereof and shall prepare an Officer’s Certificate setting forth (1) the adjusted Conversion Rate, (2) the clause of Section 4.05 pursuant to which such adjustment has been made, showing in reasonable detail the facts upon which such adjustment is based, (3) the calculation of such adjustment and (4) the date as of which such adjustment is effective, and such certificate shall promptly be filed with the Trustee and with each Conversion Agent; and

(b)                                       upon each such adjustment, a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall be required, and as soon as practicable after it is required, such notice shall be provided by the Company to all Holders in accordance with Section 14.02.

Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate or the information and calculations contained therein, except to exhibit the same to any Holder desiring inspection thereof at its office during normal business hours.

Section 4.07.                         Notice of Certain Corporate Action.

In case the Company shall:

(a)                                        distribute to all or substantially all holders of the Common Stock rights, warrants or options entitling them to purchase, for a period expiring within forty-five (45) days of the declaration date for such distribution, Common Stock at less than the Current Market Price of the Common Stock; or

(b)                                       distribute to all or substantially all holders of Common Stock evidences of the Company’s indebtedness, property or assets, including rights, warrants, options or other securities, which distribution has a per share value exceeding 10% of the Closing Sale Price of the Common Stock on the day preceding the declaration date for such distribution;

then the Company shall deliver written notice to the Conversion Agent, and shall deliver or cause its Agents to deliver, to all Holders in accordance with Section 14.02 hereof, at least ten (10) days prior to the ex-dividend date for such distribution, a notice of such distribution.

At any time that the Trustee is not also the Conversion Agent, the Company shall forthwith deliver a copy of any notice required pursuant to this Section 4.07 to the Trustee.

Section 4.08.                         Cancellation of Converted Notes.

All Definitive Notes delivered for conversion shall be delivered to the Trustee or its agent to be canceled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 2.11 hereof.  Upon conversions of beneficial interests in any Global Note, the Trustee or the Custodian, at the direction of the Trustee, shall reduce the aggregate principal amount of outstanding Notes represented by such Global Note to reflect the conversion.

Section 4.09.                         Provision in Case of Reclassification, Consolidation, Merger or Sale of Assets.

In the case of any consolidation or merger of the Company with or into any other Person, any merger of another Person with or into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any conveyance, sale or transfer of all or substantially all of the assets of the Company, the Company or the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall notify the Trustee and the Holders at least ten (10) days prior to the record date for such transaction, or if there is no record date, at least ten (10) Trading Days prior to the anticipated effective date for such transaction.  The Company, or such successor, purchasing or transferee corporation, as the case may be, as a condition precedent to such consolidation, merger, conveyance, sale or transfer, shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right thereafter to convert Notes only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale or transfer by a holder of the number of shares of Common Stock into which such Notes might have been converted immediately prior to such consolidation, merger, conveyance, sale or transfer.  Such supplemental indenture shall provide for adjustments of the Conversion Rate and Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate and Conversion Price provided for in this Article 4.  If, in the case of any such consolidation, merger, conveyance, sale or transfer, the securities, cash and other property receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a Person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, conveyance or sale, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Company’s Board of Directors shall reasonably consider necessary by reason of the foregoing.

In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the Notes shall be convertible into the consideration that a majority of the holders of Common Stock who made such an election received in such transaction.  The Company will notify holders and the Trustee as promptly as practicable following the date such transaction is publicly announced but in no event less than fifteen (15) days prior to the anticipated effective date of such transaction.  The above provisions of this Section 4.09 shall similarly apply to successive consolidations, mergers, conveyances, sales or transfers.  Notice of the execution of such a supplemental indenture shall be given by the Company to the Holder of each Note as provided in Section 14.02 hereof promptly upon such execution.

Neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any such supplemental indenture relating either to the kind or amount of shares of stock or other securities or property or cash receivable by Holders of Notes upon the conversion of their Notes after any such consolidation, merger, conveyance, transfer, sale or lease or to any such adjustment, but may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, an Opinion of Counsel with respect thereto, which the Company shall cause to be furnished to the Trustee upon request.

Section 4.10.                         [Intentionally Omitted.]

Section 4.11.                         Share Issuance Cap.

Notwithstanding any other provision of the Notes or this Indenture, in no event will the Company issue more than an aggregate of 30,106,403 shares of Common Stock upon conversion of the Notes and in payment of any make-whole premium obligations unless the Company has previously received stockholder approval for issuances of shares of Common Stock in excess of that number of shares in accordance with, and to the extent required by, the Nasdaq Stock Market rules, and any Holder who would otherwise be entitled to receive shares of Common Stock upon such conversion of the Notes in excess of such number shall instead be entitled to receive cash in an amount equal to the Current Market Price in lieu of each share that such Holder would otherwise be entitled to receive in excess of such number.  If the Company obtains stockholder approval for issuances of shares of Common Stock in excess of such number, to the extent required by the Nasdaq Stock Market rules, the Company will have the option to either pay Holders cash or issue shares of Common Stock upon such conversions and payments of make-whole premiums.

Section 4.12.                         Rights Issued in Respect of Common Stock.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(1)          are deemed to be transferred with such shares of Common Stock;

(2)          are not exercisable; and

(3)          are also issued in respect of future issuances of Common Stock,

shall not be deemed distributed for purposes of Section 4.05(a)(ii) or (iv) hereof until the occurrence of the earliest Trigger Event.  In addition, in the event of any distribution of rights or warrants, or any Trigger Event with respect thereto, that shall have resulted in an adjustment to the Conversion Rate and Conversion Price under Section 4.05(a)(ii) or (iv) hereof, (A) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (B) in the case of any such rights or warrants all of which shall have expired without exercise by any holder thereof, the Conversion Rate and Conversion Price shall be readjusted as if such issuance had not occurred.

Section 4.13.                         Responsibility of Trustee for Conversion Provisions.

The Trustee, subject to the provisions of Section 8.01 hereof, and any Conversion Agent, shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of the Conversion Rate or Conversion Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, herein or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into.  Neither the Trustee, subject to the provisions of Section 8.01 hereof, nor any Conversion Agent, shall be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any other securities or property or cash, which may at any time be issued or delivered upon the conversion of any Note; and it or they do not make any representation with respect thereto.  Neither the Trustee, subject to the provisions of Section 8.01 hereof, nor any Conversion Agent, shall be responsible for any failure of the Company to make or calculate any cash payment or to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion; and the Trustee, subject to the provisions of Section 8.01 hereof, and any Conversion Agent, shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained in this Article 4.

Section 4.14.                         Certain Regulatory Requirements.

Prior to conversion of any Note, a Holder will ascertain, in consultation with the Company, whether such conversion will result in a de jure or de facto transfer of control of the Company or any of the Guarantors under the Communications Act and require prior approval of the FCC with respect to such conversion.  If the Company reasonably determines, in consultation with FCC counsel, that the FCC’s prior approval is required, then the approval of the FCC will be obtained prior to any such conversion.

ARTICLE 5.
COVENANTS

Section 5.01.                         Payment of Notes.

The Company shall pay or cause to be paid the principal or Aggregate Accreted Principal Amount, if any, of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes.  Principal, Aggregate Accreted Principal Amount, if any, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, Aggregate Accreted Principal Amount, if any, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Indenture.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal or Aggregate Accreted Principal Amount, if any, at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 5.02.                         Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 5.03.                         Reports.

(a)                                        Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders or cause the Trustee to furnish to the Holders at the Company’s expense and will post on the Company’s website for public availability, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial statements and financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports (when and as if filed).  All such financial statements will be prepared in all material respects in accordance with SEC Regulation S-X and will be accompanied by:  (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in substantially the form that would be required if filed with the SEC with a Form 10-Q or 10-K, as the case may be; (ii) all current reports that would be required to be filed with the SEC in current reports on Form 8-K if the

Company were required to file such reports; and (iii) in the case of annual financial statements, an audit report thereon by the Company’s independent public accountants.

(b)                                       For so long as any Notes remain outstanding, if at any time the Company is not required to file with the SEC the reports required in this Section 5.03, the Company will furnish to Holders and to securities analysts and prospective investors of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 5.04.                         Compliance Certificate.

(a)                                        The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within ninety (90) days after the end of each fiscal year, an Officer’s Certificate, signed by the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each obligor under the Notes and this Indenture has kept, observed, performed and fulfilled its obligations under the Note Documents, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the Company and each such obligor has kept, observed, performed and fulfilled each and every covenant contained in the Note Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of the Note Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal or Aggregate Accreted Principal Amount, premium, if any, or interest, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company or such obligor is taking or proposes to take with respect thereto.

(b)                                       So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 5.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of this Article 5 or Article 6 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                        The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.05.                         Taxes.

The Company and the Guarantors shall pay, and shall cause each of their Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 5.06.                         Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07.                         Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:  (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends, payments or distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or its Restricted Subsidiaries (other than any such Equity Interests owned by the Company or any Guarantor); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the Notes or any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of the Guarantors), except a payment of interest or principal at the Stated Maturity thereof (for purposes hereof the Existing Notes and guarantees thereof will not be deemed to be contractually subordinated to the Notes or any Note Guarantee); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the preceding provisions shall not prohibit (i) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; (ii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is contractually subordinated to the Notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness (for purposes hereof the Existing Notes and guarantees thereof will not be deemed to be contractually subordinated to the Notes or any Note Guarantee); (iii) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; and (iv) the payment of any dividend or other payment or distribution or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis.

The amount of all Restricted Payments (other than cash and Cash Equivalents) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any Restricted Payment not in cash or Cash Equivalents shall be determined by the Board of Directors of the Company whose Board Resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such Fair Market Value exceeds $10.0 million.  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 5.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

Section 5.08.                         Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)          any encumbrance or restriction pursuant to an agreement in effect on the date of the issuance of the Notes;

(2)          Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(3)          this Indenture, the Collateral Agreements, the Notes and the Note Guarantees;

(4)          applicable law, rule, regulation or order;

(5)          customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)          any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7)          Liens permitted to be incurred under Section 5.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(8)          provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(9)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 5.09.                         Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors will be entitled to incur Indebtedness (including Acquired Indebtedness) and issue Disqualified Stock if, on the date of such incurrence or issuance, as applicable, and after giving effect thereto on a pro forma basis (including pro forma application of the net proceeds therefrom), the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

The provisions of the first paragraph of this Section 5.09 will not prohibit the incurrence of any of the following items of Indebtedness:

(1)          the incurrence by the Company and the Guarantors of additional Indebtedness and letters of credit under the Working Capital Facility in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed $50.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company to repay any Indebtedness under the Working Capital Facility and effect a corresponding permanent commitment reduction thereunder pursuant to Section 5.10 hereof;

(2)          so long as no Default has occurred and is continuing, at any time after the Company’s Field EBITDA has equaled or exceeded $75.0 million, on an annualized basis, for two consecutive fiscal quarters for which financial statements are available, the incurrence by the Company and the Guarantors, other than a Guarantor that holds any of the Company’s 24 GHz or 39 GHz FCC Licenses, of additional Indebtedness, in an amount equal to 1.50 times the amount of net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) after the date of this Indenture (other than resulting from the conversion of the Notes), in an aggregate principal amount at any one time outstanding under this clause (2), together with any Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (2), not to exceed $250.0 million, provided that such Indebtedness has a weighted Average Life greater than the remaining Average Life of the Notes, and provided further, that prior to the incurrence of any such Indebtedness, the Company delivers an Officer’s Certificate to the Trustee certifying that the Company has complied with this clause (2);

(3)          so long as no Default has occurred and is continuing, the incurrence by the Company of additional Indebtedness, in an amount equal to 80% of the aggregate principal amount of Notes that have been converted after the date of this Indenture, provided that such Indebtedness (a) is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, (b) does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Indebtedness, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature, (c) bears cash interest (or any similar payments), if at all, in an amount not to exceed 12.0% per annum and (d) prohibits the payment of cash interest (and any similar payments) during any period in which Company has exercised its option to pay interest on the Notes in the form of Additional Notes, or if the Company has Defaulted in the payment of interest on the Notes; and provided further, that prior to the incurrence of any such Indebtedness, the Company delivers an Officer’s Certificate to the Trustee certifying that the Company has complied with this clause (3);

(4)          (i) the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes and any Additional Notes issued as interest on the Initial Notes, and the Note Guarantees with respect thereto, (ii)  the incurrence by the Company and the Guarantors of Indebtedness represented by Additional Notes issued after the consummation of the Exchange Offer in exchange for Existing Notes on terms no less favorable to the Company and the Guarantors than the Exchange Offer, and any Additional Notes issued as interest on such Notes, and the Guarantees with respect thereto, and (iii) the incurrence by the Company and the Guarantors of Indebtedness represented by any additional Existing Notes issued as interest on the Existing Notes in accordance with the terms of the Existing Notes Indenture, and the guarantees of the Guarantors with respect thereto;

(5)          the incurrence by the Company and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred pursuant to this clause (5) and clauses (2), (4) and (12) of this paragraph;

(6)          the incurrence of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

A.                         if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Note Guarantees; and

B.                           any (1) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (2) sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7)          the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any (a) subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (b) sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by this clause (7);

(8)          the incurrence by the Company of Hedging Obligations in the ordinary course of business;

(9)          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(10)                      the incurrence by the Company or any Restricted Subsidiaries of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary of the Company, in an aggregate amount at any time outstanding not to exceed $10.0 million, provided that the aggregate amount of Indebtedness outstanding under this clause (10) and clause (14) will not together exceed $10.0 million at any time;

(11)                      the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(12)                      the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(13)                      the incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or satisfy and discharge the Notes in accordance with the provisions of this Indenture; and

(14)                      the incurrence by the Company or any of its Restricted Subsidiaries of any other Indebtedness not otherwise permitted to be incurred under the terms of this Indenture in an aggregate amount at any time outstanding not to exceed $5.0 million, provided that the aggregate amount of Indebtedness outstanding under this clause (14) and clause (10) will not together exceed $10.0 million at any time.

The amount of any Indebtedness outstanding as of any date will be:

(1)          the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)          the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 5.10.                         Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)          the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)          at least 85% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash.

For purposes of this Section 5.10, each of the following will be deemed to be cash:

(1)          any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Subsidiary (other than contingent liabilities and Indebtedness that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to (A) a customary novation agreement that releases the Company or such Subsidiary from further liability or (B) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Subsidiary from and against any loss, liability or cost in respect of such assumed liability;

(2)          any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(3)          any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)          to repay Indebtedness and other Obligations under the Working Capital Facility and to correspondingly reduce commitments with respect thereto;

(2)          to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company and a Guarantor;

(3)          to make capital expenditures in a Permitted Business; or

(4)          to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce borrowings under the Working Capital Facility or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will, within five (5) days thereof, make an Asset Sale Offer to all Holders and all holders of other senior secured Indebtedness that is pari passu in right of payment and as to security interests with the Notes with respect to the assets that are the subject of such Asset Sale containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds in accordance with the procedures set forth in Section 3.09 hereof.  The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the Aggregate Accreted Principal Amount of the Notes, plus accrued and unpaid interest to the date of purchase.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the Aggregate Accreted Principal Amount of Notes and the amount of other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Section 5.11.                         Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary of the Company (each, an “Affiliate Transaction”), unless:

(1)          the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)          the Company delivers to the Trustee:

A.                                   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million (other than an Ordinary Course Affiliate Transaction), a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company;

B.                                     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million (other than an Ordinary Course Affiliate Transaction), an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

C.                                     with respect to any Ordinary Course Affiliate Transaction or series of related Ordinary Course Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a Board Resolution set forth in an Officer’s Certificate certifying that such Ordinary Course Affiliate Transaction complies with this covenant and that such Ordinary Course Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)          any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)          transactions exclusively between or among the Company and/or the Guarantors;

(3)          transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary of the Company, an Equity Interest in, or controls, such Person;

(4)          payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company or its Restricted Subsidiaries;

(5)          Restricted Payments that do not violate the provisions of this Indenture described under Section 5.07 hereof;

(6)          loans or advances to employees in the ordinary course of business, and in compliance with applicable law, not to exceed $1.0 million in the aggregate at any one time outstanding; and

(7)          any agreement as in effect on the Exchange Offer Completion Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Holders).

Section 5.12.                         Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 5.13.                         Conduct of Business.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

Section 5.14.                         Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Restricted Subsidiary so designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 5.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary of the Company otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.  The determination of Fair Market Value for the foregoing purposes will be made by the Board of Directors of the Company, whose determination will be conclusive.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution giving effect to such designation and Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 5.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09 hereof, the Company will be in default of Section 5.09 hereof.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company under this Indenture; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default under this Indenture would be in existence following such designation.

Section 5.15.                         Issuance and Sale of Capital Stock of Restricted Subsidiaries.

The Company will not sell, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue or sell any Equity Interests of a Restricted Subsidiary of the Company except:

(1)          to the Company or a wholly-owned Restricted Subsidiary of the Company;

(2)          issuances of director’s qualifying shares, or sales to foreign nationals of Equity Interests of Restricted Subsidiaries of the Company (other than Domestic Restricted Subsidiaries), to the extent required by applicable law;

(3)          if immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made in accordance with Section 5.07 hereof if made on the date of such issuance or sale; or

(4)          issuances or sales of common stock of a Restricted Subsidiary of the Company, provided that the Company or such Restricted Subsidiary applies the Net Proceeds, if any, of any such issuance or sale in accordance with Section 5.10 hereof.

Section 5.16.                         Maintenance of Insurance.

The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

The Company and the Guarantors will maintain adequate insurance policies and will upon written request provide the Collateral Agent with evidence of such insurance coverage for public liability, property damage, product liability and business interruption with respect to their businesses and properties against loss or damage (1) of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and (2) as may be required by the Collateral Agreements.  Upon the request of the Collateral Agent, the Company and the Guarantors shall furnish to the Collateral Agent full information as to their property and liability insurance carriers.  The Collateral Agent, for the benefit of the Holders, as a class, will be named as an additional insured, with a waiver of subrogation, on all insurance policies of the Company and the Guarantors, and the Collateral Agent will be named as loss payee, with thirty (30) days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the Guarantors.

Section 5.17.                         Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Note Documents, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.18.                         Additional Guarantees.

If the Company or any of its Restricted Subsidiaries organize, acquire or otherwise create or invest in another Person that is or becomes a Domestic Restricted Subsidiary that is not a Guarantor, then the Company shall cause such Domestic Restricted Subsidiary that is not a Guarantor to:

(1)          execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture;

(2)          execute and deliver to the Collateral Agent, amendments to the Collateral Agreements and take such other actions as the Collateral Agent deems reasonably necessary in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Agreements, by law or as may be reasonably requested by the Collateral Agent;

(3)          take such further action and execute and deliver such other documents specified in this Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing; and

(4)          deliver to the Trustee an Opinion of Counsel that such supplemental indenture and Note Guarantee, and amendments to the Collateral Agreements and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

Section 5.19.                         Anti-Layering.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms.

Section 5.20.                         Further Assurances Relating to Collateral.

The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property included as Collateral or the obligations intended to be secured by the Collateral Agreements.  The Company shall, and shall cause each of its Restricted Subsidiaries to, at their sole cost and expense, execute, acknowledge and deliver all such security documents, certificates, notices and other documents and (subject to the provisions of the Intercreditor Agreement) take such other actions as shall be reasonably required, or as the Collateral Agent or the Trustee shall reasonably request to create, perfect, protect, continue the perfection of, assure or enforce the Note Liens and benefits intended to be conferred, in each case as contemplated by the Note Documents for the benefit of the Holders.

Section 5.21.                         Real Estate Mortgages and Filings.

With respect to any fee interest in any land and the related improvements (including fixtures) thereon (individually and collectively, the “Premises”) (i) owned by the Company or a Restricted Subsidiary of the Company on the Exchange Offer Completion Date and that has a Fair Market Value on such date of greater than $1.0 million or (ii) acquired by the Company or a Restricted Subsidiary of the Company after the Exchange Offer Completion Date for a purchase price of greater than $1.0 million, within ninety (90) days of the Exchange Offer Completion Date in the case of clause (i) above and within ninety (90) days of the acquisition thereof in the case of clause (ii) above:

(1)          the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of mortgages, each dated as of the Exchange Offer Completion Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2)          the Company shall deliver to the Collateral Agent, mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related mortgage, insuring that title to such property is marketable and that the interests created by the mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens;

(3)          the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Company or the applicable Restricted Subsidiary, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or such Restricted Subsidiary, as applicable, of such Premises for the Company or such Restricted Subsidiary’s business as so conducted, or intended to be conducted, at such Premises at the time of delivery thereof and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy; and

(4)          the Company shall cause to be delivered to the Collateral Agent, an Opinion of Counsel that such mortgage and any other documents required to be delivered have been duly authorized, executed and delivered by the Company or such Restricted Subsidiary, as applicable, and constitute legal, valid, binding and enforceable obligations of the Company or such Restricted Subsidiary, as applicable, and such other opinions regarding the perfection of such Liens created by such mortgage in such Premises as the Collateral Agent shall reasonably request.

Section 5.22.                         Corporate Existence.

Subject to Article 6 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Company’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 5.23.                         New License Subsidiary; Transfer of FCC Licenses.

Promptly following the Exchange Offer Completion Date, the Company shall form, or cause to be formed, the New License Subsidiary.  The Company shall take all necessary actions to designate the New License Subsidiary as a Domestic Restricted Subsidiary hereunder (and under the indenture governing the New Notes from and after the Mandatory Redemption Date), and shall comply with the other provisions hereof in connection with such designation.  The Company shall promptly make application to the FCC for any required regulatory or other approvals to permit the Company and any other applicable Subsidiary to transfer to the New License Subsidiary all of the FCC Licenses issued to the Company or any Subsidiary, and shall use its commercially reasonable efforts to obtain any such required approvals as soon as practicable.  Promptly upon obtaining any such required approvals, the Company shall, or shall cause, all of such FCC Licenses to be transferred to the New License Subsidiary.  The Company and the Guarantors shall not permit any Existing Note Obligations to be secured, directly or indirectly, by a Lien on any assets or rights of, or any Equity Interests in, the New License Subsidiary.  The Company and the Guarantors shall not permit the New License Subsidiary to incur, maintain or in any way be obligated for any Existing Note Obligations except such Existing Note Obligations as are subordinated to the New Note Obligations as set forth in the Existing Notes Indenture as modified and amended in the Exchange Offer.

ARTICLE 6.
SUCCESSORS

Section 6.01.                         Merger, Consolidation, or Sale of Assets.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)          consolidate or merge with or into another Person (whether or not the Company or such Restricted Subsidiary is the surviving corporation); or

(2)          sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

A.                                   if the Company or such Restricted Subsidiary is a party to such transaction, either (i) the Company or such Restricted Subsidiary is the surviving corporation or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

B.                                     if the Company or such Restricted Subsidiary is a party to such transaction, the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company or such Restricted Subsidiary under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

C.                                     immediately after such transaction, no Default or Event of Default exists;

D.                                    except to the extent waived by the FCC or as would not have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Restricted Subsidiaries, taken as a whole, the Company and its Restricted Subsidiaries have obtained all required FCC consents under the Communications Act in relation to such sale, assignment, transfer, conveyance, or other disposition; and

E.                                      the Company or the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition is made (if other than the Company), will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction.

In addition, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 6.01 will not apply to:

(1)          a merger of the Company or a Restricted Subsidiary of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)          any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries that are Guarantors.

Section 6.02.                         Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or any of its Restricted Subsidiaries in accordance with Section 6.01 hereof, the successor corporation formed by such consolidation or into or with which the Company or such Restricted Subsidiary is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or to a “Restricted Subsidiary” or “Guarantor” shall refer instead to the successor corporation and not to the Company or such Restricted Subsidiary or Guarantor, as the case may be), and may exercise every right and power of the Company or such Restricted

Subsidiary or Guarantor under this Indenture with the same effect as if such successor Person had been named as the Company or a Restricted Subsidiary or Guarantor herein; provided, however, that the predecessor Person shall not be relieved from the obligation to pay the principal of and interest on the Notes, except in the case of a sale of all or substantially all assets that meets the requirements of Section 6.01 hereof.

ARTICLE 7.
DEFAULTS AND REMEDIES

Section 7.01.                         Events of Default.

Each of the following is an “Event of Default”:

(1)                default for thirty (30) days in the payment when due of interest on the Notes;

(2)                default in the payment when due (at maturity or otherwise) of the principal or Aggregate Accreted Principal Amount of, or premium, if any, on, the Notes;

(3)                default in the Company’s obligation to deliver shares of Common Stock, cash or other property upon conversion of the Notes as required under this Indenture and such default continues for a period of five (5) days;

(4)                failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 3.08, 5.07, 5.09, 5.10 or 6.01 hereof;

(5)                failure by the Company or any of its Restricted Subsidiaries for sixty (60) days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to comply with any of the other agreements in this Indenture or any Collateral Agreement; provided, however, that with respect to a failure by the Company to comply with Section 5.03 hereof, such period shall be ninety (90) days, rather than sixty (60) days;

(6)                default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

A.                                   is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness when due, or if applicable, prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

B.                                     results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7)                failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(8)                (i) any revocation, cancellation or relinquishment, which action is not subject to further appeal, of the Company’s or its Restricted Subsidiaries’ (a) 24 GHz FCC Licenses covering a population equal to or greater than 5.0% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 24 GHz FCC Licenses or (b) 39 GHz licenses covering a population equal to or greater than 33 1/3% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 39 GHz licenses, with the population in each case determined by the most recent official census conducted by the U.S. government and (ii) such FCC License revocation, cancellation or relinquishment, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Restricted Subsidiaries taken as a whole;

(9)                the Company or any of its Restricted Subsidiaries, pursuant to or within the meaning of the Bankruptcy Code:

A.                                   commences a voluntary case;

B.                                     consents to the entry of an order for relief against it in an involuntary case;

C.                                     consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under the Bankruptcy Code of it or for all or substantially all of its property;

D.                                    makes a general assignment for the benefit of its creditors; or

E.                                      generally is not paying its debts as they become due;

(10)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

A.                                   is for relief against the Company or any of its Restricted Subsidiaries in an involuntary case;

B.                                     appoints a custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Code of the Company or any of its Restricted Subsidiaries, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

C.                                     orders the liquidation of the Company or any of its Restricted Subsidiaries;

(11)          any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or any Collateral Agreement ceases to give the Collateral Agent the Liens (other than Liens securing Collateral, individually or in the aggregate, having a Fair Market Value of less than $500,000), rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by any Collateral Agreement or this Indenture;

(12)          the Company or any of its Restricted Subsidiaries contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(13)          the Note Guarantee of any Guarantor ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

Section 7.02.                         Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 7.01 hereof, with respect to the Company or any Restricted Subsidiary of the Company, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  If the Notes become due and payable at any time prior to maturity, the amount that shall become due and payable shall be the Aggregate Accreted Principal Amount of such Notes.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or Aggregate Accreted Principal Amount, interest or premium that has become due solely because of the acceleration) have been cured or waived.  The Trustee may withhold from the Holders of the Notes then outstanding notice of any continuing Default or Event of Default under this Indenture if it determines that withholding notice is in their interest, except a Default or Event of Default under this Indenture relating to the payment of principal or Aggregate Accreted Principal Amount, interest or premium, if any.  Subject to the provisions of this Indenture relating to the duties of the Trustee, including, without limitation, Section 8.01 hereof, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

If an Event of Default occurs on or prior to November 15, 2010 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Guarantors with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2010 or the requirement to pay the Designated Event Make-Whole Amount, then, upon acceleration of the Notes, any additional premium shall also become due and immediately payable, to the extent permitted by law, in an amount equal to the Designated Event Make-Whole Amount.

Section 7.03.                         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or Aggregate Accreted Principal Amount, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the Note Guarantees or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 7.04.                         Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal or Aggregate Accreted Principal Amount of, premium or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05.                         Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Collateral Agreements that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability or expense.

Section 7.06.                         Limitation on Suits.

Except to enforce the right to receive payment of principal or Aggregate Accreted Principal Amount, interest or premium on the Notes, a Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(1)          such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)          Holders of at least 25% in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) have requested in writing that the Trustee pursue the remedy;

(3)          such Holder or Holders offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)          the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5)          during such sixty (60)-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 7.07.                         Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and Aggregate Accreted Principal Amount, premium and interest on such Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 7.08.                         Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal and Aggregate Accreted Principal Amount, of, premium and interest remaining unpaid on the Notes and interest on overdue principal and Aggregate Accreted Principal Amount and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09.                         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes and the Note Guarantees, including the Guarantors), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10.                         Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:                                     to the Trustee (including any predecessor Trustee), the Collateral Agent, the Paying Agent, the Conversion Agent and the Registrar, their respective agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee (including any predecessor Trustee) or the Collateral Agent, the Paying Agent, the Conversion Agent or the Registrar, as the case may be, and the costs and expenses of collection;

Second:                       to Holders for amounts due and unpaid on the Notes for principal and Aggregate Accreted Principal Amount, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and Aggregate Accreted Principal Amount, premium and interest, respectively; and

Third:                                 to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11.                         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 8.
TRUSTEE

Section 8.01.                         Duties of Trustee.

(a)                                        If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Collateral Agreements and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)                                       Except during the continuance of an Event of Default:

(i)                                     the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Agreements, and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Collateral Agreements, and no others, and no implied covenants or obligations shall be read into this Indenture and the Collateral Agreements against the Trustee; and

(ii)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Agreements.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Collateral Agreements.

(c)                                        The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)                                     this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(ii)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d)                                       Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01.

(e)                                        No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture or the Collateral Agreements at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)                                          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02.                         Rights of Trustee.

(a)                                        The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                       Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                                        The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)                                       The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                                        Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f)                                          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or discretion of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                                       The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)                                       The rights, privileges, immunities and benefits given to the Trustee, including without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)                                           The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as to authorized in any such certificate previously delivered and not suspended.

Section 8.03.                         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04.                         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Agreements or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, the Collateral Agreements or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05.                         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within ninety (90) days after it occurs.  Except in the case of a Default or Event of Default in payment of principal or Aggregate Accreted Principal Amount, of, premium or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 8.06.                         Reports by Trustee to Holders of the Notes.

Within sixty (60) days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 8.07.                         Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing by the Company and the Trustee, including for any Agent capacity in which it acts.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee against any and all losses, liabilities, damages, claims or expenses incurred by it, including in any Agent capacity in which it acts, arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 8.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 8.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section 8.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Code.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 8.08.                         Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment and taking of office as provided in this Section 8.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(1)          the Trustee fails to comply with Section 8.10 hereof;

(2)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Code;

(3)          a custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Code or public officer takes charge of the Trustee or its property; or

(4)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

If a successor Trustee is appointed and does not take office within thirty (30) days after the retiring Trustee resigns, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.  If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.  Within one year after the successor Trustee appointed by the Company or a court pursuant to this Section 8.08 takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace such successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee.

Section 8.09.                         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided, that such successor corporation shall otherwise be eligible and qualified under this Article 8.

Section 8.10.                         Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 8.11.                         Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 8.12.                         Powers of Trustee Subject to Communications Act.

All powers of the Trustee under this Indenture, in its capacity as trustee of this Indenture, are subject to applicable provisions of the Communications Act, including, without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses, to the extent that such requirements are applicable.

Section 8.13.                         Trustee as Paying Agent, Conversion Agent, Registrar and Collateral Agent.

References to the Trustee in Sections 8.01, 8.02, 8.03, 8.04, 8.07, 8.08, 8.09 and 8.12 hereof shall include the Trustee in its role as Paying Agent, as Conversion Agent, as Registrar and as Collateral Agent.

ARTICLE 9.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.01.                         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a Board Resolution, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding Notes and the Note Guarantees upon compliance with the conditions set forth below in this Article 9.

Section 9.02.                         Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Note Guarantees, which Notes and Note Guarantees shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, the Note Guarantees, the Collateral Agreements and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal and Aggregate Accreted Principal Amount of, and premium, and interest, if any, on, such Notes when such payments are due from the trust described under Section 9.04(1) hereof; (b) the rights of Holders of outstanding Notes to convert such Notes as provided by Article 4 hereof; (c) the Company’s and Guarantors’ obligations with respect to such Notes and Note Guarantees under Article 2 and Section 5.02 hereof; (d) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and (e) this Article 9.  Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding the prior exercise of its option under Section 9.03 hereof.

Section 9.03.                         Covenant Defeasance.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from their respective obligations under the covenants contained in Sections 5.07 through 5.19 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03 hereof, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(4) through 7.01(6) hereof shall not constitute Events of Default.

Section 9.04.                         Conditions to Legal or Covenant Defeasance.

The following shall be conditions to the application of either Section 9.02 or 9.03 hereof to the outstanding Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)          the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal and Aggregate Accreted Principal Amount of, and interest and premium on, the outstanding Notes on the stated date for payment thereof;

(2)          in the case of an election under Section 9.02 hereof, the Company will have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of an election under Section 9.03 hereof, the Company will have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)          no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Section 7.01(9) or 7.01(10) hereof is concerned, at any time in the period ending on the ninety-first (91st) day after the date of deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Guarantor is a party or by which the Company or a Guarantor is bound;

(5)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)          the Company will have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company and its Subsidiaries or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company and its Subsidiaries or others; and

(7)          the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to Legal Defeasance or Covenant Defeasance have been complied with.

Section 9.05.                         Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.05, the “Trustee”) pursuant to Section 9.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and Aggregate Accreted Principal Amount, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

The Collateral will be released from the Lien securing the Notes, as provided under Section 11.04 hereof, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described in this Article 9.

Section 9.06.                         Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal and Aggregate Accreted Principal Amount of, and interest or premium on, any Note and remaining unclaimed for two years after such principal and Aggregate Accreted Principal Amount, and interest or premium has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 9.07.                         Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 9.02 or 9.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or 9.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or 9.03 hereof, as the case may be; provided, however, that, if the Company or any Guarantor makes any payment of principal or Aggregate Accreted Principal Amount of, premium or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01.                  Without Consent of Holders of Notes.

Notwithstanding Section 10.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, any Collateral Agreement, the Notes and the Note Guarantees without the consent of any Holder:

(1)          to cure any ambiguity, defect or inconsistency;

(2)          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)          to provide for the assumption of the obligations of the Company or any Guarantor to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or any Guarantor’s assets in accordance with the provisions of this Indenture;

(4)          to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of this Indenture governing such release and termination;

(5)          to add any Note Guarantee or to secure the Notes or any Note Guarantee;

(6)          to make any change that would provide additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder or under the Notes, the Note Guarantees or any Collateral Agreement of any Holder;

(7)          to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(8)          to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture; or

(9)          to provide for a successor trustee in accordance with the provisions of this Indenture.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 10.02.                  With Consent of Holders of Notes.

Except as provided below in this Section 10.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, any Collateral Agreement, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes and Note Guarantees), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event or Default (other than a Default or Event of Default in the payment of the principal and Aggregate Accreted Principal Amount of, premium or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Collateral Agreement or the Notes and Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture, the Notes, the Note Guarantees or any Collateral Agreement unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture, Notes, Note Guarantees or Collateral Agreement or waiver.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent under this Indenture, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding; provided, however, that no Holder shall be deemed to be directly or indirectly controlling or controlled by or under direct or indirect common control with the Company solely by reason of ownership of such Notes.  A change in a defined term used in this Section 10.02 shall be deemed to be a change to this Section 10.02.

Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class may waive compliance by the Company, the Guarantors or the Trustee in a particular instance with any provision of this Indenture, any Collateral Agreement, the Notes or the Note Guarantees.  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                    reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                    reduce the principal or Aggregate Accreted Principal Amount of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes;

(3)                    reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)                    waive a Default or Event of Default in the payment of principal or Aggregate Accreted Principal Amount of, or interest on, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration);

(5)                    make any Note payable in money other than that stated in the Notes;

(6)                    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal or Aggregate Accreted Principal Amount of, or interest on, or premium, if any, on, the Notes;

(7)                    release any Collateral from the Liens of the pledge and security agreements, except as contemplated by the pledge and security agreements;

(8)                    waive a redemption payment or mandatory redemption with respect to any Notes;

(9)                    adversely affect the conversion rights of the Holders set forth in Article 4 hereof;

(10)          release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(11)              make any change in Section 7.04 or 7.07 hereof or in the preceding provisions relating to amendment, supplement and waiver.

Section 10.03.                  Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, the Notes, the Note Guarantees or the Collateral Agreements shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 10.04.                  Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 10.05.                  Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes (and accompanying Note Guarantees) that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06.                  Trustee to Sign Amendments, etc.

The Trustee or the Collateral Agent, as applicable, shall sign any amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable.  The Company and Guarantors may not sign an amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees until the Board of Directors of the Company or the Guarantor, as applicable, approves it.  In executing any amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees, the Trustee or the Collateral Agent, as applicable, shall be entitled to receive and (subject to Section 8.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement to this Indenture, any Collateral Agreement, the Notes or the Note Guarantees is authorized or permitted by this Indenture.

ARTICLE 11.
COLLATERAL AND SECURITY

Section 11.01.                  Collateral Agreements.

(a)                                        The due and punctual payment of the principal of and interest, if any, on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations of the Company and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Note Guarantees and the Collateral Agreements, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Agreements.  Each Holder, by its acceptance thereof, consents and agrees to the terms of the Collateral Agreements and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs each of the Collateral Agent and the Trustee, as the case may be, to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Company and the Guarantors shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to any Collateral Agreements, and shall do or cause to be done all such acts and things as may be necessary or proper, or that the Collateral Agent from time to time may request, or as may be required by the provisions of any Collateral Agreement, to assure and confirm to the Trustee and the Collateral Agent that the Collateral Agent holds, for the benefit of itself, the Trustee and the Holders, duly created and perfected Note Liens upon the Collateral (including any After-Acquired Property), in each case, as contemplated hereby, by any Collateral Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture, the Notes and the Note Guarantees secured hereby, according to the intent and purposes herein expressed.  The Company shall take, or shall cause its Subsidiaries to take, upon request of the Trustee or the Collateral Agent, any and all actions reasonably required to cause the Collateral Agreements to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent and the Trustee, as the case may be, for the benefit of the Collateral Agent, the Trustee and the Holders and other Indebtedness subject to the Collateral Agreements superior to and prior to the rights of all third Persons (other than holders of Permitted Liens) and subject to no other Liens other than Permitted Liens.  The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of itself, the Trustee and the Holders, in each case pursuant to the terms of the Collateral Agreements and the Intercreditor Agreement.

(b)                                       The Company and the Guarantors agree to record and file, at its or their own expense, financing statements (and continuation statements when applicable) with respect to the Collateral now existing or hereafter created meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain the perfection of, the Note Liens, and deliver a file stamped copy of each such financing statement or other evidence of filing to the Trustee and the Collateral Agent, promptly.  Neither the Trustee nor the Collateral

Agent shall be under any obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection therewith.

(c)                                        The Company and the Guarantors shall pledge as additional Collateral all After-Acquired Property, subject to Permitted Liens.  The Company and the Guarantors shall also use all commercially reasonable efforts to ensure that any material contract or agreement relating to After-Acquired Property will not contain provisions that would impair or prevent the creation of a security interest therein or result in such contract or After-Acquired Property being excluded from the Collateral.

(d)                                       The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Agreements and the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien of the Collateral Agreements in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Collateral Agreements and the Intercreditor Agreement and actions that may be taken thereunder.

Section 11.02.                  Recording and Opinions.

(a)                                        At the time of execution and delivery of this Indenture, the Company shall furnish or cause to be furnished to the Trustee Opinion(s) of Counsel substantially in the form of the Opinion of Counsel delivered to the trustee under the Existing Notes Indenture on the Original Issue Date.

(b)                                       Promptly but in no event later than thirty (30) days after the execution and delivery of this Indenture, the Company shall furnish or cause to be furnished to the Trustee Opinion(s) of Counsel required by TIA Section 314(b)(1) and thereafter Opinion(s) of Counsel required by TIA Section 314(b)(2).

(c)                                        The Company shall otherwise comply with the provisions of TIA §314(b).

Section 11.03.                  Agreements Requiring Application of Proceeds of Collateral.

Neither the Company nor any of its Restricted Subsidiaries shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any debt of any Person, other than as permitted by this Indenture, the Notes, the Note Guarantees, the Collateral Agreements and the Intercreditor Agreement.

Section 11.04.                  Release of Collateral.

(a)                                        Subject to subsections (b), (c), (d) and (e) of this Section 11.04, Collateral shall automatically be released from the Lien and security interest created by the Collateral Agreements at any time or from time to time in accordance with the provisions of the Collateral Agreements or as provided hereby.  In addition, upon the request of the Company pursuant to an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale (at the sole cost and expense of the Company and without any recourse, representation or warranty), the Trustee or the Collateral Agent, as the case may be, shall release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Company shall apply the Net Proceeds in accordance with Section 5.10 hereof.  Upon receipt of such Officer’s Certificate and Opinion of Counsel, the Collateral Agent shall, at the sole cost and expense of the Company and without recourse, representation or warranty, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements.

(b)                                       The Note Liens upon the Collateral will no longer secure the Notes or any other Note Obligations, and the right of the Holders to the benefits and proceeds of the Note Liens on the Collateral will terminate and be discharged automatically:

(i)                                     upon satisfaction and discharge of this Indenture as set forth under Article 13 hereof;

(ii)                                  upon a Legal Defeasance or Covenant Defeasance of the Notes under this Indenture as set forth under Article 9 hereof;

(iii)                               upon payment in full and discharge of all Notes outstanding under this Indenture and all Note Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(iv)                              in whole or in part, with the consent of the Holders in accordance with the provisions of this Indenture described under Article 10 hereof; or

(v)                                 to the extent not otherwise terminated and discharged, with respect to any asset that is or becomes an Excluded Asset.

(c)                                        No Collateral shall be released from the Liens and security interest created by the Collateral Agreements pursuant to the provisions of the Collateral Agreements unless (i) there shall have been delivered to the Collateral Agent the Officer’s Certificate and Opinion of Counsel required by this Section 11.04 and (ii) the Collateral Agent and the Trustee have received all documentation, if any, that may be required by the TIA.  In connection with any release of Collateral, the Collateral Agent will promptly execute any release documentation with respect thereto reasonably requested by the Company.  Upon the payment in full of all Note Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee shall, at the request and sole cost and expense of the Company, deliver a certificate to the Collateral Agent stating that such Note Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Collateral Agreements.

(d)                                       At any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Notes shall have been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Collateral Agreements shall be effective as against the Holders.

(e)                                        The release of any Collateral from the terms of this Indenture and the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof.  To the extent applicable, the Company shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Agreements and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Agreements, to be complied with.  Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 11.05.                  Certificates of the Company.

The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to any Collateral Agreements, (i) all documents required by TIA §314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA §314(d).  The Trustee may, to the extent permitted by Sections 8.01 and 8.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 11.06.                  Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Collateral Agreements and has delivered the certificates and documents required by the Collateral Agreements and Sections 11.03 and 11.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.05 hereof, shall deliver a certificate to the Collateral Agent setting forth such determination.

Section 11.07.                  Authorization of Actions to Be Taken by the Trustee Under the Collateral Agreements.

Subject to the provisions of Section 8.01 and 8.02 hereof, and to the Collateral Agreements and the Intercreditor Agreement, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (1) enforce any of the terms of the Collateral Agreements and the Intercreditor Agreement and (2) collect and receive any and all amounts payable in respect of the Collateral in respect of the Obligations of the Company and the Guarantors hereunder and thereunder.  Subject to the provisions of the Collateral Agreements and the Intercreditor Agreement, the Trustee and the Collateral Agent shall each have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Agreements, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders, the Collateral Agent or the Trustee).

Section 11.08.                  Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Agreements, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.09.                  Relative Rights.

Nothing in the Note Documents will:

(1)          impair, as between the Company and the Holders, the Company’s obligations to pay the principal of, premium, if any, and interest on, the Notes in accordance with the terms of the Notes or any of the Company’s other obligations or any Guarantor’s obligations;

(2)          affect the relative rights of Holders as against any of the Company’s or the Guarantors’ other creditors (other than holders of Working Capital Facility Liens and Pari Passu Indebtedness Liens);

(3)          restrict the right of any Holder to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Intercreditor Agreement);

(4)          restrict or prevent any Holder, the Trustee or the Collateral Agent from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Intercreditor Agreement; or

(5)          restrict or prevent any Holder, the Trustee or the Collateral Agent from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the Intercreditor Agreement.

Section 11.10.                  Limitation on Duty of Trustee and Collateral Agent as to Collateral; Indemnification.

(a)                                        Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Trustee and Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its or their possession if the Collateral is accorded treatment substantially equal to that which it or they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

(b)                                       Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Note Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its or their part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, as applicable, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Note Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(c)                                        The Company shall indemnify the Collateral Agent as set forth in the Collateral Agreements.

Section 11.11.                  Authorization of Intercreditor Agreement.

The Holders, by their acceptance of the Notes, hereby irrevocably authorize and direct the Trustee to enter into the Intercreditor Agreement on behalf of the Trustee and the Holders, and agree to be bound by the provisions thereof as if they were direct signatories thereof, and to take all actions required to be taken by them in accordance with the provisions thereof, and to otherwise comply therewith, and irrevocably authorize and direct the Trustee to take all actions on its or the Holders’ behalf as are necessary to comply with the provisions thereof.  The rights and remedies of the Trustee, on behalf of the Holders, under this Indenture shall be subject to the Intercreditor Agreement as in effect from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Indenture, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE 12.
NOTE GUARANTEES

Section 12.01.                  Guarantee.

Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:  (a) the principal and Aggregate Accreted Principal Amount of, premium and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, and interest on the overdue principal and Aggregate Accreted Principal Amount of and premium and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately, whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Article 7 hereof.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  To the extent permitted by applicable law, each Guarantor hereby waives and relinquishes diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

To the extent permitted by applicable law, each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, to the extent permitted by applicable law (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 12.02.                  Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03.                  Execution and Delivery of Note Guarantee.

To evidence the Note Guarantee set forth in Section 12.01 hereof, each Guarantor agrees that a notation of such Note Guarantee substantially in the form of Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Restricted Subsidiary after the date of this Indenture, if required by Section 5.18 hereof, the Company and the Guarantors will cause such Domestic Restricted Subsidiary to comply with the provisions of Section 5.18 hereof and this Article 12, to the extent applicable.

Section 12.04.                  Releases Following Sale of Assets.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall automatically be released and relieved of any obligations under its Note Guarantee; provided, however, that such sale or other disposition (including by way of merger, consolidation or otherwise) shall be made in compliance with the provisions of this Indenture applicable thereto, including Section 5.10 and Article 6 hereof.  Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including Section 5.10 and Article 6 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be release and relieved of any obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal and Aggregate Accreted Principal Amount of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

ARTICLE 13.
SATISFACTION AND DISCHARGE

Section 13.01.                  Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration or exchange of the Notes, as expressly provided for in this Indenture) as to all Notes issued hereunder, when:

(1)          either:

A.                         all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

B.                           all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination therof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and Aggregate Accreted Principal Amount, interest and premium to the date of maturity or redemption;

(2)          no Default or Event of Default has occurred and is continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)          the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture, the Notes and the Note Guarantees; and

(4)          the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Nothing in this Section 13.01 will be deemed to discharge those provisions of Section 8.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the provisions of Section 13.02 and Section 9.06 hereof shall survive.  Further, the Collateral will be released from the Lien securing the Notes, as provided under Section 11.04 hereof, upon a satisfaction and discharge in accordance with the provisions described in this Section 13.01.

Section 13.02.                  Application of Trust Money.

Subject to the provisions of Section 9.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and Aggregate Accreted Principal Amount (and premium) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of principal and Aggregate Accreted Principal Amount of, premium or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14.
MISCELLANEOUS

Section 14.01.                  Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.  If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control.  If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

Section 14.02.                  Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107
Fax: 415-659-0007
Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, TX 77002
Fax: 713-238-7111
Attention:  W. Mark Young, Esq.

If to the Trustee and/or Collateral Agent:

Wells Fargo Bank, National Association
Corporate Trust Services

1445 Ross Avenue, 2nd Floor

Dallas, TX 75202-2812
Fax:  214-777-4086
Attention:  Patrick T. Giordano

The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or a Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03.                  Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04.                  Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or a Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor shall furnish to the Trustee:

(a)                                  an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                                 an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05.                  Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(1)          a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06.                  Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07.                  No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Note Guarantees, this Indenture or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08.                  Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09.                  No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10.                  Successors.

All agreements of the Company in this Indenture and the Collateral Agreements and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture and the Collateral Agreements shall bind its successors.  All agreements of each Guarantor in this Indenture and the Collateral Agreements shall bind its successors, except as otherwise provided by Section 12.04.

Section 14.11.                  Severability.

In case any provision in this Indenture, the Notes or a Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12.                  Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13.                  Benefit of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and their successors and assigns hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.14.                  Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of November 9, 2006

FiberTower Corporation

By:
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

FiberTower Network Services Corp.

By:
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

FiberTower Solutions Corporation

By:
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

ART Leasing Corporation

By:
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

ART Leasing, Inc.

By:
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

Teligent Services Acquisition, Inc.

By:
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer

Wells Fargo Bank, National Association,

as Trustee

By:
	Name:	Patrick T. Giordano
	Title:	Vice President

Exhibit A

[Face of Note]

THIS DEBT INSTRUMENT HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE TREASURY REGULATIONS THEREUNDER. CONTACT THE CHIEF FINANCIAL OFFICER OF THE ISSUER AT 415-659-3500 FOR THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT.

          CUSIP

9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012

No.	$
(principal amount)

FiberTower Corporation

promises to pay to

or registered assigns, the Aggregate Accreted Principal Amount of this Note on November 15, 2012.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

Issue Date

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

FiberTower Corporation

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Wells Fargo Bank, National Association,

as Trustee

By:
Name:
Title:

[Back of Note]

9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                       INTEREST.  FiberTower Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 9.00% per annum from                              until maturity.

The Company will pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 2009; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be May 15, 2010; and provided, further, that if no Default has occurred or is continuing, then on either or both of May 15, 2010 and November 15, 2010, the Company may elect to make payments of interest on this Note in Additional Notes in a principal amount equal to the amount of interest payable on such Interest Payment Date; provided, further, that if the Company elects to make any interest payment in Additional Notes, (1) the interest rate applicable to this Note for the period to which such interest payment relates shall be 2.0% higher than the interest rate otherwise payable hereon on such Interest Payment Date, (2) the Company shall deliver to the Trustee and to the Holders, at least twenty (20) days prior to the record date for such Interest Payment Date, a written notice setting forth the extent to which such interest payment will be made in the form of Additional Notes, and (3) the Company shall deliver to the Trustee, no later than one Business Day prior to such Interest Payment Date, an order to authenticate and deliver such Additional Notes. Thereafter interest on this Note will only be payable in cash. Any Additional Note will be identical to this Note, except that interest on an Additional Note will begin to accrue from the date it is issued.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal or Aggregate Accreted Principal Amount, if any, at the rate equal to 1.0% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360 day year of twelve 30 day months.

2.                                       METHOD OF PAYMENT.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the May 1 or November 1, as the case may be, preceding the applicable Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal or Aggregate Accreted Principal Amount, if any, of, premium and interest on, the Notes at the office or agency of the Paying Agent maintained for such purpose by the Company, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal or Aggregate Accreted Principal Amount of, and interest and premium on, all Notes, the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of The United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                       PAYING AGENT, CONVERSION AGENT, AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, as the Trustee under the Indenture, will act as Paying Agent, Conversion Agent and Registrar. The Company may change any Paying Agent, Conversion Agent or Registrar without notice to the Holders. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to the Indenture. If the

Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4.                                       INDENTURE AND COLLATERAL AGREEMENTS.  The Company issued the Notes under an Indenture, dated as of                               , 2009 (the “Indenture”), among the Company, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and to the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Initial Notes are secured obligations of the Company limited to $[              ] million in aggregate principal amount. The Notes are secured as provided in the Collateral Agreements referred to in the Indenture.

5.                                       OPTIONAL REDEMPTION.  The Notes are not redeemable at the Company’s option prior to November 15, 2010. The Company may redeem the Notes, at its option, in whole or in part at any time on or after November 15, 2010, upon not less than thirty (30) nor more than sixty (60) days’ notice, at 100% of the Aggregate Accreted Principal Amount, together with accrued and unpaid interest thereon, up to the redemption date; provided that for twenty (20) of the preceding thirty (30) consecutive Trading Days, the Common Stock has had (1) a Closing Sale Price at least equal to 1.50 times the then effective Conversion Price and (2) a daily trading volume for each such Trading Day, when multiplied by the Closing Sale Price for such Trading Day, which equals at least $8.0 million. For so long as at least $215.0 aggregate principal amount of the Notes remains outstanding, the Company may not redeem more than 50% of the then outstanding principal amount of Notes in any ninety (90)-day period.

6.                                       REDEMPTION AT MATURITY.  Unless previously redeemed or converted, the Company will redeem the Notes at 125.411% of their principal amount on November 15, 2012.

7.                                       MANDATORY REDEMPTION.  The Company will be required to redeem the Notes upon the satisfaction or, with respect to certain conditions, the waiver by the Holders of a majority of the outstanding principal amount of the Notes, of conditions specified in the Indenture.  Upon the satisfaction or permitted waiver of the conditions specified in the Indenture, the Company will redeem the Notes at a redemption price per $1,000 principal amount of Notes equal to: (a) $47.65 in cash, (b) 1,146.16 shares of Common Stock (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar events as specified in the Indenture), and (3) $425.46 in principal amount of New Notes.  No additional amounts will be paid in such Mandatory Redemption for any accrued and unpaid interest on the Notes.  If the Mandatory Redemption has not occurred before the close of business on May 1, 2010, no such Mandatory Redemption will occur.

The Company shall give notice of the Mandatory Redemption not later than the second Business Day following satisfaction or waiver of the conditions to the Mandatory Redemption to each Holder of the Notes.  The notice of the Mandatory Redemption shall state: (1) the Mandatory Redemption Date, which shall be not less than 5 days after the date of such notice or more than 10 days after the date of such notice; (2) the Mandatory Redemption Price; (3) that on the Mandatory Redemption Date the Mandatory Redemption Price will become due and payable upon each Note, and (4) the place or places where the Notes are to be surrendered for payment of the Mandatory Redemption Price.

The Company is required grant registration rights with respect to resales of securities issued upon the Mandatory Redemption of the Notes by persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 144 under the Securities Act, as specified in the Indenture.

On or prior to 10:00 a.m. (New York City time) on the Mandatory Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (which may be the Company) an amount of money, shares of Common Stock and New Notes sufficient to pay the Mandatory Redemption Price of all of the outstanding Notes.  The Notes shall become due and payable on the Mandatory Redemption Date at the Mandatory Redemption Price, and from and after such date (unless the Company shall default in the payment of the Mandatory Redemption Price) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Mandatory Redemption Price.

8.                                       REPURCHASE AT OPTION OF HOLDER UPON A DESIGNATED EVENT.  If there shall occur a Designated Event at any time prior to the maturity of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, for cash on a date designated by the Company (the “Designated Event Repurchase Date”) that is not less than twenty (20) nor more than thirty (30) days after the date of the Designated Event Notice for such Designated Event at a repurchase price equal to 101% of the Aggregate Accreted Principal Amount of the Notes to be repurchased, plus accrued and unpaid interest up to, but excluding, the Designated Event Repurchase Date. Notwithstanding the foregoing, if a Designated Event Repurchase Date falls after an interest payment record date but on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest on such Interest Payment Date to the Holder of record at the close of business on the corresponding record date. Notwithstanding the foregoing, no Notes may be surrendered for repurchase pursuant to Section 3.08 of the Indenture in connection with a merger, consolidation or other transaction effected solely for the purpose of changing the Company’s jurisdiction of incorporation to any other state within the United States.

If the Company or any Restricted Subsidiary of the Company consummates any Asset Sale, within five (5) days of each date when the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer pursuant to Section 5.10 of the Indenture to all Holders and all holders of other senior secured Indebtedness that is pari passu in right of payment and as to security interests with the Notes with respect to the assets that are the subject of such Asset Sale containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds in accordance with the procedures set forth in Section 3.09 of the Indenture. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the Aggregate Accreted Principal Amount of the Notes, plus accrued and unpaid interest to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the Aggregate Accreted Principal Amount of Notes and the amount of other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

9.                                       CONVERSION.  Subject to and upon compliance with the provisions of Article 4 of the Indenture, at the option of the Holder thereof, any portion of the principal amount of this Note that is an integral multiple of $1,000 may be converted into fully paid and non-assessable shares of Common Stock at the Conversion Rate, determined as provided in the Indenture, in effect at the time of conversion. The Holder may surrender Notes for conversion at the applicable Conversion Rate at any time after the Exchange Offer Completion Date until the close of business on the Business Day immediately preceding the final maturity date of the Notes.

Upon surrendering any Note for conversion, the Holder of such Note shall receive, in respect of each $1,000 principal amount of Notes: shares of Common Stock at an initial conversion rate of 160.772 shares per $1,000 principal amount of Notes (the “Conversion Rate”), which is based upon an initial Conversion Price of approximately $6.22 per share. The Conversion Rate (and Conversion Price) are subject to adjustment as described in the Indenture.

If a Holder receives shares of Common Stock upon conversion of a Note, such Holder will also receive the associated rights under any stockholder rights plan that the Company may adopt, whether or not the rights have separated from the Common Stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been exchanged.

To convert a Note, a Holder must comply with the procedures for conversion set out in Section 4.03 of the Indenture. A Holder may convert a portion of a Note equal to $1,000 or any integral multiple thereof.

In order to exercise the conversion right: (1) the Holder of any Definitive Note to be converted must (i) complete and manually sign a notice of conversion substantially in the form set forth on the reverse of this Note (the “Conversion Notice”), (ii) deliver the Conversion Notice and the Definitive Note (and the Certificate of Conversion & Restricted Transfer, if applicable) to the Conversion Agent and the Company, and (iii) if required, furnish appropriate endorsements and transfer documents; or (2) the holder of beneficial interests in any Global Note to be converted must comply with the Applicable Procedures to cause the beneficial interests in such Global Note to be delivered to the Conversion Agent. In the case of either (1) or (2), the Holder of a Definitive Note or holder of beneficial interests in a Global Note will, if required, pay all transfer or similar taxes and, if required pursuant to Section 4.03(b) of the Indenture, pay funds equal to the interest payable on the next Interest Payment Date.

The date on which a Holder of a Definitive Note or holder of a beneficial interest in a Global Note completes the requirements of Section 4.03(a) of the Indenture shall be deemed to be the date of conversion (the “Conversion Date”) for purposes of Article 4 of the Indenture. On and after the Conversion Date, the conversion by such Holder or holder, as set forth in the Conversion Notice, shall become irrevocable.

In case of a transaction described in clause (3) of the definition of Fundamental Change in the Indenture, solely upon receipt by the Conversion Agent of any Holder’s Conversion Notice on or subsequent to the effective date of such Fundamental Change and prior to the forty-fifth (45th) day following such effective date (or, if earlier and to the extent applicable, the close of business on the second Business Day immediately preceding the Designated Event Repurchase Date (as specified in the Designated Event Notice)), the Company shall pay such Holder a make-whole premium within twenty (20) days after the consummation of such Designated Event. This make-whole premium will be equal to the present value on the effective date of such Fundamental Change of all required interest payments on the Notes as if paid in cash from the effective date of such Fundamental Change through November 15, 2010 (including any accrued but unpaid interest), computed using a discount rate equal to the Reinvestment Yield (the “Designated Event Make-Whole Amount”). Holders will only be eligible to receive the Designated Event Make-Whole Amount if the Closing Sale Price of the Common Stock immediately following the announcement of such Fundamental Change is equal to or greater than $7.04 and less than $21.12 (as such prices may be adjusted for stock splits, stock dividends, and similar events pursuant to the terms of the Indenture). Such payment shall be payable, at the Company’s option, in (1) cash, (2) shares of Common Stock at a 5.0% discount to the Current Market Price; provided that the issuance of shares of Common Stock in payment of this make-whole premium will be subject to the Nasdaq Stock Market rules, which may require shareholder approval in certain circumstances, (3) the consideration received triggering such Designated Event, or (4) a combination of cash, shares and such consideration.

In the case of any consolidation or merger of the Company with or into any other Person, any merger of another Person with or into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any conveyance, sale or transfer of all or substantially all of the assets of the Company, the Company or the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall notify the Trustee and the Holders at least ten (10) days prior to the record date for such transaction, or if there is no record date, at least ten (10) Trading Days prior to the anticipated effective date for such transaction. The Company, or such successor, purchasing or transferee corporation, as the case may be, as a condition precedent to such consolidation, merger, conveyance, sale or transfer, shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right thereafter to convert Notes only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale or transfer by a holder of the number of shares of Common Stock into which such Notes might have been converted immediately prior to such consolidation, merger, conveyance, sale or transfer. Such supplemental indenture shall provide for adjustments of the Conversion Rate and Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate and Conversion Price provided for in Article 4 of the Indenture. If, in the case of any such consolidation, merger, conveyance, sale or transfer, the securities, cash and other property receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a Person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, conveyance or sale, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Company’s Board of Directors shall reasonably consider necessary by reason of the foregoing.

Notwithstanding any other provision of this Note or the Indenture, in no event will the Company issue more than an aggregate of 30,106,403 shares of Common Stock upon conversion of the Notes and in payment of any make-whole premium obligations unless the Company has previously received stockholder approval for issuances of shares of Common Stock in excess of that number of shares in accordance with, and to the extent required by, the

Nasdaq Stock Market rules, and any Holder who would otherwise be entitled to receive shares of Common Stock upon such conversion of the Notes in excess of such number shall instead be entitled to receive cash in an amount equal to the Current Market Price in lieu of each share that such Holder would otherwise be entitled to receive in excess of such number. If the Company obtains stockholder approval for issuances of shares of Common Stock in excess of such number, to the extent required by the Nasdaq Stock Market rules, the Company will have the option to either pay Holders cash or issue shares of Common Stock upon such conversions and payments of make-whole premiums.

10.                                 NOTICE OF REDEMPTION.  At least thirty (30) days but not more than sixty (60) days before a redemption date for an optional redemption, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 9 or 13 of the Indenture. Notes in denominations larger than $1,000 may be repurchased in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be repurchased. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

11.                                 DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar will be required to (1) issue, register the transfer of or exchange any Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 of the Indenture and ending at the close of business on the day of selection, (2) register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (3) register the transfer of or exchange a Note between a record date and the next succeeding interest payment date.

12.                                 PERSONS DEEMED OWNERS.  The Holder of a Note may be treated as its owner for all purposes.

13.                                 AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions in Section 10.02 of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, any Collateral Agreement, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes and Note Guarantees), and, subject to Sections 7.04 and 7.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal and Aggregate Accreted Principal Amount of, premium or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, any Collateral Agreement or the Notes and Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver under Section 10.02 of the Indenture may not (with respect to any Notes held by a non-consenting Holder): (1) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (2) reduce the principal or Aggregate Accreted Principal Amount of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes; (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (4) waive a Default or Event of Default in the payment of principal or Aggregate Accreted Principal Amount of, or interest on, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal or Aggregate Accreted Principal Amount of, or interest on, or premium, if any, on, the Notes; (7) release any Collateral from the Liens of the pledge and security agreements, except as contemplated by the pledge and security agreements; (8) waive a redemption payment or mandatory redemption with respect to any Notes; (9) adversely affect the conversion rights of the Holders set forth in Article 4 of the Indenture; (10) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or (11) make any change in Section 7.04 or 7.07 of the Indenture or in the provisions relating to amendment, supplement and waiver in the Indenture.

Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, any Collateral Agreement, the Notes and the Note Guarantees: (1) to cure any ambiguity, defect or inconsistency; (2) to provide for uncertificated Notes in addition to or in place of certificated Notes; (3) to provide for the assumption of the obligations of the Company or any Guarantor to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or any Guarantor’s assets in accordance with the provisions of the Indenture; (4) to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of the Indenture governing such release and termination; (5) to add any Note Guarantee or to secure the Notes or any Note Guarantee; (6) to make any change that would provide additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture, the Notes, the Note Guarantees or any Collateral Agreement of any Holder; (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (8) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; or (9) to provide for a successor trustee in accordance with the provisions of the Indenture.

14.                                 DEFAULTS AND REMEDIES.  Each of the following is an event of default: (1) default for thirty (30) days in the payment when due of interest on the Notes; (2) default in the payment when due (at maturity or otherwise) of the principal or Aggregate Accreted Principal Amount of, or premium, if any, on, the Notes; (3) default in the Company’s obligation to deliver shares of Common Stock, cash or other property upon conversion of the Notes as required under the Indenture and such default continues for a period of five (5) days; (4) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 3.08, 5.07, 5.09, 5.10 or 6.01 of the Indenture; (5) failure by the Company or any of its Restricted Subsidiaries for sixty (60) days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to comply with any of the other agreements in the Indenture or any Collateral Agreement; provided, however, that with respect to a failure by the Company to comply with Section 5.03 of the Indenture, such period shall be ninety (90) days, rather than sixty (60) days; (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default (i) is caused by a Payment Default or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of sixty (60) days; (8) (i) any revocation, cancellation or relinquishment, which action is not subject to further appeal, of the Company’s or its Restricted Subsidiaries’ (A) 24 GHz FCC Licenses covering a population equal to or greater than 5.0% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 24 GHz FCC Licenses or (B) 39 GHz licenses covering a population equal to or greater than 33 1/3% of the population covered by all of the Company’s and its Restricted Subsidiaries’ 39 GHz licenses, with the population in each case determined by the most recent official census conducted by the U.S. government and (ii) such FCC License revocation, cancellation or relinquishment, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Restricted Subsidiaries taken as a whole; (9) the Company or any of its Restricted Subsidiaries, pursuant to or within the meaning of the Bankruptcy Code (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under the Bankruptcy Code of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is not paying its debts as they become due; (10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that (i) is for relief against the Company or any of its Restricted Subsidiaries in an involuntary case, (ii) appoints a custodian, receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Code of the Company or any of its Restricted Subsidiaries, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries, or (iii) orders the liquidation of the Company or any of its Restricted Subsidiaries; (11) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or any Collateral Agreement ceases to give the Collateral Agent the Liens (other than Liens securing Collateral, individually or in the aggregate, having a Fair Market Value of less than $500,000), rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by any Collateral Agreement or the Indenture; (12) the Company or any of its Restricted Subsidiaries contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or (13) the Note Guarantee of any Guarantor ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

In the case of an Event of Default specified in clause (9) or (10) above, with respect to the Company or any Restricted Subsidiary of the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If the Notes become due and payable at any time prior to maturity, the amount that shall become due and payable shall be the Aggregate Accreted Principal Amount of such Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or the Collateral Agreements that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability or expense.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or Aggregate Accreted Principal Amount, interest or premium that has become due solely because of the acceleration) have been cured or waived. The Trustee may withhold from the Holders of the Notes then outstanding notice of any continuing Default or Event of Default under the Indenture if it determines that withholding notice is in their interest, except a Default or Event of Default under the Indenture relating to the payment of principal or Aggregate Accreted Principal Amount, interest or premium, if any. Subject to the provisions of the Indenture relating to the duties of the Trustee, including, without limitation, Section 8.01 of the Indenture, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

If an Event of Default occurs on or prior to November 15, 2010 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or the Guarantors with the intention of avoiding the prohibition on redemption of the Notes prior to November 15, 2010 or the requirement to pay the Designated Event Make-Whole Amount, then, upon acceleration of the Notes, any additional premium shall also become due and immediately payable, to the extent permitted by law, in an amount equal to the Designated Event Make-Whole Amount.

The Company and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) shall deliver to the Trustee, within ninety (90) days after the end of each fiscal year, an Officer’s Certificate, signed by the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each obligor under the Notes and the Indenture has kept, observed, performed and fulfilled its obligations under the Note Documents, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the

Company and each such obligor has kept, observed, performed and fulfilled each and every covenant contained in the Note Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of the Note Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, Aggregate Accreted Principal Amount, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company or such obligor is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

15.                                 UNCLAIMED MONEY.  Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal and Aggregate Accreted Principal Amount of, and interest or premium on, any Note and remaining unclaimed for two years after such principal and Aggregate Accreted Principal Amount, and interest or premium has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

16.                                 TRUSTEE DEALINGS WITH COMPANY.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 of the Indenture.

17.                                 NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, the Note Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

18.                                 AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19.                                 ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20.                                 CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption or repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.                                 GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES

WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and any Collateral Agreement. Requests may be made to:

FiberTower Corporation

185 Berry Street, Suite 4800

San Francisco, CA 94107

Attention: Chief Financial Officer

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CONVERSION NOTICE

To convert this Note into Common Stock of the Company, check the box: ☐

To convert only part of this Note, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000): $                            .

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Note)

*Signature guaranteed by:

By:

*                                         The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION OF HOLDER TO ELECT REPURCHASE

If you want to elect to have this Note repurchased by the Company pursuant to Section 3.08 or Section 3.09 of the Indenture, check the appropriate box below:

☐  Section 3.08                                  ☐  Section 3.09

If you want to elect to have only part of the Note repurchased by the Company pursuant to Section 3.08 or Section 3.09 of the Indenture, state the amount you elect to have repurchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.

Signature Guarantee*:

*             Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

FiberTower Corporation

185 Berry Street, Suite 4800

San Francisco, CA 94107

Wells Fargo Bank, National Association

Corporate Trust Services

1445 Ross Avenue, 2nd Floor

Dallas, TX 75202-2812

Re:                               9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012

Reference is hereby made to the Indenture, dated as of                             , 2009 (the “Indenture”), among FiberTower Corporation, as issuer (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Transferor”) owns and proposes to transfer the Notes[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                       in such Note[s] or interests (the “Transfer”), to                                                        (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.                                       ☐                                    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.                                       ☐                                    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period under Regulation S, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.                                       ☐                                    Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                  ☐                                    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐                                    such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c)                                  ☐                                    such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit F to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.                                       ☐                                    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)                                  ☐                                    Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)                                 ☐                                    Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)                                  ☐                                    Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule

144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP ), or
(ii)	☐	Regulation S Global Note (CUSIP ), or
(iii)	☐	IAI Global Note (CUSIP ); or

(b)	a Restricted Definitive Note.

	2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP ), or
(ii)	☐	Regulation S Global Note (CUSIP ), or
(iii)	☐	IAI Global Note (CUSIP ); or
(iv)	☐	Unrestricted Global Note (CUSIP ); or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

Exhibit C

FORM OF CERTIFICATE OF EXCHANGE

FiberTower Corporation

185 Berry Street, Suite 4800

San Francisco, CA 94107

Wells Fargo Bank, National Association

Corporate Trust Services

1445 Ross Avenue, 2nd Floor

Dallas, TX 75202-2812

Re:          9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012

                                (CUSIP                         )

Reference is hereby made to the Indenture, dated as of                                 , 2009 (the “Indenture”), among FiberTower Corporation, as issuer (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.             Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in

C-1

order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)           ☐            Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.             Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)           ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

Exhibit D

FORM OF CERTIFICATE OF CONVERSION & RESTRICTED TRANSFER

FiberTower Corporation

185 Berry Street, Suite 4800

San Francisco, CA 94107

Wells Fargo Bank, National Association

Corporate Trust Services

1445 Ross Avenue, 2nd Floor

Dallas, TX 75202-2812

Re:          9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012

Reference is hereby made to the Indenture, dated as of                                 , 2009 (the “Indenture”), among FiberTower Corporation, as issuer (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Transferor”) owns, and proposes to exercise its right of conversion pursuant to Article 4 of the Indenture with respect to the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                       in such Note[s] or interests, and to request that the shares of Common Stock issuable upon such conversion (the “Shares”) be registered in the name of or issued to                                                        (the “Transferee”), as further specified in Annex A hereto (such transaction, the “Conversion & Transfer”). In connection with the Conversion & Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.             ☐            Check if Transferee will take delivery of Shares pursuant to Rule 144A.  The Conversion & Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Shares to be issued upon conversion are being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Shares for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Conversion & Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Conversion & Transfer in accordance with the terms of the Indenture, the Shares will be subject to the restrictions on transfer enumerated in the Private Placement Legend set forth in the Indenture and the Securities Act.

2.             ☐            Check and complete if Transferee will take delivery of the Shares pursuant to any provision of the Securities Act other than Rule 144A.  The Conversion & Transfer is being effected in compliance with the transfer restrictions set forth in Section 2.06 of the Indenture and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           ☐            such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)           ☐            such Transfer is being effected to the Company or a Subsidiary thereof.

3.             ☐            Check if Transferee will take delivery of Unrestricted Shares.

(a)           ☐            Check if Conversion & Transfer is pursuant to Rule 144. (i) The Conversion & Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Conversion & Transfer in accordance with the terms of the Indenture, the Shares will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐            Check if Conversion & Transfer is Pursuant to Other Exemption. (i) The Conversion & Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Conversion & Transfer in accordance with the terms of the Indenture, the Shares will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF CONVERSION & RESTRICTED TRANSFER

	1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP ), or
(ii)	☐	Regulation S Global Note (CUSIP ), or
(iii)	☐	IAI Global Note (CUSIP); or

(b)	☐	a Restricted Definitive Note.

	2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP ), or
(ii)	☐	Regulation S Global Note (CUSIP ), or
(iii)	☐	IAI Global Note (CUSIP ), or
(iv)	☐	Unrestricted Global Note (CUSIP ); or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note.

in accordance with the terms of the Indenture.

(Name)

(Address)

Social Security or other Identification Number, if any.

Exhibit E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of                           , 2009 (the “Indenture”), among FiberTower Corporation, (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal or Aggregate Accreted Principal Amount of, premium and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal or Aggregate Accreted Principal Amount of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee pursuant to the Note Guarantees and the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantees.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name Of Guarantor(s)]

By:
Name:
Title:

E-1

Exhibit F

FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

FiberTower Corporation

185 Berry Street, Suite 4800

San Francisco, CA 94107

Wells Fargo Bank, National Association

Corporate Trust Services

1445 Ross Avenue, 2nd Floor

Dallas, TX 75202-2812

Re:          9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012

Reference is hereby made to the Indenture, dated as of                           , 2009 (the “Indenture”), among FiberTower Corporation, as issuer (the “Company”), the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                         aggregate principal amount of:

(a)           ☐            a beneficial interest in a Global Note, or

(b)           ☐            a Definitive Note,

we confirm that:

1.             We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.             We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any Subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that is purchasing for its own account or for the account of such an institutional “accredited investor” for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (E) pursuant to the provisions of Rule 144(k) under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from the Company in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.             We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to the Trustee and the Company such certifications, legal opinions and other information as the Trustee and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

F-1

4.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.             We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

The Trustee and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

F-2

Exhibit G

FORM OF INTERCREDITOR AGREEMENT

[See attached]

OMNIBUS INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, dated as of November [    ], 2009, is entered into by and among (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee pursuant to the Existing Notes Indenture (as hereinafter defined) for the Existing Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Existing Notes Trustee”); (b) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as collateral agent pursuant to the Existing Notes Collateral Agreements (as hereinafter defined) for the benefit of the Existing Notes Trustee and the Existing Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “Existing Notes Collateral Agent”); (c) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee pursuant to the Interim Notes Indenture (as hereinafter defined) for the Interim Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Interim Notes Trustee”); (d) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as collateral agent pursuant to the Interim Notes Collateral Agreements (as hereinafter defined) for the benefit of the Interim Notes Trustee and the Interim Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “Interim Notes Collateral Agent”); (e) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (or such other party as may be designated pursuant to Section 4 below), in its capacity as trustee pursuant to the New Notes Indenture (as hereinafter defined) for the New Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “New Notes Trustee”); (f) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (or such other party as may be designated pursuant to Section 4 below), in its capacity as collateral agent pursuant to the New Notes Collateral Agreements (as hereinafter defined) for the benefit of the New Notes Trustee and the New Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “New Notes Collateral Agent”);  (g) each additional AUTHORIZED REPRESENTATIVE from time to time party hereto for the Additional Secured Parties of the Series of Secured Debt with respect to which it is acting in such capacity; and (h) FIBERTOWER CORPORATION, a Delaware corporation, FIBERTOWER NETWORK SERVICES CORP., a Delaware corporation, ART LEASING, INC., a Delaware corporation, TELIGENT SERVICES ACQUISITION, INC., a Delaware corporation, ART LICENSING CORPORATION, a Delaware corporation, and FIBERTOWER SOLUTIONS CORPORATION, a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the Company (as hereinafter defined), the Guarantors (as hereinafter defined) and the Existing Notes Trustee have entered into the Indenture, dated as of November 9, 2006, (as such Indenture may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “Existing Notes Indenture”) governing the 9.00% Convertible Senior Secured Notes due 2012 (such notes, the “Existing Notes”) issued by the Company to the Existing Notes Noteholders;

WHEREAS, on the date hereof the Company, the Guarantors and the Interim Notes Trustee have entered into the Indenture, dated as of November [    ], 2009, (as such Indenture may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “Interim Notes Indenture”) governing the [12.00]% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (such notes, including the Initial Interim Notes and any Additional Interim Notes (each, as defined below), the “Interim Notes”) issued by the Company to the Interim Notes Noteholders (as defined below);

WHEREAS, after the date hereof the Company, the Guarantors and the New Notes Trustee may, subject to the terms of the Secured Debt Documents (as defined below), and upon the mandatory redemption of the Interim Notes, enter into an Indenture (as such Indenture may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “New Notes Indenture”) governing certain 9.00% Senior Secured Notes (such notes, including the Initial New Notes and any Additional New Notes (each, as defined below), the “New Notes”) issued by the Company to the New Notes Noteholders (as defined below);

WHEREAS, after the date hereof, the Company and the Guarantors may, subject to the terms of the Secured Debt Documents, enter into a Working Capital Facility (as defined below) (as such agreement may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “Working Capital Facility Agreement”) under agreements evidencing such Working Capital Facility Indebtedness, which the Company desires to secure on a senior basis to the Interim Notes Liens and the Pari Passu Indebtedness Liens, and on a partially senior basis to and partially pari passu basis with the New Notes Liens, such that the Working Capital Facility Indebtedness (as defined below) shall be permitted to be secured by the Working Capital Facility Collateral (as defined below) if (x) the Secured Debt Documents do not prohibit such Working Capital Facility Indebtedness from being secured by the Working Capital Facility Collateral and (y) the Working Capital Facility Collateral Agent, for itself and on behalf of the lenders party to such Working Capital Facility Agreement, executes and delivers a counterpart hereof and becomes a party to this Agreement in accordance with Section 2.3 hereof.

WHEREAS, after the date hereof, the Company may, subject to the terms and conditions of the Secured Debt Documents, incur additional indebtedness that is pari passu with the Interim Notes Indebtedness and New Notes Indebtedness (the “Pari Passu Indebtedness”, as hereinafter further defined) under agreements evidencing such Pari Passu Indebtedness, which the Company desires to secure on a pari passu basis with the Interim Notes Liens and New Notes Liens (but junior and subordinate to the Working Capital Facility Liens and senior to the Existing Notes Liens).  Such Pari Passu Indebtedness shall be permitted to be secured by the Pari Passu Collateral if (x) the Secured Debt Documents do not prohibit such Pari Passu Indebtedness from being secured by the Pari Passu Collateral and (y) the Pari Passu Collateral Agent, for itself and on behalf of the Pari Passu Lenders (as hereinafter defined), executes and delivers a counterpart hereof and becomes a party to this Agreement in accordance with Section 2.3 hereof.

WHEREAS, certain of the Existing Holders have agreed to exchange Existing Notes held by such Existing Holders for the Interim Notes, and in connection therewith Existing Holders of at least a majority in aggregate principal amount of the Existing Notes outstanding voting as a single class have agreed to enter into this Agreement; and

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WHEREAS, it is a condition precedent to the issuance by the Company of the Interim Notes that the Existing Notes Trustee, the Existing Notes Collateral Agent, the Interim Notes Trustee, the Interim Notes Collateral Agent, the Company and the Guarantors enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions.  Unless otherwise specifically stated herein (including through the Initial Incorporation or the Transition Incorporation), any capitalized terms used in this Agreement which are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indentures then in effect.

Section 2. Effectiveness.

2.1                                 Initial Effectiveness.

(a)                                  This Agreement shall become effective as of the date first written above (the “Initial Effective Date”) when each of the Company, the Guarantors, the Existing Notes Trustee, the Existing Notes Collateral Agent, the Interim Notes Trustee and the Interim Notes Collateral Agent shall have executed a counterpart of this Agreement and delivered a copy thereof to the Interim Notes Trustee.

(b)                                 As of the Initial Effective Date, all of the provisions of Exhibit A attached hereto shall be incorporated herein, and each reference in this Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to this Agreement and each reference in the Existing Notes Indenture, the Interim Notes Indenture, the Working Capital Facility Agreement, the documents evidencing or governing the Pari Passu Indebtedness, and all other related documents and instruments, to the “Intercreditor Agreement” (or to the “Omnibus Intercreditor Agreement” or to a like term in reference to this Agreement), “thereunder”, “thereof” or words of like import referring to this Agreement shall mean and be a reference to this Agreement subject to such incorporation of the provisions of Exhibit A (the “Initial Incorporation”).  For the avoidance of doubt, all of the provisions of Exhibit A shall be incorporated herein as of the date first written above, including the definitions provided in Exhibit A, which shall apply as applicable to the recitals hereto.

2.2                                 Transition Effectiveness.

(a)                                  The “Transition Effective Date” shall be the first date on which both of the following conditions have been satisfied:  (x) the Interim Notes Trustee shall have given notice to each other party then party hereto that the Mandatory Redemption (as defined in Section 3.11 of the Interim Notes Indenture) has occurred and that the Interim Notes Indenture has been discharged in accordance with Section 13.01 thereof, and (y) the New Notes Trustee and the New Notes Collateral Agent have each executed and delivered to the Interim Notes Trustee counterparts hereof.

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(b)                                 As of the Transition Effective Date, automatically and without the requirement of any further action on the part of any party hereto, (x) the Initial Incorporation, and all of the provisions of Exhibit A incorporated herein thereby, shall cease to be in effect; and (y) all of the provisions of Exhibit B attached hereto shall be incorporated herein, and each reference in this Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to this Agreement and each reference in the Existing Notes Indenture, the Interim Notes Indenture, the New Notes Indenture, the Working Capital Facility Agreement, the documents evidencing or governing the Pari Passu Indebtedness, and all other related documents and instruments, to the “Intercreditor Agreement” (or to the “Omnibus Intercreditor Agreement” or to a like term in reference to this Agreement), “thereunder”, “thereof” or words of like import referring to this Agreement shall mean and be a reference to this Agreement subject to such incorporation of the provisions of Exhibit B (the “Transition Incorporation”).  Except to the extent certain provisions hereof may be deleted or added pursuant to the Initial Incorporation’s ceasing to be in effect and the occurrence of the Transition Incorporation, this Agreement shall continue to be in full force and effect through and after the Transition Effective Date.

2.3                                 Effectiveness as to Additional Parties.  Other than the parties whose execution and delivery of a counterpart hereof is a condition to the Initial Effective Date or the Transition Effective Date (which execution and delivery are contemplated by Sections 2.1 and 2.2), each party hereto shall, by executing and delivering to the Interim Notes Trustee (prior to the Transition Effective Date) or to the New Notes Trustee (on or after the Transition Effective Date) a counterpart hereof, become a party hereto and bound by this Agreement as of the Initial Effective Date.

Section 3. Covenants.

3.1                                 Further Assurances.

(a)                                  The Existing Notes Trustee and the Existing Notes Collateral Agent each agrees that it shall, at any time and from time to time upon the request of the Interim Notes Trustee (prior to the Transition Effective Date) or the New Notes Trustee (on or after the Transition Effective Date), take such further action and execute and deliver such additional documents and instruments (including without limitation a ratification of its obligations hereunder, and taking any actions pursuant to Section 3.1(b), and in each case in recordable form, if requested) as the Interim Notes Trustee or New Notes Trustee may reasonably request to effectuate the terms of this Agreement.

(b)                                 Each party hereto agrees that it shall, at any time and from time to time upon the request of the Interim Notes Trustee (prior to the Transition Effective Date) or the New Notes Trustee (on or after the Transition Effective Date), enter into, and execute and deliver to the Interim Notes Trustee or the New Notes Trustee, as applicable, a counterpart of, an intercreditor agreement substantially in the form of Exhibit A (prior to the Transition Effective Date) or Exhibit B (on or after the Transition Effective Date), and take such further action and execute and deliver such additional documents and instruments (in recordable form, if requested) as the Interim Notes Trustee or New Notes Trustee may reasonably request to effectuate the terms of such intercreditor agreement.  Notwithstanding whether any such request is made or complied with, this Agreement shall be effective as to all parties hereto.

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(c)                                  The Interim Notes Collateral Agent agrees that, promptly upon the Transition Effective Date, it shall (i) deliver, or cause any third party holding Collateral (as defined in the Interim Notes Indenture) on its behalf to deliver, the remainder of the Collateral, if any, in its possession to the designee of the New Notes Collateral Agent (except as may otherwise be required by applicable law or court order), and (ii) take such further action and execute and deliver such additional documents and instruments (in recordable form, if requested) as the New Notes Trustee may reasonably request to ensure that the New Notes Collateral Agent has possession of, or “control” (as defined in the UCC) over, such of the Collateral as is necessary or appropriate to effect the purposes of the New Notes Indenture and the Note Documents (as defined in the New Notes Indenture).

3.2                                 Power of Attorney.  Each of the Existing Notes Trustee and the Existing Notes Collateral Agent hereby irrevocably constitutes and appoints the New Notes Trustee and its officers, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Existing Notes Trustee or the Existing Notes Collateral Agent, as applicable, and in the name of the Existing Notes Trustee or the Existing Notes Collateral Agent, as applicable, or in the New Notes Trustee’s own name, from time to time in the New Notes Trustee’s discretion, for the purpose of carrying out the terms of Section 3.1 hereof, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of such Section, and, in addition, to take any and all other appropriate and commercially reasonable action for the purpose of carrying out the terms of such Section, all subject to the limitations set forth therein, such power of attorney being coupled with an interest and irrevocable for the duration of this Agreement.  Each of the Existing Notes Trustee and the Existing Notes Collateral Agent hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 3.2 if done in accordance with the provisions hereof.

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Section 4. Designation of Alternate New Notes Trustee and/or Collateral Agent.  At any time and from time to time prior to the Transition Effective Date, [the parties at such time party hereto] may agree in writing to designate as New Notes Trustee and/or as New Notes Collateral Agent a party other than the party listed as such in the recitals hereto or previously so designated pursuant to this Section 4.  Upon such agreement, the term “New Notes Trustee” or “New Notes Collateral Agent”, as applicable, shall refer to such new designated party.

Section 5. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state and any applicable laws of the United States of America.

Section 6. Binding on Successors and Assigns.  This Agreement shall be binding upon the Working Capital Facility Collateral Agent, the Working Capital Facility Lenders, the Existing Notes Trustee, the Interim Notes Trustee, the New Notes Trustee, the Existing Notes Collateral Agent, the Interim Notes Collateral Agent, the New Notes Collateral Agent, the Noteholders, the Pari Passu Collateral Agent, the Pari Passu Lenders, and their respective permitted successors and assigns.

Section 7. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8. Amendments, Etc..  No amendment, modification, waiver or termination of any of the provisions of this Agreement shall be deemed to be made or effective unless the same shall be in writing signed by each of the parties at such time party hereto.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Existing Notes Trustee and Existing Notes Collateral Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Interim Notes Trustee and Interim Notes Collateral Agent

By:
Name:
Title:

FIBERTOWER CORPORATION
FIBERTOWER NETWORK SERVICES CORP.
ART LEASING, INC.
ART LICENSING, INC.
TELIGENT SERVICES ACQUISITION, INC.
FIBERTOWER SOLUTIONS CORPORATION

By:
Name:
Title:

Address:

[ ]
[ ]
Attention: [ ]
Telecopy No.: [ ]
Email Address: [ ]

EXHIBIT A

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

This AMENDED AND RESTATED INTERCREDITOR AGREEMENT, dated as of November [    ], 2009, is entered into by and among  (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee pursuant to the Existing Notes Indenture (as hereinafter defined) for the Existing Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Existing Notes Trustee”); (b) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as collateral agent pursuant to the Existing Notes Collateral Agreements (as hereinafter defined) for the benefit of the Existing Notes Trustee and the Existing Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “Existing Notes Collateral Agent”); (c) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee pursuant to the Interim Notes Indenture (as hereinafter defined) for the Interim Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Interim Notes Trustee”); (d) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as collateral agent pursuant to the Interim Notes Collateral Agreements (as hereinafter defined) for the benefit of the Interim Notes Trustee and the Interim Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “Interim Notes Collateral Agent”); (e) each additional AUTHORIZED REPRESENTATIVE from time to time party hereto for the Additional Secured Parties of the Series of Secured Debt with respect to which it is acting in such capacity; and (f) FIBERTOWER CORPORATION, a Delaware corporation, FIBERTOWER NETWORK SERVICES CORP., a Delaware corporation, ART LEASING, INC., a Delaware corporation, TELIGENT SERVICES ACQUISITION, INC., a Delaware corporation, ART LICENSING CORPORATION, a Delaware corporation, and FIBERTOWER SOLUTIONS CORPORATION, a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the Company (as hereinafter defined), the Guarantors (as hereinafter defined) and the Existing Notes Trustee have entered into the Indenture, dated as of November 9, 2006, (as such Indenture may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “Existing Notes Indenture”) governing the 9.00% Convertible Senior Secured Notes due 2012 (such notes, the “Existing Notes”) issued by the Company to the Existing Notes Noteholders;

WHEREAS, on the date hereof the Company, the Guarantors and the Interim Notes Trustee have entered into the Indenture, dated as of November [    ], 2009, (as such Indenture may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “Interim Notes Indenture”) governing the 12.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (such notes, including the Initial Interim Notes and any Additional

Interim Notes (each, as defined below), the “Interim Notes”) issued by the Company to the Interim Notes Noteholders (as defined below);

WHEREAS, after the date hereof, the Company and the Guarantors may, subject to the terms of the Secured Debt Documents enter into a Working Capital Facility (as defined below) (as such agreement may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “Working Capital Facility Agreement”) under agreements evidencing such Working Capital Facility Indebtedness, which the Company desires to secure on a senior basis to the Notes Liens and the Pari Passu Indebtedness Liens.  The Working Capital Facility Indebtedness (as defined below) shall be permitted to be secured by the Working Capital Facility Collateral (as defined below) if (x) the Secured Debt Documents do not prohibit such Working Capital Facility Indebtedness from being secured by the Working Capital Facility Collateral and (y) the Working Capital Facility Collateral Agent, for itself and on behalf of the lenders party to such Working Capital Facility Agreement, execute and deliver a joinder agreement hereto and become a party to this Agreement pursuant to the requirements of Section 8.7 hereof.

WHEREAS, after the date hereof, the Company may, subject to the terms and conditions of the Secured Debt Documents, incur additional indebtedness that is pari passu with the Interim Notes Indebtedness (the “Pari Passu Indebtedness”, as hereinafter further defined) under agreements evidencing such Pari Passu Indebtedness, which the Company desires to secure on a pari passu basis with the Interim Notes Liens (but junior and subordinate to the Working Capital Facility Liens and senior to the Existing Notes Liens).  Such Pari Passu Indebtedness shall be permitted to be secured by the Pari Passu Collateral if (x) the Secured Debt Documents do not prohibit such Pari Passu Indebtedness from being secured by the Pari Passu Collateral and (y) the Pari Passu Collateral Agent, for itself and on behalf of the Pari Passu Lenders (as hereinafter defined) execute and deliver a joinder agreement hereto and become a party to this Agreement pursuant to the requirements of Section 8.7 hereof.

WHEREAS, certain of the Existing Holders have agreed to exchange Existing Notes held by such Existing Holders for the Interim Notes, and in connection therewith Existing Holders of at least a majority in aggregate principal amount of the Existing Notes outstanding voting as a single class have agreed to amend and restate the form of Intercreditor Agreement attached as Exhibit G to the Existing Notes Indenture in its entirety pursuant to this Agreement; and

WHEREAS, it is a condition precedent to the issuance by the Company of the Interim Notes that the Existing Notes Trustee, the Existing Notes Collateral Agent, the Interim Notes Trustee, the Interim Notes Collateral Agent, the Company and the Guarantors enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions.  Unless otherwise specifically stated, any capitalized terms used in this Agreement which are not otherwise defined herein shall have the respective meanings

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ascribed to such terms in the Indentures then in effect.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural form of the terms indicated):

“Additional Interim Notes” means the aggregate principal amount of Interim Notes (other than the Initial Interim Notes) issued under the Interim Notes Indenture (i) in lieu of interest payment on the Initial Interim Notes as permitted by Section 5.09 of the Interim Notes Indenture and paragraph “1. Interest” in the form of Interim Note attached as  Exhibit A thereto or (ii) subject to the satisfaction of all of the covenants in the Interim Notes Indenture, including, without limitation, Sections 5.09 and 5.12 of the Interim Notes Indenture, in each case in the form of Exhibit A thereto, as part of the same series as the Initial Interim Notes.

“Additional Secured Parties” means, with respect to the Working Capital Facility Indebtedness and the Pari Passu Indebtedness, the holders of such Indebtedness, any trustee or agent therefor under any related promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, in each case, as amended, restated, refinanced or otherwise modified from time to time, but shall not include the Obligors.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” means this Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“asset” means any asset or property (tangible and intangible).

“Asset Sale” means in a single transaction or a series of related transactions:  (i) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback transaction), other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole; and (ii) the issuance or sale of Equity Interests of any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries.  For purposes of this definition, the term “Asset Sale” shall not include:

(1)           any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)           a transfer of assets between or among the Company and its wholly-owned Guarantors;

(3)           an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a wholly-owned Guarantor;

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(4)           the sale or lease of products, services or accounts receivable in the ordinary course of business or equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets including, without limitation, the disposition of equipment that is worn out or obsolete; and

(5)           the sale or other disposition of cash or Cash Equivalents.

“Authorized Representative” means (i) in the case of any Working Capital Facility Obligations, the Working Capital Facility Collateral Agent on its own behalf and on behalf of the Working Capital Facility Lenders, (ii) in the case of the Existing Notes Obligations, the Existing Notes Collateral Agent on its own behalf and on behalf of the Existing Notes Noteholders, (iii) in the case of the Interim Notes Obligations, the Interim Notes Collateral Agent on its own behalf and on behalf of the Interim Notes Noteholders, and (iv) in the case of the Pari Passu Obligations, the Pari Passu Collateral Agent on its own behalf and on behalf of the Pari Passu Indebtedness Lenders.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as amended from time to time, and any successor statute, or if the context so requires, any similar federal or state law.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to a partnership, the board of directors of the general partner of the partnership, (iii) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York or San Francisco, California or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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(3)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in profits, losses or distribution of assets with Capital Stock.

“Cash Equivalents” means:

(1)           United States dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)           certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)           repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper having one of the two highest ratings obtainable from Moody’s or Standard & Poor’s and, in each case, maturing within twelve months after the date of acquisition; and

(6)           money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Collateral” means all collateral of whatsoever nature purported to be subject to the lien of any of the Secured Debt Documents.

“Collateral Documents” means, collectively, (i) the Working Capital Facility Collateral Documents, (ii) the Notes Collateral Documents, and (iii) the Pari Passu Collateral Documents.

“Company” means FiberTower Corporation, and its successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any successor or assign.

“Comparable Noteholder Collateral Document” means, in relation to any Shared Collateral subject to any Working Capital Facility Security Document, that Noteholder Collateral

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Document which creates a security interest in the same Collateral, granted by the same Obligor or Obligors.

“Comparable Pari Passu Collateral Document” means, in relation to any Shared Collateral that is also Pari Passu Collateral, subject to any Working Capital Facility Security Document, that Pari Passu Collateral Document which creates a security interest in the same Collateral, granted by the same Obligor or Obligors.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) from and after the incurrence of the Working Capital Facility Obligations until the Discharge of Working Capital Facility Obligations, the Working Capital Facility Collateral Agent, and (ii) until the Discharge of Interim Notes Obligations, provided that no Working Capital Facility Obligations are outstanding, the Primary Notes Collateral Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Senior Secured Parties whose Authorized Representative is the Controlling Collateral Agent for such Shared Collateral.

“Discharge of Interim Notes Obligations” means the occurrence of all of the following:

(1)           payment in full in cash of the principal of and interest and premium (if any) on all Interim Notes Indebtedness; and

(2)           payment in full in cash of all other Interim Notes Obligations that are outstanding and unpaid at the time the Interim Notes Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Working Capital Facility Obligations” means the occurrence of all of the following:

(1)           termination or expiration of all commitments to extend credit that would constitute Working Capital Facility Indebtedness;

(2)           payment in full in cash of the principal of and interest and premium (if any) on all Working Capital Facility Indebtedness (other than any undrawn letters of credit);

(3)           cash collateralization (at the lower of (i) 110% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Working Capital Facility Document), expiration, termination or return to the issuing bank of all outstanding letters of credit constituting Working Capital Facility Indebtedness; and

(4)           payment in full in cash of all other Working Capital Facility Obligations that are outstanding and unpaid at the time the Working Capital Facility Obligations are paid in full in cash (other than any obligations for taxes, costs, indemnifications,

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reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption does not violate any of the Indentures then in effect.

“Enforcement Action” means the commencement of any judicial or nonjudicial enforcement, collection, execution, levy or foreclosure action or proceeding with respect to, or seeking to have a trustee, receiver, liquidator or similar official appointed for or over, attempting any action to take possession of, or otherwise exercising any enforcement right, remedy or power with respect to, or otherwise taking any action to enforce its security interest in or realize upon, or take any other enforcement action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Collateral Document, applicable law or otherwise, other than as permitted in Section 3.1(b).

“Equally and Ratably” means, in reference to sharing Liens or Proceeds thereof with respect to Shared Collateral as between the Senior Subordinated Secured Parties, that such Liens or proceeds will be allocated and distributed to the Primary Notes Collateral Agent (for the account of the Interim Notes Noteholders) and the Pari Passu Collateral Agent (for the account of the Pari Passu Lenders), ratably in proportion to outstanding Obligations in respect of the Interim Notes Indebtedness and Pari Passu Indebtedness, as applicable, when the allocation or distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Notes” shall have the meaning set forth in the recitals hereto.

“Existing Notes Collateral” means all of the assets of any Obligor (other than the Capital Stock or assets of Guarantors that hold the Company’s 24 GHz or 39 GHz FCC Licenses), whether real, personal or mixed, with respect to which a Lien is granted as security for any Existing Notes Obligations.

“Existing Notes Collateral Agreement” means the Pledge and Security Agreement, dated as of November 9, 2006, among the Obligors party thereto and the Existing Notes Collateral

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Agent, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

“Existing Notes Collateral Documents” means this Agreement, the Existing Notes Collateral Agreement, the Existing Notes Mortgages, and any other document or instrument executed and delivered at any time pursuant to any Existing Notes Document or otherwise, pursuant to which a Lien is granted by an Obligor to secure any Existing Notes Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

“Existing Notes Documents” means the Existing Notes Indenture, the Existing Notes, the Existing Notes Guarantees, the Existing Notes Collateral Documents and any other agreements governing, securing or relating to any Existing Notes Obligations.

“Existing Notes Guarantee” means the guarantee by each Guarantor of the Company’s payment obligations under the Existing Notes Indenture.

“Existing Notes Indebtedness” means the [$278,480,038] aggregate principal amount of Existing Notes issued under the Existing Notes Indenture and outstanding on the date hereof.

“Existing Notes Indenture” shall have the meaning set forth in the recitals hereto.

“Existing Notes Lien” means a Lien granted by an Existing Notes Collateral Document to the Existing Notes Collateral Agent (or any other holder, or representative of holders, of Existing Notes Obligations), at any time, upon any assets of the Company or any Guarantor to secure Existing Notes Obligations.

“Existing Notes Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Obligor is granted to secure any Existing Notes Obligations or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

“Existing Notes Noteholders” means the Persons holding Existing Notes Indebtedness.

“Existing Notes Obligations” means Existing Notes Indebtedness and all other Obligations in respect thereof.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Indentures then in effect), evidenced by a resolution delivered to the Trustee.

“FCC” means the U.S. Federal Communications Commission and any successor agency that is responsible for regulating the U.S. telecommunications industry.

“FCC License” means any authorization, license or permit issued by the FCC, together with any extensions or renewals thereof.

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“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantor” means each Domestic Restricted Subsidiary of the Company on the date hereof, and each other Domestic Restricted Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indentures then in effect, in each case, together with their respective successors and assigns, unless and until the Note Guarantee of such Person has been released in accordance with the provisions of the Indentures then in effect.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person, incurred in the ordinary course of business to protect against interest rate and foreign currency exchange rate fluctuations, under:

(1)           interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)           other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indentures” means, collectively, (i) the Existing Notes Indenture, and (ii) the Interim Notes Indenture.

“Initial Interim Notes” means [$327,002,783] aggregate principal amount of Interim Notes issued under the Interim Notes Indenture on November [    ], 2009.

“Insolvency Proceeding” means, as to any Person, any of the following: (a) any case or proceeding with respect to such Person under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, arrangement, composition or readjustment of the obligations and Indebtedness of such Person; (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any of its assets; (c) any proceeding for liquidation, dissolution or other winding up of the business of such Person; or (d) any assignment for the benefit of creditors or any marshaling of assets of such Person.

“Interim Notes” shall have the meaning set forth in the recitals hereto.

“Interim Notes Collateral” means all of the assets of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Interim Notes Obligations.

“Interim Notes Collateral Agreement” means the Pledge and Security Agreement, dated as of November [    ], 2009, among the Obligors party thereto and the Interim Notes Collateral

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Agent, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

“Interim Notes Collateral Documents” means this Agreement, the Interim Notes Collateral Agreement, the Interim Notes Mortgages, and any other document or instrument executed and delivered at any time pursuant to any Interim Notes Document or otherwise, pursuant to which a Lien is granted by an Obligor to secure any Interim Notes Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

“Interim Notes Documents” means the Interim Notes Indenture, the Interim Notes, the Interim Notes Guarantees, the Interim Notes Collateral Documents, the Interim Notes Purchase Agreement, the Interim Notes Registration Rights Agreement and any other agreements governing, securing or relating to any Interim Notes Obligations.

“Interim Notes Guarantee” means the guarantee by each Guarantor of the Company’s payment obligations under the Interim Notes Indenture.

“Interim Notes Indebtedness” means (1) the Initial Interim Notes and the Interim Notes Guarantees issued on November [    ], 2009, and (2) any Additional Interim Notes and Interim Notes Guarantees thereon issued pursuant to the Indenture.

“Interim Notes Indenture” shall have the meaning set forth in the recitals hereto.

“Interim Notes Lien” means a Lien granted by an Interim Notes Collateral Document to the Interim Notes Collateral Agent (or any other holder, or representative of holders, of Interim Notes Obligations), at any time, upon any assets of the Company or any Guarantor to secure Interim Notes Obligations.

“Interim Notes Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Obligor is granted to secure any Interim Notes Obligations or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

“Interim Notes Noteholders” means the Persons holding Interim Notes Indebtedness.

“Interim Notes Obligations” means Interim Notes Indebtedness and all other Obligations in respect thereof.

“Interim Notes Purchase Agreement” means the purchase agreement, dated as of November [    ], 2009, among the Company, the Guarantors and the initial purchasers of the Interim Notes identified therein, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Interim Notes Registration Rights Agreement” means the registration rights agreement, dated as of November [    ], 2009, among the Company, the Guarantors and the initial purchasers

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of the Interim Notes identified therein, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Junior Secured Parties” means, collectively, (i) the Existing Notes Collateral Agent and the Existing Notes Noteholders, (ii) the Senior Subordinated Secured Parties, and (iii) each other Person that from time to time holds any Existing Notes Indebtedness, Interim Notes Indebtedness or Pari Passu Indebtedness.  At all times, the Existing Notes Collateral Agent and the Existing Notes Noteholders shall, in relationship to the Interim Notes Collateral Agent and the Interim Notes Noteholders, constitute Junior Secured Parties for all purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Interim Notes Registration Rights Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Working Capital Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Secured Parties that are not Controlling Secured Parties with respect to such Shared Collateral.

“Notes Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Collateral Agent under the Notes Collateral Documents, together with any successors in such capacity.

“Notes Collateral Documents” means, collectively, (i) the Existing Notes Collateral Documents, and (ii) the Interim Notes Collateral Documents.

“Notes Documents” means, collectively, (i) the Existing Notes Documents, and (ii) the Interim Notes Documents.

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“Noteholders” means, collectively, (i) the Existing Notes Noteholders, and (ii) the Interim Notes Noteholders.

“Notes Indebtedness” means, collectively, (i) the Existing Notes Indebtedness, and (ii) the Interim Notes Indebtedness.

“Notes Obligations” means, collectively, Obligations in respect of (i) the Existing Notes Indebtedness, and (ii) Interim Notes Indebtedness.

“Obligations” means (1) with respect to Existing Notes Indebtedness, any principal, premium, if any, accrued and unpaid interest, monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Existing Notes or the Existing Notes Indenture, (2) with respect to Interim Notes Indebtedness, any principal, premium, if any, accrued and unpaid interest, including Liquidated Damages, if any, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Interim Notes or the Interim Notes Indenture, (3) with respect to Working Capital Facility Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Working Capital Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable by the Company or any guarantor of the Working Capital Facility Indebtedness and (4) with respect to Pari Passu Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Pari Passu Indebtedness Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable by the Company or any guarantor of the Pari Passu Indebtedness.

“Obligor” means the Company and any Guarantor.

“Officer” means, with respect to any Person, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company.

“Pari Passu Collateral” means all of the assets of any Obligor (other than the Capital Stock or assets of Guarantors that hold the Company’s 24 GHz or 39 GHz FCC Licenses), whether real, personal or mixed, with respect to which a Lien is granted as security for any Pari Passu Obligations.

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“Pari Passu Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the agreement governing any Pari Passu Indebtedness or any other representative then most recently designated in accordance with the applicable provisions of any such agreement, together with its successors in such capacity.

“Pari Passu Collateral Documents” means this Agreement and any other document or instrument executed and delivered at any time pursuant to any Pari Passu Indebtedness Document or otherwise, pursuant to which a Lien is granted by an Obligor to secure any Pari Passu Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, modified, supplemented, extended, renewed, or restated from time to time.

“Pari Passu Indebtedness” means Indebtedness permitted by clause (2) of the second paragraph of Section 5.09 of the Interim Notes Indenture.

“Pari Passu Indebtedness Cap” means the principal amount outstanding under any Pari Passu Indebtedness in an aggregate principal amount not to exceed $250.0 million.

“Pari Passu Indebtedness Documents” means the Pari Passu Collateral Documents, and any other documents, instruments and agreements executed by or on behalf of any Obligor which is or becomes a party to any Pari Passu Indebtedness Document and delivered to or for the Pari Passu Collateral Agent, securing or relating to any Pari Passu Obligations, and any other transaction contemplated by the Pari Passu Indebtedness Documents, all as amended, restated, supplemented or modified from time to time.

“Pari Passu Lenders” means the Persons holding Pari Passu Indebtedness, including, without limitation, the Pari Passu Collateral Agent.

“Pari Passu Lien” means a Lien granted to the Pari Passu Collateral Agent (or any other holder, or representative of holders, of Pari Passu Indebtedness), at any time, upon any assets of the Company or any Guarantor to secure the Pari Passu Obligations.

“Pari Passu Obligations” means the Pari Passu Indebtedness and all other Obligations in respect Pari Passu Indebtedness.

“Person” or “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Primary Notes Collateral Agent” means the Interim Notes Collateral Agent, together with any successors in such capacity.

“Proceeds” shall have the meaning set forth in Section 4.1.

“Qualified Indemnification Claim” means any claim for indemnification which the Working Capital Facility Collateral Agent or any Working Capital Facility Lender has against any Obligor pursuant to the indemnification obligations of the Company and the other Obligors under the Working Capital Facility Documents as set forth in the Indemnification Claim Notice

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(as defined below); provided, that (a) within five (5) Business Days following delivery by the Notes Collateral Agent or the Pari Passu Collateral Agent, as applicable, of an Exercise Notice (as defined herein), the Notes Collateral Agent or Pari Passu Collateral Agent, as applicable, is provided with (i) a reasonably detailed description of such claim, including the approximate amount (if any) of such claim, if known (the “Indemnification Claim Notice”), and (ii) copies of all correspondence, if any, with any Obligor in respect of such claim, or notices, if any, delivered to any Obligor in respect of such claim, and (b) promptly following a request therefor by the Notes Collateral Agent or Pari Passu Collateral Agent, as applicable, on or after the date on which the Exercise Notice is delivered by the Notes Collateral Agent or Pari Passu Collateral Agent, as applicable, deliver such other information as may be reasonably requested by the Notes Collateral Agent or Pari Passu Collateral Agent, as applicable, in respect of such claim to the extent that the Working Capital Facility Collateral Agent or any Working Capital Facility Lender has such information in its actual possession or control.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Required Noteholders” means, as applicable, (i) in the case of the Existing Notes Indenture, the holders of an aggregate principal amount of all Existing Notes Indebtedness (or portion thereof) then outstanding required to approve any amendment or modification of the Existing Notes Documents, or any termination or waiver of any provision of the Existing Notes Documents, or any consent or departure by any of the Obligors therefrom, and (ii) in the case of the Interim Notes Indenture, the holders of an aggregate principal amount of all Interim Notes Indebtedness (or portion thereof) then outstanding required to approve any amendment or modification of the Interim Notes Documents, or any termination or waiver of any provision of the Interim Notes Documents, or any consent or departure by any of the Obligors therefrom.  For purposes of this definition, Notes Indebtedness registered in the name of, or beneficially owned by, any Obligor or any of its Affiliates will be deemed not to be outstanding.

“Required Pari Passu Lenders” means, as applicable, the holders of an aggregate principal amount of all Pari Passu Indebtedness then outstanding required to approve any amendment or modification of a Pari Passu Indebtedness Document, or any termination or waiver of any provision of a Pari Passu Indebtedness Document, or any consent or departure by any of the Obligors therefrom. For purposes of this definition, Pari Passu Indebtedness registered in the name of, or beneficially owned by, any Obligor or any of its Affiliates will be deemed not to be outstanding.

“Required Working Capital Facility Lenders” means, as applicable, those Working Capital Facility Lenders required under the terms of the Working Capital Facility Documents to approve any amendment or modification of a Working Capital Facility Document, or any termination or waiver of any provision of a Working Capital Facility Document, or any consent or departure by any of the Obligors therefrom.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Secured Debt Documents” means, collectively, the Notes Documents, the Working Capital Facility Documents and any Pari Passu Indebtedness Documents.

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“Secured Parties” means, collectively, (i) the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders, (ii) the Existing Notes Collateral Agent and the Existing Notes Noteholders, (iii) the Interim Notes Collateral Agent and the Interim Notes Noteholders, and (iv) the Pari Passu Collateral Agent and the Pari Passu Lenders.

“Senior Indebtedness” means, collectively, (i) Working Capital Facility Indebtedness, (ii) the Interim Notes Indebtedness, and (iv) the Pari Passu Indebtedness.

“Senior Subordinated Secured Parties” means, collectively, (i) the Interim Notes Collateral Agent and the Interim Notes Noteholders, (ii) the Pari Passu Collateral Agent and the Pari Passu Lenders, and (iii) each other Person that from time to time holds such Obligations.

“Series of Secured Debt” means, severally, each of Working Capital Facility Indebtedness, Notes Indebtedness and the Pari Passu Indebtedness.

“Shared Collateral” means Collateral that secures each of the Working Capital Facility Obligations, the Notes Obligations and any Pari Passu Obligations, provided that the Shared Collateral with respect to Existing Notes Indebtedness and Pari Passu Indebtedness shall not include the assets and Capital Stock of Guarantors that hold the Company’s 24 GHz or 39 GHz FCC Licenses.

“Standard & Poor’s” means Standard & Poor’s Corporation.

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Trustee” shall include, in addition to the Existing Notes Trustee and Interim Notes Trustee referred to in the recitals hereto, the then acting collateral agent under the Indentures then in effect and any successor thereto exercising substantially the same rights and powers, or if there is no acting collateral agent under the Indentures then in effect, the Noteholders holding a majority in principal amount of Notes Indebtedness then outstanding.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction

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“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Indebtedness;

(2)           except as permitted by Section 5.11 to the Indentures, is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company or any Restricted Subsidiary;

(3)           is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Working Capital Facility” has the meaning assigned to such term in the Interim Notes Indenture.

“Working Capital Facility Collateral” means all of the assets of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Working Capital Facility Obligations.

“Working Capital Facility Collateral Agent” means, at any time, the Person serving at such time as the “Collateral Agent” under the Working Capital Facility or any other representative then most recently designated in accordance with the applicable provisions of the Working Capital Facility, together with its successors in such capacity.

“Working Capital Facility Debt Cap” means the principal amount outstanding under the Working Capital Facility in an aggregate principal amount not to exceed 110% of the amount at any one time outstanding under clause (1) of Section 5.09 of the Interim Notes Indenture (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed $50,00,000, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company to repay any Indebtedness under the Working Capital Facility and effect a corresponding permanent commitment reduction thereunder pursuant to Section 5.10 of the Interim Notes Indenture.

“Working Capital Facility Documents” means the Working Capital Facility, the Working Capital Facility Security Documents, and all agreements governing or relating to any Working Capital Facility Obligations.

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“Working Capital Facility Indebtedness” means:

(1)           Indebtedness of the Company, the Guarantors and the guarantors under the Working Capital Facility Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Working Capital Facility Agreement obtained an Officers’ Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)           Hedging Obligations incurred to hedge or manage interest rate risk with respect to Working Capital Facility Indebtedness; provided, that:

(a)           such Hedging Obligations are secured by a Working Capital Facility Lien on all of the assets that secure Indebtedness under the Working Capital Facility Agreement; and

(b)           such Working Capital Facility Lien is senior to or on a parity with the Working Capital Facility Liens securing Indebtedness under the Working Capital Facility Agreement.

“Working Capital Facility Lenders” means the Persons holding Working Capital Facility Indebtedness.

“Working Capital Facility Lien” means a Lien granted by a Working Capital Facility Security Document to the Working Capital Facility Collateral Agent (or any Working Capital Facility Lender or other representative of the Working Capital Facility Lenders), at any time, upon any assets of the Company, any Guarantor or any guarantor under the Working Capital Facility Agreement to secure Working Capital Facility Obligations.

“Working Capital Facility Obligations” means the Working Capital Facility Indebtedness and all other Obligations in respect of Working Capital Facility Indebtedness.

“Working Capital Facility Security Documents” means this Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Working Capital Facility Lien upon collateral in favor of the Working Capital Facility Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

Section 2. Lien Priorities.

2.1           Acknowledgment of Liens.

(a)           The Existing Notes Collateral Agent hereby acknowledges that (i) the Interim Notes Collateral Agent, acting for and on behalf of the Interim Notes Trustee and the Interim Notes Noteholders, has been granted Liens upon the Interim Notes Collateral pursuant to the Interim Notes Collateral Documents to secure the Interim Notes Obligations, (ii) to the extent

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any Working Capital Facility Indebtedness is outstanding, the Working Capital Facility Collateral Agent, acting for and on behalf of Working Capital Facility Lenders, shall be granted Liens upon the Working Capital Facility Collateral pursuant to the Working Capital Facility Documents to secure the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) and (iii) to the extent any Pari Passu Indebtedness is outstanding, the Pari Passu Collateral Agent, acting for and on behalf of the Pari Passu Lenders, has been granted Liens upon the Pari Passu Collateral pursuant to the Pari Passu Indebtedness Documents to secure the Pari Passu Obligations (subject to the principal amount thereof not exceeding the Pari Passu Indebtedness Cap).

(b)           The Interim Notes Collateral Agent hereby acknowledges that (i) the Existing Notes Collateral Agent, acting for and on behalf of the Existing Notes Trustee and the Existing Notes Noteholders, has been granted Liens upon the Existing Notes Collateral pursuant to the Existing Notes Collateral Documents to secure the Existing Notes Obligations, (ii) to the extent any Working Capital Facility Indebtedness is outstanding, the Working Capital Facility Collateral Agent, acting for and on behalf of Working Capital Facility Lenders, has been granted Liens upon the Working Capital Facility Collateral pursuant to the Working Capital Facility Documents to secure the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) and (iii) to the extent any Pari Passu Indebtedness is outstanding, the Pari Passu Collateral Agent, acting for and on behalf of the Pari Passu Lenders, has been granted Liens upon the Pari Passu Collateral pursuant to the Pari Passu Indebtedness Documents to secure the Pari Passu Obligations (subject to the principal amount thereof not exceeding the Pari Passu Indebtedness Cap).

2.2           Subordination.  Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of the Working Capital Facility Collateral Agent or any Working Capital Facility Lender, the Existing Notes Collateral Agent or any Existing Notes Noteholder, the Interim Notes Collateral Agent or any Interim Notes Noteholder, the Pari Passu Collateral Agent or any holder of any Pari Passu Indebtedness, in each case in any Shared Collateral, and notwithstanding any conflicting provisions, terms or conditions of the UCC or any other applicable law or the Existing Notes Documents, the Interim Notes Documents, the Pari Passu Indebtedness Documents or the Working Capital Facility Documents or any other circumstance whatsoever, each of the Authorized Representatives hereby agree that:

(a)           any Lien on the Working Capital Facility Collateral securing any or all of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) now or hereafter held by the Working Capital Facility Collateral Agent shall be senior and prior to any Lien on the Shared Collateral securing any or all of the Existing Notes Obligations, the Interim Notes Obligations or the Pari Passu Obligations, whether or not any such Liens securing any of the Working Capital Facility Obligations are subordinated to any Lien securing any other obligation of the Company or any Guarantor, in each case, on the terms and in the manner set forth in this Agreement;

(b)           any Lien on the Shared Collateral securing any or all of the Interim Notes Obligations or the Pari Passu Obligations now or hereafter held by the Interim Notes Collateral

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Agent or the Pari Passu Collateral Agent, respectively, shall be senior and prior to any Lien on the Shared Collateral securing any or all of the Existing Notes Obligations, whether or not any such Liens securing any of the Interim Notes Obligations and the Pari Passu Obligations are subordinated to any Lien securing any other obligation of the Company or any Guarantor, in each case, on the terms and in the manner set forth in this Agreement;

(c)           any Lien on the Shared Collateral now or hereafter held by the Existing Notes Collateral Agent, the Interim Notes Collateral Agent or the Pari Passu Collateral Agent, regardless of how acquired, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any or all of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap); and

(d)           any Lien on the Shared Collateral now or hereafter held by the Existing Notes Collateral Agent, regardless of how acquired, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any or all of the Interim Notes Obligations and the Pari Passu Obligations.

2.3           Pari Passu Liens.  Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of the Interim Notes Collateral Agent or the Pari Passu Collateral Agent in the Shared Collateral , and notwithstanding any conflicting provisions, terms or conditions of the UCC or any other applicable law or the Interim Notes Documents or the Pari Passu Indebtedness Documents or any other circumstance whatsoever, the Interim Notes Collateral Agent (on behalf of itself and the Interim Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) each hereby agree that any Lien on the Shared Collateral securing any or all of the Pari Passu Obligations (subject to the principal amount thereof not exceeding the Pari Passu Indebtedness Cap) now or hereafter held by the Pari Passu Collateral Agent or any Pari Passu Lender and securing any or all of the Interim Notes Obligations now or hereafter held by the Interim Notes Collateral Agent or any Interim Notes Noteholder, will to be pari passu to one another, in each case, regardless of the time or order of attachment or perfection, and otherwise on the terms and in the manner set forth in this Agreement.

2.4           Prohibition on Contesting Liens.  Each of the Authorized Representatives (for itself and on behalf of each other Secured Party of the Series of Secured Debt with respect to which it is acting in such capacity) agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including, without limitation, any Insolvency Proceeding), the priority, validity or enforceability of a Lien held by (i) the Working Capital Facility Collateral Agent or any of the Working Capital Facility Lenders in any of the Working Capital Facility Collateral, (ii) the Interim Notes Collateral Agent or any of the Interim Notes Noteholders in any of the Interim Notes Collateral, (iii) the Pari Passu Collateral Agent or any of the Pari Passu Lenders in any of the Pari Passu Collateral, or (iv) the Existing Notes Collateral Agent or any of the Existing Notes Noteholders in any of the Existing Notes Collateral.

2.5           No New Liens  After the incurrence of the Working Capital Facility Obligations and until the Discharge of Working Capital Facility Obligations, (i) the Existing Notes Collateral

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Agent agrees, for itself and on behalf of each Existing Notes Noteholder, that the Existing Notes Collateral Agent and each Existing Notes Noteholder shall not demand or receive any Lien upon any assets or properties of any Obligor unless the Working Capital Facility Collateral Agent has been granted a Lien on such assets or properties which is senior and prior to the Liens thereon of the Notes Collateral Agent and the Noteholders; (ii) the Interim Notes Collateral Agent agrees, for itself and on behalf of each Interim Notes Noteholder, that the Interim Notes Collateral Agent and each Interim Notes Noteholder shall not demand or receive any Lien upon any assets or properties of any Obligor unless the Working Capital Facility Collateral Agent has been granted a Lien on such assets or properties which is senior and prior to the Liens thereon of the Interim Notes Collateral Agent; (iii) the Pari Passu Collateral Agent agrees, for itself and on behalf of each Pari Passu Lender, that the Pari Passu Collateral Agent and each Pari Passu Lender shall not demand or receive any Lien upon any assets or properties of any Obligor unless the Working Capital Facility Collateral Agent has been granted a Lien on such assets or properties which is senior and prior to the Liens thereon of the Pari Passu Collateral Agent and the Pari Passu Lenders; and (iv) the parties hereto agree that, to the extent that the foregoing provisions of this Section 2.5(a) are not complied with for any reason, after the date hereof, any amounts received by or distributed to the Existing Notes Collateral Agent and/or the Existing Notes Noteholders, the Interim Notes Collateral Agent and/or the Interim Notes Noteholders or the Pari Passu Collateral Agent and/or the Pari Passu Lenders, or any of them pursuant to or as a result of Liens granted in contravention of this Section 2.5(a) shall be subject to Section 4.1.

(b)           Until the Discharge of Interim Notes Obligations, (i) the Existing Notes Collateral Agent agrees, for itself and on behalf of each Existing Notes Noteholder, that the Existing Notes Collateral Agent and each Existing Notes Noteholder shall not demand or receive any Lien upon any assets or properties of any Obligor unless the Interim Notes Collateral Agent has been granted a Lien for the benefit of itself and the Interim Notes Noteholders on such assets or properties which is senior and prior to the Liens thereon of the Existing Notes Collateral Agent and the Existing Notes Noteholders; (ii)  the Pari Passu Collateral Agent agrees, for itself and on behalf of each Pari Passu Lender, that the Pari Passu Collateral Agent and each Pari Passu Lender shall not demand or receive any Lien upon any assets or properties of any Obligor unless the Interim Notes Collateral Agent has been granted a Lien on such assets or properties which is pari passu in rank with the Liens thereon of the Pari Passu Collateral Agent and the Pari Passu Lenders; and (iii) the parties hereto agree that, to the extent that the foregoing provisions of this Section 2.5(b) are not complied with for any reason, after the date hereof, any amounts received by or distributed to the Existing Notes Collateral Agent and/or the Existing Notes Noteholders or the Pari Passu Collateral Agent and/or the Pari Passu Lenders, or any of them pursuant to or as a result of Liens granted in contravention of this Section 2.5(b) shall be subject to Section 4.1.

(c)

Section 3. Enforcement.

3.1           Exercise of Remedies.

(a)           With respect to any Shared Collateral, subject to the provisions of Section 3.1(b), (i) only the Controlling Collateral Agent shall act or refrain from acting with respect to any Enforcement Action against the Shared Collateral (including with respect to any intercreditor

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agreement with respect to any Shared Collateral) and shall have the right to instruct the Authorized Representatives of the Non-Controlling Secured Parties to act or refrain from acting with respect to any Enforcement Action against the Shared Collateral, (ii) the Authorized Representatives of the Non-Controlling Secured Parties shall follow all instructions with respect Enforcement Actions against such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any representative of the Controlling Collateral Agent (and shall not comply with instructions with respect to Enforcement Actions against such Shared Collateral from any other Secured Party (other than the Controlling Collateral Agent)) and (iii) no Authorized Representative of any Non-Controlling Secured Party or other Secured Party (other than the Controlling Collateral Agent) shall, or shall have the right to, take any Enforcement Action against any Shared Collateral, it being agreed that only the Controlling Collateral Agent shall be entitled to take any such Enforcement Action with respect to Shared Collateral.  Notwithstanding the equal priority of the Liens, the Controlling Collateral Agent may deal with the Shared Collateral without regard to the equal priority Lien of the Non-Controlling Secured Parties on such Collateral.  No Authorized Representative of any Non-Controlling Secured Party nor any Non-Controlling Secured Party will contest, protest or object to any Enforcement Action brought by the Controlling Collateral Agent or Controlling Secured Party, or any other exercise by the Controlling Collateral Agent or Controlling Secured Party of any rights and remedies relating to the Shared Collateral, in each case above in compliance with applicable law and this Agreement, or support any other Person in so contesting, protesting or objecting.  The foregoing shall not be construed to limit the rights and priorities of any Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any collateral not constituting Shared Collateral.  No Authorized Representative of any Non-Controlling Secured Party will commence, or join with any Person (other than the Controlling Collateral Agent upon the request thereof) in commencing any Insolvency Proceeding against any Obligor or any Enforcement Action with respect to any Lien held by it on the Shared Collateral.

(b)           Notwithstanding the foregoing, however, any Authorized Representative may:

(i)            file a claim or statement of interest with respect to its Obligations in any Insolvency Proceeding commenced by or against one or more Obligors;

(ii)           take any action (not adverse to the priority status of the Liens on the Shared Collateral or the rights of the Controlling Collateral Agent to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Shared Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Controlling Collateral Agent or of any other Secured Parties including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Obligations and the Shared Collateral; or

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(v)           exercise any of its rights or remedies with respect to the Collateral or commence an Insolvency Proceeding against any Obligor after the termination of the 180-day period specified in Section 3.1(e) to the extent permitted by Section 3.1(e).

(c)           Subject to Section 3.1(e) below, in exercising rights and remedies with respect to the Shared Collateral, the Controlling Collateral Agent may enforce the provisions of the Collateral Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion.  Such exercise and enforcement shall include, without limitation, the rights of an agent appointed by it to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured party under the UCC of any applicable jurisdiction and of a secured creditor under the Bankruptcy Code or similar laws of any applicable jurisdiction.  Without limiting the generality of the foregoing, except as expressly provided above in Sections 3.1(b) or in Section 6.4(b), the sole right of the Non-Controlling Secured Parties is to hold a Lien on the Shared Collateral pursuant to the applicable Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, pursuant to Section 4.1.

(d)           Subject to Section 3.1(e) below, each of the Non-Controlling Secured Parties hereby waives any and all rights it may have as a junior lien creditor or otherwise to object to the manner in which the Controlling Collateral Agent seeks to enforce or collect any Obligations or any Liens granted in any of the Shared Collateral, to the extent such enforcement or collection is in accordance with applicable law and not inconsistent with this Agreement.

(e)           Notwithstanding anything to the contrary set forth herein, in the event of the failure of the Company to make any payment in respect of (i) any Notes Indebtedness in accordance with the terms of the Notes Documents or upon the occurrence of any other Event of Default under any of the  Notes Documents and for so long as such Event of Default under any of  the Notes Documents is continuing, subject at all times to the provisions of Sections 2.2 and 4.1 hereof, or (ii) the Pari Passu Indebtedness in accordance with the terms of the Pari Passu Indebtedness Documents or upon the occurrence of any other Event of Default under the Pari Passu Indebtedness Documents and for so long as such Event of Default under the Pari Passu Indebtedness Documents is continuing, subject at all times to the provisions of Sections 2.2 and 4.1 hereof, in each case, commencing one hundred eighty (180) days after the receipt by the Working Capital Facility Collateral Agent of the declaration by the Trustee or the Existing Notes Collateral Agent or the Interim Notes Collateral Agent, on the one hand, or Pari Passu Collateral Agent, on the other hand, of such Event of Default under any of  the Notes Documents or Pari Passu Indebtedness Documents, as applicable, and of the written demand by the Trustee or the Existing Notes Collateral Agent or the Interim Notes Collateral Agent, on the one hand, or the Pari Passu Collateral Agent, on the other hand, to the Company for the accelerated payment of any or all Notes Obligations or Pari Passu Obligations, as applicable (unless any Obligor is subject to an Insolvency Proceeding by reason of which such declaration and the making of such demand is stayed, in which case, commencing on the date of the commencement of such Insolvency Proceeding), the Trustee or the Existing Notes Collateral Agent (except as prohibited by any other provision of this Agreement, including paragraph (f) below) or the Interim Notes Collateral Agent, on the one hand, or the Pari Passu Collateral Agent, on the other hand, may take any action described in Section 3.1(a) above with respect to its Liens on the Shared

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Collateral but only so long as the Working Capital Facility Collateral Agent is not already diligently pursuing the exercise of its enforcement rights or remedies against, or diligently attempting to vacate any stay of enforcement of its Liens on, all or any material portion of the Shared Collateral, in the case of the Existing Notes Collateral Agent or the Interim Notes Collateral Agent and the Existing Notes Noteholders or Interim Notes Noteholders, as applicable, and the Pari Passu Collateral, in the case of the Pari Passu Collateral Agent and the Pari Passu Lenders (including, without limitation, any of the following: subject to applicable laws, the solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Shared Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting and selling a material portion of the Shared Collateral, the notification of account debtors to make payments to the Working Capital Facility Collateral Agent or its agent, any action to take possession of all or any material portion of the Shared Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Shared Collateral).

(f)            Notwithstanding anything to the contrary set forth herein, in the event of the failure of the Company to make any payment in respect of (i) the Existing Notes Indebtedness in accordance with the terms of the Existing Notes Documents or upon the occurrence of any other Event of Default under the Existing Notes Documents and for so long as such Event of Default under the Notes Documents is continuing, subject at all times to the provisions of Sections 2.2 and 4.1 hereof, or (ii) the Pari Passu Indebtedness in accordance with the terms of the Pari Passu Indebtedness Documents or upon the occurrence of any other Event of Default under the Pari Passu Indebtedness Documents and for so long as such Event of Default under the Pari Passu Indebtedness Documents is continuing, subject at all times to the provisions of Sections 2.2 and 4.1 hereof, in each case, commencing one hundred eighty (180) days after the later of (i) the Discharge of Working Capital Facility Obligations (if any) and (ii) receipt by the Interim Notes Collateral Agent of the declaration by the Existing Notes Trustee or the Existing Notes Collateral Agent, on the one hand, or Pari Passu Collateral Agent, on the other hand, of such Event of Default under the Existing Notes Documents or Pari Passu Indebtedness Documents, as applicable, and of the written demand by the Existing Notes Trustee or the Existing Notes Collateral Agent, on the one hand, or the Pari Passu Collateral Agent, on the other hand, to the Company for the accelerated payment of all Existing Notes Obligations or Pari Passu Obligations, as applicable (unless any Obligor is subject to an Insolvency Proceeding by reason of which such declaration and the making of such demand is stayed, in which case, commencing on the date of the commencement of such Insolvency Proceeding), the Existing Notes Trustee or the Existing Notes Collateral Agent, on the one hand, or the Pari Passu Collateral Agent, on the other hand, may take any action described in Section 3.1(a) above with respect to its Liens on the Collateral but only so long as the Interim Notes Collateral Agent is not already diligently pursuing the exercise of its enforcement rights or remedies against, or diligently attempting to vacate any stay of enforcement of its Liens on, all or any material portion of the Shared Collateral, in the case of the Existing Notes Collateral Agent and the Existing Notes Noteholders, and the Pari Passu Collateral, in the case of the Pari Passu Collateral Agent and the Pari Passu Lenders (including, without limitation, any of the following: subject to applicable laws, the solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Shared Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of

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valuing, marketing, promoting and selling a material portion of the Shared Collateral, the notification of account debtors to make payments to the Interim Notes Collateral Agent or its agent, any action to take possession of all or any material portion of the Shared Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Shared Collateral).

Section 4. Payments.

4.1           Application of Proceeds and Payments Over.  Each Authorized Representative on its own behalf and on behalf of each other Secured Party of the Series of Secured Debt with respect to which it is acting in such capacity (and each such Secured Party by its acceptance of the benefits of the Secured Debt Documents) hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency Proceedings or through any other exercise of remedies or the taking of any other Enforcement Action, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, and any proceeds or payment (collectively, “Proceeds”), shall be applied in the following order:

(a)           FIRST, to the fees and expenses of, and reimbursements and indemnification owed to, the Controlling Collateral Agent under this Agreement and under the Secured Debt Documents to which it is a party that are unpaid as of the applicable date of receipt of such Proceeds, and to any Secured Party which has theretofore advanced or paid any such fees and expenses of, and reimbursements and indemnification owed to, the Controlling Collateral Agent in an amount equal to the amount thereof so advanced or paid by such Secured Party;

(b)           SECOND, to the fees and expenses of, and reimbursements and indemnification that do not relate to the Collateral or the exercise of rights and remedies with respect to thereto (which would be the subject of clause FIRST above) owed to the Working Capital Facility Collateral Agent pursuant to the Working Capital Facility Agreement;

(c)           THIRD to the fees and expenses of, and reimbursements and indemnification that do not relate to the Collateral or the exercise of rights and remedies with respect to thereto (which would be the subject of clause FIRST above) owed to the Notes Collateral Agent pursuant to the Notes Documents and the Pari Passu Collateral Agent pursuant to the Pari Passu Indebtedness Documents, Equally and Ratably,

(d)           FOURTH, to the payment in cash of the Working Capital Facility Obligations then due and owing;

(e)           FIFTH, to the payment in cash of the Interim Notes Obligations then due and owing and any Pari Passu Obligations then due and owing, Equally and Ratably (after giving effect to any payments previously made under this Section),

(f)            SIXTH, to the payment in cash of the Existing Notes Obligations then due and owing, and

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(g)           SEVENTH, to the Company and the Guarantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 5. Other Agreements.

5.1           Releases.

(a)           If, in connection with the exercise of the Controlling Collateral Agent’s remedies in respect of the Shared Collateral provided for in Section 3.1, or, during the continuance any matured “event of default” under the Working Capital Facility Documents, in connection with a Disposition in lieu of foreclosure or other exercise of remedies on any of Shared Collateral by any Obligor at the written direction, or with the approval, of the Controlling Collateral Agent or the Controlling Collateral Agent for itself or on behalf of any of the Controlling Secured Parties, the Controlling Collateral Agent releases any of its Liens on any part of the Shared Collateral, then all Liens on such Shared Collateral in favor of any Secured Party (other than any such Liens on Proceeds, which shall continue notwithstanding such release) shall be automatically, unconditionally and simultaneously released, provided that the Proceeds of such Shared Collateral are applied to repay the Obligations in accordance with Section 4.1.

(b)           If in connection with any sale, lease, exchange, transfer or other disposition of any Shared Collateral (collectively, a “Disposition”) permitted under the terms of each of the Working Capital Facility Documents, the Notes Documents and the Pari Passu Indebtedness Documents (other than in connection with the exercise of the Controlling Collateral Agent’s remedies or any other Enforcement Action in respect of the Shared Collateral provided for in Section 3.1), the Controlling Collateral Agent, for itself or on behalf of any of the Controlling Secured Parties, releases its Liens on any of the Shared Collateral, other than in connection with, or in anticipation of, the Discharge of Working Capital Facility Obligations, then the Existing Notes Liens, the Interim Notes Liens and the Pari Passu Liens on such Shared Collateral shall be automatically, unconditionally and simultaneously released; provided, that the Existing Notes Liens and Interim Notes Liens upon the Shared Collateral securing the Notes Obligations shall not be released if the Disposition is subject to Section 6.01 of the Interim Notes Indenture.

(c)           If (i) the Required Working Capital Facility Lenders, the Required Noteholders under the Notes Documents and the Required Pari Passu Lenders under the Pari Passu Indebtedness Documents consent to a release of any or all of the Shared Collateral, and (ii) the Company delivers an Officers’ Certificate to the Working Capital Facility Collateral Agent, the Notes Collateral Agent and the Pari Passu Collateral Agent certifying that all such necessary consents have been obtained, the Working Capital Facility Collateral Agent, for itself and for the benefit of the Working Capital Facility Lenders, the Notes Collateral Agent, for itself and for the benefit of the Noteholders, and the Pari Passu Collateral Agent, for itself and for the benefit of the Pari Passu Lenders, shall unconditionally and simultaneously release their Liens on such Shared Collateral.

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(d)           If the guarantee of the Notes Indebtedness by a Guarantor is released in accordance with the Notes Documents, the Liens on the Shared Collateral securing such guarantee of such Guarantor shall be automatically, unconditionally and simultaneously released.

(e)           If the guarantee of the Working Capital Facility Indebtedness by a Guarantor is released in accordance with the Working Capital Facility Documents, the Working Capital Facility Liens on the Shared Collateral of such Guarantor shall be automatically, unconditionally and simultaneously released.

(f)            If the guarantee of the Pari Passu Indebtedness by a Guarantor is released in accordance with the Pari Passu Indebtedness Documents, the Pari Passu Liens on the Shared Collateral of such Guarantor shall be automatically, unconditionally and simultaneously released.

provided, that, in each case, the Controlling Collateral Agent and each Trustee have received all documentation, if any, that may be required by the Trust Indenture Act in connection therewith.  In connection with any release of Collateral as provided for above, the Controlling Collateral Agent will promptly execute any release documentation with respect thereto reasonably requested by the Company.

(g)           Each of the Authorized Representatives hereby irrevocably constitutes and appoints the Controlling Collateral Agent and any officer or agent of the Controlling Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Authorized Representative, or in the Controlling Collateral Agent’s name, from time to time in the Controlling Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including, without limitation, any financing statement amendments, endorsements or other instruments or transfer or release.  This power is coupled with an interest and shall be irrevocable.

5.2           Insurance.  The Controlling Collateral Agent shall have the sole and exclusive right, subject to the rights of the Company under the relevant Collateral Documents, to adjust settlement for any insurance policy covering any Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting any Shared Collateral.  All proceeds of any such policy and any such award shall be paid to the Controlling Collateral Agent for distribution in accordance with Section 4.1.  If any Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Controlling Collateral Agent in accordance with the terms of Section 4.1.

5.3           Amendments to Documents  The Working Capital Facility Documents, the Existing Notes Documents, the Interim Notes Documents and the Pari Passu Indebtedness Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Working Capital Facility Agreement, the Existing Notes Indebtedness, the Interim Notes Indebtedness and the Pari Passu Indebtedness may be refinanced, in each case, without notice to, or the consent of any of the parties hereto, all without affecting the lien subordination or other provisions of this Agreement; provided, that the holders of such refinancing debt bind themselves

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in a writing addressed to each of the parties hereto to the terms of this Agreement, and provided, that no such amendment, supplement, modification or refinancing shall result in the Working Capital Facility Indebtedness exceeding, or being permitted to exceed, the Working Capital Facility Debt Cap.

(b)           The Company and the Existing Notes Collateral Agent agree that each Existing Notes Collateral Document shall include the following caption (appropriately modified to conform to definitions applicable thereto):

“THIS [AGREEMENT][INDENTURE] AND THE RIGHTS OF THE PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE OMNIBUS INTERCREDITOR AGREEMENT DATED AS OF                                     , 20    , BETWEEN [                      ] AND THE OTHER CREDITORS PARTY THERETO FROM TIME TO TIME, AND THE [COMPANY AND THE GUARANTORS][COMPANY AND THE OTHER [GRANTORS][OBLIGORS]], AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF.”

(c)           The Company, the Notes Collateral Agent and the Pari Passu Collateral Agent each agrees that each Notes Collateral Document and Pari Passu Collateral Document shall include the following caption (appropriately modified to conform to definitions applicable thereto):

“THIS [AGREEMENT][INDENTURE] AND THE RIGHTS OF THE PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE OMNIBUS INTERCREDITOR AGREEMENT DATED AS OF                                     , 20    , BETWEEN [                      ] AND THE OTHER CREDITORS PARTY THERETO FROM TIME TO TIME, AND THE [COMPANY AND THE GUARANTORS][COMPANY AND THE OTHER [GRANTORS][OBLIGORS]], AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF.”

provided, however, that if the jurisdiction in which any such Notes Collateral Document or Pari Passu Collateral Document will be filed prohibits the inclusion of the language in clause (b) or (c) above or would prevent a document containing such language from being recorded, the Working Capital Facility Collateral Agent, the Notes Collateral Agent and, if applicable, the Pari Passu Collateral Agent, agree, prior to such Notes Collateral Document or Pari Passu Collateral Document being entered into, to negotiate in good faith replacement language stating that the Liens granted under such Notes Collateral Document or Pari Passu Collateral Document is subject to the provisions of this Agreement.

(d)           The Company, the Notes Collateral Agent and the Pari Passu Collateral Agent each agrees that each indenture or other primary debt document governing the Notes Indebtedness and Pari Passu Indebtedness shall include the following language (appropriately modified to conform to definitions applicable thereto):

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“The [Lenders][Holders][other applicable term], [by their acceptance of the [Notes]][by their execution and delivery hereof], hereby irrevocably authorize and direct the [Agent][Trustee][other applicable term]  to enter into the Omnibus Intercreditor Agreement [as defined herein] on behalf of the [Agent][Trustee][other applicable term] and the  [Lenders][Holders][other applicable term], and agree to be bound by the provisions thereof as if they were direct signatories thereof, and to take all actions required to be taken by them in accordance with the provisions thereof, and to otherwise comply therewith, and irrevocably authorize and direct the [Agent][Trustee][other applicable term] to take all actions on its or the [Lenders’][Holders’][other applicable term] behalf as are necessary to comply with the provisions thereof.  The rights and remedies of the [Agent][Trustee][other applicable term], on behalf of the [Lenders][Holders][other applicable term], under this [Agreement][Indenture] shall be subject to the Omnibus Intercreditor Agreement as in effect from time to time.  In the event of any conflict between the terms of the Omnibus Intercreditor Agreement and this [Agreement][Indenture], the terms of the Omnibus Intercreditor Agreement shall govern and control.”

5.4           Rights as Unsecured Creditors.  Notwithstanding anything to the contrary in this Agreement, each Junior Secured Party may exercise rights and remedies as an unsecured creditor against any Obligor in accordance with the terms of the Notes Documents or Pari Passu Indebtedness Documents, as applicable, and applicable law.  For the avoidance of doubt, nothing in this Agreement shall prohibit the receipt by a Junior Secured Party of the required payments of interest on and principal of the Notes or Pari Passu Obligations, as applicable, so long as such receipt is not the direct or indirect result of the taking by the Notes Collateral Agent or any Noteholder, on the one hand, or the Pari Passu Collateral Agent or any Pari Passu Lender, on the other hand, of any Enforcement Action in respect of any Lien held by any of them in contravention of this Agreement.  In the event that a Junior Secured Party becomes a judgment lien creditor in respect of any Shared Collateral as a result of its enforcement of its rights as an unsecured creditor, the judgment lien held by such Junior Secured Party shall be deemed part of the Obligations held by such Junior Secured Party and shall be subordinated to the Liens securing the other Obligations held by the other Junior Secured Parties to the extent provided in this Agreement.

5.5           Bailee for Perfection  The Controlling Collateral Agent agrees to hold all of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as agent for perfection and bailee for the benefit of and on behalf of the Working Capital Facility Collateral Agent, the Notes Collateral Agent and the Pari Passu Collateral Agent solely for the purpose of perfecting the security interest granted in such Shared Collateral pursuant to the Working Capital Facility Collateral Documents, Notes Collateral Documents and the Pari Passu Collateral Documents (such provision being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC), subject to the terms and conditions of this Section 5.5.

(b)           The Controlling Collateral Agent shall not have any obligation whatsoever to any Junior Secured Party to assure that the Shared Collateral in the Controlling Collateral

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Agent’s possession or control is genuine or owned by any Obligor or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5.  The duties or responsibilities of the Controlling Collateral Agent under this Section 5.5 shall be limited solely to holding the Shared Collateral in its possession or control as agent for perfection and bailee for the Existing Notes Collateral Agent and the Interim Notes Collateral Agent and the Pari Passu Collateral Agent, as applicable, for purposes of perfecting the Lien held by the Existing Notes Collateral Agent and  the Interim Notes Collateral Agent and the Pari Passu Collateral Agent, as applicable, and to using the same degree of care with respect to such Shared Collateral as the Controlling Collateral Agent uses for similar property pledged to it as collateral for indebtedness generally.  The Controlling Collateral Agent shall not be liable to any Junior Secured Party for any action taken or omitted by it hereunder or in connection herewith, except to the extent of the Controlling Collateral Agent’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(c)           The Controlling Collateral Agent shall not have, by reason of any document, a fiduciary relationship in respect of any Junior Secured Party.

(d)           If (i) the Controlling Collateral Agent is the Working Capital Facility Collateral Agent, and if any Notes Obligations remain outstanding upon the Discharge of Working Capital Facility Obligations, the Working Capital Facility Collateral Agent shall deliver to the Primary Notes Collateral Agent as successor Controlling Collateral Agent the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) together with any necessary or reasonably requested endorsements (or otherwise allow the Primary Notes Collateral Agent to obtain control of such Shared Collateral), or as a court of competent jurisdiction may otherwise direct, or (ii) the Controlling Collateral Agent is the Primary Notes Collateral Agent, and if any Pari Passu Indebtedness remains outstanding upon the Discharge of Interim Notes Obligations, the Primary Notes Collateral Agent shall deliver to Pari Passu Collateral Agent the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) together with any necessary or reasonably requested endorsements (or otherwise allow the Pari Passu Collateral Agent to obtain control of such Shared Collateral), or as a court of competent jurisdiction may otherwise direct.  The successor Controlling Collateral Agent agrees to hold any Shared Collateral so received from the former Controlling Collateral Agent in its possession or control as bailee for the remaining Authorized Representatives, and to use the same degree of care with respect to such Shared Collateral as the successor Controlling Collateral Agent uses for similar property pledged to it as collateral for indebtedness generally.

5.6           Purchase Option.

(a)           Upon the occurrence and during the continuance of an Event of Default or an event of default under the Working Capital Facility Documents that is not cured or waived within thirty (30) days, the Interim Notes Collateral Agent on behalf of the Interim Notes Noteholders, and the Pari Passu Collateral Agent on behalf of the Pari Passu Lenders, after written demand by the Trustee or the Interim Notes Collateral Agent, on the one hand, and/or the Pari Passu Collateral Agent, on the other hand, to the Company for the accelerated payment of all Interim Notes Obligations or Pari Passu Obligations, as applicable, shall have the option at any time upon five (5) Business Days’ prior written notice to the Working Capital Facility Collateral

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Agent to elect to purchase a portion of the Working Capital Facility Indebtedness from the Working Capital Facility Lenders, ratably in proportion to the outstanding Obligations of each outstanding Series of Secured Debt (in each case, the “Purchasable Portion”).  Such notice (an “Exercise Notice”) from the Interim Notes Collateral Agent or Pari Passu Collateral Agent, as applicable, to the Working Capital Facility Collateral Agent shall be irrevocable; provided, that the Interim Notes Collateral Agent or Pari Passu Collateral Agent, as applicable, shall have the right within ten (10) days following receipt of the information required to be delivered pursuant to clauses (a) and (b) of the definition of “Qualified Indemnification Claim” to revoke such election to purchase such portion of the Working Capital Facility Indebtedness; provided, further, that such revocation is in writing duly signed by the Interim Notes Collateral Agent or Pari Passu Collateral Agent, as applicable, and is received by the Working Capital Facility Collateral Agent prior to the expiration of such ten-day period.  Neither the Existing Notes Collateral Agent nor any Existing Notes Noteholder shall have any rights under this Section 5.6.

(b)           On the date specified by the Interim Notes Collateral Agent or Pari Passu Collateral Agent in its respective Exercise Notice (which shall not be less than five (5) Business Days, nor more than the later of (i) thirty (30) days after the receipt by the Working Capital Facility Collateral Agent of the Exercise Notice, and (ii) ten (10) days after receipt by the Interim Notes Collateral Agent or Pari Passu Collateral Agent, as applicable, of the information required to be delivered pursuant to clauses (a) and (b) of the definition of “Qualified Indemnification Claim” (the later of such dates, the “Outside Closing Date”)), the Working Capital Facility Collateral Agent and Working Capital Facility Lenders shall sell to the Interim Notes Collateral Agent and/or the Pari Passu Collateral Agent, and the Interim Notes Collateral Agent and/or the Pari Passu Collateral Agent shall purchase from the Working Capital Facility Collateral Agent and Working Capital Facility Lenders, the respective Purchasable Portion; provided, that (A) the Working Capital Facility Collateral Agent and Working Capital Facility Lenders shall retain all rights to be indemnified or held harmless by any Obligor in accordance with the terms of the Working Capital Facility Documents as to actions or events that occurred or did not occur prior to the closing of the of the sale of the Working Capital Facility Indebtedness to the Interim Notes Collateral Agent and/or the Pari Passu Collateral Agent, but shall not retain any rights to the security therefor, and (B) nothing contained in clause (A) above shall restrict or limit the indemnification rights of any Notes Trustee, the Interim Notes Collateral Agent, the Interim Notes Noteholders, the Pari Passu Collateral Agent or the Pari Passu Lenders pursuant to the Working Capital Facility Documents assumed as a result of the purchase of the Working Capital Facility Indebtedness.  The Working Capital Facility Collateral Agent hereby represents and warrants that, as of the date hereof, no approval of any court or other regulatory or governmental authority is required for such sale.

(c)           Upon the date of such purchase and sale, the Interim Notes Collateral Agent and/or the Pari Passu Collateral Agent, as applicable, shall (i) pay to the Working Capital Facility Collateral Agent, for the benefit of Working Capital Facility Lenders, as the purchase price therefore, the full amount of the respective Purchasable Portion of all the Working Capital Facility Indebtedness then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but excluding any early termination fee or prepayment penalty or premium payable pursuant to the Working Capital Facility Agreement or any other Working Capital Facility Document), (ii) furnish cash collateral to the Working Capital Facility Collateral Agent in such amounts as the Working Capital Facility

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Collateral Agent determines is reasonably necessary to secure the Working Capital Facility Collateral Agent and Working Capital Facility Lenders in connection with any issued and outstanding letters of credit provided by the Working Capital Facility Collateral Agent or Working Capital Facility Lenders (or letters of credit that the Working Capital Facility Collateral Agent has arranged to be provided by third parties pursuant to the financing arrangements under the Working Capital Facility Documents of the Working Capital Facility Collateral Agent and Working Capital Facility Lenders with the Company or any Obligor) to the Company or any Obligor (but not in any event in an amount greater than 110% of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse the Working Capital Facility Collateral Agent and Working Capital Facility Lenders for any checks or other payments provisionally credited to the Working Capital Facility Indebtedness, and/or as to which the Working Capital Facility Collateral Agent or Working Capital Facility Lenders has not yet received final payment and (iv) agree to reimburse the Working Capital Facility Collateral Agent and Working Capital Facility Lenders in respect of Qualified Indemnification Claims which in fact result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Working Capital Facility Collateral Agent and Working Capital Facility Lenders; provided, that (A) in no event will the Interim Notes Collateral Agent or Interim Notes Noteholders, on the one hand, or the Pari Passu Collateral Agent or Pari Passu Lenders, on other other hand, have any liability for such amounts in excess of the cash proceeds of Shared Collateral received by the Interim Notes Collateral Agent or the Pari Passu Collateral Agent, as applicable, net of (1) the reasonable costs of collection (including reasonable attorneys’ fees and legal expenses) incurred by or on behalf of the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders in respect of such Shared Collateral and (2) any amounts that are required to be turned over to the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders under this Agreement, including pursuant to Section 6.6, (B) in no event shall the Interim Notes Collateral Agent or any Interim Notes Noteholder, on the one hand, or the Pari Passu Collateral Agent or any Pari Passu Lender, on the other hand, have any such liability for or in respect of any indemnification claims (other than the Qualified Indemnification Claims), (C) in no event shall the Interim Notes Collateral Agent or the Pari Passu Collateral Agent have any such liability for any such losses, costs, damages or expenses to the extent caused by or resulting from the gross negligence or willful misconduct of the Working Capital Facility Collateral Agent, as determined by a final non-appealable order of a court of competent jurisdiction, and (D) any amounts reimbursed by the Interim Notes Collateral Agent or the Pari Passu Collateral Agent pursuant to this clause (c)(iv) shall constitute Working Capital Facility Obligations.  Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Working Capital Facility Collateral Agent in New York, New York, as the Working Capital Facility Collateral Agent may designate in writing to the Interim Notes Collateral Agent and Pari Passu Collateral Agent for such purpose not less than three (3) Business Days prior to the date on which such amounts are to be so remitted.  Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Interim Notes Collateral Agent and/or the Pari Passu Collateral Agent, as applicable, to the bank account designated by the Working Capital Facility Collateral Agent are received in such bank account prior to 1:00 p.m. (New York City time) and interest shall be calculated to and including such Business Day if the amounts so paid by the Interim Notes Collateral Agent and/or Pari Passu Collateral Agent, as applicable, to the bank account designated by the Working Capital Facility Collateral Agent are received in such bank account later than 1:00 p.m. (New York City time).

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(d)           Such purchase shall be expressly made without representation or warranty of any kind by the Working Capital Facility Collateral Agent and Working Capital Facility Lenders as to the Working Capital Facility Indebtedness or otherwise and without recourse to the Working Capital Facility Collateral Agent or Working Capital Facility Lenders, except that the Working Capital Facility Collateral Agent and Working Capital Facility Lenders shall represent and warrant: (i) the amount of the Working Capital Facility Indebtedness being purchased, (ii) that the Working Capital Facility Collateral Agent and Working Capital Facility Lenders own the Working Capital Facility Indebtedness free and clear of any Liens or encumbrances and (iii) the Working Capital Facility Collateral Agent and Working Capital Facility Lenders have the right to assign the Working Capital Facility Indebtedness and the assignment is duly authorized.

(e)           The Working Capital Facility Collateral Agent agrees that it shall give the Interim Notes Collateral Agent and the Pari Passu Collateral Agent five (5) Business Days prior written notice of its intention to commence the exercise of any enforcement right or remedy against the Shared Collateral.  In the event that during such five Business Day period, the Interim Notes Collateral Agent and the Pari Passu Collateral Agent shall send to the Working Capital Facility Collateral Agent the irrevocable notice of the Interim Notes Collateral Agent’s and the Pari Passu Collateral Agent’s intention to exercise the purchase option given by the Working Capital Facility Collateral Agent to the Interim Notes Collateral Agent and Pari Passu Collateral Agent under this Section 5.6, the Working Capital Facility Collateral Agent shall not commence any foreclosure or other action to sell or otherwise realize upon the Shared Collateral or immediately desist from taking any further action; provided, that the purchase and sale with respect to the Working Capital Facility Indebtedness provided for herein shall have closed by the Outside Closing Date and the Working Capital Facility Collateral Agent shall have received payment in full of the Working Capital Facility Indebtedness as provided for herein on or before the Outside Closing Date.  Nothing contained in this Section 5.6(e) shall restrict or prohibit the Working Capital Facility Collateral Agent from taking action to the extent that the Working Capital Facility Collateral Agent, in its good faith judgment, deems such action to be necessary to preserve or protect the Shared Collateral.

5.7           Escrow.  In connection with the issuance of any Series of Secured Debt, any Obligor may enter into an escrow agreement (each, an “Escrow Agreement”) with an escrow agent (each, an “Escrow Agent”), which may be the Primary Notes Collateral Agent, the Working Capital Facility Collateral Agent or any Pari Passu Collateral Agent pursuant to which such Obligor may deposit with such Escrow Agent, from the proceeds of such Series of Secured Debt, an amount equal to that amount of interest payments on the Series of Secured Debt specified in the applicable Working Capital Facility Security Document, Notes Collateral Document or Pari Passu Collateral Document (the “Escrowed Interest”) and may grant a security interest to the applicable Escrow Agent in such Escrowed Interest to secure all Obligations under such Series of Secured Debt.  Notwithstanding anything to the contrary set forth in this Agreement, the Escrowed Interest (and any earnings thereon) for a Series of Secured Debt shall not secure any Series of Secured Debt other than the Obligations under the Series of Secured Debt to which it is pledged and shall be applied to payment of the Series of Secured Debt it secures in accordance with the terms of the respective Escrow Agreement and the other Working Capital Facility Documents, Notes Documents or Pari Passu Indebtedness Documents, as applicable.

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5.8           Collateral Shared Equally and Ratably Among Senior Subordinated Secured Parties.  Unless otherwise agreed in writing by the Interim Notes Collateral Agent, the Working Capital Facility Collateral Agent and the Pari Passu Collateral Agent, the Secured Parties hereby agree that the payment and satisfaction of all of the Senior Indebtedness will be secured Equally and Ratably by the security interests in the Shared Collateral established in favor of the Interim Notes Collateral Agent (for itself and for the benefit of the Interim Notes Noteholders) and the Pari Passu Collateral Agent (for itself and for the benefit of the Pari Passu Lenders).  It is understood and agreed that nothing in this Section 5.8 is intended to alter the priorities among the Secured Parties and the Working Capital Facility Collateral Agent and Working Capital Facility Lenders as provided in Section 2 hereof.

5.9           Voting.  Following the Discharge of Working Capital Facility Obligations, in connection with any decision by the Senior Subordinated Secured Parties under this Agreement, the votes of each Series of Senior Subordinated Secured Debt entitled to vote thereon shall be cast in the manner provided by, and in accordance with the decision of the holders of such Series of Senior Subordinated Secured Debt made pursuant to the terms of the corresponding Secured Debt Documents.

5.10         Intercreditor Decisions.

(a)           No amendment or supplement to any Notes Documents or Pari Passu Indebtedness Document that changes the date, amount or method of calculation of the payment of principal of, or interest or premium (if any) on the Notes Indebtedness or the Pari Passu Indebtedness, in an a way that adversely affects the rights of any holder of Notes Indebtedness or the Pari Passu Indebtedness, will become effective without the consent of the Interim Notes Collateral Agent and Pari Passu Collateral Agent.

(b)           The Interim Notes Collateral Agent and the Interim Notes Noteholders, on the one hand, and the Pari Passu Collateral Agent and the Pari Passu Lenders, on the other hand, may, at any time and from time to time, without the consent of or notice to any Junior Secured Party and without impairing or releasing the obligations of any person under this Agreement, (i) amend any agreement related solely to such Series of Secured Debt in accordance with the terms thereof, (ii) release anyone liable in any manner under or in respect of the obligations owing in connection with such Series of Secured Debt (but only in respect of such obligations), and (iii) waive any provisions of any agreement related solely to such Series of Secured Debt.

Section 6. Insolvency Proceedings.

6.1           Insolvency Proceedings Generally.  This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or the commencement of any other Insolvency Proceedings and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for any Obligor and any Obligor as debtor-in-possession.  The relative rights of the Working Capital Facility Collateral Agent, the Interim Notes Collateral Agent, the Pari Passu Collateral Agent and the Existing Notes Collateral Agent in or to any distributions from or in respect of any Shared Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of the petition, subject to any court order approving

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the financing of, or use of cash collateral by, any Obligor as debtor-in-possession.  This Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.

6.2           Financing Issues  From the incurrence of the Working Capital Facility Obligations until the Discharge of Working Capital Facility Obligations, if any Obligor shall be subject to any Insolvency Proceeding and the Working Capital Facility Collateral Agent or any Working Capital Facility Lender shall desire (i) to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Shared Collateral or (ii) to permit any Obligor to obtain financing under Section 364 of the Bankruptcy Code (“DIP Financing”), then the Notes Collateral Agent, on behalf of itself and the Noteholders, and the Pari Passu Collateral Agent, on behalf of the Pari Passu Lenders, will raise no objection to such Cash Collateral use or DIP Financing (provided that such DIP Financing is on terms and conditions no less favorable to the Company and its subsidiaries than any other debtor in possession financing available to the Company in the market) and to the extent the Liens securing the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) are subordinated to or pari passu with such DIP Financing, the Notes Collateral Agent and the Pari Passu Collateral Agent will subordinate their respective Liens on the Shared Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) in the same priorities and to the same extent as provided herein with respect to the Working Capital Facility and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Working Capital Facility Collateral Agent or to the extent permitted by this Section 6.2 or by Section 6.4(b)); provided, that (i) the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of Working Capital Facility Indebtedness plus the aggregate face amount of any letters of credit issued and not reimbursed under the Working Capital Facility Agreement does not exceed the Working Capital Facility Debt Cap and (ii) the Notes Collateral Agent and the Noteholders, and the Pari Passu Collateral Agent and the Pari Passu Lenders, retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests.

(b)           From the incurrence of the Interim Notes Obligations until the Discharge of Interim Notes Obligations, if any Obligor shall be subject to any Insolvency Proceeding and the Interim Notes Collateral Agent or any Interim Notes Lender shall desire (i) to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Shared Collateral or (ii) to permit any Obligor to obtain DIP Financing, then the Existing Notes Collateral Agent, on behalf of itself and the Existing Notes Noteholders, and the Pari Passu Collateral Agent, on behalf of the Pari Passu Lenders, will raise no objection to such Cash Collateral use or DIP Financing and to the extent the Liens securing the Interim Notes Obligations are subordinated to or pari passu with such DIP Financing, the Existing Notes Collateral Agent and the Pari Passu Collateral Agent will subordinate their respective Liens on the Shared Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Interim Notes Collateral Agent or to the extent permitted by this Section 6.2 or by Section 6.4(b.

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6.3           Relief from the Automatic Stay. Each of the Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of the Pari Passu Lenders) agree that, from the incurrence of the Working Capital Facility Obligations until the Discharge of Working Capital Facility Obligations, none of them shall seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Shared Collateral, without the prior written consent of the Working Capital Facility Collateral Agent and the Required Working Capital Facility Lenders.  Until the Discharge of Interim Notes Obligations, each of the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of the Pari Passu Lenders) agree that none of them shall seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Shared Collateral, without the prior written consent of the Interim Notes Collateral Agent and the Required Working Capital Facility Lenders.

6.4           Adequate Protection

(a)           Subject to Section 6.2, each of the Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of the Pari Passu Lenders), agree that none of them shall contest (or support any other Person contesting):

(i)            any request by the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders for adequate protection; or

(ii)           any objection by the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders to any motion, relief, action or proceeding based on the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders claiming a lack of adequate protection.

Subject to Section 6.2, each of the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of the Pari Passu Lenders), agree that none of them shall contest (or support any other Person contesting):

(iii)          any request by the Interim Notes Collateral Agent or the Interim Notes Noteholders for adequate protection; or

(iv)          any objection by the Interim Notes Collateral Agent or the Interim Notes Noteholders to any motion, relief, action or proceeding based on the Interim Notes Collateral Agent or the Interim Notes Noteholders claiming a lack of adequate protection.

(b)           Notwithstanding the foregoing provisions in this Section 6.4, in any Insolvency Proceeding:

(i)            if the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Interim Notes Collateral Agent (on behalf of itself or any of the Interim Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself or any of the Pari Passu Lenders) may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Working Capital Facility Obligations (subject to the

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principal amount thereof not exceeding the Working Capital Facility Debt Cap) and such Cash Collateral use or DIP Financing (and all obligations relating thereto) on the same basis as the other Interim Note Liens or Pari Passu Liens, as applicable, are so subordinated to the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) under this Agreement; and

(ii)           in the event the Interim Notes Collateral Agent (on behalf of itself or any of the Interim Notes Noteholders) or the Pari Passu Collateral Agent (on behalf of itself or any of the Pari Passu Lenders) seeks or requests adequate protection in respect of any Interim Notes Obligations or Pari Passu Obligations, as applicable, and such adequate protection is granted in the form of additional collateral, then the Interim Notes Collateral Agent (on behalf of itself or any of the Interim Notes Noteholders) or the Pari Passu Collateral Agent (on behalf of itself or any of the Pari Passu Lenders), as applicable, agrees that the Working Capital Facility Collateral Agent (if Working Capital Facility Obligations are then outstanding) shall also be granted a senior Lien on such additional collateral as security for the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) and for any Cash Collateral use or DIP Financing provided by the Working Capital Facility Lenders and that any Note Lien on such additional collateral shall be subordinated to the Lien on such collateral securing the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) and any such DIP Financing provided by the Working Capital Facility Lenders (and all obligations relating thereto) and to any other Liens granted to the Working Capital Facility Lenders as adequate protection on the same basis as the other Note Liens or other Pari Passu Liens, as applicable, are so subordinated to such Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) under this Agreement.  Except as otherwise expressly set forth in Section 6.2 or Section 6.8 or in connection with the exercise of remedies with respect to the Shared Collateral, nothing herein shall limit the rights of any Junior Secured Party (other than the Existing Notes Collateral Agent and the Existing Notes Noteholders) from seeking adequate protection with respect to their rights in the Shared Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) and the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders agree that none of them will contest (or support any other person contesting) any such request for adequate protection that complies with and seeks relief not prohibited by the provisions of this Section 6.  Until the Discharge of Working Capital Facility Obligations and the Discharge of Interim Notes Obligations, none of the Existing Notes Collateral Agent and the Existing Notes Noteholders or their Authorized Representatives shall seek or obtain or permit to be granted adequate protection with respect to their rights in the Shared Collateral in any Insolvency Proceeding (including adequate protection in the form of a lien on additional collateral, cash payment, periodic cash payments or otherwise).

6.5           No Waiver.  Subject to Sections 3.1(a), (e) and Section 6.4(b)(ii), nothing contained herein shall prohibit or in any way limit the Working Capital Facility Collateral Agent or any Working Capital Facility Lender from objecting in any Insolvency Proceeding or otherwise to any action taken by any Junior Secured Party, including, without limitation, action by a Junior Secured Party seeking adequate protection with respect to its rights in the Shared Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) or asserting any of its rights and remedies under

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the Notes Documents or Pari Passu Indebtedness Documents, as applicable, or otherwise.  Subject to Sections 3.1(a), (e) and Section 6.4(b)(ii), nothing contained herein shall prohibit or in any way limit the Interim Notes Collateral Agent or any Interim Notes Noteholder from objecting in any Insolvency Proceeding or otherwise to any action taken by any Junior Secured Party, including, without limitation, action by a Junior Secured Party seeking adequate protection with respect to its rights in the Shared Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) or asserting any of its rights and remedies under the Notes Documents or Pari Passu Indebtedness Documents, as applicable, or otherwise.

6.6           Avoidance Recoveries.  If the Working Capital Facility Collateral Agent or any Working Capital Facility Lender; or Notes Collateral Agent or any Noteholder; or Pari Passu Collateral Agent or any Pari Passu Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount (a “Recovery”), then the relevant Working Capital Facility Indebtedness, Notes Indebtedness, or Pari Passu Indebtedness shall be reinstated from and after the Notice Delivery Date to the extent of such Recovery and the Working Capital Facility Collateral Agent or any Working Capital Facility Lender, or Notes Collateral Agent or any Noteholder, or Pari Passu Collateral Agent or any Pari Passu Lender shall be entitled to all of the rights and remedies with respect to such Recovery under the Working Capital Facility Documents, relevant Notes Documents, Pari Passu Indebtedness Documents or otherwise that it would have had if it had not received the payment that formed the basis for such Recovery.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect from and after the date (the “Notice Delivery Date”) on which the Working Capital Facility Collateral Agent or any Working Capital Facility Lender, or Notes Collateral Agent or any Noteholder, or Pari Passu Collateral Agent or any Pari Passu Lender delivers a written notice to the Notes Collateral Agent and the Pari Passu Collateral Agent or Working Capital Facility Collateral Agent, as the case may be, advising the Notes Collateral Agent and the Pari Passu Collateral Agent or the Working Capital Facility Collateral Agent, as the case may be, of such Recovery, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from and after the Notice Delivery Date.

6.7           Reorganization Securities.  If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any assets of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Working Capital Facility Obligations, the Notes Obligations and the Pari Passu Obligations, then, to the extent the debt obligations distributed on account of the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap), the Notes Obligations and the Pari Passu Obligations are secured by Liens on the same assets, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.  .  If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any assets of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Interim Notes Obligations, the Existing Notes Obligations and the Pari Passu Obligations, then, to the extent

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the debt obligations distributed on account of the Interim Notes Obligations, the Existing Notes Obligations and the Pari Passu Obligations are secured by Liens on the same assets, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.  Notwithstanding the foregoing, if any Existing Notes Noteholder shall receive in respect of their Lien on any Shared Collateral any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, then unless such distribution is made under a plan that is consented to by the affirmative vote of the class composed of the secured claims of Interim Notes Noteholders, all such debt or equity securities so received shall be paid or delivered directly to the Controlling Collateral Agent (to be held and/or applied by the Controlling Collateral Agent in accordance with the terms of Section 4.1 hereof).

6.8           Asset Sales in Bankruptcy.  Each of the Notes Collateral Agent (for itself and each of the Noteholders) and the Pari Passu Collateral Agent (for itself and each of the Pari Passu Lenders) agree that none of them shall object to or oppose a sale or other disposition of any Collateral free and clear of security interests, liens or other claims under Section 363 of the Bankruptcy Code if Working Capital Facility Indebtedness is outstanding and the Working Capital Facility Collateral Agent has consented to such sale or disposition of such assets, and such motion does not impair the rights of the Noteholders or the Pari Passu Lenders under Section 363(k) of the Bankruptcy Code; provided, that the Working Capital Facility Debt Cap shall be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal or face amount of the Working Capital Facility Indebtedness.  ..  Each of the Existing Notes Collateral Agent (for itself and each of the Existing Notes Noteholders) and the Pari Passu Collateral Agent (for itself and each of the Pari Passu Lenders) agrees that none of them shall (i) object to or oppose a sale or other disposition of any Collateral free and clear of security interests, liens or other claims under Section 363 of the Bankruptcy Code if the Primary Notes Collateral Agent has consented to such sale or disposition of such assets, or (ii) credit bid for any assets that are subject to any Disposition in any Insolvency Proceeding in accordance with Section 363(k) of the Bankruptcy Code or otherwise..

6.9           Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the Working Capital Facility Documents and the Interim Notes Documents and the Pari Passu Indebtedness Documents and the Existing Notes Documents constitute four separate and distinct grants of Liens and (b) because of their differing rights in the Collateral, the secured claims in respect of the Working Capital Facility Indebtedness, the Interim Notes Indebtedness, the Pari Passu Indebtedness and the Existing Notes Indebtedness are fundamentally different and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding, and none of them shall seek in any Insolvency Proceeding to have the Working Capital Facility Indebtedness, on one hand, the Interim Notes Indebtedness, on another hand, the Pari Passu Indebtedness, on another hand, or the Existing Notes Indebtedness, on another hand, on any of them, be treated as part of the same class of creditors or shall oppose any pleading or motion to have the Working Capital Facility Indebtedness, on one hand, the Interim Notes Indebtedness, on another hand, the Pari Passu Indebtedness, on another hand, or the Existing

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Notes Indebtedness, on another hand, and each of them, to be treated as separate classes of creditors.  Notwithstanding the foregoing, if it is held that the secured claims of the Working Capital Facility Indebtedness, the Interim Notes Indebtedness, the Pari Passu Indebtedness and/or the Existing Notes Indebtedness in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims as provided herein), then the Secured Parties hereby acknowledge and agree that all distributions on Collateral securing the applicable components of such secured claom shall be made as if there were separate classes of secured claims against the Company and the other Obligors in respect of such Collateral, all in accordance with the priority set forth in Section 4.1 hereof.

Section 7. Reliance; Waivers: etc.

7.1           Reliance

(a)           The consent by the Working Capital Facility Lenders to the Lien on the Shared Collateral granted to the Notes Collateral Agent on behalf of the Noteholders, and to the Pari Passu Collateral Agent on behalf of the Pari Passu Lenders, and all loans and other extensions of credit made or deemed made on and after the date hereof by the Working Capital Facility Collateral Agent or any of the Working Capital Facility Lenders to the Obligors, shall be deemed to have been given and made in reliance upon this Agreement.  Each of the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders), the Interim Notes Collateral Agent (on behalf of itself and the Interim Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) acknowledge that it and the relevant Noteholders and Pari Passu Lenders, as applicable, have, independently and without reliance on the Working Capital Facility Collateral Agent or any Working Capital Facility Lender, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Indentures or acquire the Interim Notes Indebtedness or the Existing Notes Indebtedness or the Pari Passu Indebtedness Documents, as applicable, and to enter into this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Interim Notes Documents, the Existing Notes Documents or the Pari Passu Indebtedness Documents, as applicable, or this Agreement.  The consent by the Interim Notes Noteholders and the Interim Notes Collateral Agent to the Lien on the Shared Collateral granted to the Working Capital Facility Collateral Agent on behalf of the Working Capital Facility Lenders, to the Existing Notes Collateral Agent on behalf of the Existing Notes Noteholders, and to the Pari Passu Collateral Agent on behalf of the Pari Passu Lenders, and all loans and other extensions of credit made or deemed made before, on and after the date hereof by the Interim Notes Collateral Agent or any of the Interim Notes Noteholders to the Obligors, and all Interim Notes acquired, shall be deemed to have been given and made, or acquired, as applicable, in reliance upon this Agreement.  Each of the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders), the Working Capital Facility Collateral Agent (on behalf of itself and the Working Capital Facility Lenders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) acknowledge that it and the relevant Noteholders and Working Capital Facility Lenders and Pari Passu Lenders, as applicable, have, independently and without reliance on the Interim Notes Collateral Agent or any Interim Notes Noteholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Existing Notes Documents, the Working Capital Facility Documents or

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the Pari Passu Indebtedness Documents, as applicable, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Existing Notes Documents, the Working Capital Facility Documents or the Pari Passu Indebtedness Documents, as applicable, or this Agreement.

(b)           The Senior Subordinated Secured Parties hereby acknowledge, confirm and agree that, for the purposes of determining the Working Capital Facility Debt Cap, the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders shall be entitled to conclusively rely, and shall be fully protected in conclusively relying, upon, without further inquiry, each certificate duly executed by the president, the chief executive officer, the chief financial officer, the treasurer, or the principal accounting officer of the Company in the form established by the Working Capital Facility Agreement certifying that such principal or face amount of Working Capital Facility Indebtedness is, at the time of its incurrence, not greater than the Working Capital Facility Debt Cap, taking into account the principal or face amount of any other Working Capital Facility Indebtedness that will remain outstanding immediately following the incurrence of such additional Working Capital Facility Indebtedness.  Such certificate shall be addressed to and delivered to the Notes Collateral Agent substantially concurrently with the delivery of such certificate to the Working Capital Facility Collateral Agent and/or the Working Capital Facility Lenders; provided, that the Working Capital Facility Collateral Agent’s and Working Capital Facility Lenders’ ability to rely on such certificate shall not be conditioned on the receipt of such certificate by the Notes Collateral Agent or the Pari Passu Collateral Agent.

(c)           The Working Capital Facility Collateral Agent, the Working Capital Facility Lenders, the Notes Collateral Agent and the Noteholders hereby acknowledge, confirm and agree that, for the purposes of determining the Pari Passu Indebtedness Cap, the Pari Passu Collateral Agent and the Pari Passu Lenders shall be entitled to conclusively rely, and shall be fully protected in conclusively relying, upon, without further inquiry, each certificate duly executed by the president, the chief executive officer, the chief financial officer, the treasurer, or the principal accounting officer of the Company in the form established by the applicable Pari Passi Indebtedness Document certifying that such principal or face amount of Pari Passu Indebtedness is, at the time of its incurrence, not greater than the Pari Passu Indebtedness Cap, taking into account the principal or face amount of any other Pari Passu Indebtedness that will remain outstanding immediately following the incurrence of such additional Pari Passu Indebtedness.  Such certificate shall be addressed to and delivered to the Notes Collateral Agent and the Working Capital Facility Collateral Agent substantially concurrently with the delivery of such certificate to the Pari Passu Collateral Agent and/or the Pari Passu Lenders; provided, that the Pari Passu Collateral Agent’s and Pari Passu Lenders’ ability to rely on such certificate shall not be conditioned on the receipt of such certificate by the Notes Collateral Agent or the Working Capital Facility Collateral Agent.

7.2           No Warranties or Liability.  Each of the Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) acknowledges and agrees that neither the Working Capital Facility Collateral Agent nor any Working Capital Facility Lender has made any express or implied representation or warranty, including, without limitation, with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the Working Capital Facility Obligations or the Working Capital Facility Documents.  The Working Capital Facility Collateral Agent and

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the Working Capital Facility Lenders will be entitled to manage and supervise their respective loans and extensions of credit to the Company in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders may manage their loans and extensions of credit without regard to any rights or interests that any of the Senior Subordinated Secured Parties have in the Shared Collateral or otherwise, except as otherwise expressly provided in this Agreement.  Neither the Working Capital Facility Collateral Agent nor any Working Capital Facility Lender shall have any duty to any of the Senior Subordinated Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including, without limitation, the Notes Documents and the Pari Passu Indebtedness Documents), regardless of any knowledge thereof which they may have or be charged with.

Each of the Working Capital Facility Collateral Agent (on behalf of itself and the Working Capital Facility Lenders, the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) acknowledges and agrees that neither the Interim Notes Collateral Agent nor any Interim Notes Noteholder has made any express or implied representation or warranty, including, without limitation, with respect to the execution, validity, legality, completeness, collectibility, or enforceability of any of the Interim Notes Obligations or the Interim Notes Documents or any other Obligations or Secured Debt Documents or this Agreement.  The Interim Notes Collateral Agent and the Interim Notes Noteholders will be entitled to manage and supervise their respective loans and extensions of credit to the Company in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Interim Notes Collateral Agent and the Interim Notes Noteholders may manage their loans and extensions of credit without regard to any rights or interests that any of the other Secured Parties have in the Shared Collateral or otherwise, except as otherwise expressly provided in this Agreement.  Neither the Interim Notes Collateral Agent nor any of the Interim Notes Noteholders shall have any duty to any other Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including, without limitation, the Working Capital Facility Documents, the Notes Documents and the Pari Passu Indebtedness Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3           No Waiver of Lien Priorities; Effectiveness as to Certain Persons

(a)           No right of the Working Capital Facility Lenders, the Working Capital Facility Collateral Agent, the Interim Notes Collateral Agent or the Interim Notes Noteholders, or any of them, to enforce any provision of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any Working Capital Facility Lender or the Working Capital Facility Collateral Agent or the Interim Notes Collateral Agent or the Interim Notes Noteholders, as applicable, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Working Capital Facility Documents, any of the Notes Documents or any of the Pari Passu Indebtedness Documents, regardless of any knowledge thereof which the Working Capital Facility Collateral Agent or the

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Working Capital Facility Lenders, or the Interim Notes Collateral Agent or the Interim Notes Noteholders, or any of them, may have or be otherwise charged with.

Except during any period in which Working Capital Facility Documents are in effect and the Working Capital Facility Lenders have any obligation to extend or maintain credit therunder or Working Capital Facility Indebtedness is outstanding thereunder, the provisions of this Agreement in favor of the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders, or relating to the Working Capital Facility Indebtedness or any Working Capital Facility Documents, or any Liens thereunder or Collateral therefor, shall not be effective, and the Interim Notes Collateral Agent shall constitute the Controlling Collateral Agent for all purposes hereof, and the Interim Notes Noteholders and the Interim Notes Collateral Agent shall not constitute Junior Secured Parties hereunder and shall instead constitute Controlling Secured Parties hereunder.

Except during any period in which Pari Passu Indebtedness Documents are in effect and the Pari Passu Lenders have any obligation to extend or maintain credit therunder or Pari Passu Indebtedness is outstanding thereunder, the provisions of this Agreement in favor of the Pari Passu Collateral Agent and the Pari Passu Lenders, or relating to the Pari Passu Indebtedness or any Pari Passu Documents, or any Liens thereunder or Collateral therefor, shall not be effective.

(b)           Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Obligors under the Working Capital Facility Documents and subject to the provisions of Section 5.3(a)), the Working Capital Facility Lenders, the Working Capital Facility Collateral Agent or any of one or more of them may, at any time and from time to time, without the consent of, or notice to, any Junior Secured Party, without incurring any liabilities to any Junior Secured Party and without impairing or releasing the lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Junior Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(i)            change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend, increase or alter, the terms of any of the Working Capital Facility Indebtedness or any Lien in any Working Capital Facility Collateral or guaranty thereof or any liability of any Obligor or any other Person to any of the Working Capital Facility Lenders or the Working Capital Facility Collateral Agent (including, without limitation, any increase in or extension of any of the Working Capital Facility Indebtedness, without any restriction as to the amount, tenor or terms of any such increase or extension, subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any of the Working Capital Facility Documents;

(ii)           sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Working Capital Facility Collateral or any liability of any Obligor or any other Person to any of the Working Capital Facility Lenders or the Working Capital Facility Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

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(iii)          settle or compromise any Working Capital Facility Obligations or any other liability of any Obligor or any other Person or any Lien therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, any of the Working Capital Facility Indebtedness) in any manner or order; and

(iv)          exercise or delay in or refrain from exercising any right or remedy against any Obligor or any other Person or any Working Capital Facility Collateral or any Lien therefor, elect any remedy and otherwise deal freely with any Obligor or any other Person or any Working Capital Facility Collateral or any Lien therefor.

Without in any way limiting the generality of the foregoing paragraphs (but subject to the rights of the Obligors under the Interim Notes Documents and subject to the provisions of Section 5.3(a)), the Interim Notes Noteholders, the Interim Notes Collateral Agent or any of one or more of them may, at any time and from time to time, without the consent of, or notice to, any Working Capital Facility Lender or the Working Capital Facility Collateral Agent or any other Secured Party, without incurring any liabilities to any other Secured Party and without impairing or releasing the lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any other Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(v)           change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend, increase or alter, the terms of any of the Interim Notes Obligations or any Lien in any Collateral or guaranty thereof or any liability of any Obligor or any other Person to any of the Interim Notes Noteholders, the Interim Notes Collateral Agent or any of one or more of them (including, without limitation, any increase in or extension of any of the Interim Notes Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension, or otherwise amend, renew, exchange, extend, modify or supplement in any manner any of the Interim Notes Obligations or the Interim Notes Documents;

(vi)          except as otherwise expressly provided herein, sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Obligor or any other Person to any of the Interim Notes Noteholders, the Interim Notes Collateral Agent or any of one or more of them, or any liability incurred directly or indirectly in respect thereof;

(vii)         settle or compromise any Interim Notes Obligations or any other liability of any Obligor or any other Person or any Lien therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, any of the Interim Notes Obligations) in any manner or order (subject in the case of Proceeds of Shared Collateral, to the provisions of this Agreement); and

(viii)        exercise or delay in or refrain from exercising any right or remedy against any Obligor or any other Person or any Collateral or any Lien therefor, elect any remedy and otherwise deal freely with any Obligor or any other Person or any Collateral or any Lien

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therefore (subject in the case of Proceeds of Shared Collateral, to the provisions of this Agreement).

(c)           Each of the Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) also agrees that the Working Capital Facility Lenders and the Working Capital Facility Collateral Agent shall have no liability to the Notes Collateral Agent or any Noteholder, on the one hand, and the Pari Passu Collateral Agent or any Pari Passu Lender, on the other hand, and each of the Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders), hereby waives any claim against any Working Capital Facility Lender or the Working Capital Facility Collateral Agent, arising out of any and all actions which any of the Working Capital Facility Lenders or the Working Capital Facility Collateral Agent may take or permit or omit to take (if not in violation of the provisions of this Agreement or applicable law ) with respect to: (i) any of the Working Capital Facility Documents, (ii) the collection of any of the Working Capital Facility Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any of the Working Capital Facility Collateral in accordance with this Agreement and applicable law.  Each of the Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders), agrees that the Working Capital Facility Lenders and the Working Capital Facility Collateral Agent has no duty to them in respect of the maintenance or preservation of the Working Capital Facility Collateral, the Working Capital Facility Obligations or otherwise except as expressly set forth herein.

Each of the Working Capital Facility Collateral Agent (on behalf of itself and the Working Capital Facility Lenders), the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) also agrees that the Interim Notes Noteholders and the Interim Notes Collateral Agent shall have no liability to the Working Capital Facility Collateral Agent or any Working Capital Facility Lender, on one hand, the Existing Notes Collateral Agent or any Existing Notes Noteholder, on another hand, and the Pari Passu Collateral Agent or any Pari Passu Lender, on another hand, and each of the Working Capital Facility Collateral Agent (on behalf of itself and the Working Capital Facility Lenders), the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders), hereby waives any claim against any Interim Notes Noteholders and the Interim Notes Collateral Agent, arising out of any and all actions which any of the Interim Notes Noteholders and the Interim Notes Collateral Agent may take or permit or omit to take (if not in violation of the provisions of this Agreement or applicable law) with respect to: (i) any of the Interim Notes Documents, (ii) the collection of any of the Interim Notes  Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any of the Collateral in accordance with this Agreement and applicable law.  Each of the Working Capital Facility Collateral Agent (on behalf of itself and the Working Capital Facility Lenders), the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders), agrees that the Interim Notes Noteholders and the Interim Notes Collateral Agent has no duty to them in respect of the maintenance or preservation of the Collateral, the Interim Notes Obligations or otherwise except as expressly set forth herein.

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(d)           Each of the Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a junior secured creditor may have under applicable law.

7.4           Obligations Unconditional.  All rights, interests, agreements and obligations of the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders, the Existing Notes Collateral Agent and the Existing Notes Noteholders, the Interim Notes Collateral Agent and the Interim Notes Noteholders,  and the Pari Passu Collateral Agent and the Pari Passu Lenders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any Working Capital Facility Document, any Notes Documents or any Pari Passu Indebtedness Document;

(b)           any change in the time, manner or place of payment of, or in any other terms of, all or any of the Working Capital Facility Obligations, Notes Obligations or Pari Passu Obligations, or any amendment or waiver or other modification (including, without limitation, any increase in the amount thereof, whether by course of conduct or otherwise) of the terms of (i) the Working Capital Facility Agreement or any other Working Capital Facility Document, (ii) the Indentures or any other Notes Documents, or (iii) any Pari Passu Indebtedness Document;

(c)           any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Working Capital Facility Obligations, Notes Obligations or Pari Passu Obligations, any Secured Creditor Documents, or any guarantee of any of the foregoing;

(d)           the commencement of any Insolvency Proceeding in respect of any Obligor; or

(e)           any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of any of the Working Capital Facility Obligations, the Interim Notes Obligations, the Pari Passu Indebtedness or the Existing Notes Obligtions, or of any Junior Secured Party in respect of this Agreement.

(f)            Nothing in this Section 7.4 shall be construed as a consent or waiver by the Working Capital Facility Collateral Agent or any Working Capital Facility Lender to any action by the Notes Collateral Agent or the Noteholders or under any of the Notes Documents, or any action by the Pari Passu Collateral Agent and the Pari Passu Lenders under any of the Pari Passu Indebtedness Documents, that is not otherwise permitted under the Working Capital Facility Documents.  Nothing in this Section 7.4 shall be construed as a consent or waiver by the Interim Notes Collateral Agent or any Interim Notes Noteholder to any action by the Working Capital Facility Collateral Agent or any Working Capital Facility Lender or under any of the Working Capital Facility Documents, or any action by the Existing Notes Collateral Agent or the Existing Notes Noteholders or under any of the Existing Notes Documents, or any action by the

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Pari Passu Collateral Agent and the Pari Passu Lenders under any of the Pari Passu Indebtedness Documents, that is not otherwise permitted under the Interim Notes Documents.

Section 8. Miscellaneous.

8.1           Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any of the Working Capital Facility Documents, any of the Notes Documents or the Pari Passu Indebtedness Documents, the provisions of this Agreement shall govern.  In the event of any conflict between any instruction, request or direction given by the Controlling Collateral Agent to any Trustee or any Junior Secured Party pursuant to, and in accordance with, this Agreement and any instruction, request or direction given by any Working Capital Facility Lender or the Interim Notes Collateral Agent (unless it is the Controlling Collateral Agent) or the Existing Notes Collateral Agent or Pari Passu Collateral Agent or any Interim Notes Noteholder or Pari Passu Lender or Existing Notes Noteholder to any Trustee or any Junior Secured Party pursuant to, and in accordance with, this Agreement, the instruction, request or direction given by the Controlling Collateral Agent shall govern.

8.2           Continuing Nature of this Agreement.  This Agreement shall continue to be effective until only one Series of Secured Debt remains outstanding.  This is a continuing agreement of lien subordination, and the Working Capital Facility Collateral Agent and Working Capital Facility Lenders may continue, at any time and without notice to any Junior Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Obligors in reliance on this Agreement.  Each of the Working Capital Facility Collateral Agent, on behalf of itself and, to the extent permitted by applicable law, the Working Capital Facility Lenders, the Notes Collateral Agent, on behalf of itself and, to the extent permitted by applicable law, the Noteholders, and the Pari Passu Collateral Agent, on behalf of itself and, to the extent permitted by applicable law, the Pari Passu Lenders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.

8.3           Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed by the Existing Notes Collateral Agent, the Interim Notes Collateral Agent, the Pari Passu Collateral Agent (if any Pari Passu Indebtedness shall be outstanding) (and with respect to any such waiver, amendment or modification which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any Guarantor, with the consent of the Company) and the Working Capital Facility Collateral Agent (if any Working Capital Facility Obligations shall be outstanding) and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Except as expressly provided herein, the Company and any other Obligor shall not have any right to amend, modify or waive any provision of this Agreement, nor shall any consent or signed writing be required of any of them to effect any amendment, modification or waiver of any provision of this Agreement.

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8.4           Information Concerning Financial Condition of the Company and its Subsidiaries.  The Working Capital Facility Collateral Agent and the Working Capital Facility Lenders, in the first instance, the Notes Collateral Agent and the Noteholders, in the second instance, and the Pari Passu Collateral Agent and the Pari Passu Lenders, in the third instance, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its subsidiaries and all Obligors in respect of the Working Capital Facility Obligations or the Notes Obligations or the Pari Passu Obligations, as the case may be, and (b) all other circumstances bearing upon the risk of nonpayment of the Working Capital Facility Obligations, the Notes Obligations or the Pari Passu Obligations.  The Working Capital Facility Collateral Agent and the Working Capital Facility Lenders and the Interim Notes Collateral Agent and the Interim Notes Noteholders each shall have no duty to advise any other Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the Working Capital Facility Collateral Agent or any of the Working Capital Facility Lenders, or the Interim Notes Collateral Agent or any of the  the Interim Notes Noteholders, in each case in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other Secured Party, it or they shall be under no obligation (i) to provide any additional information or to provide any such information on any subsequent occasion, (ii) to undertake any investigation or (iii) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential, so long as the failure to disclose such information will not render information which was disclosed materially misleading.  None of the Senior Subordinated Secured Parties shall have a duty to advise the Working Capital Facility Collateral Agent or any Working Capital Facility Lender or any other Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event any Junior Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Working Capital Facility Collateral Agent or any Working Capital Facility Lender, it or they shall be under no obligation (i) to provide any additional information or to provide any such information on any subsequent occasion, (ii) to undertake any investigation or (iii) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential, so long as the failure to disclose such information will not render information which was disclosed materially misleading.

8.5           Application of Payments.  As among the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders, in the first instance, and the Notes Collateral Agent and the Noteholders, in the second instance, and the Pari Passu Collateral Agent and the Pari Passu Lenders, in the third instance, all payments received by the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the Working Capital Facility Indebtedness (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) as the Working Capital Facility Collateral Agent and/or the Working Capital Facility Lenders, in their sole discretion, deem appropriate.  As among the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders, in the first instance, and the Interim Notes Collateral Agent and the Interim Notes Noteholders, in the second instance, and the Existing Notes Collateral Agent and the Existing Notes Noteholders, in the third instance, and the Pari Passu Collateral Agent and the Pari Passu Lenders, in the fourth instance, all payments received by the Interim Notes Collateral Agent or the Interim Notes Noteholders may be applied, reversed and

47

reapplied, in whole or in part, to such part of the Interim Notes Obligations  as the Interim Notes Collateral Agent and/or the Interim Notes Noteholders, in their sole discretion, deem appropriate.  The Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) assents to any extension or postponement of the time of payment of the Working Capital Facility Indebtedness or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any Shared Collateral which may at any time secure any part of the Working Capital Facility Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.  The Working Capital Facility Collateral Agent (on behalf of itself and the Working Capital Facility Lenders) and the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) assents to any extension or postponement of the time of payment of the Interim Notes Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any Shared Collateral which may at any time secure any part of the Existing Notes Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.6           Notices.  All notices to the Existing Notes Noteholders, the Interim Notes Noteholders, the Pari Passu Lenders and the Working Capital Facility Lenders permitted or required under this Agreement may be sent to the Existing Notes Collateral Agent, the Interim Notes Collateral Agent, the Pari Passu Collateral Agent and the Working Capital Facility Collateral Agent, respectively.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or four (4) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.7           Joinder of Additional Secured Parties

(a)           The Pari Passu Collateral Agent and the Pari Passu Lenders may, upon compliance with the relevant provisions of the Secured Debt Documents, become parties hereto by executing and delivering to the Controlling Collateral Agent and the Interim Notes Collateral Agent (a) a joinder agreement in the form attached hereto as Exhibit A (“Joinder Agreement”) and (b) copy of the agreements evidencing such Pari Passu Indebtedness to which such Person is a party.  Upon the execution and delivery of any such copy of this Agreement by any such Person, such Person, shall, upon delivery thereof to the Controlling Collateral Agent and the Interim Notes Collateral Agent, thereafter become a party to this Agreement.

(b)           The Working Capital Facility Collateral Agent may, upon compliance with the relevant provisions of the Secured Debt Documents, become a party hereto by executing and delivering to the Controlling Collateral Agent and the Interim Notes Collateral Agent (a) the Joinder Agreement, and (b) a copy of the agreements evidencing such Working Capital Facility Indebtedness to which such Person is a party.  Upon the execution and delivery of any such copy of this Agreement by any such Person, such Person, shall, upon delivery thereof to the

48

Controlling Collateral Agent and the Interim Notes Collateral Agent, thereafter become a party to this Agreement.

8.8           Further Assurances.

(a)           The Working Capital Facility Collateral Agent (on behalf of itself and the Working Capital Facility Lenders), the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders), the Interim Notes Collateral Agent (on behalf of itself and the Interim Notes Noteholders), the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) and the Company, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Working Capital Facility Collateral Agent, the Existing Notes Collateral Agent, the Interim Notes Collateral Agent, or the Pari Passu Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.9           Governing Law.  This Agreement has been delivered and accepted at and shall be deemed to have been made at New York, New York and shall be governed by and construed and enforced in accordance with the laws of the State of New York.

8.10         Binding on Successors and Assigns.  This Agreement shall be binding upon the Working Capital Facility Collateral Agent, the Working Capital Facility Lenders, the Existing Notes Trustee, the Interim Notes Trustee, the Existing Notes Collateral Agent, the Interim Notes Collateral Agent, the Noteholders, the Pari Passu Collateral Agent, the Pari Passu Lenders, and their respective permitted successors and assigns.

8.11         Specific Performance.  Each of the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders, in the first instance, the Interim Notes Collateral Agent and the Interim Notes Noteholders, in the second instance, and the Pari Passu Collateral Agent and the Pari Passu Lenders, in the third instance, may demand specific performance of this Agreement.  The Working Capital Facility Collateral Agent (on behalf of itself and the Working Capital Facility Lenders), the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders), the Interim Notes Collateral Agent (on behalf of itself and the Interim Notes Noteholders), and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Interim Notes Collateral Agent or the Interim Notes Noteholders, the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders, or the Pari Passu Collateral Agent or the Pari Passu Lenders, as the case may be.

8.12         Section Titles; Time Periods; Capacities.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.  In the computation of time periods, unless otherwise specified, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding” and the word “through” means “to and including”.  All references to the Company or any Guarantor shall include the Company or such Guarantor as an obligor under the Working Capital Facility Documents, any of the Notes Documents or the Pari Passu Indebtedness Documents, regardless of its capacity as a Company or guarantor thereunder.

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8.13         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

8.14         Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement and to bind the Persons for which it acts as Authorized Representative to the terms and conditions hereof.

8.15         No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Working Capital Facility Lenders, the Noteholders and the Pari Passu Lenders.  Nothing in this Agreement shall impair, as between the Obligors and the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders, or as between the Obligors and the Trustee, the Notes Collateral Agent and the Noteholders, or as between the Obligors and the Pari Passu Collateral Agent and the Pari Passu Lenders, the obligations of the Obligors to pay principal, interest, fees and other amounts as provided in the Working Capital Facility Documents, the Notes Documents and the Pari Passu Indebtedness Documents, respectively.

8.16         Subrogation.  With respect to the value of any payments or distributions in cash or other assets that any of the Noteholders or the Notes Collateral Agent, on the one hand, or any of the Pari Passu Lenders or the Pari Passu Collateral Agent, on the other hand, pays over to the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders under the terms of this Agreement (including, without limitation, any payments pursuant to Section 5.6(b)), the Noteholders and the Notes Collateral Agent, on the one hand, and the Pari Passu Lenders and the Pari Passu Collateral Agent, on the other hand, shall be subrogated to the rights of the Working Capital Facility Collateral Agent and the Working Capital Facility Lenders; provided, that the Notes Collateral Agent (on behalf of itself and the Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Working Capital Facility Obligations.  With respect to the value of any payments or distributions in cash or other assets that any of the Existing Notes Noteholders or the Existing Notes Collateral Agent, on the one hand, or any of the Pari Passu Lenders or the Pari Passu Collateral Agent, on the other hand, pays over to the Interim  Notes Collateral Agent or the Interim Notes Noteholders under the terms of this Agreement (including, without limitation, any payments pursuant to Section 5.6(b)), the Existing Notes Noteholders and the Existing Notes Collateral Agent, on the one hand, and the Pari Passu Lenders and the Pari Passu Collateral Agent, on the other hand, shall be subrogated to the rights of the Interim  Notes Collateral Agent and the Interim Notes Noteholders; provided, that the Existing Notes Collateral Agent (on behalf of itself and the Existing Notes Noteholders) and the Pari Passu Collateral Agent (on behalf of itself and the Pari Passu Lenders) hereby agrees not to assert or enforce all such rights of

50

subrogation it may acquire as a result of any payment hereunder until the Discharge of Interim Notes Obligations.  The Company acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Notes Collateral Agent, the Noteholders, the Pari Passu Collateral Agent or the Pari Passu Lenders that are paid over to the Working Capital Facility Collateral Agent or the Working Capital Facility Lenders ot the Interim Notes Collateral Agent or the Interim Notes Noteholders pursuant to this Agreement shall not reduce any of the relevant Notes Indebtedness or the Pari Passu Indebtedness, as applicable.

8.17         Certain Regulatory Requirements.  Notwithstanding any provision to the contrary in this Intercreditor Agreement, no party to this Intercreditor Agreement will take any action hereunder in contravention of Section 7.18 of the Interim Notes Collateral Agreement.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Existing Notes Trustee and Existing Notes Collateral Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Interim Notes Trustee and Interim Notes Collateral Agent

By:
Name:
Title:

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OBLIGOR ACKNOWLEDGMENT

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.  By its signature below, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions of the within and foregoing Intercreditor Agreement.

Each of the undersigned agrees that the Controlling Collateral Agent possessing or controlling Shared Collateral does so as bailee and agent for perfection (such bailment and agency for perfection being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) for the other Secured Parties, to the extent each has a Lien on such Shared Collateral, and is hereby authorized to and may turn over such Shared Collateral to the Interim Notes Collateral Agent or, after the Discharge of Interim Note Obligations, the Pari Passu Collateral Agent, in accordance with the foregoing Intercreditor Agreement, after the Discharge of Working Capital Facility Obligations.

Each of the undersigned acknowledges and agrees that: (i) although it may sign this Obligor Acknowledgment to the Intercreditor Agreement it is not a party thereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor Agreement and (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of the Working Capital Facility Collateral Agent, the Notes Collateral Agent or the Pari Passu Collateral Agent to effectuate the provisions and purposes of the foregoing Intercreditor Agreement.

FIBERTOWER CORPORATION
FIBERTOWER NETWORK SERVICES CORP.
ART LEASING, INC.
ART LICENSING, INC.
TELIGENT SERVICES ACQUISITION, INC.
FIBERTOWER SOLUTIONS CORPORATION

By:
Name:
Title:

Address:

[ ]
[ ]
Attention: [ ]
Telecopy No.: [ ]
email address: [ ]

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Exhibit A

[FORM OF JOINDER AGREEMENT]

JOINDER AGREEMENT, dated as of [                                   ,           ], to the INTERCREDITOR AGREEMENT, dated as of November [    ], 2009 (as amended, restated or otherwise modified from time to time, the “Intercreditor Agreement”), among  (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee pursuant to the Existing Notes Indenture (as hereinafter defined) for the Existing Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Existing Notes Trustee”); (b) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as collateral agent pursuant to the Existing Notes Collateral Agreements (as hereinafter defined) for the benefit of the Existing Notes Trustee and the Existing Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “Existing Notes Collateral Agent”); (c) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as trustee pursuant to the Interim Notes Indenture (as hereinafter defined) for the Interim Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Interim Notes Trustee”); (d) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as collateral agent pursuant to the Interim Notes Collateral Agreements (as hereinafter defined) for the benefit of the Interim Notes Trustee and the Interim Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “Interim Notes Collateral Agent”); (e) each additional AUTHORIZED REPRESENTATIVE from time to time party hereto for the Additional Secured Parties of the Series of Secured Debt with respect to which it is acting in such capacity; and (f) FIBERTOWER CORPORATION, a Delaware corporation, FIBERTOWER NETWORK SERVICES CORP., a Delaware corporation, ART LEASING, INC., a Delaware corporation, TELIGENT SERVICES ACQUISITION, INC., a Delaware corporation, ART LICENSING CORPORATION, a Delaware corporation, and FIBERTOWER SOLUTIONS CORPORATION, a Delaware corporation.

A.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.  As a condition to the ability of the Company to incur Working Capital Facility Indebtedness or Pari Passu Indebtedness and to secure such indebtedness with a Lien on the Shared Collateral, in each case under and pursuant to the Intercreditor Agreement, the Working Capital Facility Collateral Agent and the Pari Passu Collateral Agent, as the case may be, is required to become an Authorized Representative under, and is required to become subject to and bound by, the Intercreditor Agreement.  Section 8.7 of the Intercreditor Agreement provides that such Persons may become an Authorized Representative under, and become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by such Person of a joinder agreement in the form of this Joinder Agreement.  The undersigned is executing this Joinder Agreement in accordance with the requirements of the applicable Secured Debt Documents.

SECTION 1.  Accordingly, the undersigned (the “Additional Authorized Representative”) by its signature below becomes an Authorized Representative under, and the

A-1

related Additional Secured Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the Additional Authorized Representative had originally been named therein as an Authorized Representative, and the Additional Authorized Representative, on behalf of itself and such Additional Secured Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as an Authorized Representative in respect of such Obligations and the Additional Secured Parties that it represents as Secured Parties.  The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  [The undersigned Additional Authorized Representative hereby acknowledges that (i) the Notes Collateral Agent, acting for and on behalf of the Noteholders, has been granted Liens upon the Noteholder Collateral pursuant to the Notes Documents to secure the Notes Obligations and (ii) to the extent any Pari Passu Indebtedness is outstanding, the Pari Passu Collateral Agent, acting for and on behalf of the Pari Passu Lenders, has been granted Liens upon the Pari Passu Collateral pursuant to the Pari Passu Indebtedness Documents to secure the Pari Passu Obligations (subject to the principal amount thereof not exceeding the Pari Passu Indebtedness Cap)(1)] [The undersigned Additional Authorized Representative hereby acknowledges that (i) to the extent any Working Capital Facility Indebtedness is outstanding, the Working Capital Facility Collateral Agent, acting for and on behalf of Working Capital Facility Lenders, has been granted Liens upon the Working Capital Facility Collateral pursuant to the Working Capital Facility Documents to secure the Working Capital Facility Obligations (subject to the principal amount thereof not exceeding the Working Capital Facility Debt Cap) and (ii) the Notes Collateral Agent, acting for and on behalf of the Noteholders, has been granted Liens upon the Noteholder Collateral pursuant to the Notes Documents to secure the Notes Obligations.(2)]

SECTION 3.  The undersigned Additional Authorized Representative represents and warrants to the Controlling Agent and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the applicable Secured Debt Documents provide that, upon the Additional Authorized Representative’s entry into this Agreement, the Additional Secured Parties that it represents, will be subject to and bound by the provisions of the Intercreditor Agreement as Secured Parties.

SECTION 4.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when the Controlling Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the undersigned Additional Authorized Representative.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 5.  Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

(1) Include for Joinder Agreement executed by Working Capital Facility Collateral Agent.

(2) Include for Joinder Agreement executed by Pari Passu Collateral Agent.

A-2

SECTION 6.  THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature on following page]

A-3

IN WITNESS WHEREOF, the undersigned Additional Authorized Representative and the Controlling Agent have duly executed this Joinder Agreement as of the day and year first above written.

[NAME OF ADDITIONAL AUTHORIZED REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
		Title:	Authorized Signatory

Address for notices:

Attention of:
Telecopy:

ACKNOWLEDGED AND AGREED:

[NAME OF CONTROLLING COLLATERAL AGENT],
as Controlling Collateral Agent,

By:
Name:
Title:	Authorized Signatory

Address for notices:

Attention of:
Telecopy:

A-4

EXHIBIT B

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

This AMENDED AND RESTATED INTERCREDITOR AGREEMENT, dated as of [              ] [    ], 20    , is entered into, pursuant to and in accordance with the terms of the Omnibus Intercreditor Agreement, by and among (a) [WELLS FARGO BANK, NATIONAL ASSOCIATION] [substitute any successor, as applicable], a national banking association, in its capacity as trustee pursuant to the Existing Notes Indenture (as hereinafter defined) for the Existing Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Existing Notes Trustee”); (b) [WELLS FARGO BANK, NATIONAL ASSOCIATION] [substitute any successor, as applicable], a national banking association, in its capacity as collateral agent pursuant to the Existing Notes Collateral Agreements (as hereinafter defined) for the benefit of the Existing Notes Trustee and the Existing Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “Existing Notes Collateral Agent”); (c) [WELLS FARGO BANK, NATIONAL ASSOCIATION] [substitute any successor, as applicable], a national banking association, in its capacity as trustee pursuant to the New Notes Indenture (as hereinafter defined) for the New Notes Noteholders (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “New Notes Trustee”); (d) [WELLS FARGO BANK, NATIONAL ASSOCIATION] [substitute any successor, as applicable], a national banking association, in its capacity as collateral agent pursuant to the New Notes Collateral Agreements (as hereinafter defined) for the benefit of the Interim Notes Trustee and the Interim Notes Noteholders (in such capacity, together with its successors and assigns in such capacity, the “New Notes Collateral Agent”); (e) at such time, if any, as the Revolving Credit Agreement is entered into and becomes effective and designated as such for purposes hereof, the Revolving Agent; and (f) FIBERTOWER CORPORATION, a Delaware corporation (the “Borrower” or the “Company”), FIBERTOWER NETWORK SERVICES CORP., a Delaware corporation, ART LEASING, INC., a Delaware corporation, TELIGENT SERVICES ACQUISITION, INC., a Delaware corporation, ART LICENSING CORPORATION, a Delaware corporation, and FIBERTOWER SOLUTIONS CORPORATION, a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the Company (as hereinafter defined), the other Obligors (as hereinafter defined) and the Existing Notes Trustee and Existing Notes Collateral Agent have entered into the Indenture, dated as of November 9, 2006, (as such Indenture may be amended, modified, supplemented, extended, renewed, restated or refinanced, the “Existing Notes Indenture”) governing the 9.00% Convertible Senior Secured Notes due 2012 (such notes, the “Existing Notes”) issued by the Company to the Existing Notes Noteholders;

WHEREAS, prior to the date hereof the Company, the other Obligors and Wells Fargo Bank, National Association, as Interim Notes Agent, have entered into (i) an Amended and Restated Intercreditor Agreement (the “Interim Notes Intercreditor Agreement”) pursuant to the terms of the Omnibus Intercreditor Agreement (as defined below) and (ii) the Interim Notes Indenture governing the Interim Notes issued by the Company to the Interim Notes Noteholders (as defined in the Interim Notes Intercreditor Agreement);

WHEREAS, the Interim Notes have, concurrently with the effectiveness of this Agreement, been manditorily redeemed in accordance with the provisions thereof, and the Interim Notes Obligatios have been satisfied and the New Notes have been issued as partial consideration for such Mandatory Redemption and, together with other consideration, in exchange for the Interim Notes, and pursuant to the provisions of the Omnibus Intercreditor Agreement, dated as of November           , 2009, between the Company, the other Obligors, the Interim Notes Agent, the Existing Notes Agent and the New Notes Agent (as amended, modified, supplemented, extended, renewed or restated in accordance with the term thereof, the “Omnibus Intercreditor Agreement”), this Agreement has become effective upon effectiveness of the New Notes Indenture and issuance of the New Notes pursuant thereto in connection with such Mandatory Redemption;

WHEREAS, after the date hereof, the Company and the other Obigors may, subject to the terms of the New Notes Documents, enter into a Revolving Credit Agreement which the Company desires to secure, all in a manner consistent with the provisions and priorities set forth herein.

WHEREAS, it is a condition precedent to the issuance by the Company of the New Notes upon consummation of the Mandatory Redemption that the Existing Notes Agent, on behalf of itself and the Existing Notes Creditors, the New Notes Agent, on behalf of itself and the New Notes Creditors, the Company and the other Obligors enter into this Agreement;

WHEREAS, the Existing Notes Agent, on behalf of itself and the Existing Notes Creditors,the Term Loan Agent, on behalf of itself and the Term Loan Creditors, and, at such time as the Revolving Credit Agreement may become effective and the Revolving Agent becomes a party hereto, the Revolving Agent, on behalf of itself and the Revolving Creditors, wish to set forth their agreement as to certain of their respective rights and obligations with respect to the assets and properties of the Company and the other Obligors and their understanding relative to their respective positions in certain assets and properties of the Company and the other Obligors.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Existing Notes Agent, on behalf of itself and the Existing Notes Creditors, the Term Loan Agent, on behalf of itself and the Term Loan Creditors, and, at such time as the Revolving Credit Agreement may become effective and the Revolving Agent becomes a party hereto, the Revolving Agent, on behalf of itself and the Revolving Creditors, and the Obligors party hereto, hereby agree as follows:

2

Section 1.                                            Definitions.

1.1                                 General Terms.  As used in this Agreement, the following terms (including those in the preamble and recitals hereto) shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Access Period” means, with respect to each parcel or item of Term Loan Priority Collateral, the period, that begins on the fifth Business Day after which both of the following have occurred: (a) the Revolving Agent has commenced an Enforcement Action and (b) the Revolving Agent or any other Revolving Creditor initially has actual access, whether or not utilized, to such parcel or item of Term Loan Priority Collateral for the purpose of taking physical possession of, removing or otherwise controlling, or using in any manner, Revolving Credit Priority Collateral located at such parcel or item of Term Loan Priority Collateral (the “Initial Access Date”), and ends on the earliest of (i) the day that is 180 days after the Initial Access Date plus such number of days, if any, after the Initial Access Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to the associated Revolving Credit Priority Collateral, (ii) the date on which all or substantially all of the Revolving Credit Priority Collateral associated with such parcel or item of Term Loan Priority Collateral is sold, removed, collected or liquidated, (iii) the Revolving Credit Termination Date and (iv) the date on which the Event of Default which resulted in commencement of the applicable Enforcement Action against such Revolving Credit Priority Collateral has been cured or waived in writing.

“Account” shall have the meaning set forth in the Uniform Commercial Code as in effect in the State of New York from time to time, including all rights to payment for goods sold or leased, or for services rendered.

“Affiliate” means with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  As used herein, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

“Agreement” means this Amended and Restated Intercreditor Agreement..

“Bank Product Obligations” means, with respect to any Obligor, any obligations of such Obligor owed to any Revolving Creditor (or any of its Affiliates) in respect of any of the following products, services or facilities extended to any Obligor by a Revolving Lender or any of its Affiliates: (a) any services provided from time to time by any Revolving Lender or any of its Affiliates to any Obligor in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services; (b) products under an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, or commodity risk;

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(c) commercial credit card and merchant card services; and (d) banking products or services as may be requested by any Obligor, other than Letters of Credit.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Borrower” has the meaning set forth in the preamble hereto.

“Business Day” means any day of the year that is not a Saturday, a Sunday or a day on which banks are required or authorized to close in New York City or Chicago, Illinois.

“Cash Proceeds” shall mean all proceeds of any Collateral consisting of cash, checks and other near-cash items.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in the Uniform Commercial Code as in effect in the State of New York from time to time.

“Collateral” means all assets and properties of any kind whatsoever, real or personal, tangible or intangible and wherever located, of any Obligor, whether now owned or hereafter acquired, upon which a Lien (including, without limitation, any Liens granted in any Insolvency Proceeding) is now or hereafter granted or purported to be granted in favor of a Secured Creditor, as security for all or any part of the Obligations, provided that as to the Existing Notes Creditors, Collateral shall be limited to assets and properties in which the Existing Notes Creditors have a Lien pursuant to the Existing Notes Documents as in effect on the date hereof, and only the Proceeds thereof, and shall not include any other assets and properties, or Proceeds thereof, on which the Revolving Creditors or Term Loan Creditors may from time to time have a Lien to secure their Obligations, and nothing in this Agreement shall be read to provide that the Existing Notes Creditors have any right to acquire, or that any Obligor has any obligation to provide to any Existing Notes Creditor, any Lien on any assets and properties on which they do not have a Lien pursuant to the Existing Notes Documents as in effect on the date hereof, or Proceeds thereof, or to permit the granting of a Lien in favor of any Existing Notes Creditor on any assets or properties where prohibited by Section 2.4(d) hereof.

“Company” has the meaning set forth in the preamble hereto.

“Debt Action” means (a) the filing of a lawsuit by any Secured Creditor solely to collect the Obligations owed to such Secured Creditor and not to exercise secured creditor remedies in respect of the Collateral, (b) the demand by any Secured Creditor for accelerated payment of any and all of the Obligations owed to such Secured Creditor, (c) the filing of any notice of claim and the voting of any such claim in any Insolvency Proceeding involving an Obligor in a manner not prohibited by, and not inconsistent with, the terms of Section 6, (d) the filing of any motion in any Insolvency Proceeding permitted by, and not inconsistent with, the

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terms of Section 6 or (e) the filing of any defensive pleading in any Insolvency Proceeding not inconsistent with the terms of this Agreement.

“DIP Financing” has the meaning set forth in Section 6.1.

“Disposition” means any sale, lease, license, exchange, transfer or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means, with respect to any indebtedness or obligation of a Person, (a) any payment or distribution by or on behalf of such Person (or any guarantor or surety thereon) of cash, securities or other property, by setoff or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by such Person (or any guarantor or surety thereon).

“Enforcement Action” means (a) the exercise of any enforcement remedies under any Obligation Document, the UCC or other applicable law in respect of the Collateral by the applicable Secured Creditor, (b) any action by any Secured Creditor to foreclose on the Lien of such Person in any Collateral, (c) any action by any Secured Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other enforcement rights or remedies with respect to, any Collateral, including any Disposition after the occurrence of an Event of Default of any Collateral by an Obligor with the consent of, or at the direction of, a Secured Creditor, including, without limitation, by notification of account debtors, (d) the taking of any other actions by a Secured Creditor against any Collateral, including the taking of control or possession of, or the exercise of any right of setoff with respect to, any Collateral and including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral and/or (e) the commencement by any Secured Creditor of any legal proceedings or actions against or with respect to any Obligor or any of such Obligor’s property or assets or any Collateral to facilitate any of the actions described in clauses (a), (b), (c), (d) and (e) above, including the commencement of any Insolvency Proceeding; provided that this definition shall not include any Debt Action.

“Event of Default” means each “Event of Default” or similar term, as such term is defined in any Term Loan Credit Document or any Revolving Credit Document.

“Excess Revolving Credit Obligations” means, as of any date of determination, the sum of (a) the portion of the principal amount of the loans outstanding under the Revolving Credit Documents and the undrawn amount of all outstanding Letters of Credit (disregarding for purposes of this calculation Letters of Credit to the extent cash collateralized in accordance with the Revolving Credit Agreement) and, without duplication of reimbursement obligations having been refinanced with proceeds of loans, the unreimbursed amount of all Letters of Credit as of such date that is in excess of the Maximum Revolving Credit Principal Amount as of such date plus (b) without duplication, the portion of accrued and unpaid interest and fees on account of such portion of the loans and Letters of Credit described in clause (a) of this definition; provided, however, that any interest accruing on, or fees or reimbursement obligations in respect of, out of pocket fees (including legal fees and disbursements) or other expenses of the Revolving Agent or other Revolving Creditors that are reimbursable by the Obligors under the terms of the Revolving Credit Documents and that accrue, or are incurred, after the occurrence of an

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Insolvency Proceeding or after the date when Revolving Agent or the Term Loan Agent, as applicable, commences Enforcement Action with respect to any of the Collateral shall not constitute Excess Revolving Credit Obligations, regardless of whether any such amounts are added to the principal balance of the loans pursuant to the terms of the Revolving Credit Documents.  Any DIP Financing by the Revolving Creditors within the limits of Section 6.1(a)(iii)(A) shall not constitute Excess Revolving Credit Obligations.

“Excess Term Obligations” means, as of any date of determination, the sum of (a) the portion of the principal amount of the loans outstanding under the Term Loan Credit Documents as of such date that is in excess of the Maximum Term Loan Principal Amount as such date plus (b) without duplication, the portion of accrued and unpaid interest on account of such portion of the loans described in clause (a) of this definition; provided, however, that any interest accruing on, or reimbursement obligations in respect of, out of pocket fees (including legal fees and disbursements) or other expenses of the Term Loan Agent or other Term Loan Creditors that are reimbursable by the Obligors under the terms of the Term Loan Credit Documents and that accrue, or are incurred, after the occurrence of an Insolvency Proceeding or after the date when Revolving Agent or the Term Loan Agent, as applicable, commences Enforcement Action with respect to any of the Collateral shall not constitute Excess Term Obligations, regardless of whether any such amounts are added to the principal balance of the loans pursuant to the terms of the Term Loan Credit Documents. Any DIP Financing by the Term Loan Creditors within the limits of Section 6.1(b)(iii)(A) shall not constitute Excess Term Obligations.

“Exigent Circumstances” means (a) a fraud has been committed by any Obligor in connection with the Revolving Credit Obligations or Term Loan Obligations, as applicable, including any withholding of collections of Accounts or other Proceeds or any other property in violation of the terms of the Revolving Credit Documents or Term Loan Credit Documents, as applicable, or (b) an event or circumstance that in the judgment of the Revolving Agent materially and imminently threatens the value of, or ability of the Revolving Agent to realize upon, its Priority Collateral, or, in the judgment of the Term Loan Agent materially and imminently threatens the value of, or ability to realize upon, its Priority Collateral.

“Existing Notes” means the notes issued and outstanding from time to time under the Existing Notes Indenture.

“Existing Notes Agent” means, collectively, the Existing Notes Trustee and/or Existing Notes Collateral Agent under the Existing Notes Indenture and the other Existing Notes Documents.

“Existing Notes Creditors” means , at any time, the Existing Notes Agent, the “Holders” (as defined in the Existing Notes Indenture), any other administrative agent under the Existing Notes Indenture and any other Existing Notes Documents, any collateral agent under the Existing Notes Indenture and any other Existing Notes Documents, each lender or other creditor under the Existing Notes Indenture and any other Existing Notes Documents, each holder of any Hedging Obligations that at the time of the incurrence of such Hedging Obligations is a lender or other creditor under the Term Loan Credit Agreement or an Affiliate thereof and is a secured party under any Existing Notes Document, the beneficiaries of each indemnification obligation

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undertaken by any Obligor under any Existing Notes Document, and each other holder of, or obligee in respect of, any Existing Notes Obligations, in each case to the extent designated as a secured party under any Existing Notes Document outstanding at such time.

“Existing Notes Indenture” means the Indenture, dated as of November 9, 2006, between the Company and the other Obligors, and Wells Fargo Bank, National Association, as trustee and collateral agent, relating to the Company’s 9.00% Convertible Senior Secured Notes due 2012.

“Existing Notes Documents” means the Existing Notes Indenture and the Existing Notes, and the “Escrow Agreement”, the “Note Guarantees”, the “Collateral Agreements” and the other “Notes Documents”, each as defined in the Existing Notes Indenture as in effect on November       , 2009. [CONFIRM definitions and date]

“Existing Notes Obligations” means the Existing Notes and all other “Note Obligations” (as defined in the Existing Notes Indenture) owing or outstanding from time to time under the Existing Notes Indenture and the other Existing Notes Documents.

“Existing Notes Noteholders” means the holders from time to time of the Existing Notes issued and outstanding from time to time under the Existing Notes Indenture.

“Existing Notes Refinancing Conditions” means that the following conditions must be met with respect to any applicable amendment, restatement, supplement, modification, substitution, Refinancing, renewal or replacement of the Existing Notes Documents: (i) it has a final maturity no sooner than, and a weighted average life (measured as of the date of such amendment, restatement, supplement, modification, substitution, Refinancing, renewal or replacement) no less than that applicable to the Existing Notes Obligations on the date hereof; (ii) in the case of any secured Refinancing, substantially concurrently with the entry into definitive documentation evidencing such indebtedness, the lenders thereunder shall enter into an intercreditor agreement on terms no less favorable to the Revolving Creditors and the Term Loan Creditors than this Agreement or execute an Intercreditor Agreement Joinder, (iii) Liens on no categories of Collateral not subject to the Liens securing the Existing Notes Obligations on the date hereof are granted to secure it; and (iii) no additional Person is obligated on such indebtedness that is not obligated on the Existing Notes Obligations on the date hereof, and (iv) it shall contain no representations, warranties, covenants or events of default not contained in the Existing Notes Indenture on the date hereof after giving effect to the amendment thereof deleting such provisions on or about the date hereof, unless consented to by the Revolving Agent and the Term Loan Agent at the direction of the majority holders of the Revolving Credit Obligations and the Term Loan Obligations, respectively, but in no event shall any representations, warranties, covenants or events of default contained in the Existing Notes Documents (with such consent as aforesaid) be (x) more restrictive in any respect on any Obligor than the least restrictive analogous provisions in the Revolving Credit Documents and the Term Loan Credit Documents or (y) address substantive restrictions or other matters not contained in both the Revolving Credit Documents and the Term Loan Credit Documents.

“Existing Notes Secured Claim” means any portion of the Existing Notes Obligations.

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“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds and all licenses, permits, concessions and authorizations, (in each case, regardless of whether characterized as general intangibles under the Uniform Commercial Code as in effect in the State of New York from time to time).

“Hedging Obligations” means, with respect to any Obligor, any obligations of such Obligor under an agreement relating to any non-speculative, ordinary course of business swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency or commodity risk.

“Insolvency Proceeding” means any of the following: (a) any case or proceeding with respect to any Obligor under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Obligor, in each case, whether or not voluntary, (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to any Obligor or any of its assets in each case, whether or not voluntary, (c) any proceeding for liquidation, dissolution or other winding up of the business of the Company or any other Obligor whether or not voluntary and whether or not involving bankruptcy or insolvency, that, in the case of an Obligor other than the Company, is not permitted under the Revolving Credit Documents and the Term Loan Credit Documents or (d) any assignment for the benefit of creditors or any marshalling of assets of any Obligor.

“Intercreditor Agreement Joinder” means an agreement substantially in the form of Exhibit A.

“Interim Notes” means the notes issued and outstanding under the Interim Notes Indenture.

“Interim Notes Agent” means the trustee and/or collateral agent under the Interim Notes Indenture and the other Interim Notes Documents.

“Interim Notes Indenture” means the Indenture, dated as of                     , 2009, between the Company and the other Obligors, and Wells Fargo Bank, National Association, as trustee and collateral agent, relating to the Company’s 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012.

“Interim Notes Documents” means the Interim Notes Indenture and the Interim Notes, and the “Escrow Agreement”, the “Note Guarantees”, the “Collateral Agreements” and the other “Notes Documents”, each as defined in the Interim Notes Indenture.[ CONFIRM]

“Interim Notes Obligations” means the Interim Notes and all other “Note Obligations” (as defined in the Interim Notes Indenture) owing or outstanding from time to time under the Interim Notes Indenture and the other Interim Notes Documents.

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“Inventory” shall mean: (i) all “inventory” as defined in the Uniform Commercial Code as in effect in the State of New York from time to time and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Obligor’s business; all goods in which any Obligor has an interest in mass or a joint or other interest or right of any kind; and all such goods that are returned to or repossessed by any Obligor, and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the Uniform Commercial Code as in effect in the State of New York from time to time).  Inventory shall include each item of property that at any time is or at any time was part of the rental fleet, whether classified as “inventory,” “rental equipment” or “fixed asset” on the financial statements of the Company.

“Junior Adequate Protection Liens” has the meaning set forth in Section 6.2.

“Junior Lien Default Notice” means a notice by the Term Loan Agent to the Revolving Agent or by the Revolving Agent to the Term Loan Agent, indicating that an Event of Default under the Term Loan Credit Documents or Revolving Credit Documents, respectively, has occurred and that the Term Loan Agent or Revolving Agent, as the case may be, intends to take Enforcement Action against Collateral (other than Collateral that as to such Secured Creditor, is Priority Collateral).

“Junior Documents” means, as to the Revolving Credit Priority Collateral, the Term Loan Credit Documents, and as to the Term Loan Priority Collateral, the Revolving Credit Documents, and as to all Collateral, at all times prior to Payment in Full of the Term Loan Obligations and the Revolving Credit Obligations, the Existing Notes Documents.

“Junior Obligations” means, as to the Term Loan Priority Collateral, the Revolving Credit Obligations, and as to the Revolving Credit Priority Collateral, the Term Loan Obligations, and as to all Collateral, at all times prior to Payment in Full of the Term Loan Obligations and the Revolving Credit Obligations, the Existing Notes Obligations. Junior Obligations also means as to Term Loan Priority Collateral, any Excess Term Obligations, and as to any Revolving Credit Priority Collateral, any Excess Revolving Credit Obligations.

“Junior Secured Creditor” means, as to the Term Loan Priority Collateral, the Revolving Agent acting on behalf of itself and the Revolving Creditors, and as to the Revolving Credit Priority Collateral, the Term Loan Agent acting on behalf of itself and the Term Loan Creditors, and as to all Collateral, at all times prior to Payment in Full of the Term Loan Obligations and the Revolving Credit Obligations, the Existing Notes Creditors.  Junior Secured Creditor also means the Revolving Agent acting on behalf of itself and the Revolving Creditors as to its Lien on Revolving Credit Priority Collateral to the extent securing Excess Revolving Credit Obligations and the Term Loan Agent acting on behalf of itself and the Term Loan Creditors as to its Lien on Term Loan Priority Collateral to the extent securing Excess Term Obligations.

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“L/C Issuer” means any bank or financial institution that issues, arranges or provides credit support for a Letter of Credit issued or deemed issued pursuant to the Revolving Credit Agreement.

“Letters of Credit” means any standby or documentary letter of credit issued or arranged by L/C Issuer for the account of Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued or arranged by Revolving Agent or L/C Issuer for the benefit of Borrower.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention arrangement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

[“Mandatory Redemption” means “Mandatory Redemption”, as defined in the New Notes Indenture.][CONFIRM]

[“Mandatory Redemption Date” means “Mandatory Redemption Date”, as defined in the New Notes Indenture.]

“Maximum Revolving Credit Principal Amount” means, as of any date of determination, (a) $20,000,000, minus (b) permanent reductions of revolving loan commitments under the Revolving Credit Documents after the date hereof that are accompanied by principal payments outstanding under such commitments (other than those made in connection with a Refinancing permitted under Section 4.2), plus (c) interest, fees, costs, expenses, indemnities, and other amounts payable pursuant to the terms of the Revolving Credit Documents, whether or not the same are added to the principal amount of the Revolving Credit Obligations and including the same as would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not allowed in any such Insolvency Proceeding, plus (d) advances (whether or not added to the principal of the revolving loan) made by the Revolving Lenders or the Revolving Agent in order to protect, preserve or enhance the value of any Revolving Credit Priority Collateral or to pay amounts that the Borrower is obligated to pay under the Revolving Credit Documents to protect the Collateral, [plus (e) Bank Product Obligations, plus (f) Hedging Obligations to a Revolving Creditor].

“Maximum Term Loan Principal Amount” means, as of any date of determination, (a) $                              , minus (b) the sum of all principal payments of the term loans constituting Term Loan Obligations (including voluntary and mandatory prepayments) after the date hereof, but excluding prepayments resulting from any Refinancing permitted under Section 4.1, plus (c) interest, fees, costs, expenses, indemnities, and other amounts payable pursuant to the terms of the Term Loan Credit Documents, whether or not the same are added to the principal amount of the Term Loan Obligations and including the same as would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not allowed in any such Insolvency Proceeding, plus (d) advances (whether or not added to the principal of the term loans) made by the Term Lenders or the Term Loan Agent in order to protect, preserve or

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enhance the value of any Term Loan Priority Collateral or to pay amounts that any Obligor is obligated to pay under the Term Credit Documents to protect the Collateral, plus (e) all Term Loan Hedging Obligations not included in clause (a).(1)

“New License Subsidiary” has the meaning specified therefor in the New Notes Indenture.

“New Notes” means the notes issued and outstanding from time to time under the New Notes Indenture, including any notes issued in lieu of interest and in respect of capitalized, or “pay in kind”, interest accruing on any such notes outstanding from time to time in accordance with the New Notes Indenture.

“New Notes Agent” means the New Notes Trustee and/or New Notes Collateral Agent under the New Notes Indenture and the other New Notes Documents.

“New Notes Indenture” means the Indenture, dated as of                     , 20    , between the Company and the other Obligors, and Wells Fargo Bank, National Association, as trustee and collateral agent, relating to the Company’s 9.00% Senior Secured Notes due 20    , to be substantially in the form of Exhibit [    ] hereto.  [TO BE ADDED]

“New Notes Documents” means the New Notes Indenture and the New Notes, and the “Escrow Agreement”, the “Note Guarantees”, the “Collateral Agreements” and the other “Notes Documents”, each as defined in the New Notes Indenture.

“New Notes Obligations” means the New Notes and all other “Note Obligations” (as defined in the New Notes Indenture) owing or outstanding from time to time under the New Notes Indenture and the other New Notes Documents.

“New Notes Noteholders” means the holders from time to time of the New Notes issued and outstanding from time to time under the New Notes Indenture.

“Non-Priority Collateral” means, as to the Term Loan Creditors, the Revolving Credit Priority Collateral, and, as to the Revolving Creditors, the Term Loan Priority Collateral, and, as to the Existing Notes Creditors, any and all Collateral.  Non-Priority Collateral shall also mean, as to the Term Loan Creditors, the Term Loan Priority Collateral to the extent securing Excess Term Obligations, and as to the Revolving Creditors, the Revolving Credit Priority Collateral to the extent securing the Excess Revolving Credit Obligations.

“Obligation Documents” means the Revolving Credit Documents and the Term Loan Credit Documents and the Existing Notes Documents, or any of them.

“Obligations” means the Term Loan Obligations and the Revolving Credit Obligations and the Existing Notes Obligations, or any of them.

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“Obligor” means the Company and each other Person liable on or in respect of any Obligations, or that has granted a Lien on any property or assets as Collateral, together with such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, that: (a) all of such Obligations (other than contingent indemnification obligations for which no underlying claim has been asserted) have been paid, performed or discharged in full (with all such Obligations consisting of monetary or payment obligations having been paid in full in cash), (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the Revolving Credit Agreement or the other Revolving Credit Documents in the case of Revolving Credit Obligations or the Term Loan Agreement or the other Term Loan Credit Documents in the case of the Term Loan Obligations and all commitments to extend credit under such applicable agreements shall have terminated, (c) any and all letters of credit, bankers’ acceptances or similar instruments issued under such documents have been cancelled and returned (or backed by stand-by guarantees or letters of credit in form and substance reasonably acceptable to (and from financial institutions satisfactory to) Revolving Agent or Term Loan Agent, as applicable, or cash collateralized at the amounts required to obtain a release of liens under the terms of the applicable Revolving Credit Documents) in accordance with the terms of such documents, and (d) any costs, expenses and indemnification obligations not yet due and payable but with respect to which a claim has been threatened or asserted in writing under any Obligation Document, are backed by a letter of credit or cash collateral in an amount and on terms reasonably satisfactory to the Term Loan Agent or Revolving Agent, as applicable.

“Payment Rights” means any right of any Obligor to the payment of money arising from the Disposition of any Inventory or rendition of services, whether such right to payment constitutes an Account or Payment Intangible or is evidenced by or consists of a Document, Instrument, Chattel Paper, Letter-of-Credit Right or Supporting Obligation.

“Permitted Collateral Sale” means (i) any Disposition of Priority Collateral (other than after the occurrence and during the continuance of an Insolvency Proceeding by or against the relevant Obligor and other than in connection with an Enforcement Action or a Disposition described in clause (ii) below) so long as such Disposition is permitted under the Priority Documents as in effect on the date hereof and by the Junior Documents as in effect on the date hereof (other than, in the case of the New Notes Indenture, pursuant to Section 6.01 thereof); and (ii) any Disposition of Priority Collateral (other than in an Insolvency Proceeding by or against the relevant Obligor) permitted under the applicable Priority Documents as in effect on the date hereof, but not permitted under the applicable Junior Document, in connection with an Enforcement Action against such Priority Collateral by the relevant Priority Secured Creditor or a Disposition by the relevant Obligor during the continuation of an Event of Default under the Priority Documents with the written permission of the Priority Secured Creditor; provided, that, in each case above, the Liens of the Junior Secured Creditors in such Priority Collateral shall continue as to the Proceeds thereof and such Proceeds received are applied as provided in Section 3.8 hereof.

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“Person” means an individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, governmental authority or any other entity or regulatory body.

“Primary Junior Secured Creditor” means a Junior Secured Creditor of the type described in the first sentence of the definition of “Junior Secured Creditor”.

“Primary Priority Secured Creditor” means a Priority Secured Creditor of the type described in the first sentence of the definition of “Priority Secured Creditor”.

“Priority Claim Avoidance” has the meaning set forth in Section 6.4.

“Priority Collateral” means, as to the Term Loan Creditors, the Term Loan Priority Collateral, and, as to the Revolving Creditors, the Revolving Credit Priority Collateral, and, as to the Existing Notes Creditors, none of the Collateral.  Priority Collateral also means, as to any Revolving Creditors, the Term Loan Priority Collateral to the extent securing Excess Term Obligations and as to any Term Loan Creditors, the Revolving Credit Priority Collateral to the extent securing Excess Revolving Credit Obligations; provided that the right of the Term Loan Creditors to take any Enforcement Action with respect to their Non-Priority Collateral, and the right of the Revolving Creditors to take any Enforcement Action with respect to their Non-Priority Collateral, and the right of the Existing Notes Creditors to take any Enforcement Action with respect to their Non-Priority Collateral shall in each case be subject to the provisions of Section 3.

“Priority Documents” means, as to the Revolving Credit Priority Collateral, the Revolving Credit Documents and as to the Term Loan Priority Collateral, the Term Loan Credit Documents.  The Existing Notes Documents shall not constitute Priority Documents for any purpose of this Agreement. at any time prior to the Payment in Full of all Term Loan Obligations and all Revolving Credit Obligations, and all Revolving Credit Documents and Term Loan Credit Documents shall both constitute Priority Documents as they relate to the Existing Notes Documents, the Existing Notes Obligations or the Existing Notes Creditors, or any Liens in favor of the Existing Notes Creditors, for all purposes of this Agreement..

“Priority Obligations” means, as to the Term Loan Priority Collateral, the Term Loan Obligations and as to the Revolving Credit Priority Collateral, the Revolving Credit Obligations.  The Existing Notes Obligations shall not constitute Priority Obligations for any purpose of this Agreement at any time prior to the Payment in Full of all Term Loan Obligations and all Revolving Credit Obligations, and all Revolving Credit Obligations and Term Loan Obligations shall both constitute Priority Obligations as they relate to the Existing Notes Obligations or the Existing Notes Creditors, or any Liens in favor of the Existing Notes Creditors, for all purposes of this Agreement.

“Priority Secured Creditor” means, as to the Term Loan Priority Collateral, the Term Loan Agent, and as to the Revolving Credit Priority Collateral, the Revolving Agent.  The Existing Notes Creditors shall not constitute Priority Secured Creditors for any purpose of this Agreement at any time prior to the Payment in Full of all Term Loan Obligations and all

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Revolving Credit Obligations, and the Term Loan Agent and the Revolving Agent shall both constitute Priority Security Creditors as they relate to the Existing Notes Obligations or the Existing Notes Creditors, or any Liens in favor of the Existing Notes Creditors, for all purposes of this Agreement..

Priority Secured Creditor also means, as to Term Loan Priority Collateral, to the extent securing Excess Term Obligations, the Revolving Agent, and as to Revolving Credit Priority Collateral, to the extent securing Excess Revolving Credit Obligations, the Term Loan Agent.  A Person’s rights as a Priority Secured Creditor described in the second sentence of this definition shall be limited as set forth in the definition of Secondary Priority Secured Creditor and the other applicable provisions hereof.

“Proceeds” of Collateral shall mean: (i) all “proceeds”, as defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time, (ii) payments or distributions made with respect to such Collateral and (iii) whatever is receivable or received when such Collateral or proceeds thereof is sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.  Proceeds shall not include, as to any Existing Notes Creditor, Proceeds of any Collateral on which the Existing Notes Creditor do not have a valid and perfected Lien, or on which they may acquire a Lien in violation of the provisions hereof, including Section 2.4(d) hereof

“Refinance”, “Refinancings” and “Refinanced” means, in respect of any Obligations, to issue other indebtedness in exchange or replacement for or the proceeds of which are used to repay such Obligations, in whole or in part.

“Release Documents” has the meaning set forth in Section 2.6.

“Release Event” means the taking of any Enforcement Action by a Secured Creditor against all or any portion of Collateral that is Priority Collateral as to such Secured Creditor (including a Disposition conducted by any Obligor with the express written consent of such Secured Creditor during the continuance of an Event of Default under the relevant Priority Documents) or, after the occurrence and during the continuance of an Insolvency Proceeding by or against any Obligor, the entry of an order of the Bankruptcy Court pursuant to Section 363 or 1129 of the Bankruptcy Code (or similar Bankruptcy Law) authorizing the sale of all or any portion of such Collateral with the support of such Secured Creditor; provided, that, upon any such sale, the Liens of the Junior Secured Creditors in the Collateral shall continue as to the Proceeds thereof, and, subject to any necessary approvals of any applicable Bankruptcy Court, such Proceeds received are applied as provided in Section 3.8 hereof, .

“Revolver Cash Collateral” has the meaning set forth in Section 6.1.

“Revolver Purchase Option Closing Date” has the meaning set forth in Section 5.1.

“Revolving Agent” means the collateral agent (or the administrative agent acting as collateral agent) under any Revolving Credit Agreement, and its successors and assigns in such capacity and, from and after the execution of a Revolving Credit Substitute Facility, one or more other agents, collateral agents, trustees or similar contractual representatives for one or

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more holders of indebtedness or other Obligations evidenced thereunder or governed thereby and its successors and assigns in such capacity, but in no event shall any Obligor or Affiliate thereof be, or appoint, the Revolving Agent.

“Revolving Agent’s Purchase Notice” has the meaning set forth in Section 5.2.

“Revolving Credit Agreement” means (a) the initial Revolving Credit Agreement, if any, entered into by the Company, designated as the “Revolving Credit Agreement” for purposes of this Agreement by written notice from the Company to the Term Loan Agent, and permitted to be entered into under the terms of the Term Loan Credit Agreement then in effect, and otherwise complying with the provisions hereof and (i) providing for Liens on no categories of Collateral not subject to the Liens securing the Term Loan Obligations are granted to secure it unless such categories of Collateral also secure the Term Loan Obligations; (ii) providing that no additional Person is obligated on the indebtedness under such Revolving Credit Agreement unless such additional Person also is or becomes a pari passu obligor on the Term Loan Obligations; (iii) not including any limitations on the ability of the Company and the other Obligors to make payments under any Term Loan Document, (iv) not providing for aggregate extensions of credit thereunder at any time that exceed the Maximum Revolving Credit Principal Amount and (v) being subject to the condition that no “Default” or “Event of Default” (as defined in the Term Loan Credit Agreement as then in effect) exists, and (b) each Revolving Credit Substitute Facility, if any, in each case as amended, restated, supplemented, replaced, substituted or Refinanced in accordance with the terms of this Agreement and permitted to be entered into under the terms of the Term Loan Credit Agreement then in effect, and otherwise complying with the provisions hereof and providing for extensions of credit not exceeding the Maximum Revolving Credit Principal Amount, provided, however, that in each case in clause (a) and (b) above, (x) the Revolving Agent thereunder shall have duly executed and delivered to each other party hereto a signed counterpart of this Agreement and shall be irrevocably and validly entitled under the terms of such Revolving Credit Agreement to bind the Revolving Creditors to all of the terms and conditions hereof by such execution and delivery and (y) in no event shall any Obligor or Affiliate thereof be permitted to be a Revolving Creditor thereunder.

“Revolving Credit Documents” means the Revolving Credit Agreement, if any, all other agreements, documents and instruments at any time executed and/or delivered by the Company or any other Person with, to or in favor of the Revolving Agent or any Revolving Creditor in connection therewith or related thereto, if any, including such documents evidencing successive Refinancings of the Revolving Credit Obligations, if any, in each case, as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time in accordance with the terms of this Agreement (provided that the aggregate extensions of credit thereunder at any time shall not exceed the Maximum Revolving Credit Principal Amount).

“Revolving Credit Obligations” means all “Obligations” as defined in the Revolving Credit Agreement, if any, provided that the aggregate extensions of credit thereunder at any time shall not exceed the Maximum Revolving Credit Principal Amount, and including without limitation all Banking Product Obligations and Hedging Obligations, all obligations to post cash collateral in respect of Letters of Credit or indemnities in respect thereof, and all other

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obligations, liabilities and indebtedness of every kind, nature and description owing by the Company to the Revolving Agent and the other Revolving Creditors evidenced by or arising under one or more of the Revolving Credit Documents (including the Revolving Loans and letter of credit obligations), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Revolving Credit Agreement and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to the Company (and including the payment of interest, fees, costs and other charges (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding, but in the case of default rate interest and other amounts accruing or payable in excess of basic contract rates specified in the Revolving Credit Documents, only to the extent such amounts are allowed in any such Insolvency Proceeding), exclusive of the Excess Revolving Credit Obligations, which Excess Revolving Credit Obligations, if any, shall be excluded from (and shall not constitute) Revolving Credit Obligations solely for purposes of this Agreement.

“Revolving Credit Priority Collateral” means, all present and future right, title and interest of the Company and each other Obligor in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located:

(a)           all Accounts and Payment Rights (and all Instruments, Chattel Paper, Letter-of-Credit Rights, Supporting Obligations, and Documents evidencing the obligation of any account debtor to pay any obligation that constitutes an Account or Payment Right);

(b)           to the extent not otherwise included above, all Payment Intangibles, Instruments, Chattel Paper, Investment Property and Documents, in each case in this clause (b) evidencing, derived from, constituting or relating to the property described in clause (a) above or Proceeds or products thereof;

(c)           Money (other than identifiable Proceeds of Term Loan Priority Collateral), Deposit Accounts (except for identifiable Proceeds of Term Loan Priority Collateral contained therein, and other than the Term Loan Priority Collateral Account (other than identifiable Proceeds of Revolving Credit Priority Collateral contained therein)), Securities Accounts containing Proceeds of property described in clause (a) or (b) above (except for identifiable Proceeds of Term Loan Priority Collateral contained therein) and all lock-boxes at any bank containing Proceeds of property described in clause (a) or (b) above (except for identifiable Proceeds of Term Loan Priority Collateral contained therein, and other than the Term Loan Priority Collateral Account (other than identifiable Proceeds of Revolving Credit Priority Collateral contained therein)), including, except as otherwise provided herein, Proceeds of property described in clause (a) or (b) above consisting of Money and Certificated Securities, Uncertificated Securities, Securities Entitlements and Investment Property or other assets credited to or deposited in any such Deposit Account or Securities Account (including Proceeds of property described in clause (a) or (b) above constituting cash, cash equivalents, marketable securities and other funds held in or on deposit in any such Deposit Account or Securities Account), but excluding in each case above the Term Loan Priority Collateral Account (other

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than identifiable Proceeds of Revolving Credit Priority Collateral contained therein) and identifiable Proceeds of Term Loan Priority Collateral;

(d)           books, Records, documents, ledger cards, computer programs, software and other property, in each case, to the extent related to any of the foregoing; and

(e)           all Proceeds of any of the Revolving Credit Priority Collateral described in clauses (a) through (d) above, in any form (including any insurance proceeds in respect of any or all of the foregoing).

Without limitation of the foregoing, property of a type described in any one or more of the foregoing clauses (a) through (e) and acquired by an Obligor, or created, after the commencement of an Insolvency Proceeding with respect to such Obligor, and which, but for the application of Section 552 of the Bankruptcy Code, would constitute Collateral, shall, for the purposes of this Agreement, nonetheless constitute “Revolving Credit Priority Collateral.”

“Revolving Credit Refinancing Conditions” means that the following conditions must be met with respect to any applicable amendment, restatement, supplement, modification, substitution, Refinancing, renewal or replacement of the Revolving Credit Documents: with respect to any such amendment, restatement, supplement, modification, substitution, Refinancing, renewal or replacement: (i) in the case of any secured Refinancing, substantially concurrently with the entry into of definitive documentation evidencing such indebtedness, the lenders thereunder shall enter into an intercreditor agreement on terms no less favorable to the Term Loan Creditors than this Agreement or execute an Intercreditor Agreement Joinder, (ii) Liens on no categories of Collateral not subject to the Liens securing the Term Loan Obligations are granted to secure it unless such categories of Collateral also secure the Term Loan Obligations; (iii) no additional Person is obligated on such indebtedness unless such additional Person also is or becomes an obligor on the Term Loan Obligations; (iv) it does not include any limitations on the ability of the Company to make payments under any Term Loan Agreement, (iv) it does not provide for aggregate extensions of credit thereunder at any time that exceed the Maximum Revolving Credit Principal Amount and (vi) in the case of a Refinancing, immediately after giving effect to such Refinancing, no “Default” or “Event of Default” (as defined in the Term Loan Credit Agreement as then in effect) exists.

“Revolving Credit Secured Claim” means any portion of the Revolving Credit Obligations.

“Revolving Credit Substitute Facility” means any facility that Refinances the Revolving Credit Agreement then in existence pursuant to Section 4.2.  For the avoidance of doubt, no Revolving Credit Substitute Facility shall be required to be a revolving or asset-based loan facility and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such Revolving Credit Substitute Facility shall be subject to the terms of this Agreement for all purposes set forth herein (including the Lien priorities as set forth herein as of the date hereof and provided that such facility does not provide for aggregate extensions of credit thereunder at any time that exceed the Maximum Revolving Credit Principal Amount ).

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“Revolving Credit Termination Date” means the date on which all Revolving Credit Obligations have been Paid in Full.

“Revolving Creditors” means , at any time, if any, the Revolving Agent, the Revolving Lenders, the administrative agent under the Revolving Credit Agreement, the collateral Agent under the Revolving Credit Agreement, each lender, issuing bank and swingline lender under the Revolving Credit Agreement, each holder of any Hedging Obligations and Banking Product Obligations that at the time of the incurrence of such Hedging Obligations or Banking Product Obligations is a lender under the Revolving Credit Agreement or an Affiliate thereof and is a secured party under any Revolving Credit Document, the beneficiaries of each indemnification obligation undertaken by any Obligor under any Revolving Credit Document, each other Person that provides letters of credit, guarantees or other credit support related thereto under any Revolving Credit Document and each other holder of, or obligee in respect of, any Revolving Credit Obligations (including pursuant to an Revolving Credit Substitute Facility), in each case to the extent designated as a secured party under any Revolving Credit Document outstanding at such time, but in no event shall any Obligor or Affiliate thereof be or become a Revolving Creditor.

“Revolving Lenders” means the lenders from time to time party from time to time to a Revolving Credit Agreement, if any, but in no event shall any Obligor or Affiliate thereof be or become a Revolving Lender.

“Revolving Loans” means the loans, if any, outstanding under the Revolving Credit Documents from time to time.

“Revolving Credit Obligations Purchaser” has the meaning set forth in Section 5.1.

“Secondary Junior Secured Creditor” means a Junior Secured Creditor of the type described in the second sentence of the definition of “Junior Secured Creditor.

“Secondary Priority Secured Creditor” means a Priority Secured Creditor of the type described in the second sentence of the definition of “Priority Secured Creditor”.  As more fully set forth in Section 2.1, (i) the Term Loan Agent in its capacity as Secondary Priority Secured Creditor shall not take any Enforcement Action or actions hereunder with respect to the Revolving Credit Priority Collateral prior to the Revolving Credit Termination Date; and (ii) the Revolving Agent in its capacity as Secondary Priority Secured Creditor shall not take any Enforcement Action or other action hereunder with respect to the Term Loan Priority Collateral prior to the Term Loan Termination Date.

“Secured Creditors” means the Term Loan Creditors and the Revolving Creditors and the Existing Notes Creditors, or any of them.

“Senior Adequate Protection Liens” has the meaning set forth in Section 6.2.

“Standstill Period” means the period commencing on the date of an Event of Default and ending upon the date which is the earlier of (a) 180 days after the later of (i) the date the Junior Secured Creditor has declared an Event of Default under its Obligation Documents

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and has accelerated its Junior Obligations and (ii) the date that the Priority Secured Creditor has received a Junior Lien Default Notice with respect to such Event of Default stating that the Junior Obligations have been declared due and payable and (b) the date on which the Priority Obligations of such Priority Secured Creditor have been Paid in Full; provided that (i) in the event that as of any day during such 180 days, no Event of Default in respect of the Junior Obligations is continuing, then the Standstill Period shall be deemed not to have commenced and (ii) the 180 day period specified above shall be tolled during any period an Insolvency Proceeding has occurred and is continuing.

“Term Lenders” means the “Lenders” or “Term Lenders” or “Holders” or “Noteholders” (or comparable term) under and as defined in any Term Loan Credit Agreement.

“Term Loan” means each term loan or other loan or extension of credit made or outstanding under the Term Loan Credit Documents from time to time.

“Term Loan Agent” means (i) so long as New Notes Obligations are outstanding under the New Notes Documents, the New Notes Agent, (ii) and after all New Notes Obligations have been Paid in Full, and so long as Term Loan Obligations are outstanding under any Term Loan Substitute Facility or the agreements and other documents securing, guaranteeing, evidencing, governing or otherwise relating to the foregoing, in each case, as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time in accordance with the terms of this Agreement, one or more other agents, collateral agents, trustees or similar contractual representatives for one or more holders of indebtedness or other Term Loan Obligations outstanding thereunder or in respect thereof from time to time.

“Term Loan Agent’s Purchase Notice” has the meaning set forth in Section 5.1.

“Term Loan Credit Agreement” means (a) the New Notes Indenture and (b) upon Payment in Full of the New Notes Obligations outstanding under the New Notes Indenture, the credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument primarily evidencing or governing each Term Loan Credit Substitute Facility, in each case as the same may from time to time be amended, amended and restated, supplemented, modified, replaced, substituted, renewed or Refinanced in accordance with the terms of this Agreement.

“Term Loan Credit Documents” means the Term Loan Credit Agreement, all New Notes Documents, and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Term Loan Agent or any other Term Loan Creditor in connection therewith or related thereto, including such documents evidencing successive Refinancings of the Term Loan Obligations, and any Term Loan Credit Substitute Facility, and all agreements and other documents securing, guaranteeing, evidencing, governing or otherwise relating to any of the foregoing, in each case, as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time in accordance with the terms of this Agreement.

“Term Loan Credit Substitute Facility” means any facility that Refinances the Term Loan Agreement then in existence pursuant to Section 4.1.  For the avoidance of doubt, the

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Term Loan Credit Substitute Facility may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such Term Loan Substitute Facility shall be subject to the terms of this Agreement for all purposes set forth herein (including the Lien priorities as set forth herein as of the date hereof).

“Term Loan Creditors” means , at any time, the Term Loan Agent, the Term Lenders, the administrative agent under the Term Loan Credit Agreement and any other Term Loan Credit Documents, the collateral agent under the Term Loan Credit Agreement and any other Term Loan Credit Documents, each lender, noteholder or other creditor under the Term Loan Credit Agreement, each holder of any Term Loan Hedging Obligations that at the time of the incurrence of such Hedging Obligations is a lender or noteholder under the Term Loan Credit Agreement or an Affiliate thereof and is a secured party under any Term Loan Credit Document, the beneficiaries of each indemnification obligation undertaken by any Obligor under any Term Loan Credit Document, and each other holder of, or obligee in respect of, any Term Loan Obligations (including pursuant to a Term Loan Credit Substitute Facility), in each case to the extent designated as a secured party under any Term Loan Credit Document outstanding at such time.

“Term Loan Hedging Obligation” means any Hedging Obligations owed by the Borrower to the Term Loan Creditors or any of their Affiliates pursuant to agreements entered into in connection with any Term Loan Credit Agreement.

“Term Loan Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by the Company and each other Obligor under the Term Loan Credit Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Term Loan Credit Agreement and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to the Company or any other Obligor (as such term is defined in the Term Loan Credit Agreement) (and including the payment of any interest, fees, costs and other charges (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding, but in the case of default rate interest and other amounts accruing or payable in excess of basic contract rates specified in the Term Loan Credit Documents, only to the extent such amounts are allowed in any such Insolvency Proceeding), exclusive of the Excess Term Obligations, which Excess Term Obligations shall be excluded from (and shall not constitute) Term Loan Obligations solely for purposes of this Agreement.

“Term Loan Priority Collateral” means all Collateral other than Revolving Credit Priority Collateral.  Without limitation of the foregoing, property not of a type described in the definition of “Revolving Credit Priority Collateral,” and acquired by an Obligor, or created, after the commencement of an Insolvency Proceeding with respect to such Obligor, and which, but for the application of Section 552 of the Bankruptcy Code, would constitute Collateral, shall, for the purposes of this Agreement, nonetheless constitute “Term Loan Priority Collateral.” Notwithstanding the foregoing, in no event shall property that is otherwise Term

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Loan Priority Collateral constitute Revolving Credit Priority Collateral due to the fact that it was acquired by the Company or any other Obligor with the Proceeds of Revolving Credit Priority Collateral.

“Term Loan Priority Collateral Account” means any deposit account established or maintained by an Obligor or the Term Loan Agent or any representative of either of the foregoing for the sole purpose of holding the identifiable Proceeds of any Disposition of Term Loan Priority Collateral that are required to be held in such account or accounts pursuant to the terms of any Term Loan Credit Document as in effect on the date hereof (or any comparable provision of any successor Term Loan Credit Document).

“Term Loan Purchase Option Closing Date” has the meaning set forth in Section 5.2.

“Term Loan Refinancing Conditions” means that the following conditions must be met with respect to any applicable amendment, restatement, supplement, modification, substitution, Refinancing, renewal or replacement of the Term Loan Credit Documents if a Revolving Credit Agreement then exists and the Revolving Agent is a party hereto: (i) it has a final maturity no sooner than (unless such final maturity is more than six months after the stated final maturity of the Revolving Credit Obligations as in effect on the date hereof) and a weighted average life (measured as of the date of such amendment, restatement, supplement, modification, substitution, Refinancing, renewal or replacement) no less than that applicable to the Term Loan Obligations on the date hereof; (ii) in the case of any secured Refinancing, substantially concurrently with the entry into definitive documentation evidencing such indebtedness, the lenders thereunder shall enter into an intercreditor agreement on terms no less favorable to the Revolving Creditors than this Agreement or execute an Intercreditor Agreement Joinder, (ii) Liens on no categories of Collateral not subject to the Liens securing the Revolving Credit Obligations are granted to secure it unless such categories of Collateral also secure the Revolving Credit  Obligations; and (iii) no additional Person is obligated on such indebtedness unless such additional Person also is or becomes an obligor on the Revolving Credit Obligations.

“Term Loan Secured Claim” means any portion of the Term Loan Obligations.

“Term Loan Termination Date” means the date on which all Term Loan Obligations have been Paid in Full (but shall not be deemed to occur if a Refinancing of any then existing Term Loan Obligations occurs or a Term Loan Credit Substitute Facility is entered into in connection with the repayment and Refinancing of any then existing Term Loan Obligations..

“Term Obligations Purchaser” has the meaning set forth in Section 5.1.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“UCC Notice” has the meaning set forth in Section 3.2.

The terms “Certificated Security,” “Commodity Account,” “Deposit Account,” “Document,” “Equipment,” “Goods,” “Healthcare Insurance Receivable,” “Instrument,”

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“Investment Property,” “Letter-of-Credit Right,” “Money,” “Payment Intangible,” “Records,” “Securities Account,” “Securities Entitlements,” “Supporting Obligations” and “Uncertificated Securities”  have the meanings ascribed to them in the Uniform Commercial Code as in effect in the State of New York from time to time.

1.2                                 Certain Matters of Construction.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified.  For purposes of this Agreement, the following additional rules of construction shall apply: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter, (b) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary, (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations, (d) unless otherwise specified, all references to any instruments or agreements, including references to any of this Agreement and the Obligation Documents, shall include any and all amendments or other modifications thereto and any and all extensions or renewals thereof, and refinancings and replacements thereof, in each case, made in accordance with the terms hereof, and (e) the terms “property” and “asset” or “properties” and “assets” shall have the same meaning.

Section 2.                                            Security Interests; Priorities.

2.1                                 Priorities.

(a)                                  Each Secured Creditor hereby acknowledges that other Secured Creditors have been, or may in the future be, granted Liens upon the Collateral to secure their respective Obligations and hereby consent to such grant.

(b)                                 (i) The Liens of the Term Loan Agent, the Term Loan Creditors and any agent, representative or trustee representative acting on behalf of the Term Loan Agent or Term Loan Creditors on the Term Loan Priority Collateral to the extent securing (or purporting to secure) the Term Loan Obligations are and shall be senior in right, priority, operation and effect to the Liens of (x) the Revolving Agent, the Revolving Creditors and any agent, representative or trustee acting on behalf of the Revolving Agent or Revolving Creditors on the Term Loan Priority Collateral and (y) the Existing Notes Agent, the Existing Notes Creditors and any agent, representative or trustee acting on behalf of the Existing Notes Agent or Existing Notes Creditors on the Term Loan Priority Collateral and (ii) such Liens of (x) the Revolving Agent, the Revolving Creditors and any agent, representative or trustee acting on behalf of the Revolving Agent or Revolving Creditors, if any, on the Term Loan Priority Collateral and (y) the Existing Notes Agent, the Existing Notes Creditors and any agent, representative or trustee acting on behalf of the Existing Notes Agent or Existing Notes Creditors, in each case above, on the Term Loan Priority Collateral, in each case above, are and shall be junior and subordinate in right, priority, operation and effect to the Liens of the Term Loan Agent, the Term Loan

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Creditors and any agent, representative or trustee representative acting on behalf of the Term Loan Agent or Term Loan Creditors in the Term Loan Priority Collateral to the extent securing (or purporting to secure) the Term Loan Obligations.  The Liens of the Term Loan Agent, the Term Loan Creditors and any agent, representative or trustee representative acting on behalf of the Term Loan Agent or Term Loan Creditors on the Term Loan Priority Collateral, to the extent securing (or purporting to secure) Excess Term Obligations, shall be junior and subordinate to the Liens, if any, of the Revolving Agent, the Revolving Creditors and any agent, representative or trustee acting on behalf of the Revolving Agent or Revolving Creditors on the Term Loan Priority Collateral, to the extent securing Revolving Credit Obligations. The Liens of the Term Loan Agent, Term Loan Creditors and any agent, representative or trustee acting on behalf of the Term Loan Agent or Term Loan Creditors on the Revolving Credit Priority Collateral, to the extent securing (or purporting to secure) the Term Loan Obligations, shall be senior to the Liens, if any, of the Revolving Agent, the Revolving Creditors and any agent, representative or trustee acting on behalf of the Revolving Agent or Revolving Creditors in the Revolving Priority Collateral, to the extent securing (or purporting to secure) Excess Revolving Credit Obligations.

The Liens of the Term Loan Agent, the Term Loan Creditors and any agent, representative or trustee representative acting on behalf of the Term Loan Agent or Term Loan Creditors on the Revolving Credit Priority Collateral to the extent securing (or purporting to secure) the Term Loan Obligations are and shall be senior in right, priority, operation and effect to the Liens of  the Existing Notes Agent, the Existing Notes Creditors and any agent, representative or trustee acting on behalf of the Existing Notes Agent or Existing Notes Creditors on the Revolving Credit Priority Collateral and such Liens of  the Existing Notes Agent, the Existing Notes Creditors and any agent, representative or trustee acting on behalf of the Existing Notes Agent or Existing Notes Creditors on the Revolving Credit Priority Collateral, in each case above, are and shall be junior and subordinate in right, priority, operation and effect to the Liens of the Term Loan Agent, the Term Loan Creditors and any agent, representative or trustee representative acting on behalf of the Term Loan Agent or Term Loan Creditors in the Revolving Credit Priority Collateral to the extent securing (or purporting to secure) the Term Loan Obligations.

(c)                                  (i) The Liens, if any, of the Revolving Agent, the Revolving Creditors and any agent, representative or trustee acting on behalf of the Revolving Agent or Revolving Creditors on the Revolving Credit Priority Collateral to the extent securing Revolving Credit Obligations shall be senior in right, priority, operation and effect to the Liens of (x) the Term Loan Agent, Term Loan Creditors and any agent, representative or trustee acting on behalf of the term Loan Agent or Term Loan Creditors on the Revolving Credit Priority Collateral and (y) the Existing Notes Agent, the Existing Notes Creditors and any agent, representative or trustee acting on behalf of the Existing Notes Agent or Existing Notes Creditors on the Revolving Credit Priority Collateral and (ii) such Liens of (x) the Term Loan Agent, Term Loan Creditors and any agent, representative or trustee acting on behalf of the Term Loan Agent or Term Loan Creditors and (y) the Existing Notes Agent, the Existing Notes Creditors and any agent, representative or trustee acting on behalf of the Existing Notes Agent or Existing Notes Creditors, in each case above, on the Revolving Credit Priority Collateral, in each case above, are and shall be junior and subordinate in right, priority, operation and effect to the Liens, if any, of the Revolving Agent, the Revolving Creditors and any agent, representative or trustee acting on behalf of the Revolving Agent or Revolving Creditors in the Revolving Credit Priority Collateral to the extent securing (or purporting to secure) Revolving Credit Obligations.  The Liens, if any, of the Revolving Agent, the Revolving Creditors and any Agent, representative or trustee acting on behalf of the Revolving Agent or Revolving Creditors on the Revolving Credit Priority

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Collateral, to the extent securing (or purporting to secure) Excess Revolving Credit Obligations, shall be junior and subordinate to the Liens of the Term Loan Agent, Term Loan Creditors and any agent, representative or trustee acting on behalf of the Term Loan Agent or Term Loan Creditors on the Revolving Credit Priority Collateral, to the extent securing (or purporting to secure) Term Loan Obligations. The Liens, if any, of the Revolving Agent, the Revolving Creditors and any agent, representative or trustee acting on behalf of the Revolving Agent or Revolving Creditors on the Term Loan Priority Collateral, to the extent securing (or purporting to secure) the Revolving Credit Obligations, shall be senior to the Liens of the Term Loan Agent, Term Loan Creditors and any agent, representative or trustee acting on behalf of the Term Loan Agent or Term Loan Creditors in the Term Loan Priority Collateral, to the extent securing (or purporting to secure) Excess Term Obligations.

The Liens, if any, of the Revolving Agent, the Revolving Creditors and any agent, representative or trustee representative acting on behalf of the Revolving Agent or Revolving Creditors on the Term Loan Priority Collateral to the extent securing (or purporting to secure) the Revolving Credit Obligations are and shall be senior in right, priority, operation and effect to the Liens of  the Existing Notes Agent, the Existing Notes Creditors and any agent, representative or trustee acting on behalf of the Existing Notes Agent or Existing Notes Creditors on the Term Loan Priority Collateral and such Liens of  the Existing Notes Agent, the Existing Notes Creditors and any agent, representative or trustee acting on behalf of the Existing Notes Agent or Existing Notes Creditors on the Term Loan Priority Collateral, in each case above, are and shall be junior and subordinate in right, priority, operation and effect to the Liens, if any, of the Revolving Agent, the Revolving Creditors and any agent, representative or trustee representative acting on behalf of the Revolving Agent or Revolving Creditors in the Term Loan Priority Collateral to the extent securing (or purporting to secure) the Revolving Credit Obligations.

(d)                                 The priorities of the Liens provided in this Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or Refinancing of any of the Obligations, by any action or inaction which any of the Secured Creditors may take or fail to take in respect of any Collateral or, except as expressly contemplated hereby, by the release of any Collateral or the release of any of the guarantees of any of the Obligations.

(e)                                  All rights, powers and priorities of the Term Loan Agent as a Primary Priority Secured Creditor are senior and superior to the rights, powers and priorities of the Revolving Agent as a Secondary Priority Secured Creditor, and all rights, powers and priorities of the Term Loan Agent and the other Term Loan Creditors as secured creditors in respect of the Collateral are senior and superior to all rights, however arising, of the Existing Notes Creditors as secured creditors in respect of the Collateral.  The Revolving Agent as a Secondary Priority Secured Creditor shall exercise no rights, powers or remedies as a Priority Secured Creditor so long as the Term Loan Obligations have not been Paid in Full (without prejudice to its rights as a Junior Secured Creditor under Section 3).  The Existing Notes Creditors shall exercise no rights, powers or remedies as secured parties in respect of the Collateral so long as the Term Loan Obligations have not been Paid in Full.  If at any time no Revolving Credit Agreement shall be in effect, the Term Loan Agent shall be entitled to act a Primary Priority Secured Creditor in

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respect of the Term Loan Priority Collateral and the Revolving Credit Priority Collateral for all purposes of this Agreement.

(f)                                    All rights, powers and priorities of the Revolving Agent as a Primary Priority Secured Creditor are senior and superior to the rights, powers and priorities of the Term Loan Agent as a Secondary Priority Secured Creditor, and all rights, powers and priorities of the Revolving Agent and the other Revolving Creditors as secured creditors in respect of the Collateral are senior and superior to all rights, however arising, of the Existing Notes Creditors as secured creditors in respect of the Collateral. The Term Loan Agent as a Secondary Priority Secured Creditor shall exercise no rights, powers or remedies as a Priority Secured Creditor so long as the Revolving Credit Obligations have not been Paid in Full (without prejudice to its rights as a Junior Secured Creditor under Section 3).  The Existing Notes Creditors shall exercise no rights, powers or remedies as secured parties in respect of the Collateral so long as the Revolving Credit Obligations have not been Paid in Full.

(g)                                 All rights, powers and priorities of the Term Loan Agent as a Primary Junior Secured Creditor are senior and superior to the rights, powers and priorities of the Revolving Agent as a Secondary Junior Secured Creditor.  The Revolving Agent as a Secondary Junior Secured Creditor shall exercise no rights, powers or remedies as a Junior Secured Creditor so long as the Term Loan Obligations have not been Paid in Full, but at all times the Revolving Agent as a Secondary Junior Secured Creditor shall have the obligations and responsibilities of a Junior Secured Creditor.

(h)                                 All rights, powers and priorities of the Revolving Agent as a Primary Junior Secured Creditor are senior and superior to the rights, powers and priorities of the Term Loan Agent as a Secondary Junior Secured Creditor.  The Term Loan Agent as a Secondary Junior Secured Creditor shall exercise no rights, powers or remedies as a Junior Secured Creditor so long as the Revolving Credit Obligations have not been Paid in Full, but at all times the Term Loan Agent as a Secondary Junior Secured Creditor shall have the obligations and responsibilities of a Junior Secured Creditor.

2.2                                 No Alteration of Priority.  The priorities set forth in this Agreement in respect of Collateral are applicable irrespective of the order, time, method or manner of the creation, attachment, or perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of each Secured Creditor in any Collateral, and notwithstanding any conflicting terms or conditions that may be contained in any of the Obligation Documents, any provision of any agreement, document, instrument or applicable law and notwithstanding any subsequent failure to maintain perfection of the Lien in favor of the applicable Secured Creditor, provided that there has been an initial valid perfection of the Lien in such Collateral as to the relevant Secured Creditor under applicable law.  The parties hereto acknowledge and agree that it is their intention that the Collateral securing the Revolving Credit Obligations and the Collateral securing the Term Loan Obligations as of the date hereof be identical in all material respects (except with respect to priorities as set forth in Section 2.1 hereof) and, in furtherance of such intent, the parties hereto agree:  (a) to cooperate in good faith in order to determine, upon any request by the Revolving Agent or the Term Loan Agent, the specific assets included in the Collateral securing their respective Obligations, the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under

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any Obligation Document, and (b) any Lien obtained by any Secured Creditor in respect of any judgment obtained in respect of any obligations shall be subject in all respects to the terms of this Agreement.  The parties hereto further acknowledge and agree that it is their intention that the Collateral securing the Revolving Credit Obligations and the Collateral securing the Term Loan Obligations include at all times all of the Collateral securing the Existing Notes Obligations (subject to the priorities as set forth in Section 2.1 hereof) and, in furtherance of such intent, the Existing Notes Creditors agree:  (a) to cooperate in good faith in order to determine, upon any request by the Revolving Agent or the Term Loan Agent, the specific assets included in the Collateral securing the Existing Notes Obligations, the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under any Obligation Document and (b) any Lien obtained by any Existing Notes Creditor in respect of any judgment obtained in respect of any obligations shall be subject in all respects to the terms of this Agreement..  The parties hereto further acknowledge and agree that it is not their intention that the Collateral securing the Existing Notes Obligations include all Collateral securing the Revolving Credit Obligations and the Term Loan Obligations, and that there may be Collateral securing the Revolving Credit Obligations and the Term Loan Obligations that does not secure  the Existing Notes Obligations , including without limitation as contemplated by Section  2.4(d)

2.3                                 Perfection; Contesting Liens.  Each Secured Creditor shall be solely responsible for creating, perfecting and maintaining the perfection of its Lien in the Collateral in which such Secured Creditor has been or is intended to be granted a Lien[, provided that                       ][Trustee language to be inserted].  The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities as among the Secured Creditors in respect of Collateral and shall not impose on any Secured Creditor any obligations in respect of the Disposition of Proceeds or any Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.  Each Secured Creditor agrees that it will not institute, join in or support any contest of the validity, perfection, priority or enforceability of the Liens of any other Secured Creditor in the Collateral or the enforceability of the Term Loan Obligations or the Revolving Credit Obligations; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Term Loan Agent or the Revolving Agent to enforce this Agreement.

2.4                                 Limitation on New Liens.

(a)                                  The parties hereto acknowledge that, as of the date hereof, (i) the Liens of the Term Loan Agent under the Term Loan Credit Documents do not encumber any assets of any Obligor which assets are not subject to a Lien of the Revolving Agent under the Revolving Credit Documents (unless as of the date hereof there are no Revolving Credit Documents in effect) and (ii) the Liens of the Revolving Agent under the Revolving Credit Documents, if any, do not encumber any assets of any Obligor which assets are not subject to a Lien of the Term Loan Agent under the Term Loan Credit Documents and (iii) the Liens of the Existing Notes Creditors under the Existing Notes Documents do not encumber any assets of any Obligor which assets are not subject to a Lien of the Term Loan Agent under the Term Loan Credit Documents and a Lien of the Revolving Agent under the Revolving Credit Documents (unless as of the date hereof there are no Revolving Credit Documents in effect).

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(b)                                 During any period when Revolving Credit Obligations are outstanding and until such Revolving Credit Obligations have been Paid in Full, no Term Loan Creditor shall acquire after the initial closing date under the Term Loan Credit Agreement any Lien on any assets of any Obligor securing any Term Loan Obligation which assets are not also subject to the Lien, if any shall then exist, of the Revolving Agent under the Revolving Credit Documents, unless the Revolving Agent shall be notified thereof and shall have had an opportunity to create a Lien thereon comparable to the Lien thereon in favor of the Term Loan Creditors, provided that, notwithstanding the foregoing, if the Revolving Agent shall have had an opportunity to create such a comparable Lien and shall have failed to do so beyond 30 days after the later of (x) the date it receives notice thereof and (y) the date it has the opportunity to create such comparable Lien, the Term Loan Creditors shall nevertheless be entitled to create and maintain such Lien on such assets though they are not also subject to the Lien of the Revolving Agent under the Revolving Credit Documents.  Such Liens, if created in favor of the Term Loan Agent or Term Loan Creditors and the Revolving Agent or Revolving Creditors shall be subject to the Lien priorities set forth herein.  If any Term Loan Creditor shall acquire or hold any Lien on any assets of any Obligor securing any Term Loan Obligation which assets are not also subject to the Lien of the Revolving Agent under the Revolving Credit Documents (other than by reason of the failure of the Revolving Agent or the other Revolving Creditors to obtain such a Lien as contemplated by the first sentence hereof), subject to the Lien priorities set forth herein, then the Term Loan Agent (or the relevant Term Loan Creditor) shall, without the need for any further consent of any other Term Loan Creditor and notwithstanding anything to the contrary in any other Term Loan Document be deemed to also hold and have held, and the applicable Obligors hereby grant in favor of the Revolving Agent for the benefit of the Revolving Creditors as security for the Revolving Credit Obligations, such a comparable Lien for the benefit of the Revolving Agent as security for the Revolving Credit Obligations (subject to the Lien priorities set forth herein and other terms hereof) and the Company shall promptly notify the Revolving Agent in writing of the existence of such Lien.

(c)                                  Until the Term Loan Obligations have been Paid in Full, no Revolving Creditor shall acquire after the initial closing date under the Revolving Credit Agreement any Lien on any assets of any Obligor securing any Revolving Credit Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Credit Documents, unless the Term Loan Agent shall be notified thereof and shall have had an opportunity to create a Lien thereon comparable to the Lien thereon in favor of the Revolving Loan Creditors, provided that, notwithstanding the foregoing, if the Term Loan Agent shall have had an opportunity to create such a comparable Lien and shall have failed to do so beyond 30 days after the later of (x) the date it receives notice thereof and (y) the date it has the opportunity to create such comparable Lien, the Revolving Loan Creditors shall nevertheless be entitled to create and maintain such Lien on such assets though they are not also subject to the Lien of the Term Loan Agent under the Term Loan Credit Documents.  Such Liens, if created in favor of the Term Loan Agent or Term Loan Creditors and the Revolving Agent or Revolving Creditors shall be subject to the Lien priorities set forth herein.  If any Revolving Creditor shall acquire or hold any Lien on any assets of any Obligor securing any Revolving Credit Obligation which assets are not also subject to the Lien of the Term Loan Agent under the Term Loan Credit Documents (other than by reason of the failure of the Term Loan Agent or the other Term Loan Creditors to obtain such a Lien as contemplated by the first sentence hereof), subject to the Lien priorities set forth herein, then the Revolving Agent (or the relevant Revolving Creditor) shall, without the need for any

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further consent of any other Revolving Creditor and notwithstanding anything to the contrary in any other Revolving Credit Document be deemed to also hold and have held, and the applicable Obligors hereby grant in favor of the Term Loan Agent for the benefit of the Term Loan Creditors as security for the Term Loan Obligations, such a comparable Lien for the benefit of the Term Loan Agent as security for the Term Loan Obligations (subject to the Lien priorities set forth herein and other terms hereof) and the Company shall promptly notify the Term Loan Agent in writing of the existence of such Lien.

(d)                                 No Existing Notes Creditor shall, after the date hereof, acquire any Lien on (i) any assets of any Obligor that do not at such time secure the Term Loan Obligations and, if then outstanding, the Revolving Credit Obligations, or (ii) any equity interests in, or any assets of, any New License Subsidiary.

2.5                                 Proceeds of Collateral.  Subject to the proviso to the first sentence of Section 6.5, any Non-Priority Collateral or Proceeds thereof received by any Secured Creditor including, without limitation, any such Non-Priority Collateral constituting Proceeds, or any payment or Distribution, that may be received by any Secured Creditor (a) in connection with the exercise of any right or remedy (including any right of setoff) with respect to Non-Priority Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) as to Non-Priority Collateral, (c) from the collection or other Disposition of, or realization on, Non-Priority Collateral, whether or not pursuant to an Insolvency Proceeding or (d) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the Priority Secured Creditor, in the same form as received, with any necessary endorsements, and each Junior Secured Creditor hereby authorizes the Priority Secured Creditor to make any such endorsements as agent for such Junior Secured Creditor (which authorization, being coupled with an interest, is irrevocable).  In furtherance of the foregoing, any Collateral or Proceeds thereof received by any Existing Notes Creditor including, without limitation, any such Collateral constituting Proceeds, or any payment or Distribution, that may be received by any Existing Notes Creditor (a) in connection with the exercise of any right or remedy (including any right of setoff) with respect to any Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) as to any Collateral, (c) from the collection or other Disposition of, or realization on, any Collateral, whether or not pursuant to an Insolvency Proceeding or (d) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the Priority Secured Creditor, in the same form as received, with any necessary endorsements, and each Existing Notes Creditor hereby authorizes the Priority Secured Creditor to make any such endorsements as agent for such Existing Notes Creditor (which authorization, being coupled with an interest, is irrevocable).  The Term Loan Agent, on behalf of itself and the Term Loan Creditors, and the Existing Notes Agent, on behalf of itself and the Existing Notes Creditors, each acknowledges and agrees that the Revolving Credit Agreement includes a revolving commitment and that in the ordinary course of business Revolving Agent will apply Proceeds of Revolving Credit Priority Collateral in accordance with the terms thereof (which may not permanently reduce such revolving commitment) and may make advances thereunder from time to time, and may apply Proceeds of Term Loan Priority Collateral not required pursuant to the provisions of the Term Loan Credit Documents as in effect on the date hereof or this Agreement to be paid over to the Term Loan Agent or Term Loan Creditors to repay Revolving Credit Obligations in the ordinary course.  The Existing Notes Agent, on behalf of itself and the Existing Notes Creditors, acknowledges

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and agrees that the Revolving Credit Agreement includes a revolving commitment and that in the ordinary course of business Revolving Agent will apply Proceeds of Revolving Credit Priority Collateral in accordance with the terms thereof (which may not permanently reduce such revolving commitment) and may make advances thereunder from time to time, and may apply Proceeds of Term Loan Priority Collateral not required pursuant to the provisions of the Term Loan Credit Documents as in effect on the date hereof or this Agreement to be paid over to the Term Loan Agent or Term Loan Creditors to repay Revolving Credit Obligations in the ordinary course.  The Revolving Agent, on behalf of itself and the Revolving Creditors, acknowledges and agrees that the Term Loan Credit Agreement contains provisions requiring prepayment of the Term Loan Obligations and that the Obligors may continue to make such prepayments of Term Loan Obligations notwithstanding any provision to the contrary in the Revolving Credit Agreement or other Revolving Credit Documents.  The Existing Notes Agent, on behalf of itself and the Existing Notes Creditors, acknowledges and agrees that Collateral and Proceeds thereof may be applied to repayment or prepayment of the Revolving Credit Obligations and Term Loan Obligations in accordance with the provisions thereof, and prior to payment of the Existing Notes Obligations notwithstanding any contrary provision in any Existing Notes Document.

2.6                                 Release of Collateral Upon Permitted Collateral Sale.  Each Junior Secured Creditor shall at any time in connection with any Permitted Collateral Sale of Collateral that, as to such Junior Secured Creditor, is Non-Priority Collateral and that is made free and clear of the Liens of the Priority Secured Creditors (such Lien continuing as to Proceeds):  (a) upon the request of the Priority Secured Creditor as to such Collateral subject to such Permitted Collateral Sale, release or otherwise terminate its Liens on such Collateral (provided that such Lien shall continue as to Proceeds thereof), (b) promptly deliver such terminations of financing statements, partial lien releases, mortgage satisfactions and discharges, endorsements, assignments or other instruments of transfer, termination or release (collectively, “Release Documents”) and take such further actions as the Priority Secured Creditor shall reasonably require in order to release and/or terminate such Junior Secured Creditor’s Liens on such Collateral subject to such Permitted Collateral Sale (but not the Proceeds of such Collateral), and (c) be deemed to have consented under the applicable Obligation Documents to such Permitted Collateral Sale free and clear of the Junior Secured Creditor’s security interest (it being understood that the Junior Secured Creditor shall still, subject to the terms of this Agreement, have a security interest with respect to the Proceeds of such Collateral) and to have waived the provisions of the applicable Obligation Documents to the extent necessary to permit such transaction.

2.7                                 Release of Collateral Upon Release Event.  The Junior Secured Creditor shall, at any time in connection with a Release Event with respect to any Collateral that, as to such Junior Secured Creditor, is Non-Priority Collateral:  (a) upon the request of the Priority Secured Creditor with respect to such Collateral subject to such Release Event (which request will specify the principal proposed terms of the sale and the type and amount of consideration expected to be received in connection therewith), release or otherwise terminate its Liens on such Collateral (provided that such Lien shall continue as to Proceeds thereof), to the extent the Disposition of such Collateral is either by (i) the Priority Secured Creditor or its agents or representatives or (ii) any Obligor with the consent of the Priority Secured Creditor, (b) be deemed to have consented under the applicable Obligation Documents to such Disposition free and clear of the Junior Secured Creditor’s Liens (it being understood that the Junior Secured

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Creditor shall still, subject to the terms of this Agreement, have a security interest with respect to the Proceeds of such Collateral) and to have waived the provisions of the applicable Obligation Documents to the extent necessary to permit such transaction and (c) deliver such Release Documents and take such further actions as Priority Secured Creditor may reasonably require in connection therewith; provided that such release by the Junior Secured Creditor shall not extend to, or otherwise affect any of the rights of the Junior Secured Creditor to, the Proceeds from any such Disposition of such Collateral subject to the provisions hereof.

2.8                                 Power of Attorney.  As to any Collateral that, as to any Junior Secured Creditor, is Non-Priority Collateral, such Junior Secured Creditor hereby irrevocably constitutes and appoints the Priority Secured Creditor as to such Collateral and any officer of such Priority Secured Creditor, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Junior Secured Creditor and in the name of the Junior Secured Creditor or in such Priority Secured Creditor own name, from time to time in such Priority Secured Creditor discretion, for the purpose of carrying out the terms of Sections 2.6 and 2.7 hereof, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of such Sections, including any Release Documents, and, in addition, to take any and all other appropriate and commercially reasonable action for the purpose of carrying out the terms of such Sections, all subject to the limitations set forth therein, such power of attorney being coupled with an interest and irrevocable until the Term Loan Termination Date, if the Junior Secured Creditor is the Revolving Agent, or the Revolving Credit Termination Date, if the Junior Secured Creditor is the Term Loan Agent.  The Junior Secured Creditor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 2.8 if done in accordance with the provisions hereof.  No Person to whom this power of attorney is presented, as authority for the Priority Secured Creditor to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Junior Secured Creditor as to the authority of the Priority Secured Creditor to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the Priority Secured Creditor the authority to take and perform the actions contemplated herein.  The Junior Secured Creditor irrevocably waives any right to commence any suit or action, in law or equity, against any Person that acts in reliance upon or acknowledges the authority granted under this power of attorney.

2.9                                 Waiver.  Each Secured Creditor (a) subject to the requirement that the Company shall be required to designate by written notice to the Term Loan Agent any Revolving Credit Agreement for purposes hereof, as contemplated hereby, waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the Obligation Documents and notice of or proof of reliance by the Secured Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein and (b) acknowledges and agrees that the other Secured Creditors have relied upon the Lien priority and other provisions hereof in entering into the Obligation Documents and in making funds available to the Company, subject to the provisions hereof.

2.10                           Notice of Interest In Collateral.  This Agreement, and the execution and delivery by any party hereto to the other parties hereto, is intended, in part, to constitute an authenticated notification of a claim by each Secured Creditor to the other Secured Creditors of

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an interest in the Collateral in accordance with the provisions of Sections 9-611 and 9-621 of the UCC.

Section 3.                                            Enforcement of Security.

3.1                                 No Duties of Priority Secured Creditor.  Each Junior Secured Creditor acknowledges and agrees that the Priority Secured Creditor shall not have any duties or other obligations to such Junior Secured Creditor with respect to any Priority Collateral, other than to transfer to such Junior Secured Creditor (other than any Existing Notes Creditor, until such time as all Revolving Credit Obligations and all Term Loan Obligations shall have been Paid in Full) any remaining Collateral that constitutes Non-Priority Collateral and any Proceeds of the sale or other disposition of any such Collateral that constitutes Non-Priority Collateral remaining in its possession following the Payment in Full of the associated Priority Obligations, or in the case of the Existing Notes Creditors as Junior Secured Creditors, all Priority Obligations, in each case without representation or warranty on the part of the Priority Secured Creditor.  In furtherance of the foregoing, each Junior Secured Creditor acknowledges and agrees that until the Payment in Full of the associated Priority Obligations secured by any Collateral on which such Junior Secured Creditor holds a Lien, the Priority Secured Creditor shall be entitled, for the benefit of the holders of such Priority Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral, as provided in the Priority Documents but in no event inconsistent with the other provisions of this Agreement, without regard to any junior Lien or any rights to which the holders of the Junior Obligations would otherwise be entitled as a result of such Lien, except as otherwise provided herein.  Without limiting the foregoing, each Junior Secured Creditor agrees that the Priority Secured Creditor shall not have any duty or obligation first to sell, dispose of or otherwise liquidate all or any portion of such Priority Collateral (or any other collateral securing the Priority Obligations), in any manner that would maximize the return to such Junior Secured Creditor, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by such Junior Secured Creditor from such realization, sale, disposition or liquidation.  Following the Payment in Full of the associated Priority Obligations, or in the case of the Existing Notes Creditors as Junior Secured Creditor, all Priority Obligations, the Junior Secured Creditor may, subject to any other agreements binding on such Junior Secured Creditor, assert their rights under the New York UCC or otherwise to any Proceeds remaining following a sale, disposition or other liquidation of Collateral by, or on behalf of, the Priority Secured Creditor or the Junior Secured Creditor.  Each Junior Secured Creditor waives any claim such Junior Secured Creditor may now or hereafter have against the Priority Secured Creditor arising out of any actions that the Priority Secured Creditor takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral, and actions with respect to the collection of any claim for all or any part of the Priority Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Priority Documents, or arising out of the collection of the Priority Obligations or the valuation, use, protection or release of any security for the Priority Obligations if effected in accordance with this Agreement and the Priority Documents.

3.2                                 Management of Collateral.  Subject to the other terms and conditions of this Agreement, each Priority Secured Creditor shall have the exclusive right to manage, perform

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and enforce the terms of the applicable Obligation Documents with respect to its Priority Collateral, to exercise and enforce all privileges and rights thereunder according to its sole discretion and the exercise of its sole business judgment, including the exclusive right to take or retake control or possession of such Priority Collateral and to hold, prepare for sale, process, Dispose of, or liquidate such Priority Collateral and to incur expenses in connection with such Disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction.  In conducting any public or private sale under the UCC of its Priority Collateral, the Priority Secured Creditor shall give the Junior Secured Creditor such notice (a “UCC Notice”) of such sale as may be required by the applicable UCC; provided, however, that 10 days’ notice shall be deemed to be commercially reasonable notice.  Except as specifically provided in this Section 3.2 or Section 3.4 below, notwithstanding any rights or remedies available to a Junior Secured Creditor under any of the applicable Obligation Documents, applicable law or otherwise, no Junior Secured Creditor shall, directly or indirectly, take any Enforcement Action with respect to Collateral that, as to such Junior Secured Creditor, is Non-Priority Collateral; provided that, subject at all times to the provisions of Section 2, upon the expiration of the applicable Standstill Period, a Junior Secured Creditor (other than any Existing Notes Creditor) may take any Enforcement Action as to such Collateral (provided that it gives the Priority Secured Creditor at least 10 Business Days written notice prior to taking such Enforcement Action); provided, further, that notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall any Junior Secured Creditor take any Enforcement Action or exercise or continue to exercise any such rights or remedies, or commence or petition for any such action or proceeding (including any foreclosure action or proceeding or any Insolvency Proceeding) as to its Non-Priority Collateral if either (i) an Insolvency Proceeding occurs and is continuing or (ii) the Priority Secured Creditor shall have commenced the enforcement or exercise of any rights or remedies with respect to more than a de minimis portion of such Non-Priority Collateral, or with respect to any of such Non-Priority Collateral as to which the Junior Secured Creditor has commenced an Enforcement Action, as applicable, or commenced any such action or proceeding (including, without limitation, any of the following (if undertaken and pursued to consummate a Disposition of such Collateral within a commercially reasonable time): the solicitation of bids from third parties to conduct the liquidation of all or any material portion of such Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of such Collateral, the notification of account debtors to make payments to the Priority Secured Creditor or its agents, the initiation of any action to take possession of all or any material portion of such Collateral or the commencement of any legal proceedings or actions against or with respect to the foreclosure and sale of all or any material portion of such Collateral), or the diligent attempt in good faith to vacate any stay prohibiting an Enforcement Action with respect to all or any material portion of such Collateral or diligently attempting in good faith to vacate any stay prohibiting an Enforcement Action.

3.3                                 Notices of Default.  Each Secured Creditor shall give to the other Secured Creditors prior to or substantiallyconcurrently with the giving thereof to any Obligor (a) a copy of any written notice by any Secured Creditor of an Event of Default under any of its Obligation Documents or a written notice of demand for payment from any Obligor and (b) a copy of any written notice sent by such Secured Creditor to any Obligor stating such Secured Creditor’s intention to exercise any material enforcement rights or remedies against such Obligor, including

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written notice pertaining to any foreclosure on all or any material part of its Priority Collateral or other judicial or non-judicial remedy in respect thereof, and any legal process served or filed in connection therewith; provided that the failure of any Secured Creditor to give such required notice shall not result in any liability to such Secured Creditor or affect the enforceability of any provision of this Agreement, including the relative priorities of the Liens of the Secured Creditors as provided herein, and shall not affect the validity or effectiveness of any such notice as against the Company or any other Obligor; provided, further, that the foregoing shall not in any way impair any claims that any Secured Creditor may have against any other Secured Creditor as a result of any failure of any Secured Creditor to provide a UCC Notice in accordance with the provisions of this Agreement and applicable law (including without limitation any liability that any Secured Creditor may have to any other Secured Creditor as a result of any such failure).

3.4                                 Permitted Actions; Restricted Prepayments.  Section 3.2 shall not be construed to limit or impair in any way the right of:  (i) any Secured Creditor (other than any Existing Notes Creditor) to bid for or purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any Secured Creditor, (ii) any Secured Creditor to join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Collateral initiated by another Secured Creditor for the sole purpose of protecting such Secured Creditor’s Lien on the Collateral, so long as it does not delay or interfere with the exercise by such other Secured Creditor of its rights under this Agreement, the Obligation Documents and under applicable law and (iii) the Junior Secured Creditor to exercise any rights expressly granted to them under this Agreement, subject to the provisions hereof, and to receive any remaining proceeds of Collateral that as to such Junior Secured Creditor is Non-Priority Collateral after the Priority Obligations have been Paid in Full.  No Existing Notes Creditor shall exercise any right to credit bid its Existing Notes Obligations, or claims in respect thereof, at any private or judicial foreclosure upon such Collateral initiated by any Secured Creditor.

3.5                                 Collateral In Possession.

(a)                                  Each of the Revolving Agent and the Term Loan Agent and the Existing Notes Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or has “control” (as defined in the UCC) over Collateral for purposes of perfecting its Lien therein, such possession or control is also for the benefit of, and the Revolving Agent and the Term Loan Agent, or such third party on its behalf, as applicable, will be deemed to be holding such Collateral as agent for, the Term Loan Agent and the other Term Loan Creditors or the Revolving Agent and the other Revolving Creditors and the Existing Notes Agent and the other Existing Notes Creditors, as applicable, as agent and bailee for perfection, solely to the extent required to perfect their security interests in such Collateral.  Nothing in the preceding sentence shall be construed to impose any duty on the Revolving Agent or the Term Loan Agent or Existing Notes Agent (or any third party acting on either such Person’s behalf) with respect to such Collateral or provide the Term Loan Agent, any other Term Loan Creditor, the Revolving Agent or any other Revolving Creditor, or the Existing Notes Agent or any other Existing Notes Creditor, as applicable, with any rights with respect to such Collateral beyond those specified in this Agreement, the Revolving Credit Documents and the Term Loan Credit Documents and the Existing Notes Documents, as applicable.  Promptly following the Term Loan Termination Date or Revolving Credit Termination Date, as the case

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may be, the Term Loan Agent or the Revolving Agent, as the case may be, shall, upon the request of the Revolving Agent or the Term Loan Agent, as the case may be, deliver, or cause any third party holding such Collateral on its behalf to deliver, the remainder of the Collateral, if any, in its possession to the designee of the requesting Secured Creditor (except as may otherwise be required by applicable law or court order).  Promptly following the later of the Term Loan Termination Date and the Revolving Credit Termination Date, the Term Loan Agent or the Revolving Agent, as the case may be, shall, upon the request of the Existing Notes Agent, deliver, or cause any third party holding such Collateral on its behalf to deliver, the remainder of the Collateral, if any, in its possession to the designee of the Existing Notes Creditor (except as may otherwise be required by applicable law or court order).

(b)                                 It is understood and agreed that this Section 3.5 is intended solely to assure continuous perfection of the Liens granted under the applicable Obligation Documents, and nothing in this Section 3.5 shall be deemed or construed as altering the priorities or obligations set forth elsewhere in this Agreement.  The duties of each party under this Section 3.5 shall be mechanical and administrative in nature, and no party shall have, or be deemed to have, by reason of this Agreement or otherwise a fiduciary relationship in respect of the other party.

3.6                                 Waiver of Marshalling and Similar Rights.  Each Secured Creditor, to the fullest extent permitted by applicable law, waives as to each other Secured Creditor any requirement regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar right that may otherwise be available under applicable law.

3.7                                 Insurance and Condemnation Awards.  So long as the Term Loan Termination Date has not occurred, the Term Loan Agent, and so long as the Revolving Credit Termination Date has not occurred, the Revolving Agent, shall have the exclusive right, subject to the rights of the Company under the applicable Obligation Documents, to settle and adjust claims in respect of its Priority Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of its Priority Collateral.  After the occurrence of the Term Loan Termination Date, the Revolving Agent, and after the occurrence of the Revolving Credit Termination Date, the Term Loan Agent, shall have the exclusive right, subject to the rights of the Company under the applicable Obligation Documents, to settle and adjust claims in respect of its Non-Priority Collateral under policies of insurance and to approve any award granted in condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of its Non-Priority Collateral.  Prior the later of the Term Loan Termination Date and the Revolving Credit Termination Date, the Existing Loan Creditors shall have no right to settle or adjust claims in respect of its Non-Priority Collateral under policies of insurance or to approve any award granted in condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of its Non-Priority Collateral.

3.8                                 Application of Proceeds of Priority Collateral.  (a)  Notwithstanding the Lien priorities established pursuant hereto as between the Revolving Creditors and the Term Loan Creditors, the parties hereto agree that the Proceeds of Term Loan Priority Collateral shall

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be distributed to satisfaction of the Term Loan Obligations and the Revolving Credit Obligations until Paid in Full, according to the priority of application set forth below:

(i)                                     FIRST, to the fees and expenses of, and reimbursements and indemnification owed to, the Term Loan Agent under this Agreement and under the Term Loan Credit Documents to which it is a party that are unpaid as of the applicable date of receipt of such Proceeds, and to any Secured Creditor that has theretofore advanced or paid any such fees and expenses of, and reimbursements and indemnification owed to, the Term Loan Agent in respect of the Term Loan Priority Collateral, in an amount equal to the amount thereof so advanced or paid by such Secured Creditor,

(ii)                                  SECOND, to the pro rata payment of the then unpaid Term Loan Obligations and Revolving Credit Obligations (pro rata based on the aggregate outstanding amount thereof as of the date of payment after giving pro forma effect to any substantially simultaneous application of Proceeds of Revolving Credit Priority Collateral to satisfaction of the Revolving Credit Obligations), until Paid in Full,

(iii)                               THIRD, to the payment of the Existing Notes Obligations then due and owing, and

(iv)                              FOURTH, to the Company and the other Obligors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b)  In accordance with the Lien priorities established pursuant hereto as between the Revolving Creditors, the Term Loan Creditors and the Existing Notes Creditors, the parties hereto agree that the Proceeds of Revolving Credit Priority Collateral shall be distributed to satisfaction of the Revolving Credit Obligations, the Term Loan Obligations and the Existing Notes Obligations until Paid in Full, according to the priority of application set forth below:

(i)                                     FIRST, to the fees and expenses of, and reimbursements and indemnification owed to, the Revolving Agent under this Agreement and under the Revolving Credit Documents to which it is a party that are unpaid as of the applicable date of receipt of such Proceeds, and to any Secured Creditor that has theretofore advanced or paid any such fees and expenses of, and reimbursements and indemnification owed to, the Revolving Agent in respect of the Revolving Credit Priority Collateral, in an amount equal to the amount thereof so advanced or paid by such Secured Creditor,

(ii)                                  SECOND, to the payment of the then unpaid Revolving Credit Obligations (after giving pro forma effect to any substantially simultaneous application of Proceeds of Term Loan Priority Collateral to satisfaction of the Revolving Credit Obligations), until Paid in Full,

(iii)                               THIRD, to the payment of the then unpaid Term Loan Obligations and Revolving Credit Obligations, until Paid in Full,

(iv)                              FOURTH, to the payment of the Existing Notes Obligations then due and owing, and

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(v)                                 FIFTH, to the Company and the other Obligors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 4.                                            Covenants

4.1                                 Amendment of Term Loan Credit Documents.  The Term Loan Creditors may at any time and from time to time and without consent of or notice to the Revolving Agent or any other Revolving Creditor or the Existing Notes Agent or any other Existing Notes Creditor, without incurring any liability to the Revolving Agent or any other Revolving Creditor or the Existing Notes Agent or any other Existing Notes Creditor, and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, substitute, Refinance, renew or replace any or all of the Term Loan Credit Documents; provided, however, that Term Loan Creditors agree, solely for the benefit of the Revolving Agent and the other Revolving Creditors and not for the benefit of the Existing Notes Creditors, that they shall not amend, restate, supplement, modify, substitute, Refinance, renew or replace any or all of the Term Loan Credit Documents in any manner that would violate the Term Loan Refinancing Conditions and shall not impose any mandatory prepayments not in existence in the Term Loan Credit Documents as in effect on the date hereof.

4.2                                 Amendments to Revolving Credit Documents.  The Revolving Creditors may at any time and from time to time and without consent of or notice to any Term Loan Creditor, without incurring any liability to the Term Loan Agent or any other Term Loan Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, substitute, Refinance, renew or replace any or all of the Revolving Credit Documents; provided, however, that the Revolving Creditors agree, solely for the benefit of the Term Loan Agent and the other Term Loan Creditors and not for the benefit of the Existing Notes Creditors, that they shall not amend, restate, supplement, modify, substitute, Refinance, renew or replace any or all of the Revolving Credit Documents in any manner that would violate the Revolving Credit Refinancing Conditions.

4.3                                 Amendments to Existing Notes Documents.  The Existing Notes Creditors may at any time and from time to time and without consent of or notice to any Term Loan Creditor or Revolving Creditor, without incurring any liability to the Term Loan Agent or any other Term Loan Creditor or the Revolving Agent or any other Revolving Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, substitute, Refinance, renew or replace any or all of the Existing Notes Documents; provided, however, that Existing Notes Creditors shall not amend, restate, supplement, modify, substitute, Refinance, renew or replace any or all of the Existing Notes Documents in any manner that would violate the Existing Notes Refinancing Conditions.

4.4                                 Enforcement Actions by Junior Secured Creditors.  Each Junior Secured Creditor shall give the Priority Secured Creditor at least 10 Business Days’ written notice prior

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to taking any Enforcement Action as to any Collateral that, as to such Junior Secured Creditor, is Non-Priority Collateral, which notice may be given during the pendency of any Standstill Period.  Notwithstanding the foregoing, the Existing Notes Creditors shall not take any Enforcement Action as to any Collateral prior to Payment in Full of all Revolving Credit Obligations and all Term Loan Obligations.

4.5                                 Legend; Authority.  Term Loan Agent and Revolving Agent and Existing Notes Agent agree to cause Term Loan Credit Agreement, the Revolving Credit Agreement and the Existing Notes Indenture, respectively, and each related mortgage and each other security document, to contain the following legend:

“THIS [AGREEMENT][INDENTURE] AND THE RIGHTS OF THE PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE OMNIBUS INTERCREDITOR AGREEMENT DATED AS OF                                     , 20    , BETWEEN [                      ] AND THE OTHER CREDITORS PARTY THERETO FROM TIME TO TIME, AND THE [COMPANY AND THE GUARANTORS][COMPANY AND THE OTHER [GRANTORS][OBLIGORS]], AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF.”

Notwithstanding the foregoing, if the jurisdiction in which any of the foregoing documents will be filed prohibits the inclusion of any language above or would prevent a document containing any such language from being recorded, the parties hereto, agree, prior to such document being entered into, to negotiate in good faith replacement language stating that the Liens granted under such document are subject to the provisions of this Agreement.

Term Loan Agent and Revolving Agent and Existing Notes Agent agree to cause the Term Loan Credit Agreement, the Revolving Credit Agreement and the Existing Notes Indenture, respectively, to contain the following provision:

“The [Lenders][Holders][other applicable term], [by their acceptance of the [Notes]][by their execution and delivery hereof], hereby irrevocably authorize and direct the [Agent][Trustee][other applicable term]  to enter into the Omnibus Intercreditor Agreement [as defined herein] on behalf of the [Agent][Trustee][other applicable term] and the  [Lenders][Holders][other applicable term], and agree to be bound by the provisions thereof as if they were direct signatories thereof, and to take all actions required to be taken by them in accordance with the provisions thereof, and to otherwise comply therewith, and irrevocably authorize and direct the [Agent][Trustee][other applicable term] to take all actions on its or the [Lenders’][Holders’][other applicable term] behalf as are necessary to comply with the provisions thereof.  The rights and remedies of the [Agent][Trustee][other applicable term], on behalf of the [Lenders][Holders][other applicable term], under this [Agreement][Indenture] shall be subject to the Omnibus Intercreditor Agreement as in effect from time to time.  In the event of any conflict between the terms of the Omnibus Intercreditor Agreement and this [Agreement][Indenture], the terms of the Omnibus Intercreditor Agreement shall govern and control.”

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Section 5.                                            Purchase Options

5.1                                 Term Loan Agent Purchase Option.

(a)                                  Purchase Notice.  The Term Loan Creditors, acting through the Term Loan Agent as a single group, shall have the option to purchase from the Revolving Agent all but not less than all of the Revolving Credit Obligations at any time following the (i) acceleration of the Revolving Credit Obligations or termination of the commitment thereunder, (ii) the first commencement of an Enforcement Action by Revolving Agent with respect to a material portion of the Revolving Credit Priority Collateral or (iii) the commencement of any Insolvency Proceeding.  The Revolving Agent shall promptly deliver to the Term Loan Agent notice of the first to occur of the events described in clauses (i), (ii) or (iii) of this paragraph (a).  The Term Loan Agent (on behalf of the exercising Term Loan Creditors (the “Revolving Credit Obligations Purchaser”)) shall exercise this option by giving written notice (the “Term Loan Agent’s Purchase Notice”) of its election to the Revolving Agent within ten (10) Business Days following the delivery to the Term Loan Agent of such notice.  The Term Loan Agent’s Purchase Notice, once delivered, shall be irrevocable and shall not be subject to withdrawal or rescission.

(b)                                 Purchase Option Closing.  On the date specified by Term Loan Agent in the Term Loan Agent’s Purchase Notice (which shall not be less than 3 Business Days nor more than 15 Business Days after delivery to the Revolving Agent of the Term Loan Agent’s Purchase Notice) (the “Revolver Purchase Option Closing Date”), Revolving Creditors shall sell to Revolving Credit Obligations Purchaser and the Revolving Credit Obligations Purchaser shall purchase from Revolving Creditors the Revolving Credit Obligations, without recourse, representation or warranty (except as set forth in Section 5.1(e) below).

(c)                                  Purchase Price.  Such purchase and sale shall be made by execution and delivery by the applicable parties of an assignment agreement in form and substance reasonably satisfactory to all such parties.  On the Revolving Purchase Option Closing Date, the Revolving Credit Obligations Purchaser shall (i) pay to the Revolving Agent as the purchase price an amount equal to 100% of the Revolving Credit Obligations outstanding on the date of payment to Revolving Agent (including, without limitation, all unpaid interest, fees and any other charges accruing after the commencement of a bankruptcy, insolvency or liquidation proceeding, to the extent such amounts are allowed or are recoverable pursuant to Section 506 of the Bankruptcy Code or otherwise) other than Revolving Credit Obligations cash collateralized in accordance with clause (ii) below, then outstanding and unpaid, (ii) furnish cash collateral to Revolving Agent in such amounts as Revolving Agent determines is reasonably necessary to secure Revolving Agent in connection with any issued and outstanding Letters of Credit constituting Revolving Credit Obligations (but not in any event in an amount greater than 105% of the aggregate undrawn amount of such Letters of Credit) and any costs, expenses and indemnification obligations not yet due and payable but with respect to which a claim has been threatened or asserted in writing under any Obligation Document, (iii) agree to reimburse Revolving Creditors for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit and any checks or other payments provisionally credited to the Revolving Credit Obligations, and/or as to which Revolving Creditors have not yet received final payment and (iv) assume any then existing loan commitment thereunder. The

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purchase price shall be remitted by wire transfer or immediately available funds to such bank account of the Revolving Agent as the Revolving Agent may designate in writing to Term Loan Agent for such purpose.  Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Revolving Credit Obligations Purchaser to the bank account designated by the Revolving Agent are received in such bank account prior to 2:00 p.m. New York time.  Subject to the provisions of Section 5.1(d), following the consummation of such purchase, the Revolving Credit Obligations Purchaser shall be entitled to all rights and benefits under the Revolving Credit Documents to which the Revolving Creditors were entitled immediately prior to consummation of such purchase, including the right to receive fee income, expense reimbursement and indemnification.  All cash collateral and other amounts delivered or paid pursuant to clause (ii) of the preceding sentence in excess of amounts finally determined to be necessary to satisfy all reimbursements, costs, expenses and indemnification obligations owing in respect of items referred to in such clause (ii) shall be repaid to the Revolving Credit Obligations Purchaser for distribution pro rata to the Persons who paid such amounts to the Revolving Agent pursuant to such clause (ii).

(d)                                 Survival of Indemnification Rights; Excess Revolving Credit Obligations.  Notwithstanding the foregoing provisions of this Section 5.1, (i) no sale of the Revolving Credit Obligations shall terminate or impair any Obligor’s obligations to indemnify the Revolving Creditors pursuant to the Revolving Credit Documents, all of which indemnity obligations shall survive any such sale or assignment as an unsecured obligation of such Obligor; (ii) as between any Obligor and the Revolving Creditors, no such indemnification obligations shall be amended or modified without the Revolving Agent’s prior written consent; and (iii) Revolving Creditors shall retain all rights under the Revolving Credit Documents with respect to Excess Revolving Credit Obligations, but shall have no right to exercise any such rights until all Revolving Credit Obligations and Term Loan Obligations have been Paid in Full, unless the Term Loan Agent shall otherwise agree and any such exercise must otherwise comply with the terms of this Agreement.

(e)                                  Representations and Warranties.  Such purchase and sale shall be expressly made with the following representations and warranties by the Revolving Creditors:  (i)  the amount of the Revolving Credit Obligations being purchased (including the principal of and accrued and unpaid interest on and fees, including breakage fees and other charges in connection with, such Revolving Credit Obligations), and the extent of any existing loan commitment thereunder, (ii) that the Revolving Creditors own the Revolving Credit Obligations being purchased free and clear of any liens granted by the Revolving Creditors or Revolving Agent, and (iii) the Revolving Creditors have the full right and power to assign the Revolving Credit Obligations being purchased and such assignment has been duly authorized by all necessary action by Revolving Agent.

(f)                                    Early Termination Fee.  If any early termination fee, prepayment premium, yield maintenance or similar fee is provided for under the Revolving Credit Documents at the time of the purchase and sale under this Section 5.1 but is not yet due and payable under the Revolving Credit Documents and otherwise due as part of the purchase price under Section 5.1(c), Term Loan Creditors agree not to modify or reduce such fee and, if such fee becomes due and payable within 90 days after such purchase and sale, Term Loan Creditors

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shall remit such fee to Revolving Agent as and when such fee is paid by Company or such other Obligors.

5.2                                 Revolving Agent Purchase Option

(a)                                  Purchase Notice.  Revolving Creditors shall have the option to purchase from the Term Loan Creditors all but not less than all of the Term Loan Obligations at any time following (i) Term Loan Agent or Term Loan Creditors have accelerated the maturity of all or a material portion of the Term Loan Obligations, (ii) the commencement of an Enforcement Action by Term Loan Agent with respect to a material portion of the Term Loan Priority Collateral, (iii) the commencement of any Insolvency Proceeding, or (iv) the extension of the final maturity date of the Term Loan Obligations.  The Term Loan Agent shall promptly deliver to the Revolving Agent notice of the first to occur of the events described in clauses (i), (ii), (iii) or (iv) of this paragraph (a). Revolving Agent (on behalf of the exercising Revolving Creditors (the “Term Obligations Purchaser”)) shall exercise this option by giving written notice (the “Revolving Agent’s Purchase Notice”) of its election to Term Loan Agent within ten (10) Business Days following the delivery of such notice.  The Revolving Agent’s Purchase Notice, once delivered, shall be irrevocable and shall not be subject to withdrawal or rescission.

(b)                                 Purchase Option Closing.  On the date specified by Revolving Agent in the Purchase Notice (which shall not be less than 3 Business Days nor more than 15 Business Days after delivery to the Term Loan Agent of the Revolving Agent’s Purchase Notice) (the “Term Loan Purchase Option Closing Date”), Term Loan Creditors shall sell to the Term Obligations Purchaser, and Term Obligations Purchaser shall purchase from Term Loan Creditors the Term Loan Obligations, without recourse, representation or warranty (except as set forth in Section 5.2(e) below).

(c)                                  Purchase Price.  Such purchase and sale shall be made by execution and delivery by the applicable parties of an assignment agreement in form and substance reasonably satisfactory to all such parties.  On the Term Loan Purchase Option Closing Date, the Term Obligations Purchaser shall (i) pay to the Term Loan Agent, for the benefit of the Term Loan Creditors, as the purchase price an amount equal to 100% of the Term Loan Obligations outstanding on the date of payment to Term Loan Agent (including, without limitation, all unpaid interest, fees and any other charges accruing after the commencement of a bankruptcy, insolvency or liquidation proceeding, to the extent such amounts are allowed or are recoverable pursuant to Section 506 of the Bankruptcy Code or otherwise) other than Term Loan Obligations cash collateralized in accordance with clause (ii) below, then outstanding and unpaid and (ii) furnish cash collateral to Term Loan Agent in such amounts as Term Loan Agent determines is reasonably necessary to secure Term Loan Agent in connection with any Term Loan Hedging Obligation and any costs, expenses and indemnification obligations not yet due and payable but with respect to which a claim has been threatened or asserted in writing under any Obligation Document. The purchase price shall be remitted by wire transfer or immediately available funds to such bank account of the Term Loan Agent, for the benefit of the Term Loan Creditors, as Term Loan Agent may designate in writing to Revolving Agent for such purpose.  Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Term Obligations Purchaser to the bank account designated by Term Loan Agent are received in such bank account prior to 2:00 p.m. New York time.  Subject to the

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provisions of Section 5.2(d), following the consummation of such purchase, the Term Obligations Purchaser shall be entitled to all rights and benefits under the Term Loan Credit Documents to which the Term Loan Creditors were entitled immediately prior to consummation of such purchase, including the right to receive fee income, expense reimbursement and indemnification.  All cash collateral and other amounts delivered or paid pursuant to clause (ii) of the preceding sentence in excess of amounts finally determined to be necessary to satisfy all reimbursements, costs, expenses and indemnification obligations owing in respect of items referred to in such clause (ii) shall be repaid to the Term Obligations Purchaser for distribution pro rata to the Persons who paid such amounts to the Term Loan Agent pursuant to such clause (ii).

(d)                                 Survival of Indemnification Rights; Excess Term Loan Obligations.  Notwithstanding the foregoing provisions of this Section 5.2, (i) no sale of the Term Loan Obligations shall terminate or impair any Obligor’s obligations to indemnify the Term Loan Creditors pursuant to the Term Loan Credit Documents, all of which indemnity obligations shall survive any such sale or assignment as an unsecured obligation of such Obligor; (ii) as between any Obligor and the Term Loan Creditors, no such indemnification obligations shall be amended or modified without Term Loan Creditors prior written consent; and (iii) Term Loan Creditors shall retain all rights under the Term Loan Credit Documents with respect to Excess Term Obligations but shall have no right to exercise any such rights until all Term Loan Obligations and Revolving Credit Obligations have been Paid in Full, unless Revolving Agent shall otherwise agree, and any such exercise must otherwise comply with the terms of this Agreement.

(e)                                  Representations and Warranties.  Such purchase and sale shall be made without representation or warranty of any kind by Term Loan Creditors and without recourse to Revolving Agent, except for the following representations and warranties by the Term Loan Creditors:  (i)  the amount of the Term Loan Obligations being purchased (including the principal of and accrued and unpaid interest on and fees, including other charges in connection with, such Term Loan Obligations), and the extent of any existing loan commitment thereunder, (ii) that the Term Loan Creditors own the Term Loan Obligations being purchased free and clear of any liens granted by the Term Loan Creditors or Term Loan Agent, and (iii) each of the Term Loan Creditors has the full right and power to assign the Term Loan Obligations being purchased and such assignment has been duly authorized by all necessary action by the Term Loan Creditors.

(f)                                    Early Termination Fee.  If any early termination fee, prepayment premium, yield maintenance or similar fee is provided for under the Term Loan Credit Documents at the time of the purchase and sale under this Section 5.2 but is not yet due and payable under the Term Loan Credit Documents and otherwise due as part of the purchase price under Section 5.2(c), the Revolving Creditors agree not to modify or reduce such fee and, if such fee becomes due and payable within 90 days after such purchase and sale, Revolving Creditors shall remit such fee to the Term Loan Agent as and when such fee is paid by Company or such other Obligors.

5.3                                 Existing Notes Purchase Option.  Existing Notes Creditors shall not have any option to purchase from the Term Loan Creditors or the Revolving Creditors any of the Term Loan Obligations or the Revolving Credit Obligations, respectively, at any time.

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Section 6.               Bankruptcy Matters.

6.1           Post Petition Financing; Cash Collateral.

(a)           If any Obligor or Obligors shall become subject to Insolvency Proceedings and such Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) shall move for approval of financing (“DIP Financing”) to be provided by one or more of the Revolving Creditors (or to be provided by another person or group with the consent of the Revolving Agent) under the Bankruptcy Code (“Revolving Creditor DIP Financing”) or the use of cash collateral that is Revolving Credit Priority Collateral (“Revolver Cash Collateral”) with the consent (or non-objection) of the Revolving Creditors under the Bankruptcy Code, and the Revolving Agent on behalf of the Revolving Creditors consents (or does not object) to such use of Revolver Cash Collateral or Revolving Creditor DIP Financing, then subject to Section 6.2, the Term Loan Creditors and the Existing Notes Creditors agree as follows:

(i)            adequate notice to Term Loan Creditors and the Existing Notes Creditors for such Revolving Creditor DIP Financing or use of Revolver Cash Collateral shall be deemed to have been given to the Term Loan Creditors and the Existing Notes Creditors if the Term Loan Agent and the Existing Notes Agent, as applicable, receives at least 5 Business Days notice in advance of the hearing to approve such Revolving Creditor DIP Financing or Revolver Cash Collateral on an interim basis and at least 15 days in advance of the hearing to approve such Revolving Creditor DIP Financing or use of Revolver Cash Collateral on a final basis,

(ii)           subject to the satisfaction of the conditions in clause (iii)(A), (B) and (C) below, such Revolving Creditor DIP Financing (and any Revolving Credit Obligations which arose prior to the Insolvency Proceeding) may be secured by Liens on all or a part of the Revolving Credit Priority Collateral which shall be superior in priority to the Liens on the Revolving Credit Priority Collateral held by any other Person (or pari passu in priority with the Liens of the Revolving Creditors in the Revolving Credit Priority Collateral securing the Revolving Credit Obligations and senior to the Liens on the Revolving Credit Priority Collateral of any other Person), and

(iii)          so long as (A) the aggregate principal amount of loans and letter of credit obligations outstanding under any such Revolving Creditor DIP Financing, together with the outstanding principal amount of the pre-petition Revolving Credit Obligations, does not exceed the Maximum Revolving Credit Principal Amount plus $3,000,000, (B) the Term Loan Creditors and the Existing Notes Creditors retain a Lien on the Revolving Credit Priority Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority as existed prior to the commencement of the case under the Bankruptcy Code or similar Bankruptcy Law (junior in priority as to Revolving Credit Priority Collateral securing such Revolving Creditor DIP Financing and junior in priority as to Revolving Credit Priority Collateral securing the Revolving Credit Obligations, including Senior Adequate Protection Liens and junior to any “carve-out” agreed to by the Revolving Agent or other Revolving Creditors (and in the case of the Existing Notes Creditors junior in priority as to

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Revolving Credit Priority Collateral to the Liens thereon securing the Term Loan Obligations)) and (C) the Term Loan Creditors and the Existing Notes Creditors receive a replacement Lien on post-petition assets, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code or similar Bankruptcy Law (junior in priority to the Liens securing such Revolving Creditor DIP Financing, to any such “carve-out” and to the existing Liens in favor of the Revolving Agent on the Revolving Credit Priority Collateral, and in the case of the Existing Notes Creditors junior in priority to the Liens on the Revolving Credit Priority Collateral securing the Term Loan Obligations),

(1)           the Term Loan Creditors and the Existing Notes Creditors will not request or accept adequate protection or any other relief in connection with the use of such Revolver Cash Collateral or the Liens on Revolving Credit Priority Collateral securing such Revolving Creditor DIP Financing except as set forth in Section 6.2 below,

(2)           the Term Loan Creditors and the Existing Notes Creditors will subordinate (and will be deemed hereunder to have subordinated) their Liens in their Non-Priority Collateral (X) to the Liens securing such Revolving Creditor DIP Financing on the same terms (but on a basis junior to the Liens in Priority Collateral of the Revolving Creditors and, in the case of the Existing Loan Creditors, to the Liens of the Term Loan Creditors in such Revolving Credit Priority Collateral) as the Liens of the Revolving Creditors in their Priority Collateral are subordinated thereto (and, in the case of the Existing Loan Creditors, to the Liens of the Term Loan Creditors in such Revolving Credit Priority Collateral) (except that if the Liens securing such Revolving Creditor DIP Financing are to be pari passu in priority with the Liens of the Revolving Creditors in the Revolving Credit Priority Collateral securing the Revolving Credit Obligations, the Term Loan Creditors and the Existing Notes Creditors shall nonetheless subordinate their Liens in such Non-Priority Collateral to such Liens (and, in the case of the Existing Loan Creditors, to the Liens of the Term Loan Creditors in such Revolving Credit Priority Collateral) and such subordination will not alter in any manner the terms of this Agreement), (Y) to any Senior Adequate Protection Liens or “replacement Liens” granted to the Revolving Creditors (and, in the case of the Existing Loan Creditors, to any Senior Adequate Protection Liens or “replacement Liens” granted to the Term Loan Creditors) as adequate protection of their interests in their Priority Collateral (or, in the case of the Term Loan Creditors in relation to the Existing Notes Creditors, as adequate protection of the Term Loan Creditors’ interests in any Collateral), and (Z) to any “carve-out” in an aggregate amount agreed to by the Revolving Agent or the other Revolving Creditors , provided that such “carve-out” shall be applied to the Revolving Credit Priority Collateral, whether such Collateral existed before or after the petition date, and

(3)           the Term Loan Creditors and the Existing Notes Creditors (X) shall not contest or oppose in any manner, any Revolving Creditor DIP Financing, or any Revolver Cash Collateral use or any adequate protection

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provided to the Revolving Creditors as adequate protection of their interests in their Priority Collateral, (Y) shall be deemed to have waived any objections to such adequate protection, Revolving Creditor DIP Financing or Revolver Cash Collateral use, including, without limitation, any objection alleging Obligors’ failure to provide “adequate protection” of the interests of the Term Loan Creditors or the Existing Notes Creditors and (Z) shall be deemed to have consented to the carve-out and to the subordination of the Liens of the Term Loan Agent and the Existing Notes Agent in the Revolving Credit Priority Collateral that secures the Revolving Credit DIP Financing, in each case pursuant to clause (2) above.

(b)           If any Obligor or Obligors shall become subject to Insolvency Proceedings and such Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) shall move for approval of DIP Financing to be provided by one or more of the Term Loan Creditors or by a third party under the Bankruptcy Code (“Term Loan Creditor DIP Financing”) or the use of cash collateral that is Term Loan Priority Collateral (“Term Loan Cash Collateral”) with the consent (or non-objection) of the Term Loan Creditors under the Bankruptcy Code, and the Term Loan Agent on behalf of the Term Loan Creditors consents (or does not object) to such use of the Term Loan Cash Collateral or Term Loan Creditor DIP Financing, then subject to Section 6.2, the Revolving Creditors and the Existing Notes Creditors agree as follows:

(i)            adequate notice to Revolving Creditors and the Existing Notes Creditors for such Term Loan Creditor DIP Financing or use of Term Loan Cash Collateral shall be deemed to have been given to the Revolving Creditors and the Existing Notes Creditors if the Revolving Agent and the and the Existing Notes Agent receives notice at least 5 Business Days in advance of the hearing to approve such Term Loan Creditor DIP Financing or Term Loan Cash Collateral on an interim basis and at least 15 days in advance of the hearing to approve such Term Loan Creditor DIP Financing or use of Term Loan Cash Collateral on a final basis,

(ii)           subject to the satisfaction of the conditions in clause (iii)(A), (B) and (C) below, such Term Loan Creditor DIP Financing (and any Term Loan Obligations which arose prior to the Insolvency Proceeding) may be secured by Liens on all or a part of the Term Loan Priority Collateral which shall be superior in priority to the Liens on the Term Loan Priority Collateral held by any other Person (or pari passu in priority with the Liens of the Term Loan Priority Collateral securing the Term Loan Liens and senior to the Liens of any other Person), and

(iii)          so long as (A) the aggregate principal amount of loans and letter of credit accommodations outstanding under any such Term Loan Creditor DIP Financing, together with the outstanding principal amount of the pre-petition Term Loan Obligations, does not exceed the Maximum Term Loan Principal Amount plus $20,000,000, (B) the Revolving Creditors and the Existing Notes Creditors retain a Lien on the Term Loan Priority Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority as existed prior to the commencement of the case under the Bankruptcy Code or similar Bankruptcy Law

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(junior in priority as to Term Loan Priority Collateral securing such Term Loan Creditor DIP Financing or Term Loan Obligations, including Senior Adequate Protection Liens and junior to any “carve-out” agreed to by the Term Loan Agent or other Term Loan Creditors (and in the case of the Existing Notes Creditors junior in priority as to Term Loan Priority Collateral to the Liens thereon securing the Revolving Credit Obligations)) and (C) the Revolving Creditors and the Existing Notes Creditors receive a replacement Lien on post-petition assets, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code or similar Bankruptcy Law (junior in priority to the Liens securing such Term Loan Creditor DIP Financing, to any such “carve-out” and to the existing Liens in favor of the Term Loan Agent on the Term Loan Priority Collateral (and in the case of the Existing Notes Creditors junior in priority to the Liens on the Term Loan Priority Collateral securing the Revolving Credit Obligations)),

(1)           the Revolving Creditors and the Existing Notes Creditors will not request or accept adequate protection or any other relief in connection with the use of such Term Loan Cash Collateral or the Liens on Term Loan Priority Collateral securing such Term Loan Creditor DIP Financing except as set forth in Section 6.2 below,

(2)           the Revolving Creditors and the Existing Notes Creditors will subordinate (and will be deemed hereunder to have subordinated) their Liens in their Non-Priority Collateral (X) to the Liens securing such Term Loan Creditor DIP Financing on the same terms (but on a basis junior to the Liens in Priority Collateral of the Term Loan Creditors and, in the case of the Existing Loan Creditors, to the Liens of the Revolving Creditors in such Term Loan Priority Collateral) as the Liens of the Term Loan Creditors in their Priority Collateral are subordinated thereto (and, in the case of the Existing Loan Creditors, to the Liens of the Revolving Creditors in such Term Loan Priority Collateral)(except that if the Liens securing such Term Loan Creditor DIP Financing are to be pari passu in priority with the Liens of the Term Loan Creditors in the Term Loan Priority Collateral securing the Term Loan Obligations, the Revolving Creditors and the Existing Notes Creditors shall nonetheless subordinate their Liens in such Non-Priority Collateral to such Liens (and, in the case of the Existing Loan Creditors, to the Liens of the Revolving Creditors in such Term Loan Priority Collateral) and such subordination will not alter in any manner the terms of this Agreement), (Y) to any Senior Adequate Protection Liens or “replacement Liens” granted to the Term Loan Creditors as adequate protection of their interests in their Priority Collateral (or, in the case of the Revolving Creditors in relation to the Existing Notes Creditors, as adequate protection of the Revolving Creditors’ interests in any Collateral), and (Z) to any “carve-out” agreed to by the Term Loan Agent or the other Term Loan Creditors, provided that such “carve-out” shall be applied to the Term Loan Priority Collateral, whether such Collateral existed before or after the petition date, and

(3)           the Revolving Creditors (X) shall not contest or oppose in any manner any Term Loan Creditor DIP Financing, or any Term Loan Cash Collateral use or any adequate protection provided to the Term Loan Creditors as

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adequate protection of their interests in their Priority Collateral, (Y) shall be deemed to have waived any objections to such adequate protection, Term Loan Creditor DIP Financing or Term Loan Cash Collateral use, including, without limitation, any objection alleging Obligors’ failure to provide “adequate protection” of the interests of the Revolving Creditors or the Existing Notes Creditors and (Z) shall be deemed to have consented to the carve-out and to the subordination of the Liens of the Revolving Agent and the Existing Notes Agent in the Term Loan Priority Collateral that secures the Term Loan Creditor DIP Financing, in each case pursuant to clause (2) above.

(c)           The Term Loan Creditors shall not, directly or indirectly, offer to provide, support any other Person in providing, provide or seek to provide DIP Financing secured by Liens equal or senior to the Liens on the Revolving Credit Priority Collateral securing the Revolving Credit Obligations, without the prior written consent of the Revolving Agent.  In no event will any of the Term Loan Creditors seek to obtain a priming Lien on any of the Revolving Credit Priority Collateral and nothing contained herein shall be deemed to be a consent by Revolving Creditors to any adequate protection payments using Revolving Credit Priority Collateral. The Revolving Creditors shall not, directly or indirectly, offer to provide, support any other Person in providing, provide or seek to provide DIP Financing secured by Liens equal to or senior to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations, without the written consent of the Term Loan Agent.  In no event will any of the Revolving Creditors seek to obtain a priming Lien on any of the Term Loan Priority Collateral and nothing contained herein shall be deemed to be a consent by Term Loan Creditors to any adequate protection payments using Term Loan Priority Collateral.  The Existing Notes Creditors shall not, directly or indirectly, offer to provide, support any other Person in providing, provide or seek to provide DIP Financing secured by Liens equal or senior to the Liens on any Collateral securing the Revolving Credit Obligations or the Term Loan Obligations,  In no event will any of the Existing Notes Creditors seek to obtain a priming Lien on any of the Collateral and nothing contained herein shall be deemed to be a consent by Term Loan Creditors or the Revolving Creditors to any adequate protection payments in favor of the Existing Notes Creditors, or in respect of their Liens on any Collateral, using any of the Collateral.

6.2           Adequate Protection.  Notwithstanding the foregoing provisions in this Section 6, in any Insolvency Proceeding, if any Priority Secured Creditor (or any subset thereof) is granted adequate protection in respect of its interests in its Priority Collateral (a “Senior Adequate Protection Lien”) in the form of a replacement Lien, the Junior Secured Creditors (other than any Existing Notes Creditors) may seek (and the Priority Secured Creditors may not oppose) adequate protection of the interests of the Junior Secured Creditors in such Priority Collateral in the form of (i) a replacement Lien on the additional collateral subject to the Senior Adequate Protection Liens (the “Junior Adequate Protection Liens”), which Junior Adequate Protection Liens, if granted, will be subordinate to all Liens (other than Liens (including Senior Adequate Protection Liens) on Collateral that, as to such Junior Secured Creditor, is its Priority Collateral, in which the Liens of the Junior Secured Creditor shall remain senior, and, for clarity, other than any Liens securing the Existing Notes Obligations) securing the Priority Obligations (including, without limitation, the Senior Adequate Protection Liens and any “carve-out” agreed to by the Priority Secured Creditors and any Liens securing debtor-in-possession financing (whether or not constituting DIP Financing)) on the same basis as the other Liens of the Junior

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Secured Creditor on the Priority Secured Creditor’s Priority Collateral securing the Junior Obligations are so subordinated under this Agreement (provided that any failure of the Term Loan Creditors or Revolving Creditors to obtain such Junior Adequate Protection Liens shall not impair or otherwise affect the agreements, undertakings and consents of the Term Loan Creditors or Revolving Creditors pursuant to Section 6.1) and (ii) superpriority claims under Section 507(b) of the Bankruptcy Code junior in all respects to the superpriority claims granted under Section 507(b) of the Bankruptcy Code to the Priority Secured Creditors on account of any of the Priority Obligations or granted under Section 364(c)(1) of the Bankruptcy Code with respect to any debtor-in-possession financing (whether or not constituting DIP Financing) or use of its cash collateral (e.g. Revolver Cash Collateral or Term Loan Cash Collateral, as applicable); provided that the inability of the Junior Secured Creditors to receive a Lien on actions under Chapter 5 of the Bankruptcy Code or proceeds thereof shall not affect the agreements and waivers set forth in this Section 6.2.  No Existing Notes Creditors shall seek any Junior Adequate Protection Liens or other adequate protection or replacement liens, or any superpriority claims under Section 507(b) of the Bankruptcy Code, in respect of the interests of the Existing Notes Creditors in any Collateral

6.3           Sale of Collateral; Waivers.

(a)           In any Insolvency Proceeding, the Junior Secured Creditors agree that they will not object to or oppose a Disposition of any Collateral that, as to such Junior Secured Creditor, is Non-Priority Collateral, free and clear of Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, if the Priority Secured Creditors with respect to such Collateral have consented to such Disposition.  No Junior Secured Creditor shall initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever including, without limitation, (i) challenging the enforceability, validity, priority (on terms inconsistent with this Agreement) or perfected status of any Liens on any Collateral securing the Priority Obligations of the Priority Secured Creditors under the applicable Obligation Documents, (ii) asserting any claims which the Company or any other Obligor may hold with respect to the Priority Secured Creditors, or (iii) determination of any other Secured Creditor in respect of any Priority Collateral or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise.  No Secured Creditor will assert a claim that challenges the perfection or validity of a Lien or Obligations of another Secured Creditor that is based on allegations (x) of fraudulent conveyance, unlawful payment of distributions to equity holders or other like allegations, or (y) that could be asserted with comparable merit against Liens, interests or rights of the Person asserting the claim.

(b)           Notwithstanding any other provision in this Agreement, any Secured Creditor (other than any Existing Notes Creditor) may credit bid for any assets that are subject to any Disposition in any Insolvency Proceeding in accordance with Section 363(k) of the Bankruptcy Code; provided, that (i) unless, prior to or in connection with a successful credit bid, the Revolving Credit Obligations are Paid In Full, no Term Loan Creditor may credit bid on any Revolving Credit Priority Collateral and (ii) unless, prior to or in connection with a successful credit bid, the Term Loan Obligations are Paid In Full, no Revolving Creditor may credit bid on any Term Loan Priority Collateral .  No Existing Notes Creditor may credit bid for any assets

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that are subject to any Disposition in any Insolvency Proceeding in accordance with Section 363(k) of the Bankruptcy Code or otherwise.

6.4           Invalidated Payments.  To the extent that any Secured Creditor receives payments on its Priority Obligations or Proceeds of Priority Collateral for application to its Priority Obligations which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, common law, equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise) (each a “Priority Claim Avoidance”), then to the extent of such payment or Proceeds received, such Priority Obligations, or part thereof, intended to be satisfied by such payment or Proceeds shall be revived and continue in full force and effect as if such payments or Proceeds had not been received by such Priority Secured Creditors, and this Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such Priority Claim Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Priority Secured Creditors and the Junior Secured Creditors provided for herein with respect to any event occurring on or after the date of such Priority Claim Avoidance.  The Junior Secured Creditors further agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

6.5           Payments.  Nothing in this Agreement prohibits or limits the right of a Junior Secured Creditor (other than any Existing Notes Creditor) to receive and retain any debt or equity securities that are issued by a reorganized debtor in respect of its Lien in its Non-Priority Collateral pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, provided that any debt securities received by a Junior Secured Creditor to the extent on account of its Junior Obligations in respect of its Non-Priority Collateral that constitutes a “secured claim” within the meaning of Section 506(b) of the Bankruptcy Code will be paid over or otherwise transferred to the Priority Secured Creditor for application in accordance with Section 2.5, unless such distribution is (x) made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of Priority Secured Creditors or (y) is of debt securities that (A) are secured by a Lien on assets of the reorganized debtor which assets are, as to such Junior Secured Creditor in its capacity as Priority Secured Creditor hereunder, of the same character as its Priority Collateral hereunder, and (B) if secured by assets that are of the same character as its Non-Priority Collateral hereunder, such assets referred to in this clause (B) also secure debt securities distributed to the Priority Secured Creditor in respect of its Lien on such Collateral that is its Priority Collateral, and such Lien of the Junior Secured Creditor referred to in this clause (B) is junior in priority to the Lien of the Priority Secured Creditor in such assets to the same extent as the Lien on its Non-Priority Collateral is junior to the Lien thereon of the Priority Secured Creditor as provided herein, and in such case the provisions of the next sentence shall govern.  If, in an Insolvency Proceeding, debt securities of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Priority Secured Creditors’ Liens in their Priority Collateral and on account of Junior Secured Creditors’ Liens in such Collateral, then, to the extent the debt

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securities distributed on account of the Priority Secured Creditors’ Liens in their Priority Collateral and on account of the Junior Secured Creditors’ Liens in such Collateral are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt securities pursuant to such plan and will apply with like effect to the Liens securing such debt securities.  Notwithstanding the foregoing, if any Existing Notes Creditor shall receive in respect of their Lien on any Collateral any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, then unless such distribution is made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of Priority Secured Creditors, all such debt or equity securities so received shall be paid or delivered directly to Priority Secured Creditors (to be held and/or applied by the Priority Secured Creditors in accordance with the terms of Section 3.8 hereof)

In the event of any Insolvency Proceeding, except as otherwise provided above, all Proceeds of Priority Collateral (including, without limitation, any Distribution which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Junior Obligations as to such Priority Collateral) shall be paid or delivered directly to Priority Secured Creditor (to be held and/or applied by the Priority Secured Creditor in accordance with the terms of the applicable Obligation Documents) until all Priority Obligations are Paid In Full before any of the same shall be made to one or more of the Junior Secured Creditors on account of any Junior Obligations, and each Junior Secured Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions in respect of its Junior Obligations to the Priority Secured Creditor.  Each Junior Secured Creditor also irrevocably authorizes and empowers the Priority Secured Creditors, in the name of each Junior Secured Creditor, to demand, sue for, collect and receive any and all such Distributions in respect of any Junior Obligations to which the Priority Secured Creditors are entitled hereunder.

6.6           Separate Grants of Security and Separate Classification.  Each Secured Creditor acknowledges and agrees that (a) the grants of Liens pursuant to the Term Loan Credit Documents and the Revolving Credit Documents and the Existing Notes Documents constitute three separate and distinct grants of Liens and (b) because of their differing rights in the Collateral, the Revolving Credit Secured Claims, the Term Loan Secured Claims and the Existing Notes Secured Claims are fundamentally different and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  No Term Loan Creditor shall seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the Revolving Creditors or the Existing Notes Creditors or shall oppose any pleading or motion for the Revolving Creditors, the Existing Notes Creditors and the Term Loan Creditors to be treated as separate classes of creditors.  No Revolving Creditor shall seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the Term Loan Creditors or the Existing Notes Creditors or shall oppose any pleading or motion for the Revolving Creditors, the Existing Notes Creditors and the Term Loan Creditors to be treated as separate classes of creditors.  No Existing Notes Creditor shall seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the Revolving Creditors or the Term Loan Creditors or shall oppose any pleading or motion for the Revolving Creditors, the Existing Notes Creditors and the Term Loan Creditors to be treated as separate classes of creditors.  Notwithstanding the foregoing, if it is held that the Revolving Credit Secured Claims and/or the Existing Notes

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Secured Claims and/or the Term Loan Secured Claims in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims), then the Secured Creditors hereby acknowledge and agree that all distributions shall be made as if there were separate classes of secured claims against the Company and the other Obligors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Priority Collateral exceeds the amount of the Priority Obligations, the Priority Secured Creditors as to such Priority Collateral shall be entitled to receive to the extent of such excess, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Insolvency Proceeding to the extent constituting Revolving Credit Obligations or Term Loan Obligations, as applicable, in accordance with the other provisions hereof before any distribution from such Priority Collateral is made in respect of any of the claims held by the Junior Secured Creditors as to such Collateral.

6.7           Rights as Unsecured Lenders; Release of Lien in Non-Priority Collateral.  In any Insolvency Proceeding, to the extent not prohibited by this Agreement, each Secured Creditor may take any action, file any pleading, appear in any proceeding and exercise rights and remedies that could be taken by any unsecured creditor, in its capacity as such.

6.8           Relief From the Automatic Stay.  Until the Priority Obligations have been Paid in Full, the Junior Secured Creditor agrees that it shall not, without the prior written consent of the Priority Secured Creditor, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any part of the Priority Collateral or any Proceeds thereof; provided, that, in the event the Priority Secured Creditor seeks or requests relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of its Priority Collateral, the Priority Secured Creditor agrees that the Junior Secured Creditor may seek or request similar relief to that sought by the Priority Secured Creditor, so that the Junior Secured Creditor may seek to exercise its rights and remedies under the Junior Documents and against such Collateral and Proceeds thereof subject to the provisions of this Agreement.

6.9           Effect of Agreement in Bankruptcy.  This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to any trustee for such Obligor and such Obligor as a debtor-in-possession.  The relative rights of the Term Loan Creditors and the Revolving Creditors and the Existing Notes Creditors in respect of any Collateral or Proceeds thereof shall continue after the filing of such petition on the same basis as prior to the date of such filing.  This Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.

Section 7.               Representations and Warranties.

The Revolving Agent and the Term Loan Agent and the Existing Notes Agent each represent and warrant to the other parties hereto that it is authorized under the Revolving

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Credit Agreement and the Term Loan Credit Agreement and the Existing Notes Indenture, as the case may be, to enter into this Agreement.

Section 8.               Miscellaneous.

8.1           Termination.  Subject to Section 6.4 and subject to Section 3.8, (i) this Agreement shall terminate as to the Revolving Creditors (except for their obligations and agreements under Section 2, Section 3.5, Section 3.8, and Section 8, which shall continue in full force and effect) and be of no further force and effect with respect to or for the benefit of the Revolving Creditors (except as aforesaid) upon Payment in Full of the Revolving Credit Obligations, and (ii) this Agreement shall terminate as to the Term Loan Creditors (except for their obligations and agreements under Section 2, Section 3.5, Section 3.8, Section 8, which shall continue in full force and effect) and be of no further force and effect with respect to or for the benefit of the Term Loan Creditors (except as aforesaid) upon Payment in Full of the Term Loan Obligations.

8.2          Successors and Assigns; No Third Party Beneficiaries.

(a)           This Agreement shall be binding upon each Secured Creditor and its respective successors and assigns and shall inure to the benefit of each Secured Creditor and its respective successors, participants and assigns.  Except solely to the extent of the Obligors’ rights to consent pursuant to and subject to the conditions in Section 8.7(b), no other Person shall have or be entitled to assert rights or benefits hereunder.

(b)           Each Secured Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, their respective Obligations; provided that no Secured Creditor shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Obligations and no participant shall be entitled to any rights or benefits under this Agreement, except through the Secured Creditor with which it is a participant.

(c)           In connection with any participation or other transfer or assignment, a Secured Creditor (i) may, subject to its respective Obligation Documents, disclose to such assignee, participant or other transferee or assignee all documents and information which such Secured Creditor now or hereafter may have relating to any Obligor or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement.

8.3           Notices.  All notices and other communications provided for hereunder shall be in writing and shall be sent by registered mail, return receipt requested, sent by overnight courier, telecopied or sent by PDF or other readable electronic means, delivered, as follows:

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(a)           if to the Term Loan Agent, to it at the following address:

Attention:

Re:  FiberTower
Fax:  (      )
Email:

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue, 48th Floor
New York, New York 10066-0193
Attn: Robert L. Cunningham
Re:  FiberTower
Fax: (212) 351-25208
Email: Rcunningham@GibsonDunn.com

(b)           if to the Revolving Agent, to it at the following address:

,

RE: FiberTower
Attention:
Fax:  (      )
Email:

With a copy to:

RE: FiberTower
Attention:
Fax:  (      )
Email:

52

(c)           if to the Existing Notes Agent, to it at the following address:

,

RE: FiberTower
Attention:
Fax:  (      )
Email:

With a copy to:

RE: FiberTower
Attention:
Fax:  (      )
Email:

(d)           If to any Obligor, to it at the following address:

c/o FiberTower Corporation

Attention:
Fax:

with a copy to:

RE:
Attention:
Fax:  (      )
Email:

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 8.3.  All such notices and other communications shall be effective (i) if sent by registered mail, return receipt requested, when received or 3 Business Days after mailing, whichever first occurs, (ii) if telecopied or sent by other electronic means, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day or (iii) if delivered by messenger or overnight courier, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day.

53

8.4           Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  A signed counterpart (or signature page) of this Agreement delivered by facsimile, PDF or other electronic means shall be effective for all purposes as a manually signed original thereof whether or not an original executed counterpart thereof is delivered, and each party hereto shall promptly on request by any other party hereto deliver a manually signed original executed counterpart to each such requesting party.

8.5           GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE.  THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK.  EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

8.6           MUTUAL WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

8.7           Amendments.

(a)           No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and (i) insofar as it relates to any rights or obligations of the Term Loan Agent and Revolving Agent as between themselves, signed by the Term Loan Agent and the Revolving Agent, and (ii) insofar as it relates to any rights or obligations of the Existing Notes Creditors, signed by the Existing Notes Agent, the Term Loan Agent and the Revolving Agent.

(b)           No Obligor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement.

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8.8           No Waiver.  No failure or delay on the part of any Secured Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

8.9           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.10         Further Assurances.  Each party hereto agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to execute and deliver any and all other agreements, documents or instruments, and to take such other actions, as may be reasonably necessary or desirable to effectuate the intent and provisions of this Agreement.

8.11         Headings.  The section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

8.12         Credit Analysis.  The Secured Creditors (other than any Person acting as a trustee or collateral agent) shall each be responsible for keeping themselves informed of (a) the financial condition of the Obligors and all other all endorsers, obligors and/or guarantors of the Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Obligations.  No Secured Creditor shall have any duty to advise any other Secured Creditor of information known to it regarding such condition or any such other circumstances.  No Secured Creditor assumes any liability to any other Secured Creditor or to any other Person with respect to:  (i) the financial or other condition of Obligors under any instruments of guarantee with respect to the Obligations, (ii) the enforceability, validity, value or collectibility of the Obligations, any Collateral therefor or any guarantee or security which may have been granted in connection with any of the Obligations or (iii) any Obligor’s title or right to transfer any Collateral or security.

8.13         Waiver of Claims.  To the maximum extent permitted by law, each party hereto waives any claim it might have against any Secured Creditor with respect to, or arising out of, any action or failure to act or any error of judgment or negligence, mistake or oversight whatsoever on the part of any other party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Obligation Documents or any transaction relating to the Collateral in accordance with this Agreement.  None of the Secured Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided herein, shall be under any obligation to Dispose of any Collateral upon the request of any Obligor or any Secured Creditor or any other Person or to take any other action whatsoever with regard to any Collateral or any part thereof.

8.14         Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Obligation Documents, the provisions of this Agreement shall govern.

55

8.15         Specific Performance.  Each of the Term Loan Agent and the Revolving Agent and the Existing Notes Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Creditors, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Creditors.

8.16         Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Creditors.  None of the Obligors or any other creditor thereof shall have any rights hereunder, and none of the Obligors may rely on the terms hereof.  Nothing in this Agreement is intended to or shall impair the obligations of Obligors under the Obligations Documents.

8.17         Lien Priority Provisions; Subrogation.  This Agreement and the rights and benefits hereunder shall inure solely to the benefit of the Term Loan Agent, the Term Loan Creditors and the Revolving Agent and the Revolving Creditors and the Existing Notes Agent and the Existing Notes Creditors and their respective successors and permitted assigns and no other Person (including the Obligors or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits hereunder.  Each Junior Secured Creditor hereby agrees that until the Term Loan Termination Date, if the Junior Secured Creditor is the Revolving Agent, or the Revolving Credit Termination Date, if the Junior Secured Creditor is the Term Loan Agent, it will not assert any rights of subrogation it or they may acquire as a result of any payment hereunder.  Each Existing Notes Creditor hereby agrees that until the later of the Term Loan Termination Date and Revolving Credit Termination Date, it will not assert any rights of subrogation it or they may acquire as a result of any payment hereunder.  Nothing contained in this Agreement is intended to or shall impair the obligation of any Obligor to pay the Obligations as and when the same shall become due and payable in accordance with their respective terms.

8.18         Entire Agreement.  This Agreement and the Obligation Documents embody the entire agreement of the Obligors, the Term Loan Agent, the Term Loan Creditors, the Revolving Agent, the Revolving Creditors and the Existing Notes Agent and the Existing Notes Creditors with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof and any draft agreements, negotiations and/or discussions involving any Obligor and any of the Term Loan Agent, the Term Loan Creditors, the Revolving Agent, the Revolving Creditors and the Existing Notes Agent and the Existing Notes Creditors relating to the subject matter hereof.

8.19         [Reserved]

8.20         Obligations Unconditional.  All rights, interests, agreements and obligations hereunder of the Priority Secured Creditors in respect of any Collateral and the Junior Secured Creditors in respect of such Collateral shall remain in full force and effect regardless of:

(a)           any lack of validity or enforceability of any Priority Document or any Junior Document and regardless of whether the Liens of the Priority Secured Creditor are not perfected or are voidable for any reason;

56

(b)           any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification (including any increase in the amount thereof), whether by course or conduct or otherwise, of the terms of any Priority Document or any Junior Document to the extent not inconsistent with the provisions hereof;

(c)           any lack of perfection of any Lien on any Collateral or except as expressly provided herein, any exchange or release of Collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senor Obligations or Junior Obligations or any guarantee thereof; or

(d)           the commencement of any Insolvency Proceeding in respect of any Obligor.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

57

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

,
as Term Loan Agent

By:
Name:
Title:

.,
as Revolving Agent

By:
Name:
Title:

.,
as Existing Notes Agent

By:
Name:
Title:

Signature Page to Intercreditor Agreement

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.

COMPANY AND OTHER OBLIGORS:

FIBERTOWER CORPORATION

By:
Name:
Title:

FIBERTOWER NETWORK SERVICES CORP.

By:
Name:
Title:

ART LEASING, INC.

By:
Name:
Title:

TELIGENT SERVICES ACQUISITION, INC.

By:
Name:
Title:

ART LICENSING CORPORATION

By:
Name:
Title:

Signature Page to Intercreditor Agreement

FIBERTOWER SOLUTIONS CORPORATION

By:
Name:
Title:

Exhibit H

FORM OF INDENTURE GOVERNING NEW NOTES

[See Exhibit (d)(4) to the Schedule TO with which this Indenture has been filed]

Exhibit I

FORM OF REGISTRATION RIGHTS AGREEMENT

[See Exhibit (d)(5) to the Schedule TO with which this Indenture has been filed]

Exhibit J

FORM OF ESCROW AGREEMENT

[See attached]

ESCROW AND SECURITY AGREEMENT

THIS ESCROW AND SECURITY AGREEMENT (this “Agreement”), dated as of [                ], 2009, is by and among FIBERTOWER CORPORATION, a Delaware corporation (the “Company”), Wells Fargo Bank, National Association, as the trustee under the Indenture (as defined below) (the “Trustee”), and Wells Fargo Bank, National Association, as escrow agent and securities intermediary (in such capacity, together with its successors in such capacity, the “Escrow Agent”).  Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company, certain subsidiaries of the Company and the Trustee have entered into an Indenture dated as of the date hereof (as amended and supplemented from time to time, the “Indenture”) pursuant to which the Company issued $[125,000,000] aggregate principal amount of its 9.00% Senior Secured Notes due [        ] (as amended, supplemented and exchanged from time to time, collectively, the “Securities”);

WHEREAS, the Company has agreed to place in escrow the Initial Escrow Amount (as defined below), to be held pursuant to the terms of this Agreement and the Indenture, and to grant the Trustee on behalf of the holders of the Securities (the “Secured Parties”) a security interest in the Escrow Account (as defined below) and the financial assets and any free credit balance carried therein;

WHEREAS, the Escrow Agent has established, on behalf of the Company, a securities account, which is also an escrow account, with account number [                ] and account name [                ] (the “Escrow Account”); and

WHEREAS, the Company, the Trustee and the Escrow Agent are entering into this Agreement to provide for the control of the Escrow Account and to perfect the security interest of the Trustee in the Escrow Account and the financial assets and any free credit balance carried therein as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follow for the express benefit of the Trustee on behalf of the Secured Parties:

1.                                       Initial Escrow Amount; Interest; Investment of Funds.

(a)                                  Deposit of Initial Escrow Amount by the Company.  On the date hereof, the Company shall deliver, or shall direct the delivery of, to the Escrow Agent, U.S. Government Securities (as defined below) and/or cash in an amount so as to be, together with any interest thereon, sufficient to pay the first six scheduled cash interest payments on the Securities.  As of the date hereof, the parties agree that the U.S. dollar amount of such U.S. Government Securities

1

and/or cash deposited into the Escrow Account shall be equal to $[                ] (the “Initial Escrow Amount”).

(b)                                 Investment of Funds in Escrow Account.  Funds deposited in the Escrow Account shall be invested and reinvested only upon the following terms and conditions:

(i)                                     Acceptable Investments.  All funds deposited or held in the Escrow Account at any time shall be invested by the Escrow Agent in U.S. Government Securities in accordance with the Company’s written instructions from time to time to the Escrow Agent; provided, however, that the Company shall only designate investment of funds in U.S. Government Securities maturing in an amount sufficient to and/or generating interest income sufficient to, when added to the balance of funds held in the Escrow Account, provide for the payment of cash interest on the outstanding Securities on the Interest Payment Date beginning on and including [                ], [        ] and through and including the Interest Payment Date on [                ], [        ]; provided, further, however, that any such written instruction shall specify the particular investment to be made, shall state that such investment is authorized to be made hereby and in particular satisfies the requirements of the preceding proviso, shall contain the certification referred to in Section 1(b)(ii), and shall be executed by any officer of the Company; provided, further, however, that the Company may from time to time substitute additional funds consisting of cash or Cash Equivalents for some or all of the U.S. Government Securities then contained in the Escrow Account provided that (i) the cash or Cash Equivalents have a fair market value equal to or greater than the U.S. Government Securities so replaced, (ii) the Company provides the certification required by Section 1(b)(ii) and certifies that the foregoing clause (i) has been complied with and provides an Opinion of Counsel, dated the date of the replacement, which opinion shall meet the requirements of Section 314(b) of the Trust Indenture Act of 1939, as amended, and shall otherwise comply with the Indenture and (iii) the cash and Cash Equivalents are promptly invested in U.S. Government Securities in accordance with this Section 1(b)(i).  All U.S. Government Securities shall be assigned to and held in the possession of, or, in the case of U.S. Government Securities maintained in book-entry form with the Federal Reserve Bank, transferred to a book-entry account in the name of the Escrow Agent, for the benefit of the Trustee and the ratable benefit of the Secured Parties, except that U.S. Government Securities maintained in book-entry form with the Federal Reserve Bank shall be transferred to a book-entry account in the name of the Escrow Agent at the Federal Reserve Bank that includes only U.S. Government Securities held by the Escrow Agent for its customers and segregated by separate recordation in the books and records of the Escrow Agent.  As used herein, “U.S. Government Securities” shall

2

mean securities that are (a) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) the payment of which the full faith and credit of the United States of America is pledged, (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or (c) obligations of a Person the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the issuer’s option, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.  The Escrow Agent shall not have any responsibility or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of such investment.  The Company acknowledges that the Escrow Agent is not providing investment supervision, recommendations, or advice.  Investments will be made promptly following the availability of such funds to the Escrow Agent  taking into consideration the regulations and requirements (including investment cut-off times) of the Federal Reserve wire system, any investment provider and the Escrow Agent.

(ii)                                  Security Interest in Investments. No investment of funds in the Escrow Account shall be made unless the Company has certified to the Escrow Agent and the Trustee that, upon such investment, the Trustee will have a first priority perfected security interest in the applicable investment for the ratable benefit of the Secured Parties.  As set forth in Section 11.02 of the Indenture, on the date of this Agreement, and on each anniversary thereof unless the balance of the Available Funds (as defined below) shall have been reduced to zero, each of the Trustee and the Escrow Agent shall receive an Opinion of Counsel, dated each such date as applicable, which opinion shall meet the requirements of Section 314(b) of the Trust Indenture Act of 1939, as amended, and shall otherwise comply with the Indenture that the Trustee, for the ratable benefit of the Secured Parties, has a first priority, perfected security interest in the funds and securities held in the Escrow Account.  As used herein, “Available Funds” shall mean (A) the sum of (i) the

3

Initial Escrow Amount and any funds deposited pursuant to Section 1(a)(B) and (ii) interest earned on the funds in the Escrow Account (including holdings of U.S. Government Securities), less (B) the aggregate disbursements previously made pursuant to this Agreement.

(iii)                               Principal and Interest. All principal and interest earned on funds invested in U.S. Government Securities shall be deposited in the Escrow Account as additional Collateral (as defined below) for the benefit of the Trustee and the ratable benefit of the Secured Parties and shall be reinvested in accordance with Section 1(b)(i) hereof.

(iv)                              Limitation on the Escrow Agent’s Responsibilities.  The Escrow Agent’s sole responsibilities under this Section 1(b) shall be (A) to retain possession of certificated U.S. Government Securities and to be the registered or designated owner of U.S. Government Securities which are not certificated, if any, (B) to follow the Company’s written instructions given in accordance with Section 1(b)(i), (C) to invest and reinvest funds pursuant to this Section 1(b), (D) to maintain possession of, and dominion and control over, the Escrow Account and the funds and U.S. Government Securities therein, unless and until such funds are permitted to be released or disbursed in accordance with the terms of this Agreement and (E) to use commercially reasonable efforts to reduce to cash such U.S. Government Securities as may be required to fund any disbursement or payment in accordance with Section 1(a)(A) or Section 11.  In connection with clause (A) above, the Escrow Agent will maintain continuous possession in the State of New York of certificated U.S. Government Securities and cash included in the Collateral and will cause uncertificated U.S. Government Securities, if any, to be registered in the book-entry system of, and transferred to an account of the Escrow Agent or a sub-agent of the Escrow Agent at, the Federal Reserve Bank of New York.  Except as provided in Sections 6 and 7, the Escrow Agent shall have no other responsibilities with respect to perfecting or maintaining the perfection of the Trustee’s security interest in the Collateral and shall not be required to file any instrument, document or notice in any public office at any time or times.  In connection with clause (E) above, and subject to the following sentence and except as otherwise provided in Section 11, the Escrow Agent shall not be required to reduce to cash any U.S. Government Securities to fund any disbursement or payment in accordance with Section 1(a)(A) or Section 11 in the absence of written instructions signed by an officer of the Company specifying the particular investment to liquidate.  If no such written instructions are received, the Escrow Agent shall liquidate those U.S. Government Securities having the lowest interest rate per annum or if none such exist, those having the nearest maturity.

4

(v)                                 Manner of Investment.  Funds deposited in the Escrow Account shall be invested in a manner such that there will be sufficient funds available without any further investment by the Company to cover all cash interest due on the outstanding Securities, as such interest becomes due, for each Interest Payment Date occurring from the date of this Agreement and ending on (and including) [                ], [        ], provided that such investments shall have such maturities and/or interest payment dates such that funds will be available with respect to each such Interest Payment Date no later than the time the Escrow Agent is required to distribute such funds to the Trustee pursuant to Section 11(a).  The Escrow Agent shall have no responsibility for determining whether funds held in the Escrow Account shall have been invested in such a manner so as to comply with the requirements of this clause (v).

2.                                       Release of Amounts in Escrow Account. The Escrow Agent shall hold all amounts in the Escrow Account in escrow pursuant to this Agreement until authorized hereunder to deliver any or all of such amounts to the Company or the Trustee, as applicable, in accordance with the requirements of Section 1(a)(A) or Section 11 hereof or to the Trustee in accordance with Section 6 hereof.

3.                                       Certain Additional Agreements. The Company and the Trustee shall, upon request by the Escrow Agent, execute and deliver to the Escrow Agent such additional written instructions and certificates hereunder as may be reasonably required by the Escrow Agent to give effect to the provisions of Sections 1 and 2 hereof.

4.                                       The Escrow Account.

(a)                                  The parties agrees and represent that (i) the Escrow Account has been established in the name of the Company as recited above, (ii) the Escrow Account is an account as to which Financial Assets (as defined in the Code) are or may be credited and the Escrow Account is a Securities Account (as defined in the Code), and (iii) the Escrow Account has no Financial Assets which are registered in the name of the Company, payable to its order or specifically endorsed to it, which have not been endorsed to the Escrow Agent or in blank.

(b)                                 The Escrow Agent agrees and represents that (i) this Agreement is the valid and legally binding obligation of the Escrow Agent, (ii) except for the claims and interests of the Trustee for the benefit of the Secured Parties and the claims and interests of the Company in the Escrow Account, the Escrow Agent does not know of any claim to or interest in the Escrow Account or in any Financial Asset contained therein, (iii) the Escrow Agent shall, subject to the terms of this Agreement, treat the Company as entitled to exercise the rights that comprise any Financial Asset credited to the Escrow Account and (iv) all property delivered to the Escrow Agent for deposit to the Escrow Account will promptly be credited to the Escrow Account.  The Escrow Agent will treat all

5

property held by it in the Escrow Account as Financial Assets under Article 8 of the Uniform Commercial Code of the State of New York (the “Code”), provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions, and any reference to any section of the Code herein shall be a reference to such section as it is modified and amended from time to time and to any successor section.

5.                                       No Withdrawals.  The Escrow Agent shall neither accept nor comply with any entitlement order from the Company withdrawing any financial assets from the Escrow Account nor deliver any such financial assets to the Company nor pay any free credit balance or other amount owing from the Escrow Agent to the Company, except in the circumstances described in Section 11(b), 11(c), 11(d) or 11(e) hereof, as applicable, and only if the requirements to such transfer set forth in Section 11(b), 11(c), 11(d) or 11(e), as applicable, have been satisfied.  Notwithstanding the foregoing sentence or anything to the contrary herein, following delivery to the Escrow Agent of a Notice of Exclusive Control (as defined below) from the Trustee and, until such Notice of Exclusive Control is withdrawn by the Trustee, the Escrow Agent shall comply only with entitlement orders given by the Trustee.

6.                                       Grant of Security Interest; Priority of Security Interest.

(a)                                  The Company hereby grants to the Trustee for the benefit of the Secured Parties, to secure all obligations and indebtedness of the Company under the Securities, a first priority security interest in the Escrow Account and all funds and securities contained therein and any and all proceeds of the foregoing (the “Collateral”).  The Escrow Agent consents to such security interest.  The Escrow Agent hereby waives and releases all liens, encumbrances, claims and rights of setoff the Escrow Agent may have against the Escrow Account or any and all funds and securities contained in the Escrow Account and agrees that, except with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification obligations, it will not assert any such lien, encumbrance, claim or right or the priority thereof against the Escrow Account or any funds or securities contained in the Escrow Account.  The Escrow Agent will not agree with any third party that the Escrow Agent will comply with orders concerning the Escrow Account originated by such third party without the prior written consent of the Trustee and the Company.  The Company represents and warrants that, except for the security interest granted to the Trustee for the ratable benefit of the Secured Parties hereby, the Company owns the Collateral free and clear of any and all liens, encumbrances and claims of others.

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(b)                                 The Company and the Trustee hereby irrevocably instruct the Escrow Agent to, and the Escrow Agent shall, (i) (A) maintain sole dominion and control over funds and U.S. Government Securities in the Escrow Account for the benefit of the Trustee for the ratable benefit of the Secured Parties to the extent specifically required herein, (B) maintain, or cause its agent within the State of New York to maintain, possession of all certificated U.S. Government Securities purchased hereunder that are physically possessed by the Escrow Agent in order for the Trustee for the ratable benefit of the Secured Parties to enjoy a continuous perfected first priority security interest therein under the law of the State of New York (the Company hereby agreeing that in the event any certificated U.S. Government Securities are in the possession of the Company or a third party, the Company shall undertake to deliver all such certificates to the Escrow Agent), (C) take all steps specified by the Company pursuant to paragraph (a) above to cause the Trustee for the ratable benefit of the Secured Parties to enjoy a continuous perfected first priority security interest under the New York Uniform Commercial Code and any applicable law of the State of New York in all Collateral consisting of securities entitlements including, as applicable, all U.S. Government Securities purchased hereunder that are not certificated, if any, and (D) maintain the Collateral free and clear of all liens and encumbrances in favor of, and claims against, the Escrow Agent of any nature now or hereafter existing in favor of anyone other than the Trustee for the benefit of the Secured Parties; (ii) promptly notify the Trustee if the Escrow Agent receives written notice that any person other than the Trustee has a lien, encumbrance or claim upon any portion of the Collateral; and (iii) in addition to disbursing amounts held in escrow pursuant to any order given to it by the Trustee pursuant to Section 1(a)(A) or Section 11, upon receipt of written notice from the Trustee of the acceleration of the maturity of the Securities, and direction from the Trustee to disburse all Available Funds to the Trustee, as promptly as practicable, disburse all funds held in the Escrow Account to the Trustee and transfer title to all U.S. Government Securities held by the Escrow Agent hereunder to the Trustee.  The lien and security interest provided for by this Section 6 shall automatically terminate and cease to exist, and shall not extend or apply to, and the Trustee shall have no security interest provided for by this Section 6 in, any funds disbursed by the Escrow Agent to the Company pursuant to this Agreement to the extent not inconsistent with the terms hereof.  Notwithstanding any other provisions contained in this Agreement, the Escrow Agent shall act solely as the Trustee’s agent in connection with its duties under this Section 6.  The Escrow Agent shall not have any right to receive compensation from the Trustee and shall have no authority to obligate the Trustee or to subordinate, compromise or pledge its security interest hereunder.  Accordingly, the Escrow Agent is hereby directed to cooperate with the Trustee in the exercise of its rights in the Collateral provided for herein.

(c)                                  The Company hereby appoints the Trustee as its attorney-in-fact with full power of substitution, upon an Event of Default as defined in the Indenture, to do any act which the Company is obligated hereto to do, and the Trustee may

7

exercise such rights as the Company might exercise with respect to the Collateral and take any action in the Company’s name to protect the Trustee’s security interest hereunder.  In addition to the rights provided under Section 6(b) hereof, upon an Event of Default and for so long as such Event of Default continues, the Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Code or other applicable law, and the Trustee may also upon obtaining possession of the Collateral as set forth herein, without notice to the Company except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable.  The Company acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale.  The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Trustee shall not be obligated to make any sale regardless of notice of sale having been given.  The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

7.                                       Control. The Escrow Agent will comply with entitlement orders originated by the Trustee concerning the Escrow Account without further consent by the Company.  Except as otherwise provided in Section 5 and 6 above, the Escrow Agent shall make trades of Financial Assets held in the Escrow Account at the instruction of the Company, or its authorized representative, and comply with entitlement orders concerning such trades from the Company, or its authorized representative in any of the investments permitted under this Agreement, until such time as the Trustee delivers a written notice to the Escrow Agent which states that an Event of Default has occurred under the Indenture and that the Trustee is exercising exclusive control over the Escrow Account, unless and until such notice is withdrawn.  Such notice is referred to herein as the “Notice of Exclusive Control.” After the Escrow Agent receives a Notice of Exclusive Control, it will immediately cease complying with all instructions or entitlement orders concerning the Escrow Account originated by the Company or its representative.  The Trustee agrees with the Company that it shall not deliver a Notice of Exclusive Control to the Escrow Agent unless and until an Event of Default shall have occurred and be continuing.  Further, the Trustee agrees that it shall not deliver entitlement orders except as provided in Section 11 hereof.

8.                                       Statements, Confirmations and Notices of Adverse Claims. The Escrow Agent will send copies of all statements, confirmations and other correspondence concerning the Escrow Account simultaneously to the Company and the Trustee at the addresses set forth in Section 12(f) of this Agreement.  If any person asserts in writing any lien, encumbrance or adverse claim against the Escrow Account or in any Financial Asset

8

carried therein, the Escrow Agent will promptly notify the Company and the Trustee thereof.

9.                                       Escrow Agent.

(a)                                  The Escrow Agent shall be obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed to be a fiduciary to any party or any other person.  The parties agree that the Escrow Agent shall not assume any responsibility for the failure of the parties (other than the Escrow Agent) to perform in accordance with this Agreement.  This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement.  In no event shall the Escrow Agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than damages which result from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.

(b)                                 Except for advancing margin or other credit to the Company in violation of Section 6 above, the Escrow Agent shall have no responsibility or liability to the Trustee for making trades of Financial Assets held in the Escrow Account at the instruction of the Company, or its authorized representative, or complying with entitlement orders in accordance with Section 5 above concerning the Escrow Account from the Company, or its authorized representative, which are received by the Trustee before Escrow Agent receives a Notice of Exclusive Control. The Escrow Agent shall have no responsibility or liability to the Company for complying with a Notice of Exclusive Control or complying with entitlement orders concerning the Escrow Account originated by the Trustee.  The Escrow Agent shall have no duty to investigate or make any determination as to whether the conditions for the issuance of a Notice of Exclusive Control contained in any agreement between the Company and the Trustee have occurred.  Neither this Agreement nor the Security Agreement imposes or creates any obligation or duty of the Escrow Agent other than those expressly set forth herein.

(c)                                  The Escrow Agent, in its capacity as such, shall have no duties or responsibilities, including, without limitation, a duty to review or interpret the Indenture, except those expressly set forth herein.  Except for this Agreement, the Escrow Agent, in its capacity as such, is not a party to, or bound by, any agreement that may be required under, evidenced by, or arise out of the Indenture.

(d)                                 If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to the Escrow Account, which, in its opinion, are in conflict with any of the

9

provisions of this Agreement, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by a joint written instruction of the Company and the Trustee or by order of a court of competent jurisdiction.  The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other document reasonably believed by the Escrow Agent to be signed by the proper party or parties and shall not be liable with respect to any action taken or omitted to be taken by it in accordance with any instruction received by it hereunder.  Concurrent with the execution of this Agreement, the Company shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit A to this Agreement.

(e)                                  The Escrow Agent shall not be liable for any act or omission while acting in good faith.  Any act or omission by the Escrow Agent pursuant to the advice of its attorneys shall be conclusive evidence of such good faith.  The Escrow Agent shall not be liable for the alteration, modification or elimination of any right permitted or given under any instructions and/or in any document deposited under this Agreement due to any delay, any statute of limitations or due to any other reason.  The Escrow Agent shall have no further responsibility or liability whatsoever to the Company or the Trustee following a partial or complete distribution of the funds and securities held in the Escrow Account pursuant to this Agreement.  The Escrow Agent shall not incur any liability with respect to any act or omission in reliance upon any document, including any written notice or instruction provided for in this Agreement.  In performing its obligations hereunder, the Escrow Agent shall be entitled to presume, without investigation or inquiry, the due execution, validity, effectiveness and enforceability of all documents it receives and shall be entitled to rely upon the genuineness of the signatures of the signatories of such documents, and also the truth and accuracy of any information contained therein.  The Escrow Agent assumes no responsibility for the validity or sufficiency of any instrument held as in the Escrow Account.

(f)                                    The Escrow Agent may consult legal counsel or other professionals of choice in the event of any dispute or question as to the construction of this Agreement, or the Escrow Agent’s duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected with respect to any action taken or omitted in good faith in accordance with the opinion and instructions of counsel or such other professionals.  The Escrow Agent may in all cases pay reasonable compensation to such counsel and shall be entitled to reimbursement as set forth in Section 9.1(h) for all such compensation paid.  The Escrow Agent may perform its duties through its agents, attorneys, custodians or nominees.

(g)                                 In the event of any disagreement between the undersigned or any of them, and/or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Account, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so doing the Escrow Agent shall not be or become liable for damages or interest to the undersigned or any

10

of them or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands.  The Escrow Agent shall be entitled to continue so to refrain and refuse so to act until all differences shall have been resolved by agreement and the Escrow Agent shall have been notified thereof in writing signed by the Company and the Trustee.  In the event of such disagreement which continues for ninety (90) days or more, the Escrow Agent in its discretion may, but shall be under no obligation to, file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated and may deposit with the court all documents and property held hereunder.  The Company agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorneys’ fees and disbursements.  In no event shall the institution of such interpleader action impair the rights of the Escrow Agent described elsewhere in this Agreement.  The parties other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

(h)                                 The Company agrees to indemnify and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such losses, liabilities, costs damages and expenses shall have been finally adjudicated to have resulted from the willful misconduct or gross negligence of the Escrow Agent.  The Escrow Agent may consult counsel of its choice with respect to any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.  The provisions of this Section 9(h) shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

(i)                                     The Escrow Agent, in its capacity as such, does not have any interest in the Escrow Account or any funds or securities deposited hereunder but is serving as escrow holder only and having only possession thereof.  This paragraph shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(j)                                     The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by giving written notice of its resignation to the parties hereto at least thirty (30) days prior to the date specified for such resignation to take effect.  The Escrow Agent may be removed at any time by act of the Trustee along with payment of all fees and expenses to which it is entitled through the date of termination.  Upon the effective date of such resignation or removal of the Escrow Agent, all funds and securities in the Escrow Account shall be delivered by it to such successor Escrow Agent or as otherwise shall be instructed in writing by the Company and the Trustee, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in

11

connection with this Agreement.  If at that time the Escrow Agent has not received such instruction, the Escrow Agent’s sole responsibility after that time shall be to safekeep the Escrow Account and all funds and securities contained therein until receipt of a designation of successor Escrow Agent, or a joint written instruction as to disposition of the Escrow Account and all funds and securities contained therein by the Company and the Trustee or a final order of a court of competent jurisdiction mandating disposition of the Escrow Account and all funds and securities contained therein.  If the Escrow Agent is removed or resigns, the Company, by a Board Resolution, shall promptly appoint a successor Escrow Agent.  If the Company has failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties.

(k)                                  The Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent under the terms and conditions of this Agreement and acknowledges receipt of the Initial Escrow Amount.  The Company agrees to pay to the Escrow Agent as payment in full for its services hereunder the Escrow Agent’s compensation as mutually agreed by the parties hereto, provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or at the request of the Company, the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such requested services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.  The Company further agrees to reimburse the Escrow Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees, and out-of-pocket expenses and disbursements, of its counsel).  If fees are not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on its fees at the rate of 12% per annum.  The obligations of the Company under the preceding two sentences shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement until extinguished by any applicable statute of limitations.

(l)                                     The permissive right of the Escrow Agent to do things enumerated in the Agreement shall not be construed as duties.

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(m)                               No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights under this Agreement.

(n)                                 Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution of filing of any instrument or paper or the performance any further act.

(o)                                 In the event that any funds or securities held in the Escrow Account shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties or to any other person, firm or corporation, b y reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

10.                                 Tax Reporting. The Company shall be responsible for reporting all items of income, gain, expense and loss recognized in the Escrow Account.

11.                                 Interest Payments; Partial Release; Other Payments, Termination; Remedies:

(a)                                  Immediately prior to or on each of the first six scheduled Interest Payment Dates for the Securities, the Company shall either (i) deposit with the Trustee cash from funds other than those contained in the Escrow Account in an amount that is sufficient to pay the cash interest then due or (ii) direct the Trustee to issue a release order to the Escrow Agent providing for the release to the Trustee from the Escrow Account of cash sufficient to pay the cash interest on the Securities then due as directed; provided, however, that if the Company fails to effect either of options (i) or (ii) in this Section 11(a) by 10:00 A.M. New York time on the Business Day immediately prior to the applicable Interest Payment Date, the Trustee shall direct the Escrow Agent to liquidate investments (to the extent required), and disburse to the Trustee the amounts required to be paid on the Securities as cash interest with respect to such applicable Interest Payment Date.  The Trustee shall incur no liability arising out of its choice of investments to be liquidated pursuant to this Section 11(a).

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(b)                                 If the Company has exercised the option set forth in clause (i) of Section 11(a), the Trustee promptly shall direct the Escrow Agent to transfer, and the Escrow Agent promptly shall transfer, an amount equal to such amount deposited with the Trustee (the “Release Amount”) to the Company to an account in the name of the Company or its designee as designated by the Company or its authorized representative.  Concurrent with such transfer of the Release Amount, the security interest in the amounts so transferred shall be released and terminated without further notice, agreement or other action by any party hereto.

(c)                                  In the event the Company repurchases any Holder’s Securities pursuant to Article 3 of the Indenture it shall direct the Trustee to issue a release order to the Escrow Agent providing for the release to the Trustee from the Escrow Account of cash in an amount equal to such Holder’s pro rata portion of the amounts in the Escrow Account.  The Trustee shall incur no liability arising out of its choice of investments to be liquidated pursuant to this Section 11(c).

(d)                                 If at any time, provided that at such time an Event of Default is not continuing, the amount of funds and securities in the Escrow Account exceeds the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay in full the first six scheduled cash interest payments on the Securities not theretofore paid (the amount of such excess referred to as the “Excess Amount”), and upon receipt of such public accountant’s opinion and written direction from the Company, the Trustee promptly shall direct the Escrow Agent to transfer, and the Escrow Agent promptly shall transfer, an amount equal to the Excess Amount to the Company to an account in the name of the Company or its designee as designated by the Company or its authorized representative.  Concurrent with such transfer of the Excess Amount, the security interest provided for by Section 6 of this Agreement in the amount so transferred shall be released and terminated without further notice, agreement or other action by any party hereto.

(e)                                  After such time as the first six scheduled cash interest payments on the Securities have been made, the Trustee promptly shall direct the Escrow Agent to transfer, and the Escrow Agent promptly shall transfer, any and all remaining funds and securities in the Escrow Account and any proceeds thereof to the Company to an account in the name of the Company or its designee as designated by the Company or its authorized representative and to take such other steps as the Company may request to vest full ownership and control of the Escrow Account in the Company.  Concurrent with such transfer, the security interest provided for by Section 6 of this Agreement in the Escrow Account and the amount so transferred shall be released and terminated without further notice, agreement or other action by any party hereto.

(f)                                    THE RIGHTS AND POWERS GRANTED HEREIN TO TRUSTEE HAVE BEEN GRANTED IN ORDER TO PERFECT ITS SECURITY INTEREST

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IN THE ESCROW ACCOUNT, ARE POWERS COUPLED WITH AN INTEREST AND WILL NEITHER BE AFFECTED BY THE BANKRUPTCY OR INSOLVENCY OF THE COMPANY NOR BY THE LAPSE OF TIME. THE OBLIGATIONS OF THE ESCROW AGENT UNDER SECTIONS 4, 5, 6, 7 AND 8 AND ITS RIGHTS UNDER SECTION 9 ABOVE SHALL CONTINUE IN EFFECT UNTIL THE SECURITY INTEREST OF THE TRUSTEE IN THE ESCROW ACCOUNT HAS BEEN TERMINATED PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE TRUSTEE HAS NOTIFIED THE ESCROW AGENT OF SUCH TERMINATION IN WRITING.  UPON RECEIPT OF SUCH NOTICE, (I) THE OBLIGATIONS OF THE ESCROW AGENT UNDER SECTIONS 4, 5, 6, 7 AND 8 AND ITS RIGHTS UNDER SECTION 9 ABOVE WITH RESPECT TO THE OPERATION AND MAINTENANCE OF THE ESCROW ACCOUNT AFTER THE RECEIPT OF SUCH NOTICE SHALL TERMINATE, (II) THE TRUSTEE SHALL HAVE NO FURTHER RIGHT TO ORIGINATE ORDERS CONCERNING THE ESCROW ACCOUNT AND (III) THE ESCROW AGENT SHALL PROMPTLY TAKE SUCH STEPS AS THE COMPANY MAY REQUEST TO VEST FULL OWNERSHIP AND CONTROL OF THE ESCROW ACCOUNT IN THE COMPANY, INCLUDING, BUT NOT LIMITED TO, TRANSFERRING ALL OF THE FUNDS AND SECURITIES AND ALL PROCEEDS THEREOF TO ANOTHER ACCOUNT IN THE NAME OF THE COMPANY OR ITS DESIGNEE AS DESIGNATED BY THE COMPANY OR ITS AUTHORIZED REPRESENTATIVE.

12.                                 Miscellaneous.

(a)                                  Entirety. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter herein, and supersedes all prior agreements and understandings, oral or written, if any, including any correspondence relating thereto or the transactions contemplated herein.

(b)                                 Waivers, Amendments, Etc. Except as expressly, provided hereby, the terms of this Agreement may be waived, altered, amended, modified, changed, discharged or terminated only by an instrument in writing duly executed by each of the parties hereto, subject to compliance with the provisions of the Indenture.

(c)                                  Severability. If any provision hereof is illegal, invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the illegality, invalidity or unenforceability of any provision in any jurisdiction shall not affect the illegality, validity or enforceability of such provision in any other jurisdiction.

15

(d)                                 Successors. This Agreement shall be binding upon the Company, its successors and assigns and shall inure, together with the rights and remedies hereunder, to the benefit of the Escrow Agent and its successors and assigns and to the Trustee and its successors and assigns for the ratable benefit of the Secured Parties; provided, however, that the Company may not assign its rights or delegate its duties hereunder without first filing with the Escrow Agent a certificate of the Company that such assignment or transfer is permitted by the Indenture.

(e)                                  Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender and the word “or” is disjunctive but not exclusive.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit or describe the scope or intent of the provisions of this Agreement.  Except as otherwise defined or capitalized herein, all terms herein shall have the meanings ascribed thereto in Article 8 of the Code.

(f)                                    Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by facsimile) delivered to the intended recipient at the address below or, as to any party, at such other address as shall be designated by such party in a notice to the other party.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

If to the Company:

c/or FiberTown Corporation
185 Berry St., Suite 4800
San Francisco, California
Attention: Thomas Scott
Facsimile: (415) 659-0007

With a copy to:

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention:  W. Mark Young, Esq.
Facsimile:  (713) 238-7111

16

If to the Trustee:

Wells Fargo Bank, National Association
Corporate Trust Services
1445 Ross Avenue, 2nd Floor
Dallas, Texas 75202-2812
Attention:  Patrick T. Giordano
Facsimile:  (214) 777-4086

With a copy to (which copy shall not constitute notice):

Porter & Hedges LLP
1000 Main Street, 35th Floor
Houston, Texas 77002
Attention:  E. James Cowen, Esq.
Facsimile:  (713) 226-6249

If to the Escrow Agent:

Wells Fargo Bank, National Association
Corporate Trust Services
1445 Ross Avenue, 2nd Floor
Dallas, Texas 75202-2812
Attention:  Patrick T. Giordano
Facsimile:  (214) 777-4086

With a copy to (which copy shall not constitute notice):

Porter & Hedges LLP
1000 Main Street, 35th Floor
Houston, Texas 77002
Attention:  E. James Cowen, Esq.
Facsimile:  (713) 226-6249

The Company, the Trustee or the Escrow Agent by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, provided, however, that notices to the Escrow Agent shall be effective only upon receipt.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it (except in the case of the Escrow Agent).

17

(g)                                 Further Assurances. At any time and from time to time, upon the request of the Trustee or the Escrow Agent and at the sole expense of the Company, the Company will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Trustee or the Escrow Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including without limitation, the filing of any financing statements under the Code (or similar laws) in effect with respect to the security interests granted hereby.

(h)                                 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(i)                                     Governing Law; Submission to Jurisdiction; Venue.  (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.  Any legal action or proceeding with respect to this Agreement or transactions contemplated hereby may be brought in the courts of the State of New York located in the Borough of Manhattan, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby irrevocably submits, for itself and in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of such courts.  The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address above pursuant to Section 12(f) hereof, such service to become effective thirty (30) days after such mailing.  Nothing herein shall affect the right of the Escrow Agent to serve process in any other manner permitted by law or to commence legal

18

proceedings or to otherwise proceed against the Company in any other jurisdiction.

(j)                                     Headings.  The headings of sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

19

IN WITNESS WHEREOF, the parties hereto have caused this Escrow and Security Agreement to be duly executed as of the day and year first above written.

FIBERTOWER CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Escrow Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

As Trustee

By:
Name:
Title:

20

Exhibit K

FORM OF COLLATERAL AGREEMENT

[See attached]

COLLATERAL AGREEMENT

(Interim Notes)

dated as of

[              ], 2009

Among

FIBERTOWER CORPORATION,

the Subsidiaries of FIBERTOWER CORPORATION
from time to time party hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

THIS COLLATERAL AGREEMENT, AND THE RIGHTS OF THE PARTIES HEREUNDER, ARE SUBJECT TO THE  PROVISIONS OF THE OMNIBUS INTERCREDITOR AGREEMENT, DATED AS OF [                                   ], 20   , AMONG THE TRUSTEE (AS DEFINED HEREIN) AND THE OTHER CREDITORS PARTY THERETO FROM TIME TO TIME, AND THE BORROWER AND THE OTHER GRANTORS (AS DEFINED HEREIN), AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF.

K-i

Table of Contents
(Continued)

Schedules

Schedule I	Guarantors
Schedule II	Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Offices for UCC Filings
Schedule V	UCC Information
Schedule VI	Commercial Tort Claims, Chattel Paper and Instruments

K-ii

Table of Contents
(Continued)

Page

Exhibits

Exhibit A	Form of Supplement
Exhibit B-1	Form of Security Agreement – Patents
Exhibit B-2	Form of Security Agreement – Trademarks
Exhibit B-3	Form of Security Agreement – Copyrights

K-iii

COLLATERAL AGREEMENT dated as of [              ], 2009 (this “Agreement”), among FIBERTOWER CORPORATION, a Delaware limited liability company (the “Borrower”), the subsidiaries of the Borrower from time to time party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

A.            Reference is made to the Indenture dated as of [              ], 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Borrower, certain Subsidiaries of the Borrower party thereto, and Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Trustee”), governing those certain 9.00% Mandatorily Redeemable Convertible Senior Secured Notes Due 2012 (the “Notes”).

B.            The Holders (such term and each other capitalized term used but not defined in these preliminary statements have the meanings given or ascribed to them in Article I) have agreed to acquire the Notes pursuant to the Exchange Offer or to purchase the Notes, in each case pursuant to, and upon the terms and conditions specified in, the Indenture and/or the Exchange Offer.  The Indenture requires, and the Exchange Offer contemplates, among other things, the execution and delivery of this Agreement by the Borrower and each Guarantor.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01             Indenture.  (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Indenture.  The terms “Account”, “Commercial Tort Claim”, “Chattel Paper”, “Deposit Account”, “Document”, “Equipment”, “General Intangible”, “Payment Intangible”, “Good”, “Inventory”, “Letter-of-Credit Right”, “Securities Account”, “Supporting Obligations” and “Proceeds”, and all other terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein.  The term “Instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)           The rules of construction specified in Section 1.04 of the Indenture also apply to this Agreement.

(c)           Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“After-Acquired Intellectual Property” shall have the meaning assigned to such term in Section 3.06(e).

“Agreement” shall have the meaning assigned to such term in the preamble.

“Bankruptcy Default” shall mean an Event of Default of the type described in Sections 7.01(8) and (9) of the Indenture.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Closing Date” shall mean the [Exchange Offer Completion Date].

“Collateral” shall have the meaning assigned to such term in Section 3.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third person under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office), including those listed on Schedule III and (c) all causes of action arising prior to or after the date hereof for infringement of any Copyright or unfair competition regarding the same.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Excluded Property” shall mean:

(a)           Excluded Assets (only for so long as such assets or rights constitute Excluded Assets);

(b)           any voting Equity Interests in any Foreign Subsidiary in excess of 66% of all voting Equity Interests in such Foreign Subsidiary;

(c)           any FCC License, to the extent, but only to the extent, that any law, regulation, permit, order, policy, decision or decree of any governmental authority in effect at the time applicable thereto prohibits the creation of a security interest therein, provided, however, that (i) the right to receive any payment of money in respect of such FCC License (including, without limitation, general intangibles for money due or to become due), (ii) any Proceeds, products, offspring, accessions, rents, profits, income or benefits of any FCC License, and (iii) to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Licenses, shall not constitute Excluded Property, but shall constitute Collateral hereunder, provided further, however, that in the event that such law, regulation, permit, order, policy, decision or decree shall be amended, modified or interpreted to permit (or shall be replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) the creation of a security interest in such FCC License, such FCC License will automatically be deemed to be a part of the Collateral (and shall cease to be Excluded Property).

Furthermore, no term used in the definition of Collateral (or any component definition thereof) shall be deemed to include any Excluded Property.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 4.05.

“Foreign Subsidiary” shall mean  (i) a Subsidiary treated as a corporation for U.S. federal income tax purposes that is formed or incorporated outside of the United States, (ii) a Subsidiary substantially all of whose assets consist, directly or indirectly, of Subsidiaries described in clause (i) of this definition, (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 66% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition or (iv) a Subsidiary of any of the foregoing.

“Grantors” shall mean the Borrower and the Guarantors.

“Indenture” shall have the meaning assigned to such term in the preliminary statement.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by such Grantor, including inventions, designs, Patents, Patent Licenses, Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, trade secrets, confidential or proprietary technical and business information, know-how, software and databases and all other proprietary information, including but not limited to Domain Names, and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intercreditor Agreement” shall mean that certain Omnibus Intercreditor Agreement, dated as of [                                    ], 2009, among the Trustee and the other creditors party thereto from time to time, and the Borrower and the other Grantors, as amended or otherwise modified from time to time in accordance with the provisions thereof.

“Investment Property” shall mean (a) all “investment property” as such term is defined in the New York UCC (other than Excluded Property) and (b) whether or not constituting “investment property” as so defined, all Pledged Debt Securities and Pledged Stock.

“Holders” shall mean, collectively, the holders of the Notes.

“Majority Holders” shall mean the holders of a majority in aggregate principal amount of the Notes outstanding at any time of determination.

“Note Document Obligations” shall mean the unpaid principal of and interest on the Notes and all other Note Obligations and other obligations and liabilities of the Borrower or any Guarantor to the Trustee, Collateral Agent, or any Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, any other Note Document and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Trustee, Collateral Agent, or any Holder that are required to be paid pursuant hereto or any other Note Document and including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or a Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes” shall have the meaning assigned to such term in the preliminary statement.

“Obligations” shall mean the Note Obligations and all other Note Document Obligations, whether outstanding on the date hereof or arising from time to time following the date of this Agreement.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third person, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor office), including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” shall mean (a) the Pledged Stock, (b) the Pledged Debt Securities, (c) subject to Section 3.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above, (d) subject to Section 3.05, all rights of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above and (e) all Proceeds of any of the foregoing.

“Pledged Debt Securities” shall mean (a) the debt securities and promissory notes held by any Grantor on the date hereof (including all such debt securities and promissory notes listed opposite the name of such Grantor on Schedule II), (b) any debt securities or promissory notes in the future issued to such Grantor and (c) any other instruments evidencing the debt securities described above, if any.

“Pledged Securities” shall mean any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall mean, (a) to the extent the same do not constitute Excluded Property, (i) the Equity Interests owned by any Grantor (including all such Equity Interests listed on Schedule II) and (ii) any other Equity Interest obtained in the future by such Grantor and (b) the certificates, if any, representing all such Equity Interests.

“Secured Parties” shall mean (a) the Holders, (b) the Trustee, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Obligor under any Note Document and (e) the permitted successors and assigns of each of the foregoing.

“Security Interest” shall have the meaning assigned to such term in Section 3.01(a).

“Termination Date” shall mean the date upon which the Notes, together with all interest and other non-contingent Obligations, have been paid in full in cash.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third person, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office), and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby, (c) all other assets, rights and interests that uniquely reflect or embody such goodwill and (d) all causes of action arising prior to or after the date hereof for infringement of any trademark or unfair competition regarding the same.

“Trustee” shall have the meaning assigned to such term in the preliminary statements.

ARTICLE II

[Reserved]

ARTICLE III

Security Interests in Personal Property

SECTION 3.01             Security Interest.  (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest and lien (the “Security Interest”), in and on all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i)            all Accounts;

(ii)           all Commercial Tort Claims set forth on Schedule VI hereto;

(iii)          all Chattel Paper;

(iv)          all Deposit Accounts;

(v)           all Documents;

(vi)          all Equipment;

(vii)         all FCC Licenses, to the extent permitted by applicable law (it being understood and acknowledged that as of the date hereof applicable law does not permit the grant of a security interest directly in an FCC License);

(viii)        all General Intangibles;

(ix)          all Payment Intangibles;

(x)           all Goods;

(xi)          all Instruments;

(xii)         all Inventory;

(xiii)        all Investment Property;

(xiv)        all Intellectual Property;

(xv)         all Letter-of-Credit Rights;

(xvi)        all Pledged Collateral;

(xvii)       all books and records pertaining to the Collateral;

(xviii)      all Supporting Obligations; and

(xix)        to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.

Notwithstanding the foregoing, the Security Interest shall not extend to, and the term “Collateral” (and any component definition thereof) shall not include, any Excluded Property.

(b)           Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction and in any relevant office any (i) financing statements with respect to the Collateral or any part thereof and amendments thereto that (A) indicate the Collateral as all assets of such Grantor or words of similar effect, and (B) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (ii) in addition to the foregoing and to the documents referred to below, all other documents as may be necessary or appropriate for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor if permitted by applicable law, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party, together with all information necessary or appropriate to be filed therewith.  Each Grantor agrees to provide such information to the Collateral Agent promptly upon written request.  The Collateral Agent agrees, upon request by the Borrower and at its expense, to furnish copies of such filings and other documents to the Borrower.

(c)           The Collateral Agent is further irrevocably authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.  The Collateral Agent agrees, upon request by the Borrower and at its expense, to furnish copies of such filings to the Borrower.

(d)           The Security Interest is granted as security only and, except as otherwise required by applicable law, shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.  Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a shareholder of any corporation, as a member of any limited liability company or as a partner of any partnership, neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership.  The parties hereto expressly agree that, unless the Collateral Agent shall exercise its rights and remedies and become the owner of Pledged Collateral consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.

SECTION 3.02             Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a)           Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement.

(b)           Uniform Commercial Code financing statements containing a description of the Collateral have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent and the Secured Parties by the Grantors for filing in each governmental office specified on Schedule IV hereof (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings required by Section 5.20 of the Indenture), which are all the filings (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in the Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary as of the Closing Date (or after the Closing Date, in the case of filings, recordings or registrations required by Section 5.20 of the Indenture) to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof).  Each Grantor represents and warrants that, to the extent the Collateral consists of United States Patents, United States registered Trademarks and United States registered Copyrights, a fully executed agreement in the form hereof or, alternatively, each applicable short form security agreement in the forms attached hereto as Exhibits B-1, B-2 and B-3, and containing a description of all such Collateral has been or will be delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 and the regulations thereunder, as applicable, to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all such Collateral.

(c)           The Security Interest constitutes (i) a legal and valid security interest in all Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b)(i), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any state thereof) pursuant to the Uniform Commercial Code and (iii) subject to the filings described in Section 3.02(b), a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or the applicable short form security agreement) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or

15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205.  The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Permitted Senior Liens.

(d)           Schedule II correctly sets forth as of the Closing Date the percentage of the issued and outstanding shares or units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder.

(e)           The Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock issued by a corporation, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities issued by a Grantor or a Subsidiary of a Grantor, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other loss affecting creditors’ rights generally and general principles of equity or at law.

(f)            Schedule V correctly sets forth as of the Closing Date (i) the exact legal name of each Grantor, as such name appears in its respective certificate or articles of incorporation or formation, (ii) the jurisdiction of organization of each Grantor, (iii) the mailing address and, if different, the chief executive office address of each Grantor, (iv) the organizational identification number, if any, issued by the jurisdiction of organization of each Grantor, (v) the identity or type of organization of each Grantor and (vi) the Federal Taxpayer Identification Number, if any, of each Grantor.  As of the Closing Date, Schedule V hereto sets forth a list of any other corporate or organizational names each Grantor has had in the past four months, together with the date of the relevant change.  As of the Closing Date, Schedule V hereto sets forth a list of all other names used by each Grantor, or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition or change in form, nature or jurisdiction of organization or otherwise at any time in the last four months.  Except as set forth in Schedule V, as of the Closing Date no Grantor has changed its jurisdiction of organization at any time during the past four months.

(g)           The Collateral is owned or, in the case of FCC Licenses, held by the Grantors free and clear of any Lien, except for Permitted Liens.

(h)           Notwithstanding the foregoing or anything else in this Agreement to the contrary, no representation, warranty or covenant is made with respect to the creation or perfection of a security interest in Collateral to the extent such creation or perfection would require (i) any filing other than a filing in the United States of America, any state thereof and the District of Columbia, or (ii) other action under the laws of any jurisdiction other than the United States of America, any state thereof and the District of Columbia.

(i)            As of the Closing Date, no Grantor holds (i) any Commercial Tort Claims or (ii) any interest in any Chattel Paper or Instruments, in each case, in an amount in excess of $250,000 individually, except as described in Schedule VI hereto.

(j)            Each Grantor represents and warrants that the Trademarks, Patents and Copyrights listed on Schedule III include all United States federal registrations and pending applications for Trademarks, Patents and Copyrights, all as in effect as of the date hereof, that such Grantor owns as of the date hereof.

SECTION 3.03             Covenants.

(a)           Each Grantor shall, at its own expense, take all commercially reasonable actions necessary to defend its right, interest and title in and to the Collateral against all persons and to defend the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien that does not constitute a Permitted Senior Lien.

(b)           Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and other documents and take all actions necessary to obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements or other documents in connection herewith or therewith, including but not limited to any actions as the Collateral Agent may from time to time reasonably deem necessary.

(c)           If an Event of Default has occurred and is continuing, at its option, but only following 5 Business Days’ written notice to each Grantor of its intent to do so, the Collateral Agent may discharge past due Taxes, assessments, charges, fees or Liens at any time levied or placed on the Collateral that (i) constitute a Permitted Senior Lien or (ii) do not constitute a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Indenture, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 days after demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees or Liens and maintenance as set forth herein or in the other Note Documents.

(d)           Each Grantor shall remain liable to observe and perform all conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.

SECTION 3.04             Other Actions.  In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest in the Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a)           Instruments and Tangible Chattel Paper.  If any Grantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper in excess of $100,000 individually or in the aggregate when considered together with Instruments or Tangible Chattel Paper, as the case may be, arising from related transactions, such Grantor shall, within 30 days following such acquisition (or such longer period as to which the Collateral Agent may consent in writing), endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify.

(b)           Investment Property.  Subject to the terms hereof, if any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall, within 30 days following such acquisition (or such longer period as to which the Collateral Agent may consent in writing), endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof and supplement any prior schedule so delivered; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities and shall not in and of itself result in any Default or Event of Default.  Each certificate representing an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 3.01 shall be physically delivered to the Collateral Agent in accordance with the terms of the Indenture and endorsed to the Collateral Agent or endorsed in blank.

(c)           Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a Commercial Tort Claim in excess of $250,000 individually, the Grantor shall, within 30 days following such acquisition (or such longer period as to which the Collateral Agent may consent in writing), notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

(d)           Security Interests in Property of Account Debtors.  If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which equals or exceeds $100,000 to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the Secured Parties.  Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees of the Account Debtor or other Person granting the security interest.

(e)           Securities Accounts; Deposit Accounts.  The Grantors shall enter into account control agreements governing each Securities Account and Deposit Account constituting Collateral, granting to the Collateral Agent Control over such Securities Accounts and Deposit Accounts, such agreements to be in form and substance reasonably satisfactory to the Collateral Agent, and the Grantors shall have no Securities Account or Deposit Account not subject to such an account control agreement, in each case except for (i) Deposit Accounts and Securities Accounts, the aggregate amount on deposit in which does not at any time exceed $100,000, and (ii) payroll and tax withholding accounts maintained as such in the ordinary course of business.

SECTION 3.05             Voting Rights; Dividends and Interest, Etc.  Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Grantors notice that it is to exercising its rights or remedies under this Agreement:

(a)           Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of the Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Note Documents and applicable law.

(b)           The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a) above.

(c)           Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, this Agreement (including without limitation Section 4.01 hereof), the other Note Documents and applicable law; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Collateral, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent) within 30 days following the receipt thereof (or such longer period as to which the Collateral Agent may consent in writing).

SECTION 3.06             Additional Covenants Regarding Patent, Trademark and Copyright Collateral.  (a) Each Grantor agrees that it will not, and will use commercially reasonable efforts to not permit any of its licensees to, do any act, or omit to do any act, whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public.

(b)           Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, use commercially reasonable efforts to maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use.

(c)           Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, use commercially reasonable efforts to continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary to establish and preserve its rights under applicable copyright laws.

(d)           Each Grantor will take all reasonable and necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the

United States, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(e)           Each Grantor agrees that, should it obtain an ownership or other interest in any United States federal registrations and pending United States federal applications for Trademarks, Patents and Copyrights after the Closing Date (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Collateral subject to the terms and conditions of this Agreement.  Within 30 days following such acquisition (or such longer period as to which the Collateral Agent may consent in writing), the relevant Grantor shall sign and deliver to the Collateral Agent an appropriate short form security agreement (of the type described in the last sentence of Section 3.02(b)) with respect to such After-Acquired Intellectual Property, to the extent that such After-Acquired Intellectual Property is not covered by any previous such short form security agreement signed and delivered by it.

ARTICLE IV

Remedies

SECTION 4.01             Pledged Collateral.  (a) Upon the occurrence and during the continuance of an Event of Default and with notice to the Borrower, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent.  Upon the occurrence and during the continuance of an Event of Default and with notice to the relevant Grantor, the Collateral Agent shall at all times have the right to exchange the certificates representing any Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

(b)           Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (c) of Section 3.05, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (c) of Section 3.05 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions hereof and of Section 3.05 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment).  Any and all money and other property paid over to or received by the Collateral

Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.03.  After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (c) of Section 3.05 and that remain in such account.

(c)           Subject to Section 6.15, upon the occurrence and during the continuance of an Event of Default and with notice to the Borrower, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a) of Section 3.05, and the obligations of the Collateral Agent under paragraph (b) of Section 3.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers and each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise and to receive all distributions which it may be entitled to receive; provided, however, that, unless otherwise directed by the Majority Holders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default and the provision of the notice referred to above to permit the Grantors to exercise such rights.  To the extent the notice referred to in the first sentence of this paragraph (c) has been given, after all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a) of Section 3.05, and the Collateral Agent shall again have the obligations under paragraph (b) of Section 3.05.

(d)           Notwithstanding anything to the contrary contained in this Section 4.01, if a Bankruptcy Default shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in Section 3.05 or this Section 4.01 in order to exercise any of its rights described in said Sections, and the suspension of the rights of each of the Grantors under said Sections shall be automatic upon the occurrence of such Bankruptcy Default.

SECTION 4.02             Uniform Commercial Code and Other Remedies.  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantor to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral without breach of the peace, and subject to the terms of any related lease agreement, to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral, and (c) generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code of any relevant jurisdiction or other applicable law.  Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange upon such commercially reasonable terms and conditions as it may deem advisable, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times and at a time and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a bona fide written agreement to purchase the Collateral or any portion thereof entered into by the Collateral Agent in good faith shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

Each Grantor irrevocably (until the Termination Date) makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Indenture or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of any Grantor hereunder or any Default or Event of Default, in its sole discretion or upon the instruction of the Majority Holders, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent or Majority Holders deem advisable.  All sums disbursed by the Collateral Agent in connection with this paragraph, including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

SECTION 4.03                                      Application of Proceeds.  If an Event of Default shall have occurred and be continuing, the Collateral Agent shall remit the proceeds of any collection, sale, foreclosure or other realization upon any Collateral to the Trustee to be used to satisfy the Obligations in accordance with Section 7.10 of the Indenture.

Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.04                                      Grant of License to Use Intellectual Property.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable (until the Termination Date), nonexclusive license, subject in all respects to any existing licenses (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding that such Event of Default may be cured or cease to exist.

SECTION 4.05                                      Securities Act, Etc.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that to the extent such restrictions and limitations apply to any proposed sale of Pledged Collateral, the Collateral Agent may, with respect to any sale of such Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof, Each Grantor acknowledges and agrees that to the extent such restrictions and limitations apply to any proposed sale of Pledged Collateral, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached.  The provisions of this Section 4.05 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 4.06                                      Intercreditor Agreement.  The rights and remedies of the Collateral Agent and the Trustee, on behalf of the Secured Parties, under this Agreement shall be subject to the Intercreditor Agreement, if any, in effect from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 4.07                                      Exercise of Control.  Unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that it will not (nor will it direct any agent acting as a trustee or other agent as secured party pursuant to the Intercreditor Agreement or any “control agreement” to) deliver any notice of control or otherwise exercise control or issue any entitlement orders or instructions over any Account or any other deposit or securities account of any Grantor subject to a “control agreement”.  Upon the cure or written waiver of such Event of Default in accordance with the Note Documents and provided that no Event of Default then exists, the Collateral Agent will (or will direct any agent acting as a trustee or other agent as secured party pursuant to the Intercreditor Agreement or any “control agreement” to) deliver a termination of any notice of control previously sent by the Collateral Agent, and hereby agrees to no longer issue any entitlement orders or instructions with respect to, any Account or any other deposit or securities account of such Grantor over which control was previously exercised.

ARTICLE V

[Reserved]

ARTICLE VI

Miscellaneous

SECTION 6.01                                      Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 14.02 of the Indenture.  All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 14.02 of the Indenture.

SECTION 6.02                                      Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower and Guarantors in the Note Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Note Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Note Documents and the issuance of any Notes, regardless of any investigation made by any Holder or on its behalf and notwithstanding that the Trustee, Collateral Agent or any Holder may have had notice or knowledge of any Default or incorrect representation or warranty, and shall continue in full force and effect until the Termination Date.

SECTION 6.03                                      Binding Effect; Several Agreement.  This Agreement shall become effective as to the Borrower or any Guarantor when a counterpart hereof executed on behalf of the Borrower or such Guarantor, as applicable, shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the Borrower or such Guarantor, as applicable, and the

Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of the Borrower or such Guarantor, as applicable, the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns, except that neither the Borrower nor any Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void), except as contemplated or permitted by this Agreement or the Indenture.  This Agreement shall be construed as a separate agreement with respect to the Borrower and each Guarantor and may be amended, modified, supplemented, waived or released with respect to the Borrower or any Guarantor without the approval of any other of the Borrower and the Guarantors and without affecting the obligations of any other of the Borrower and the Guarantors hereunder.

SECTION 6.04                                      Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05                                      Collateral Agent’s Fees and Expenses; Indemnification.  The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder and indemnity in connection with the actions taken hereunder.  Each Grantor hereby agrees to indemnify and hold harmless the Collateral Agent and its directors, officers, employees and agents against and from any and all claims, actions, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) that may be imposed on, incurred by, or asserted against any of them, in any way relating to or arising out of this Agreement, any exercise of remedies hereunder or any other action taken or omitted by them hereunder, except to the extent a court holds in final and nonappealable judgment that such claims, actions, liabilities, costs and expenses directly resulted from the gross negligence or willful misconduct of such indemnified Persons.  The provisions of this Section 6.05 shall survive the Termination Date.

SECTION 6.06                                      Collateral Agent Appointed Attorney-in—Fact.  Each Grantor hereby appoints the Collateral Agent as the attorney-in-fact of such Grantor for the purpose of, upon the occurrence and during the continuance of an Event of Default, carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable (until the Termination Date) and coupled with an interest; provided, however, that the Collateral Agent shall not execute on behalf of Grantors any application or other instrument to be submitted to the FCC.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (d) to send verifications of Accounts to any Account Debtor, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Collateral Agent and the Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a court in a final and nonappealable judgment.  The foregoing powers of attorney being coupled with an interest, are irrevocable until the Security Interest shall have terminated in accordance with the terms hereof.

SECTION 6.07                                      Applicable Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 6.08                                      Waivers; Amendment.  (a) No failure or delay by the Collateral Agent, the Trustee or any Holder in exercising any right or power hereunder or under any other Note Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Secured Parties hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Note Document or consent to any departure by the Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the purchase of a Note shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.  Except as otherwise provided herein, no notice or demand on the Borrower or any Guarantor in any case shall entitle the Borrower or any Guarantor to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and any of the Borrower and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Article 10 of the Indenture.

SECTION 6.09                                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO, AND EACH OTHER SECURED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09.

SECTION 6.10                                      Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Note Document should be held invalid, illegal or unenforceable in any respect by any court or governmental authority of competent jurisdiction (including but not limited to the FCC), the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.11                                      Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 6.03.  Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 6.12                                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.13                                      Jurisdiction; Consent to Service of Process.  (a) Each of the parties hereto, and the other Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto and the other Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto and the other Secured Parties, by their acceptance of the benefits of this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Note Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Note Documents against the Borrower or any Guarantor or their respective properties in the courts of any jurisdiction.

(b)                                 Each of the parties hereto and the other Secured Parties, by their acceptance of the benefits of this Agreement, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Note Documents in any New York State or Federal court described in clause (a).  Each of the parties hereto and the other Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each of the parties hereto and the other Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 14.02 of the Indenture.  Nothing in this Agreement or any other Note Document will affect the right of any party to this Agreement or any other Secured Party to serve process in any other manner permitted by law.

SECTION 6.14                                      Termination or Release.  (a) This Agreement, the Security Interest, the pledge of the Pledged Collateral and all other security interests granted hereby shall terminate on the Termination Date.

(b)                                 A Guarantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Indenture as a result of which such Guarantor ceases to be a Guarantor under the Indenture.

(c)                                  Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Indenture to any person that is not the Borrower or a Grantor, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral in accordance with the terms of the Indenture, the Security Interest in such Collateral shall be automatically released,

(d)                                 In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s sole expense, all Uniform Commercial Code termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release.

Any execution and delivery of documents pursuant to this Section 6.14 shall be without recourse to or representation or warranty by the Collateral Agent (other than any representation and warranty that the Collateral Agent has the authority to execute and deliver such documents) or any Secured Party.  Without limiting the provisions of Section 6.05, the Borrower shall reimburse the Collateral Agent upon demand for all reasonable out-of-pocket costs and expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 6.14.

(e)                                  At any time that the respective Grantor desires that the Collateral Agent take any action described in preceding paragraph (d) above, it shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to paragraph (a), (b) or (c).  The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 6.14.

SECTION 6.15                                      FCC Compliance.  (a) Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed in connection herewith, no party hereto shall take any actions hereunder that would constitute or result in a transfer of control of an entity holding any FCC License or an assignment of any FCC License requiring the prior approval of the FCC without first obtaining such prior approval of the FCC.  In addition, the parties acknowledge that the voting rights of the Pledged Stock in such an entity shall remain with the relevant Grantor thereof even upon the occurrence and during the continuance of an Event of Default until the FCC shall have given its prior consent to the exercise of voting rights by a purchaser at a public or private sale of such Pledged Stock or the exercise of such rights by the Collateral Agent or by a receiver, trustee, conservator or other agent duly appointed pursuant to applicable law.

(b)                                 If an Event of Default shall have occurred and is continuing, each Grantor shall take any action which the Collateral Agent may reasonably request in the exercise of its rights and remedies under this Agreement in order to effectuate any transfer of control of any Grantor or any assignment of the Collateral to the Collateral Agent or to such one or more third parties as the Collateral Agent may designate, or to a combination of the foregoing.  To enforce the provision of this Section 6.15, the Collateral Agent is empowered to seek from the FCC and any other governmental authority, to the extent required by applicable law or government regulation, consent to or approval of any voluntary or involuntary transfer of control of any entity whose Collateral is subject to this Agreement or any voluntary or involuntary assignment of the Collateral, in each case for the purpose of seeking a bona fide purchaser of some or all of the Collateral.  Each Grantor agrees to cooperate with any such purchaser and with the Collateral Agent in the preparation, execution and filing of any application and such other forms, and in providing any information that may be necessary or useful in obtaining the FCC’s consent to the transfer of control or assignment of the Collateral.  Each Grantor hereby irrevocably (x) consents to any such voluntary or involuntary transfer of control or assignment after and during the continuation of an Event of Default and, without limiting any rights of the Collateral Agent under this Agreement, to the Collateral Agent’s right to appoint a trustee or receiver to acquire or assume control of the Collateral, subject only to required judicial, FCC or other consents required by governmental authorities, in order to effectuate the transactions contemplated by this

Section 6.15 and (y) waives any right such Grantor may have to object to the appointment of such trustee or receiver, such Grantor acknowledging that the Collateral Agent’s uncontested right to have a trustee or receiver appointed for the foregoing purposes is considered essential by Holders in connection with the enforcement of their rights and remedies hereunder and was a material factor in inducing Holders to participate in the Exchange Offer and/or hold the Notes.  Such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Collateral Agent under this Agreement.  Each Grantor shall cooperate fully in obtaining the consent of the FCC and the approval or consent of each other governmental authority required to effectuate the foregoing.

(c)                                  Without limiting the obligations of any Grantor hereunder and the rights of the Collateral Agent hereunder in any respect, each Grantor further agrees that if such Grantor, upon or after the occurrence (and during the continuance) of an Event of Default, should fail or refuse for any reason whatsoever, to sign (within five (5) Business Days of a request by Collateral Agent) any application to the FCC or any other governmental authority which is necessary or useful for the exercise of any remedy by Collateral Agent hereunder, such Grantor agrees that such application may be executed on such Grantor’s behalf by the clerk or other designee of any court of competent jurisdiction without notice to such Grantor pursuant to court order.

SECTION 6.16                                      Additional Parties.  Pursuant to Section 5.20 of the Indenture, each Guarantor that was not in existence or not a Guarantor on the Closing Date is required to enter into this Agreement as a Grantor within such periods set forth in the Indenture.  Upon execution and delivery by the Collateral Agent and such Guarantor of a supplement in the form of Exhibit A hereto, such Guarantor shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any such instrument shall not require the consent of the Borrower or any other Guarantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 6.17                                      Security Interest and Obligations Absolute.  Subject to Section 6.14 hereof, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Note Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Note Document, or any other agreement or instrument (so long as the same are made in accordance with the terms of the Indenture), (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Grantor, (e) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Indenture or any other Note Document except as specifically set forth in a waiver, forbearance, consent or amendment granted pursuant to the provisions of Section 6.08 hereof, or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FIBERTOWER CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO COLLATERAL AGREEMENT]

[GUARANTOR]

By:
Name:
Title:

[SIGNATURE PAGE TO COLLATERAL AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO COLLATERAL AGREEMENT]

Schedule I to the
Collateral Agreement

SUBSIDIARY GUARANTORS

Schedule II to the
Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number of Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to the
Collateral Agreement

COPYRIGHTS OWNED BY GRANTORS

U.S. Copyright Registrations

None.

PATENTS OWNED BY GRANTORS

U.S. Patents

None.

TRADEMARKS OWNED BY GRANTORS

U.S. Trademark Registrations

None.

Schedule IV to the
Collateral Agreement

UCC FILING OFFICES

Delaware Secretary of State

Schedule V to the
Collateral Agreement

UCC INFORMATION

Legal Name	Jurisdiction	Mailing Address	Organizational Identification Number	Federal Taxpayer Identification Number
FiberTower Corporation	Delaware

Prior Names:

None

Schedule VI to the
Collateral Agreement

COMMERCIAL TORT CLAIMS, CHATTEL PAPER AND INSTRUMENTS

None.

Exhibit A to the
Collateral Agreement

SUPPLEMENT NO. [•] (this “Supplement”) dated as of [•], to the Collateral Agreement dated as of [            ], 2009 (the “Collateral Agreement”), among FIBERTOWER CORPORATION, a Delaware corporation (the “Borrower”), each subsidiary of the Borrower from time to time party thereto (each such subsidiary of Borrower, a “Guarantor” and collectively, the “Guarantors”; the Guarantors and the Borrower are referred to collectively herein as the “Grantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.            Reference is made to the Indenture dated as of [            ], 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Borrower, certain Subsidiaries of the Borrower party thereto, Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”).

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or the Collateral Agreement, as applicable.

C.            The Grantors have entered into the Collateral Agreement in order to induce the Holders to purchase Notes.  Section 6.16 of the Collateral Agreement provides that certain additional Restricted Subsidiaries of the Borrower may become Grantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned subsidiary (the “New Party”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Collateral Agreement.

Accordingly, the Collateral Agent and the New Party agree as follows:

SECTION 1.           In accordance with Section 6.16 of the Collateral Agreement, the New Party by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor and the New Party hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that it has become a Guarantor under the Indenture and that the representations and warranties made by it as a Grantor under the Collateral Agreement are true and correct in all material respects on and as of the date hereof (for this purpose, as though references therein to the Closing Date were to the date hereof).  In furtherance of the foregoing, the New Party, as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and lien on all of the New Party’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Party.  Each reference to a “Grantor” or a “Guarantor” in the Collateral Agreement shall be deemed to include the New Party.  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.           The New Party represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 3.           This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Party and the Collateral Agent.  Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.           The New Party hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of (i) any and all Equity Interests and Pledged Debt Securities now owned by the New Party, (ii) any and all United States federal registrations and pending applications for Trademarks, Patents and Copyrights now owned by the New Party, (iii) any and all Commercial Tort Claims of such New Party, and (iv) any and all Instruments and Chattel Paper held by such New Party meeting the thresholds required by Section 3.04 of the Collateral Agreement, and (b) set forth under its signature hereto, is the true and correct legal name of the New Party and its jurisdiction of organization.

SECTION 5.           Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6.         THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 7.           In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.           All communications and notices hereunder shall (except as otherwise expressly permitted by the Collateral Agreement) be in writing and given as provided in Section 14.02 of the Indenture.  All communications and notices hereunder to the New Party shall be given to it in care of the Borrower as provided in Section 14.02 of the Indenture.

SECTION 9.           The New Party agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement (including reasonable fees and disbursements of counsel), and to indemnify it, in accordance with Section 6.05 of the Collateral Agreement.

IN WITNESS WHEREOF, the New Party and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Address:
Legal Name:
Jurisdiction of Formation:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

SCHEDULE I

Collateral of the New Party

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

COMMERCIAL TORT CLAIMS

INSTRUMENTS

CHATTEL PAPER

COPYRIGHTS OWNED BY GRANTORS

U.S. Copyright Registrations

Title	Reg. No.	Author

Pending U.S. Copyright Applications for Registration

Title	Author	Class	Date Filed

PATENTS OWNED BY GRANTORS

U.S. Patents

Patent No.	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

TRADEMARKS OWNED BY GRANTORS

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Application No.

Exhibit L

FORM OF COLLATERAL ASSIGNMENT (COPYRIGHTS)

[See attached]

[FORM OF]

COLLATERAL ASSIGNMENT (COPYRIGHTS) (INTERIM NOTES)

THIS COLLATERAL ASSIGNMENT (COPYRIGHTS) (INTERIM NOTES) (the “Assignment”), dated as of [                      ], 2009, is made and given by [                              ], a [                        ] (the “Assignor”), to WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent for the Holders of the Notes defined below (in such capacity, the “Agent,” and the Agent together with its successors and assigns, the “Assignee”).

THIS ASSIGNMENT, AND THE RIGHTS OF THE PARTIES HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE OMNIBUS INTERCREDITOR AGREEMENT, DATED AS OF [                                ], 2009, AMONG THE TRUSTEE AND THE OTHER CREDITORS PARTY THERETO FROM TIME TO TIME, AND THE BORROWERS AND THE GUARANTORS, AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF.

RECITALS

A.            Reference is made to the Indenture dated as of [              ], 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among FiberTower Corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, and Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Trustee”), governing those certain 9.00% Mandatorily Redeemable Convertible Senior Secured Notes Due 2012 (the “Notes”).  Capitalized terms used in this Assignment and not otherwise defined herein have the meanings set forth in the Indenture.

B.            In connection with the Indenture, each of the Borrower and the Guarantors is entering into the Collateral Agreement, dated as of even date with the Indenture (the “Collateral Agreement”), with the Agent.  To secure all the Note Obligations of the Assignor to the Assignee, Trustee, and the Holders arising under the Notes and the Indenture and each other Note Document, whether now existing or hereafter arising, the Assignor has pledged and granted to the Assignee a security interest in the property described in the Collateral Agreement, which property includes general intangibles including, without limitation, patents, inventions, trademarks, trade names, copyrights, and trade secrets.  The Assignor owns the copyright registrations set forth in Exhibit A attached hereto, and the copyrights so listed are registered or application has been made for such registration as noted in Exhibit A in the United States Copyright Office or applicable foreign copyright office.

C.            The Holders have agreed to acquire the Notes pursuant to the Exchange Offer or to purchase the Notes, in each case pursuant to, and upon the terms and conditions specified in, the Indenture and/or the Exchange Offer.  The Indenture and the Collateral Agreement require, and the Exchange Offer contemplates, among other things, the execution and delivery of this Assignment by the Borrower and each Guarantor.  Accordingly, the parties hereto agree as follows:

1.             The Assignor does hereby collaterally (and, effective upon the giving of a notice by the Assignee of the type described in the next sentence, absolutely) assign, to the extent not prohibited by applicable law, all of its right, title, and interest in and to all of the present United States and foreign copyrights, registered or unregistered, now or hereafter acquired, by Assignor in and to all copyrightable works, including, but not limited to, those copyright registrations identified on Exhibit A, (the “Copyrights”), including but not limited to those registered copyrights set forth on Exhibit A, and including, without limitation, all proceeds thereof together with the right to recover for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof, said Copyrights to be held and enjoyed by the Assignee, for its own use and behalf, and for its legal representatives, successors and assigns, as fully and entirely as the same would have been held by the Assignor had this Assignment not been made.  Except to the extent the foregoing assignment creates a collateral assignment (which assignment is currently effective), the foregoing assignment shall be effective only upon the written notice by the Assignee to the Assignor of the acceptance by the Assignee of this Assignment that is given upon and occurrence and during the continuation of an Event of Default under the Indenture, which written notice shall constitute conclusive proof of the matters set forth therein; unless and until the giving of such notice by the Agent, such assignment shall have no effect.  Upon the occurrence and continuation of an Event of Default under the Indenture, the Assignee shall be entitled to transfer the Copyrights pursuant to the Assignment of Copyrights attached hereto as Exhibit B.  Assignor hereby irrevocably authorizes the Assignee to complete (including without limitation attaching an appropriate updated list of Copyrights as an annex thereto) the undated Assignments of Copyrights at the time of transfer.

2.             The Assignor hereby covenants and warrants that:

(a)           except for applications pending, the Copyrights listed on Exhibit A have been duly issued and are subsisting and, as of the date hereof, have not been adjudged invalid or unenforceable in whole or in part;

(b)           as of the date hereof or, if later, the date on which Exhibit A is amended as described in Section 4 hereof (but only as to Copyrights that are added to Exhibit A on such date), to the Assignor’s knowledge, each of the Copyrights listed on Exhibit A is valid and enforceable;

(c)           as of the date hereof, no written claim has been made to the Assignor or, to the knowledge of the Assignor, to any other person, that any of the Copyrights does or may violate the rights of any third person and no claim has been made by the Assignor that any other person is infringing upon the rights of the Assignor under the Copyrights, in each case except to the extent that any such claim does not relate to any Copyright that is material to the conduct of the Assignor’s business;

(d)           after the date hereof, the Assignor will give prompt written notice to the Assignee of any claim of the type described in the preceding clause (c) (and notwithstanding whether such claim arose on, prior to or after the date hereof);

(e)           the Assignor has the unqualified right to enter into this Assignment and perform its terms;

(f)            the Assignor will be, until the Note Obligations shall have been satisfied in full and the Note Documents shall have been terminated, in material compliance with statutory notice requirements, and will pay all renewal, maintenance and other fees, relating to the Copyrights, that are material to the conduct of the Assignor’s business;

(g)           except for Permitted Liens, the Assignor is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to each of the Copyrights listed on Exhibit A, free and clear of any liens, charges, and encumbrances, including without limitation licenses and covenants by the Assignor not to sue third persons;

(h)           as of the date hereof or, if later, the date on which Exhibit A is amended as described in Section 4 hereof, the Copyrights listed on Exhibit A are all of the United States Copyrights and applications therefor now owned by the Assignor; and

(i)            the Assignor will, at any time upon reasonable request, communicate to the Assignee and its successors and assigns, any facts relating to the Copyrights or the history thereof as may be known to the Assignor or its officers, employees, and agents, and cause such officers, employees, and agents with direct knowledge of material relevant information to testify as to the same in any infringement or other litigation at the reasonable request of the Assignee.

3.             The Assignor agrees that, until the rights of the Assignee in the Copyrights are terminated pursuant to Section 6, it will not enter into any agreement that is in conflict with its obligations under this Assignment.

4.             If, before the Note Obligations shall have been satisfied in full (other than contingent indemnification obligations), the Assignor shall obtain any new copyright or any enhancements or derivative works therefrom, such copyrights shall be included in the definition of “Copyrights” as used in this Assignment, Section 1 hereof shall automatically apply thereto, and the Assignor shall give to the Assignee prompt notice thereof in writing.  The Assignor authorizes the Assignee to modify this Assignment by amending Exhibit A to include any future copyright(s).

5.             The Assignor agrees not to sell, assign, or encumber its interest in, or grant any license with respect to, any of the Copyrights, except for the licenses listed on Exhibit C attached hereto and except in the ordinary course of business and in accordance with the terms of the Collateral Agreement and the Indenture.

6.             The Assignor agrees that it will authorize, execute, and deliver to Assignee all documents requested by Assignee to facilitate the purposes of this Assignment, including, but not limited to, documents required to record Assignee’s interest in any appropriate office in any domestic or foreign jurisdiction.  If the Assignee is required by the Collateral Agreement to release its Lien in any or all of the Copyrights, the Assignee shall upon request of the Assignor execute and deliver to the Assignor all termination statements and other instruments as may be necessary or proper to terminate this Assignment and assign to the Assignor all the Assignee’s rights in the subject Copyrights.

7.             Upon the occurrence and during the continuation of an Event of Default, the Assignee shall have the right but shall in no way be obligated to bring suit in its own name to enforce or to defend the Copyrights or any license thereunder if the Assignor has failed to bring such suit in circumstances in which a prudent person would have brought such suit.  The Assignor shall at the reasonable request of the Assignee do any and all lawful acts and execute any and all proper documents required by the Assignee in aid of such enforcement or defense (including without limitation participation as a plaintiff or defendant in any proceeding), and, if Assignor has failed to bring such suit in circumstances in which a prudent person would have brought such suit, the Assignor shall promptly, upon demand, reimburse and indemnify the Assignee for all costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Assignee in the exercise of its rights under this Section.

8.             This Assignment shall also serve to evidence the security interest in the Copyrights granted by the Assignor to the Assignee pursuant to the Collateral Agreement.

9.             No course of dealing between the Assignor and the Assignee, failure to exercise, nor any delay in exercising, on the part of the Assignee, with respect to any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

10.           All of the Assignee’s rights and remedies with respect to the Copyrights, whether established hereby, by any other agreements, or by law, shall be cumulative and may be exercised singularly or concurrently.

11.           This Assignment is subject to modification only by a writing signed by the parties, except as provided in Section 4 hereof.

12.           This Assignment shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

13.           Upon payment in full of all Note Obligations (other than Assignor’s unmatured indemnity obligations under any Note Document), this Assignment shall terminate and all rights to the Copyrights shall revert to the Assignor.

14.           The rights and remedies of the Assignee, on behalf of the Secured Parties (as defined in the Collateral Agreement), under this Assignment shall be subject to the Intercreditor Agreement, if any, in effect from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Assignment, the terms of the Intercreditor Agreement shall govern and control.

15.           THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF) OF (A) ANY STATE AS TO RIGHTS OR INTERESTS

HEREUNDER WHICH ARISE UNDER THE LAWS OF SUCH STATE, (B) THE UNITED STATES OF AMERICA AS TO RIGHTS AND INTERESTS HEREUNDER THAT ARE REGISTERED OR FOR THE REGISTRATION OF WHICH APPLICATION IS PENDING WITH THE UNITED STATES COPYRIGHT OFFICE AND (C) THE STATE OF NEW YORK IN ALL OTHER RESPECTS.  WHENEVER POSSIBLE, EACH PROVISION OF THIS ASSIGNMENT AND ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS ASSIGNMENT OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE HELD TO BE PROHIBITED OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS ASSIGNMENT OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO.  IN THE EVENT OF ANY CONFLICT WITHIN, BETWEEN, OR AMONG THE PROVISIONS OF THIS ASSIGNMENT, ANY OTHER NOTE DOCUMENT, OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR RELATING HERETO OR THERETO, THOSE PROVISIONS GIVING THE ASSIGNEE THE GREATER RIGHT SHALL GOVERN.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Assignor has executed this instrument.

[ ]

By:
Name:
Title:

[Collateral Assignment – Copyrights ([ENTITY])]

EXHIBIT A

to

COLLATERAL ASSIGNMENT (COPYRIGHTS)

COPYRIGHT SCHEDULE

Title of Work	Year	Registration Number

EXHIBIT B

to

COLLATERAL ASSIGNMENT (COPYRIGHTS)

FORM OF

ASSIGNMENT OF COPYRIGHTS

WHEREAS, [                      ], a [                  ] (“Assignor”), is the owner of the entire right, title and interest in and to certain United States Copyrights in certain works and registrations and applications therefor (“Copyrights”), including without limitation, those as may be listed on any annex hereto; and

WHEREAS, [                  ], in its capacity as collateral agent (the “Agent” for the holders (the “Holders”) from time to time of the Notes issued under that certain Indenture dated as of [                    ], 2009, among FiberTower Corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, and Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Trustee”), governing those certain 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the “Notes”), desires to acquire the entire right, title, and interest in and to the aforesaid Copyrights, together with any and all causes of action and rights of recovery for past infringements of the Copyrights, and all of the rights vested in the Assignor by virtue of the instruments pursuant to which Assignor became vested with its ownership of the Copyrights;

NOW, THEREFORE, for good and valuable consideration received by Assignor from Assignee, the receipt of which is hereby acknowledged,

1.             The Assignor hereby sells, assigns, transfers, and conveys unto the Assignee the entire right, title, and interest in and to the Copyrights, including each and every Copyright that is granted on any application that is a division, substitution, or continuation of such Copyright, and in and to each and every reissue or extension of the Copyrights.

2.             The Assignor further sells, assigns, transfers and conveys unto the Assignee the entire right, title and interest in and to any and all causes of action and rights of recovery for past infringement of the Copyrights.

3.             The terms, covenants, and provisions of this Assignment shall inure to the benefit of Assignee and its successors, assigns, and/or legal representatives, and shall be binding upon the Assignor and its successors, assigns, and/or legal representatives.

4.             The Assignor hereby irrevocably authorizes the Assignee to date this undated Assignment and otherwise complete this Assignment at the time of transfer.

IN WITNESS WHEREOF,  the Assignor has executed and delivered this instrument this            day of                                   ,                     .

[ ]

By:
Name:
Title:

[Assignment of Copyrights ([ENTITY])]

EXHIBIT C

to

COLLATERAL ASSIGNMENT (COPYRIGHTS)

COPYRIGHT LICENSES

None.

Exhibit M

FORM OF COLLATERAL ASSIGNMENT (PATENTS)

[See attached]

[FORM OF]

COLLATERAL ASSIGNMENT (PATENTS) (INTERIM NOTES)

THIS COLLATERAL ASSIGNMENT (PATENTS) (INTERIM NOTES) (the “Assignment”), dated as of [              ], 2009, is made and given by [                ], a [                ] (the “Assignor”), to WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent for the Holders of the Notes defined below (in such capacity, the “Agent,” and the Agent together with its successors and assigns, the “Assignee”).

THIS ASSIGNMENT, AND THE RIGHTS OF THE PARTIES HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE OMNIBUS INTERCREDITOR AGREEMENT, DATED AS OF [                                ], 2009, AMONG THE TRUSTEE AND THE OTHER CREDITORS PARTY THERETO FROM TIME TO TIME, AND THE BORROWERS AND THE GUARANTORS, AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF.

RECITALS

A.            Reference is made to the Indenture dated as of [              ], 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among FiberTower Corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, and Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Trustee”), governing those certain 9.00% Mandatorily Redeemable Convertible Senior Secured Notes Due 2012 (the “Notes”).  Capitalized terms used in this Assignment and not otherwise defined herein have the meanings set forth in the Indenture.

B.            In connection with the Indenture, each of the Borrower and the Guarantors is entering into the Collateral Agreement, dated as of even date with the Indenture (the “Collateral Agreement”), with the Agent.  To secure all the Note Obligations of the Assignor to the Assignee, Trustee, and the Holders arising under the Notes and the Indenture and each other Note Document, whether now existing or hereafter arising, the Assignor has pledged and granted to the Assignee a security interest in the property described in the Collateral Agreement, which property includes general intangibles including, without limitation, patents, inventions, trademarks, trade names, copyrights, and trade secrets.  The Assignor owns the patents registrations set forth in Exhibit A attached hereto, and the patents so listed are registered or application has been made for such registration as noted in Exhibit A in the United States Patent and Trademark Office or applicable foreign patent office.

C.            The Holders have agreed to acquire the Notes pursuant to the Exchange Offer or to purchase the Notes, in each case pursuant to, and upon the terms and conditions specified in the Indenture and/or the Exchange Offer.  The Indenture and the Collateral Agreement require, and the Exchange Offer contemplates, among other things, the execution and delivery of this Assignment by the Borrower and each Guarantor.  Accordingly, the parties hereto agree as follows:

1.             The Assignor does hereby collaterally (and, effective upon the giving of a notice by the Assignee of the type described in the next sentence, absolutely) assign, to the extent not prohibited by applicable law, all of its right, title, and interest in and to all of the present United States and foreign patents and the registrations and applications therefor owned by the Assignor together with inventions disclosed therein (the “Patents”), including but not limited to those registered patents set forth on Exhibit A, and including, without limitation, all proceeds thereof together with the right to recover for past, present, and future infringements, all rights corresponding thereto throughout the world, and all renewals and extensions thereof, said Patents to be held and enjoyed by the Assignee, for its own use and behalf, and for its legal representatives, successors, and assigns, as fully and entirely as the same would have been held by the Assignor had this Assignment not been made.  Except to the extent the foregoing assignment creates a collateral assignment (which assignment is currently effective), the foregoing assignment shall be effective only upon the written notice by the Assignee to the Assignor of the acceptance by the Assignee of this Assignment that is given upon and occurrence and during the continuation of an Event of Default under the Indenture, which written notice shall constitute conclusive proof of the matters set forth therein; unless and until the giving of such notice by the Agent, such assignment shall have no effect.  Upon the occurrence and continuation of an Event of Default under the Indenture, the Assignee shall be entitled to transfer the Patents pursuant to the Assignment of Patents attached hereto as Exhibit B.  Assignor hereby irrevocably authorizes the Assignee to complete (including without limitation attaching an appropriate updated list of Patents as an annex thereto) the undated Assignments of Patents at the time of transfer.

2.             The Assignor hereby covenants and warrants that:

(a)           except for applications pending, the Patents listed on Exhibit A have been duly issued and are subsisting and, as of the date hereof, have not been adjudged invalid or unenforceable in whole or in part;

(b)           as of the date hereof or, if later, the date on which Exhibit A is amended as described in Section 4 hereof (but only as to Patents that are added to Exhibit A on such date), to the Assignor’s knowledge, each of the Patents listed on Exhibit A is valid and enforceable;

(c)           as of the date hereof, no written claim has been made to the Assignor or, to the knowledge of the Assignor, to any other person, that any of the Patents or use of the inventions described therein does or may violate the rights of any third person and no claim has been made by the Assignor that any other person is infringing upon the rights of the Assignor under the Patents, in each case except to the extent that any such claim does not relate to any Patent that is material to the conduct of the Assignor’s business;

(d)           after the date hereof, the Assignor will give prompt written notice to the Assignee of any claim of the type described in the preceding clause (c) (and notwithstanding whether such claim arose on, prior to or after the date hereof);

(e)           the Assignor has the unqualified right to enter into this Assignment and perform its terms;

(f)            the Assignor will be, until the Note Obligations shall have been satisfied in full and the Note Documents shall have been terminated, in material compliance with statutory notice requirements, and will pay all renewal, maintenance and other fees, relating to the Patents that are material to the conduct of the Assignor’s business;

(g)           except for Permitted Liens, the Assignor is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to each of the Patents listed on Exhibit A, free and clear of any liens, charges, and encumbrances, including without limitation licenses and covenants by the Assignor not to sue third persons;

(h)           as of the date hereof or, if later, the date on which Exhibit A is amended as described in Section 4 hereof, the Patents listed on Exhibit A are all of the United States and foreign Patents and applications therefor now owned by the Assignor; and

(i)            the Assignor will, at any time upon reasonable  request, communicate to the Assignee and its successors and assigns any facts relating to the Patents or the history thereof that may be known to the Assignor or its officers, employees, and agents, and cause such officers, employees, and agents with direct knowledge of material relevant information to testify as to the same in any infringement or other litigation at the reasonable  request of the Assignee.

3.             The Assignor agrees that, until the rights of the Assignee in the Patents are terminated pursuant to Section 6, it will not enter into any agreement that is in conflict with its obligations under this Assignment.

4.             If, before the Note Obligations shall have been satisfied in full (other than contingent indemnification obligations), the Assignor shall obtain rights to any new patent, or become entitled to the benefit of any patent application or registration or any renewal or extension of any patent registration, such shall be included in the definition of “Patents” as used in this Assignment, Section 1 hereof shall automatically apply thereto, and the Assignor shall give to the Assignee prompt notice thereof in writing.  The Assignor authorizes the Assignee to modify this Assignment by amending Exhibit A to include any future patent(s).

5.             The Assignor agrees not to sell, assign, or encumber its interest in, or grant any license with respect to, any of the Patents, except for the licenses listed on Exhibit C attached hereto and except in the ordinary course of business and in accordance with the terms of the Collateral Agreement and the Indenture.

6.             The Assignor agrees that it will authorize, execute, and deliver to Assignee all documents requested by Assignee to facilitate the purposes of this Assignment, including, but not limited to, documents required to record Assignee’s interest in any appropriate office in any domestic or foreign jurisdiction.  If the Assignee is required by the Collateral Agreement to release its Lien in any or all of the Patents, the Assignee shall upon request of the Assignor execute and deliver to the Assignor all termination statements and other instruments as may be necessary or proper to terminate this Assignment and assign to the Assignor all the Assignee’s rights in the subject Patents.

7.             The Assignor shall (a) prosecute diligently any pending Patent application as of the date of this Assignment or thereafter until the Indenture and the Note Documents shall have been terminated in accordance with their terms, (b) make application on those patentable inventions, products, and processes that are unregistered but capable of being registered and that a prudent person would reasonably cause to be registered, and (c) preserve and maintain all rights in all Patents that a prudent person would reasonably preserve and maintain, provided that Assignor shall not be obligated to perform any of clauses (a), (b), or (c) above in the event that Assignor determines, in the reasonable business judgment of Assignor, that the same is not material to the business of Assignor.  Any expenses incurred in connection with applications that constitute Patents shall be borne by the Assignor.  The Assignor shall not abandon any material application presently pending that constitutes a Patent without the written consent of the Assignee.

8.             Upon the occurrence and during the continuation of an Event of Default, the Assignee shall have the right but shall in no way be obligated to bring suit in its own name to enforce or to defend the Patents or any license thereunder if the Assignor has failed to bring such suit in circumstances in which a prudent person would have brought such suit.  The Assignor shall at the reasonable request of the Assignee do any and all lawful acts and execute any and all proper documents required by the Assignee in aid of such enforcement or defense (including, without limitation, participation as a plaintiff or defendant in any proceeding) and, if Assignor has failed to bring such suit in circumstances in which a prudent person would have brought such suit, the Assignor shall promptly, upon demand, reimburse and indemnify the Assignee for all costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Assignee in the exercise of its rights under this Section.

9.             This Assignment shall also serve to evidence the security interest in the Patents granted by the Assignor to the Assignee pursuant to the Collateral Agreement.

10.           No course of dealing between the Assignor and the Assignee, failure to exercise, nor any delay in exercising, on the part of the Assignee, with respect to any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

11.           All of the Assignee’s rights and remedies with respect to the Patents, whether established hereby, by any other agreements, or by law shall be cumulative and may be exercised singularly or concurrently.

12.           This Assignment is subject to modification only by a writing signed by the parties, except as provided in Section 4 hereof.

13.           This Assignment shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

14.           Upon payment in full of all Note Obligations (other than Assignor’s unmatured indemnity obligations under any Note Document), this Assignment shall terminate and all rights to the Patents shall revert to the Assignor.

15.           The rights and remedies of the Assignee, on behalf of the Secured Parties (as defined in the Collateral Agreement), under this Assignment shall be subject to the Intercreditor Agreement, if any, in effect from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Assignment, the terms of the Intercreditor Agreement shall govern and control.

16.           THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF) OF (A) THE UNITED STATES OF AMERICA AS TO RIGHTS AND INTERESTS HEREUNDER THAT ARE REGISTERED OR FOR THE REGISTRATION OF WHICH APPLICATION IS PENDING WITH THE UNITED STATES PATENT AND TRADEMARK OFFICE AND (B) THE STATE OF NEW YORK IN ALL OTHER RESPECTS.  WHENEVER POSSIBLE, EACH PROVISION OF THIS ASSIGNMENT AND ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS ASSIGNMENT OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE HELD TO BE PROHIBITED OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS ASSIGNMENT OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO.  IN THE EVENT OF ANY CONFLICT WITHIN, BETWEEN, OR AMONG THE PROVISIONS OF THIS ASSIGNMENT, ANY OTHER NOTE DOCUMENT, OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR RELATING HERETO OR THERETO, THOSE PROVISIONS GIVING THE ASSIGNEE THE GREATER RIGHT SHALL GOVERN.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Assignor has executed this instrument.

[ ]

By:
Name:
Title:

[Collateral Assignment – Patents ([ENTITY])]

EXHIBIT A

to

COLLATERAL ASSIGNMENT (PATENTS)

U.S. PATENTS — ACTIVE

None.

U.S. PATENTS — APPLICATIONS

None.

FOREIGN PATENTS — ACTIVE

None.

FOREIGN PATENTS — APPLICATIONS

None.

EXHIBIT B

to

COLLATERAL ASSIGNMENT (PATENTS)

FORM OF

ASSIGNMENT OF PATENTS

WHEREAS, [                  ], a [                ] (“Assignor”), is the owner of the entire right, title, and interest in and to certain United States and foreign Patents and registrations and applications therefor, together with the invention(s) disclosed therein (“Patents”), including without limitation, those as may be listed on any annex hereto; and

WHEREAS, [                    ], in its capacity as collateral agent (the “Agent”) for the holders (the “Holders”) from time to time of the Notes issued under that certain Indenture dated as of [              ], 2009 among FiberTower Corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, and Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Trustee”), governing those certain 9.00% Mandatorily Redeemable Convertible Senior Secured Notes Due 2012 (the “Notes”), desires to acquire the entire right, title, and interest in and to the aforesaid Patents, together with the invention(s) disclosed therein, any and all causes of action and rights of recovery for past infringements of the Patents, and all of the rights vested in the Assignor by virtue of the instruments pursuant to which Assignor became vested with its ownership of the Patents, including the right, title, and interest in and to any and all improvements acquired pursuant to the terms of such instruments;

NOW, THEREFORE, for good and valuable consideration received by Assignor from Assignee, the receipt of which is hereby acknowledged,

1.             The Assignor hereby sells, assigns, transfers, and conveys unto the Assignee the entire right, title, and interest in and to the Patents together with the invention(s) disclosed therein, including each and every Patent that is granted on any application that is a division, substitution, or continuation of such Patent, and in and to each and every reissue or extension of the Patents.

2.             The Assignor further sells, assigns, transfers, and conveys unto the Assignee the entire right, title, and interest in and to any and all causes of action and rights of recovery for past infringement of the Patents.

3.             The terms, covenants, and provisions of this Assignment shall inure to the benefit of Assignee and its successors, assigns, and/or legal representatives, and shall be binding upon the Assignor and its successors, assigns, and/or legal representatives.

4.             The Assignor hereby irrevocably authorizes the Assignee to date this undated Assignment and otherwise complete this Assignment at the time of transfer.

IN WITNESS WHEREOF,  the Assignor has executed and delivered this instrument this            day of                             ,                     .

[ ]

By:
Name:
Title:

[Assignment of Patents ([ENTITY])]

EXHIBIT C

to

COLLATERAL ASSIGNMENT (PATENTS)

PATENT LICENSES

None.

Exhibit N

FORM OF COLLATERAL ASSIGNMENT (TRADEMARKS)

[See attached]

[FORM OF]

COLLATERAL ASSIGNMENT (TRADEMARKS) (INTERIM NOTES)

THIS COLLATERAL ASSIGNMENT (TRADEMARKS) (INTERIM NOTES) (the “Assignment”), dated as of [              ], 2009, is made and given by [                        ], a [                        ] (the “Assignor”), to WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent for the Holders of the Notes defined below (in such capacity, the “Agent,” and the Agent together with its successors and assigns, the “Assignee”).

THIS ASSIGNMENT, AND THE RIGHTS OF THE PARTIES HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE OMNIBUS INTERCREDITOR AGREEMENT, DATED AS OF [                                ], 2009, AMONG THE TRUSTEE AND THE OTHER CREDITORS PARTY THERETO FROM TIME TO TIME, AND THE BORROWERS AND THE GUARANTORS, AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE PROVISIONS THEREOF.

RECITALS

A.            Reference is made to the Indenture dated as of [              ], 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among FiberTower Corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, and Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Trustee”), governing those certain 9.00% Mandatorily Redeemable Convertible Senior Secured Notes Due 2012 (the “Notes”).  Capitalized terms used in this Assignment and not otherwise defined herein have the meanings set forth in the Indenture.

B.            In connection with the Indenture, each of the Borrower and the Guarantors is entering into the Collateral Agreement, dated as of even date with the Indenture (the “Collateral Agreement”), with the Agent.  To secure all the Note Obligations of the Assignor to the Assignee, Trustee, and the Holders arising under the Notes and the Indenture and each other Note Document, whether now existing or hereafter arising, the Assignor has pledged and granted to the Assignee a security interest in the property described in the Collateral Agreement, which property includes general intangibles including, without limitation, patents, inventions, trademarks, trade names, copyrights, and trade secrets.  The Assignor owns the trademark and trade name registrations set forth in Exhibit A attached hereto, and the trademarks and trade names so listed are registered or application has been made for such registration as noted in Exhibit A in the United States Patent and Trademark Office or applicable foreign trademark office.

C.            The Holders have agreed to acquire the Notes pursuant to the Exchange Offer or to purchase the Notes, in each case pursuant to, and upon the terms and conditions specified in, the Indenture and/or the Exchange Offer.  The Indenture and the Collateral Agreement require, and the Exchange Offer contemplates, among other things, the execution and delivery of this Assignment by the Borrower and each Guarantor.  Accordingly, the parties hereto agree as follows:

1.             The Assignor does hereby collaterally (and, effective upon the giving of a notice by the Assignee of the type described in the next sentence, absolutely) assign, to the extent not prohibited by applicable law, all of its right, title, and interest in and to all of the present United States and foreign trademarks and trade names and the registrations and applications (except for intent to use applications) therefor owned by the Assignor (the “Trademarks”), including but not limited to those registered trademarks and tradenames set forth on Exhibit A, and including, without limitation, any and all common law rights in Trademarks owned by the Assignor, all proceeds thereof together with the right to recover for past, present, and future infringements, all rights corresponding thereto throughout the world, and all renewals and extensions thereof, together with the goodwill of the business associated with said Trademarks, said Trademarks to be held and enjoyed by the Assignee for its own use and behalf, and for its legal representatives, successors, and assigns, as fully and entirely as the same would have been held by the Assignor had this Assignment not been made.  Except to the extent the foregoing assignment creates a collateral assignment (which assignment is currently effective), the foregoing assignment shall be effective only upon the written notice by the Assignee to the Assignor of the acceptance by the Assignee of this Assignment that is given upon and occurrence and during the continuation of an Event of Default under the Indenture, which written notice shall constitute conclusive proof of the matters set forth therein; unless and until the giving of such notice by the Agent, such assignment shall have no effect.  Upon the occurrence and continuation of an Event of Default under the Indenture, the Assignee shall be entitled to transfer the Trademarks pursuant to the Assignment of Trademarks attached hereto as Exhibit B.  Assignor hereby irrevocably authorizes the Assignee to complete (including without limitation attaching an appropriate updated list of Trademarks as an annex thereto) the undated Assignments of Trademarks at the time of transfer.

2.             The Assignor hereby covenants and warrants that:

(a)           except for applications pending (and intent to use applications), the Trademarks listed on Exhibit A have been duly issued and are subsisting and, as of the date hereof, have not been adjudged invalid or unenforceable in whole or in part;

(b)           as of the date hereof or, if later, the date on which Exhibit A is amended as described in Section 4 hereof (but only as to Trademarks that are added to Exhibit A on such date), to the Assignor’s knowledge, each of the Trademarks listed on Exhibit A is valid and enforceable;

(c)           as of the date hereof, no written claim has been made to the Assignor or, to the knowledge of the Assignor, to any other person, that use of any of the Trademarks does or may violate the rights of any third person and no claim has been made by the Assignor that any other person is infringing upon the rights of the Assignor under the Trademarks, in each case except to the extent that any such claim does not relate to any Trademark that is material to the conduct of the Assignor’s business;

(d)           after the date hereof, the Assignor will give prompt written notice to the Assignee of any claim of the type described in the preceding clause (c) (and notwithstanding whether such claim arose on, prior to or after the date hereof);

(e)           the Assignor has the unqualified right to enter into this Assignment and perform its terms;

(f)            the Assignor will be, until the Note Obligations shall have been satisfied in full and the Note Documents shall have been terminated, in material compliance with statutory notice requirements, and will pay all renewal, maintenance and other fees, relating to its use of the Trademarks that are material to the conduct of the Assignor’s business;

(g)           except for Permitted Liens, the Assignor is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to each of the Trademarks listed on Exhibit A, free and clear of any liens, charges, and encumbrances, including without limitation licenses and covenants by the Assignor not to sue third persons;

(h)           as of the date hereof or, if later, the date on which Exhibit A is amended as described in Section 4 hereof, the Trademarks listed on Exhibit A are all of the United States and foreign Trademarks and applications therefor now owned by the Assignor;

(i)            the Assignor will, at any time upon reasonable request, communicate to the Assignee and its successors and assigns any facts relating to the Trademarks or the history thereof as may be known to the Assignor or its officers, employees, and agents, and cause such officers, employees, and agents with direct knowledge of material relevant information to testify as to the same in any infringement or other litigation at the reasonable request of the Assignee; and

(j)            the Assignor will not, with respect to any Trademarks which are material to the conduct of the Assignor’s business, cease to use any such Trademarks or fail to maintain such level of quality or products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of the products and services as of the date hereof, and Assignor shall take all steps necessary to ensure that licensees of such Trademark use such consistent standards of quality.

3.             The Assignor agrees that, until the rights of the Assignee in the Trademarks are terminated pursuant to Section 6, it will not enter into any agreement that is in conflict with its obligations under this Assignment.

4.             If, before the Note Obligations shall have been satisfied in full (other than contingent indemnification obligations), the Assignor shall obtain rights to any new trademark or trade name, or become entitled to the benefit of any trademark application (except for intent to use applications), registration, trademark, or trade name or any renewal or extension of any trademark registration, such shall be included in the definition of “Trademarks” as used in this Assignment, Section 1 hereof shall automatically apply thereto, and the Assignor shall give to the Assignee prompt notice thereof in writing.  The Assignor authorizes the Assignee to modify this Assignment by amending Exhibit A to include any future trademark or trade name.

5.             The Assignor agrees not to sell, assign, or encumber its interest in, or grant any license with respect to, any of the Trademarks, except for the licenses listed on Exhibit C attached hereto and except in the ordinary course of business and in accordance with the terms of the Collateral Agreement and the Indenture.

6.             The Assignor agrees that it will authorize, execute, and deliver to Assignee all documents requested by Assignee to facilitate the purposes of this Assignment, including, but not limited to, documents required to record Assignee’s interest in any appropriate office in any domestic or foreign jurisdiction.  If the Assignee is required by the Collateral Agreement to release its Lien in any or all of the Trademarks, the Assignee shall upon request of the Assignor execute and deliver to the Assignor all termination statements and other instruments as may be necessary or proper to terminate this Assignment and assign to the Assignor all the Assignee’s rights in the subject Trademarks.

7.             The Assignor shall (a) prosecute diligently any pending Trademark application as of the date of this Assignment or thereafter until the Indenture and the Note Documents shall have been terminated in accordance with their terms, (b) make application on those trademarks and trade names that are unregistered but capable of being registered and that a prudent person would reasonably cause to be registered, and (c) preserve and maintain all rights in all Trademarks that a prudent person would reasonably preserve and maintain, provided that Assignor shall not be obligated to perform any of clauses (a), (b), or (c) above in the event that Assignor determines, in the reasonable business judgment of Assignor, that the same is not material to the business of Assignor.  Any expenses incurred in connection with applications that constitute Trademarks shall be borne by the Assignor.  The Assignor shall not abandon any material application presently pending that constitutes a Trademark without the written consent of the Assignee.

8.             Upon the occurrence and during the continuation of an Event of Default, the Assignee shall have the right but shall in no way be obligated to bring suit in its own name to enforce or to defend the Trademarks or any license thereunder if the Assignor has failed to bring such suit in circumstances in which a prudent person would have brought such suit.  The Assignor shall at the reasonable request of the Assignee do any and all lawful acts and execute any and all proper documents required by the Assignee in aid of such enforcement or defense (including, without limitation, participation as a plaintiff or defendant in any proceeding), and, if Assignor has failed to bring such suit in circumstances in which a prudent person would have brought such suit, the Assignor shall promptly, upon demand, reimburse and indemnify the Assignee for all costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Assignee in the exercise of its rights under this Section.

9.             This Assignment shall also serve to evidence the security interest in the Trademarks granted by the Assignor to the Assignee pursuant to the Collateral Agreement.

10.           No course of dealing between the Assignor and the Assignee, failure to exercise, nor any delay in exercising, on the part of the Assignee, with respect to any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

11.           All of the Assignee’s rights and remedies with respect to the Trademarks, whether established hereby, by any other agreements, or by law, shall be cumulative and may be exercised singularly or concurrently.

12.           This Assignment is subject to modification only by a writing signed by the parties, except as provided in Section 4 hereof.

13.           This Assignment shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

14.           Upon payment in full of all Note Obligations (other than Assignor’s unmatured indemnity obligations under any Note Document), this Assignment shall terminate and all rights to the Trademarks shall revert to the Assignor.

15.           The rights and remedies of the Assignee, on behalf of the Secured Parties (as defined in the Collateral Agreement), under this Assignment shall be subject to the Intercreditor Agreement, if any, in effect from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Assignment, the terms of the Intercreditor Agreement shall govern and control.

16.           THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF) OF (A) THE UNITED STATES OF AMERICA AS TO RIGHTS AND INTERESTS HEREUNDER THAT ARE REGISTERED OR FOR THE REGISTRATION OF WHICH APPLICATION IS PENDING WITH THE UNITED STATES PATENT AND TRADEMARK OFFICE AND (B) THE STATE OF NEW YORK IN ALL OTHER RESPECTS.  WHENEVER POSSIBLE, EACH PROVISION OF THIS ASSIGNMENT AND ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS ASSIGNMENT OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE HELD TO BE PROHIBITED OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS ASSIGNMENT OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO.  IN THE EVENT OF ANY CONFLICT WITHIN, BETWEEN, OR AMONG THE PROVISIONS OF THIS ASSIGNMENT, ANY OTHER NOTE DOCUMENT, OR ANY OTHER STATEMENT, INSTRUMENT, OR TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR RELATING HERETO OR THERETO, THOSE PROVISIONS GIVING THE ASSIGNEE THE GREATER RIGHT SHALL GOVERN.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Assignor has executed this instrument.

[ ]

By:
Name:
Title:

[Collateral Assignment – Trademarks ([ENTITY])]

EXHIBIT A

to

COLLATERAL ASSIGNMENT (TRADEMARKS)

TRADEMARK SCHEDULE

U.S. Registrations

Trademarks

Trademark	Jurisdiction	Registration Number

Foreign Registrations

Trademarks

Trademark	Country	Registration Number

EXHIBIT B

to

COLLATERAL ASSIGNMENT (TRADEMARKS)

FORM OF

ASSIGNMENT OF TRADEMARKS

WHEREAS, [                        ], a [                        ] (“Assignor”), is the owner of the entire right, title and interest in and to certain United States and foreign trademarks and tradenames and registrations and applications therefor (“Trademarks”), including without limitation, those as may be listed on any annex hereto; and

WHEREAS, [                    ], in its capacity as collateral agent (the “Agent”) holders (the “Holders”) from time to time of the Notes issued under that certain Indenture dated as of [                  ] 2009, FiberTower Corporation (the “Borrower”), certain Subsidiaries of the Borrower party thereto, and Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Trustee”), governing those certain 9.00% Mandatorily Redeemable Convertible Senior Secured Notes Due 2012 (the “Notes”), desires to acquire the entire right, title, and interest in and to the aforesaid Trademarks, together with any and all causes of action and rights of recovery for past infringements of the Trademarks, and all of the rights vested in the Assignor by virtue of the instruments pursuant to which Assignor became vested with its ownership of the Trademarks;

NOW, THEREFORE, for good and valuable consideration received by Assignor from Assignee, the receipt of which is hereby acknowledged,

1.  The Assignor hereby sells, assigns, transfers, and conveys unto the Assignee the entire right, title, and interest in and to the Trademarks, including each and every Trademarks that is granted on any application (except for intent to use applications) that is a division, substitution, or continuation of such Trademarks, and in and to each and every reissue or extension of the Trademarks.

2.  The Assignor further sells, assigns, transfers, and conveys unto the Assignee the entire right, title, and interest in and to any and all causes of action and rights of recovery for past infringement of the Trademarks.

3.  The terms, covenants, and provisions of this Assignment shall inure to the benefit of Assignee and its successors, assigns, and/or legal representatives, and shall be binding upon the Assignor and its successors, assigns, and/or legal representatives.

4.  The Assignor hereby irrevocably authorizes the Assignee to date this undated Assignment and otherwise complete this Assignment at the time of transfer.

IN WITNESS WHEREOF,  the Assignor has executed and delivered this instrument this                day of                                   ,                       .

[ ]

By:
Name:
Title:

[Assignment of Trademarks ([ENTITY])]

EXHIBIT C

to

COLLATERAL ASSIGNMENT (TRADEMARKS)

TRADEMARK LICENSES

None.